CONFORMED COPY

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

AND

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED

AND

KIWI FORESTS GROUP LIMITED

AND

VIKING GLOBAL NEW ZEALAND LIMITED

AND

OTPP NEW ZEALAND FOREST INVESTMENTS LIMITED

SALE AND PURCHASE AGREEMENT
RELATING TO THE FCF ESTATE

Dated 18 December 2003

FLETCHER CHALLENGE
FORESTS

Contents

This **Agreement** is made on 18 December 2003

between (1) **Fletcher Challenge Forests Industries Limited (FCFIL)**

and (2) **Fletcher Challenge Forests (Manufacturing) Limited (FCFM)**

and (3) **Kiwi Forests Group Limited (Kiwi)**

and (4) **Viking Global New Zealand Limited (Viking)**

and (5) **OTPP New Zealand Forest Investments Limited (OTPP)**

Introduction

A. The Vendors have agreed to sell, and the Purchasers have agreed to purchase, the Vendors' Property and the Companies' Shares on the terms set out in this Agreement.

B. Subject to satisfaction of the condition set out in clause 13.2, the Vendors have agreed to procure the sale by TFL of, and Kiwi has agreed to purchase, the TFL Forestry Right on the terms set out in this Agreement.

It is agreed

1. Interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

Accrued Leave Entitlements means the:

(a) accrued annual leave entitlements; and

(b) accrued long service leave entitlements, if any,

of the Employees who accept Kiwi's or the OTPP/Viking Manager's, as applicable, offer of employment made pursuant to clause 9.7, in each case attributable to their service with FCFIL or FCF before the Principal Completion Date, calculated in accordance with NZ GAAP and as disclosed to Kiwi prior to the date of this Agreement;

Agreed Form means in a form agreed to by the parties prior to execution of this Agreement and initialled on behalf of the Vendors and by Kiwi on behalf of the Purchasers for the purposes of identification;

Agreement means this agreement together with the Schedules and Annexures;

Annexure means an annexure to this Agreement;

Assumed Liabilities means the following liabilities which are to be assumed by the relevant Purchaser:

(a) the obligations of the Vendors under the Cutting Right, the Forestry Rights, the Leases and the Resource Consents to the extent that they arise in respect of periods after the applicable Completion Date;

(b) the obligations of the Vendors under the Business Agreements to the extent that they arise in respect of periods after the applicable Completion Date;

(c) the obligations of FCFIL or FCF with respect to Accrued Leave Entitlements in relation to the Employees who accept Kiwi's or the OTPP/Viking Manager's, as applicable, offer of employment made pursuant to clause 9.7; and

(d) the obligations of TFL as the grantee under the TFL Forestry Right to the extent that they arise in respect of periods after the Principal Completion Date;

Balance Date means 31 October 2003;

Bill Rate means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading **FRA** for bank accepted bills having a term of three months as fixed at 10.45 am on the first Business Day following the due date (and on the first Business Day following the end of each succeeding three-month period after the due date thereafter);

Business Agreements means:

(a) the deeds and agreements relating to the Vendors' Property entered into by FCFIL and/or FCFM, as applicable, prior to the date of this Agreement, as listed in Schedule 6 and including the Tenancies (including those granted by TFL), to the extent that the same have not been performed at the applicable Completion Date; and

(b) the deeds and agreements relating to the Vendors' Property entered into by FCFIL and/or FCFM or by the Companies, as applicable, after the date of this Agreement but prior to the applicable Completion Date in accordance with clause 6.1(e), in each case to the extent the same have not been performed at the applicable Completion Date,

and includes, where the context requires, all deeds and agreements of the Companies or TFL listed in Schedule 4 or 6, as applicable, but, for the avoidance of doubt, excludes:

(c) insurance policies;

(d) the Cutting Right;

(e) the Forestry Rights; and

(f) the Leases;

Business Day means any day (other than a Saturday or Sunday) on which registered banks are open for general business in Auckland, New Zealand, and, for the purposes of clauses 2.1(a)(ii), 3.4(a), 4.3, 4.5 and 4.7 in respect of OTPP only, Toronto, Canada;

Certified Apportionment Statement has the meaning given to that term in clause 2.3(c);

Certified Working Capital Statement has the meaning given to that term in clause 6.7(c);

Commercial Agreements means the Sawlog Supply Agreements, the NST Pulpwood Supply Agreements, the Whakatane Pulpwood Supply Agreements, the Eucalypt Supply Agreement, the Tree Stock Supply Agreement and the Tarawera Forest Produce Supply Agreement;

Companies means East Woodlands Limited, Northwest Woodlands Limited and South Woodlands Limited, and **Company** means any of them, and **relevant Company** shall be construed accordingly;

Companies Act means the Companies Act 1993 (New Zealand);

Companies' Property means the freehold land owned by the Companies and their right, title and interest under the forestry rights held by them, ~~in each case as detailed in Schedule 4~~, and includes their right, title and interest in all the trees standing on such property and any inventory of the Companies (but not other cut logs, cut stems, chips and residues that are owned by the Vendors as set out in Schedule 17), and the Companies' respective Improvements, Forest Records, Business Agreements and Resource Consents, in all cases as at the Principal Completion Date and, in the case of Business Agreements, listed on Schedule 4 as of the date of this Agreement;

Companies' Shares means the EWL Shares, the NWL Shares and the SWL Shares;

Company Records means the common seal (if any), certificate of incorporation, minute book, share register, interests register and all other statutory registers of each Company;

Completion means the performance by the Vendors of their respective obligations under clauses 4.7(b) and (c) (in relation to Forestry Blocks that are not transferred on the Principal Completion Date) and clause 7 and the performance by the relevant Purchaser of its obligations under clauses 4.7(b) and (c) (in relation to Forestry Blocks that are not transferred on the Principal Completion Date) and clauses 7 and 8 or, as the context may require, the point in time at which such performance is completed;

Completion Date means the Principal Completion Date or, for each Forestry Block not transferred on the Principal Completion Date, the relevant Forestry Block Completion Date, as applicable;

Conditions means the conditions set out in clause 13;

Cutting Right means all the right, title and interest of FCFIL in the cutting right described in Part C of Schedule 3;

Default GST means any additional GST, penalty, interest or other sum levied against either of the Vendors under the GST Act or the Tax Administration Act 1994 (New Zealand) by reason of non payment or late payment of the GST payable in respect of the supply or supplies made under this Agreement, but does not include any sum levied against the Vendors:

(a) by reason of a default by the Vendors after the payment of the GST (including any Default GST) to the Vendors by the relevant Purchaser; and

(b) to the extent that it accrues or is imposed before the relevant GST Payment Date;

Debit Note has the meaning given to it by the GST Act;

Default Interest means interest calculated at the Bill Rate plus 4% per annum;

Disclosure Letter means the letter from the Vendors to the Purchasers qualifying the Warranties, in Agreed Form;

Distribution has the meaning given in section 2 of the Companies Act;

Due Diligence Material means the information supplied in writing by or on behalf of the Vendors to the Purchasers or their officers, employees, advisers or other representatives prior to the signing of this Agreement that is listed in the due diligence material index which is in Agreed Form;

Employees means the employees of FCF or FCFIL who are employed in relation to the assets being transferred under this Agreement and who are identified in writing by FCFIL to Kiwi prior to the date of this Agreement;

Equipment means the equipment and IT systems listed in Schedule 7;

Estimated Apportionment Statement has the meaning given to that term in clause 2.3(b);

Eucalypt Supply Agreement means the agreement bearing that name between FCFIL and Kiwi dated on or about the date of this Agreement;

Excluded Property means the property listed in Schedule 11;

EWL Shares means the 257,746,619 ordinary shares in East Woodlands Limited;

Fairly Disclosed means disclosed in writing in the Disclosure Letter, the Due Diligence Material or the Financial Statements, in such manner and in such detail as to enable the relevant Purchaser to make a reasonable and informed assessment of the matter concerned;

FCF means Fletcher Challenge Forests Limited;

FCF Condition Satisfaction Date means 20 February 2004 or such later date as the parties may agree, acting reasonably;

FCF Shareholders means, at any time, the holders at that time of the ordinary and preference shares issued by FCF;

FCFM Forestry Rights means the Forestry Rights identified as such in Part B of Schedule 3;

Financial Statements means, in respect of each Company:

(a) the unaudited statement of financial position of that Company as at the Balance Date;

(b) the unaudited statement of movements in equity of that Company for the period from incorporation to the Balance Date; and

(c) the unaudited statement of financial performance of that Company for the period from incorporation to the Balance Date,

together with all notes relating to those statements, all as contained in the Due Diligence Material;

Forest Records means stand records, other operational data (relating to operations in the Property or the TFL Property but not recorded in the stand records), property description, inventory data, harvest planning information, map data (including GIS digital data files), permanent sample plot data, Property and TFL Property health records, Property and TFL Property annual reports, asset registers, systems management documentation (such as it exists as at the applicable Completion Date) and all other records held or controlled by the Vendors, TFL, the Companies or any of their Related Companies, whether in electronic or written form, in relation to the Property, the TFL Property and the forests thereon, including, where the context requires, all such forest records of each of the Companies and TFL, other than the Excluded Property;

Forestry Block means each parcel of Non-Freehold Land of FCFIL or FCFM identified in Schedule 2 or 3, as applicable, as to which there is a Required Consent requirement, and includes all other Vendors' Property that exclusively relates to, or is exclusively used in connection with, that parcel of Non-Freehold Land as agreed between the Vendors and the relevant Purchaser;

Forestry Block Completion Date has the meaning given to that term in clause 4.7(a);

Forestry Block Notice has the meaning given to that term in clause 4.4(a);

Forestry Block Purchase Price has the meaning given to that term in clause 4.5;

Forestry Block Warranties means, in relation to a Forestry Block, the Warranties set out in Part C, 1, 2(b)(i), 2(b)(ii) and 3 and Part D, 1(a), (b) and (d), 2, 3, 4 (b), (c)

(d), (e), (f) and (h), 5 and 6(a) of Schedule 1, in each case other than with respect to the Companies and TFL, the TFL Property and the TFL Forestry Right and in each case given by reference to, and to the extent that they apply to, that Forestry Block;

Forestry Rights means all the right, title and interest of FCFIL and/or FCFM, as applicable, in the forestry rights described in Part A and Part B of Schedule 3 and the right, title and interest of TFL as grantee under the TFL Forestry Right;

Geothermal Development Deed means the geothermal development deed dated 18 July 1997 between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited) and Fletcher Challenge Forests Limited (now FCFIL);

Geothermal Encumbrance means the memorandum of encumbrance dated 30 August 2000 between Fletcher Challenge Forests Limited (now FCFIL), Mighty River Power Investments Limited, Tauhara Development Limited and Rotokawa Joint Ventures Limited;

Geothermal Sale Agreement means the agreement for sale and purchase of geothermal exploitation rights dated 8 June 2000 between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited), Mighty River Power Investments Limited and Tauhara Development Limited;

Geothermal Transfer means the transfer dated 30 August 2000 between Fletcher Challenge Forests Limited (now FCFIL), Mighty River Power Investments Limited, Tauhara Development Limited and Rotokawa Joint Ventures Limited;

GST means tax charged under the GST Act;

GST Act means the Goods and Services Tax Act 1985 (New Zealand);

GST Date means the last day on which the Vendors can pay GST in respect of any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act without incurring any penalty for late payment;

GST Deed means a deed substantially in the form of Schedule 8, amended as necessary for the relevant Purchaser and the relevant Vendor, and **relevant GST Deed** shall be construed accordingly;

GST Payment Date means:

(a) in respect of the amount of GST stated as being payable in a Tax Invoice issued on the Principal Completion Date or a Forestry Block Completion Date in accordance with clause 5.6, the Principal Completion Date or the relevant Forestry Block Completion Date, as applicable; and

(b) in respect of any other amount of GST, three Business Days after receipt by the relevant recipient from the relevant supplier of a Tax Invoice or Debit Note stating that the amount of GST is payable;

Improvements means, in relation to the Land, all the Vendors' or the Companies' fixtures, buildings and other improvements on, or associated with, that Land as at the applicable Completion Date and includes all their right, title and interest in:

(a) all roads, road gates, fences, tracks, accessways, airstrips, firebreaks, bridges, culverts, irrigation works, erosion works, water-races, drainage works, water-storage and all works related to the prevention, detection or fighting of fire; and

(b) work done on or for the benefit of that Land by any owner, occupier or user thereof in:

(i) the draining, excavation, filling, reclamation or stabilising of that Land, or the making of retaining walls or other works appurtenant to that draining, excavation, filling, reclamation or stabilising; or

(ii) the grading or levelling of that Land or the removal of rocks, stone, sand or soil therefrom; or

(iii) the removal or destruction of vegetation, or the effecting of any change in the nature or character of the vegetation; or

(iv) the alteration of soil fertility or the structure of the soil; or

(v) the arresting or elimination of erosion or flooding,

but does not include:

(c) any improvements (such as, but not limited to, fences, water tanks and related items) which have been placed on that Land by holders of Tenancies where such holder is entitled, in accordance with the terms of their licence (which has been Fairly Disclosed in the Due Diligence Material), to remove such improvements at the expiration thereof; or

(d) any improvements on that Land which are owned by the relevant lessor or grantor or for which the lessor or grantor has, in accordance with the terms of the relevant Cutting Right, Lease or Forestry Right, exercised an option to acquire or give written notice that it intends to do so prior to the applicable Completion Date;

Income Tax Act means the Income Tax Act 1994 (New Zealand);

Intellectual Property Rights means all the right, title and interest of the Vendors in the patents, copyright, designs, other intellectual property and industrial property rights, and any confidential information, in each case used in connection with the Vendors' Property transferred to the Purchasers including, where the context requires, Intellectual Property Rights of any of the Companies, but excluding the Trade Marks and any such intellectual property rights that are licensed to FCFIL by third parties that are not capable of being transferred to the Purchasers and any intellectual property rights in the Excluded Property;

Inventory means the cut logs and cut stems that the Purchasers have agreed, under clause 2.4, to purchase from the Vendors on the Completion Dates;

IRD means the New Zealand Inland Revenue Department;

IRD Confirmation Letter means a letter to be issued by an IRD official holding the position of Manager, Manufacturing Sector, Corporates, Inland Revenue

Department (or any other officer agreed to by the relevant Vendor) substantially in the form set out in Schedule 9 evidencing the extent to which the relevant Vendor or TFL has received the benefit of any assignment made by the relevant Purchaser under the GST Deed, and **relevant IRD Confirmation Letter** shall be construed accordingly;

Kiwi Assets means the items of Vendors' Property listed under Kiwi's name in Schedules 2, 3, 6, 7 and 10, the Companies' Shares, the TFL Forestry Right and, where the context requires, the Companies' Property (together with all other Vendors' Property that does not constitute OTPP Assets or Viking Assets);

Kiwi Debt Facilities means the debt facilities to be obtained by Kiwi in connection with the purchase of the Kiwi Assets, information on which has been provided to the Vendors prior to the date of this Agreement;

Land means the Non-Freehold Land and the freehold land and non-freehold land comprised in the Companies' Property;

Leases means all the right, title and interest of FCFIL in the leases (including the Crown leases) described in Schedule 2;

Management Period has the meaning given to that term in clause 4.1(d);

Management Schedule means Schedule 16 to this Agreement;

Materially Adverse means:

(a) with respect to a person, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the expected outcome of the operations, results of operation, business or assets of that person;

(b) with respect to the Property or an item of Property, as applicable, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the value of the Property or that item of Property;

(c) with respect to the transactions contemplated by this Agreement, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect a party's performance of its obligations prescribed, or a party's enjoyment of its rights, under this Agreement taken as a whole; and

(d) with respect to performance by Kiwi of its obligations under this Agreement, a fact, circumstance, event or term that can reasonably be expected to prevent Kiwi from drawing down under the Kiwi Debt Facilities in order to partially finance its obligations under this Agreement,

in each case (other than where this term is used in relation to Warranties) occurring after the date of this Agreement, provided that facts, circumstances, events or terms resulting from changes in general economic conditions or New Zealand economic conditions or from conditions generally affecting the New Zealand forestry industry (other than physical loss, damage or destruction relating to the Property or conditions resulting from other events arising directly out of the Property) will not, for the purposes of this Agreement, in any circumstance be Materially Adverse;

Net Stocked Area means, in relation to the Land, the net stocked area of the land calculated on the basis set out in Schedule 20;

Net Working Capital means, in relation to each Company, current assets less liabilities (other than future liabilities of the relevant Company under a Business Agreement to which it is a party), in each case calculated in accordance with NZ GAAP but ignoring for this purpose any assets represented by current or deferred tax or any GST liabilities of the Companies;

Non-Freehold Land means the land over which the Cutting Right, the Forestry Rights or the Leases have been granted and, where the context requires, includes FCFIL's and FCFM's and, in the case of the TFL Forestry Right, TFL's (as grantee) legal right, title and interest in that land;

NST Pulpwood Supply Agreements means the agreements bearing that name between:

(a) FCFIL and Kiwi;

(b) FCFIL and Viking; and

(c) FCFIL and OTPP,

in each case dated on or about the date of this Agreement;

NWL Shares means the 130,962,373 ordinary shares in Northwest Woodlands Limited;

NZ GAAP means generally accepted accounting practice in New Zealand as defined in section 3 of the Financial Reporting Act 1993 (New Zealand);

OTPP Assets means the items of Vendors' Property listed under OTPP's name on Schedules 2, 3, 6, 7 and 10;

OTPP/Viking Manager means the manager to be nominated by Viking and OTPP for the purposes of clause 4.9, which person shall be the manager of the Viking Assets and the OTPP Assets, being a person approved by the Vendors, acting reasonably;

Principal Completion Date means the first practicable Business Day following the date of satisfaction of the Conditions (other than the Tarawera Condition) and in any event a Business Day that is no later than five Business Days after such date of satisfaction (or such later date as the parties may agree, acting reasonably);

Proceedings has the meaning given to that term in clause 24.2;

Property means the Vendors' Property and the Companies' Property together, and **relevant Property** shall be construed accordingly;

Public Authority means:

(a) any government in any jurisdiction whether national, federal, state, regional, territorial or local; and

(b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or state-owned enterprise;

Purchase Price means the purchase price for the Kiwi Assets, the Viking Assets and the OTPP Assets (comprising, in aggregate, all the Vendors' Property, the Companies Shares and the TFL Forestry Right) as set out in clause 3 (subject to any adjustment made in accordance with clauses 3.4, 4.1(d) and/or 6.6(b)(iii)) and includes, where the context requires, the purchase price of the Inventory payable under clause 2.4;

Purchaser Condition Satisfaction Date means 13 February 2004 (or such later date as the parties may agree, acting reasonably);

Purchaser Warranty Claim means any claim by the Vendors against a Purchaser under a Purchaser Warranty;

Purchaser Warranties means the warranties given by each Purchaser pursuant to clause 12.1;

Purchasers means:

(a) Kiwi in respect of the Kiwi Assets;

(b) Viking in respect of the Viking Assets; and

(c) OTPP in respect of the OTPP Assets,

and **Purchaser** means any one of them, and **relevant Purchaser** shall be construed accordingly;

Related Company means a company which is related to another company in any of the following ways:

(a) the other company is its holding company or subsidiary; or

(b) more than half of the issued shares of the company, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, is held by the other company and companies related to that other company (whether directly or indirectly, but other than in a fiduciary capacity); or

(c) more than half of the issued shares, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, of each of them is held by members of the other (whether directly or indirectly, but other than in a fiduciary capacity); or

(d) the businesses of the companies have been so carried on that the separate business of each company, or a substantial part of it, is not readily identifiable; or

(e) there is another company to which both companies are related;

Required Consents has the meaning given to that term in clause 4.1(a);

Resource Consents means the right, title and interest of a Vendor, a Company or TFL, as applicable, in the resource consents relating to the use of the Land and the TFL Property or the Property (and not other land), described in Schedule 10 as of the date of this Agreement, and any other resource consents relating to the use of the Land, the TFL Property and the Property obtained by a Vendor, a Company or TFL with the prior written approval of the relevant Purchaser (such approval not to be unreasonably withheld or delayed) after the date of this Agreement but prior to the applicable Completion Date;

Sawlog Supply Agreements means the agreements bearing that name between:

(a) FCFM and Kiwi;

(b) FCFM and Viking; and

(c) FCFM and OTPP,

in each case dated on or about the date of this Agreement;

Schedule means a schedule to this Agreement;

Security Interest means a mortgage, caveat, pledge, lien, encumbrance or charge or any other security or preferential interest or arrangement of any kind but excludes the interests created under the Tenancies and under the Geothermal Development Deed, and any document, caveat, transfer or encumbrance, whether lawfully and properly registered against the Land or not, which is intended to protect the interests created under the terms of the Geothermal Development Deed and the Geothermal Sale Agreement, including the Geothermal Encumbrance and the Geothermal Transfer;

Special Meeting means the special meeting of the FCF Shareholders, and any adjournment of any such meeting, to be held to consider, and if thought fit approve, the transactions contemplated by this Agreement and the Commercial Agreements;

Standing Trees means all the trees standing on the Non-Freehold Land as at the applicable Completion Date;

SWL Shares means the 198,265,297 ordinary shares in South Woodlands Limited;

Tarawera Condition means the condition set out in clause 13.2;

Tarawera Forest Produce Supply Agreement means the agreement bearing that name between Kiwi and TFL dated on or about the date of this Agreement;

Tax Indemnity means the indemnity contained in clause 15;

Tax Invoice has the meaning given by the GST Act;

Tax Saving means a taxation saving in any past, current or future income year and, without limiting the generality of the term, includes:

(a) where the amount of a loss, liability, cost or expense is wholly or partly deductible for income tax purposes in a past or the current income year, the amount of deduction to which the relevant person is entitled in any such year multiplied by the relevant taxation rate for that year;

(b) where the amount of a loss, liability, cost or expense will be wholly or partly deductible for income tax purposes in any future income tax year, the present value of each amount of deduction to which the relevant person will be entitled multiplied by the relevant taxation rate in the 2003-2004 income year, where the present value is calculated based on a discount rate of 9 per cent.; and

(c) the amount of any relevant GST input tax credit or other deduction from output tax;

Taxable Supply has the meaning given by the GST Act;

Tax Warranties means the warranties given by the Vendors pursuant to clause 4(g) of Part B of Schedule 1;

Tenancies means occupancy rights of any kind granted in respect of any part of any of the Land or the TFL Property as listed in Schedule 5 and any renewals thereof;

TFL means Tarawera Forests Limited;

TFL Arrangements means the transactions between TFL, the Vendors, Maori Investments Limited and the Crown relating to the restructuring of TFL substantially as described to Kiwi prior to the date of this Agreement;

TFL Condition Satisfaction Date means 30 January 2004 or such later date as is agreed between the parties, acting reasonably;

TFL Forestry Right means the forestry right to be created and registered by TFL over the freehold land owned by TFL, substantially on the terms set out in Annexure B;

TFL Property means the freehold land owned by TFL and its right, title and interest in all the trees standing or lying (including cut logs) on such property as at the Principal Completion Date;

Trade Marks means all the trade marks owned by the Vendors, FCF or a Related Company of FCF and all copyright and other intellectual property rights in respect of those trade marks;

Transitional Operating Plan means the plan and principles for the operation of the Property and the TFL Property as attached as Annexure A;

Tree Stock Supply Agreement means the tree stock supply agreement between FCFIL and Kiwi dated on or about the date of this Agreement;

Vendors means FCFIL in its capacity as the vendor of the Vendors' Property (other than the FCFM Forestry Rights) and the Companies' Shares, and FCFM in its capacity as vendor of the FCFM Forestry Rights and as a covenantor hereunder, and **Vendor** means either of them and **relevant Vendor** shall be construed accordingly;

Vendors' Auditors means the Vendors' auditors, PricewaterhouseCoopers;

Vendors' Property means the Cutting Right, the Leases, the Forestry Rights (other than the TFL Forestry Right), the Standing Trees, the Inventory of the Vendors (but not other cut logs, cut stems, chips and residues that are owned by the Vendors as set out in Schedule 17), the Improvements, the Equipment, the Business Agreements, the Forest Records, the Resource Consents and the Intellectual Property in each case subject to any rights held by third parties under arrangements existing as at the applicable Completion Date and Fairly Disclosed to a Purchaser prior to the date of this Agreement (including the Tenancies) and, for the avoidance of doubt, excludes the Excluded Property;

Viking Assets means the items of Vendors' Property listed under Viking's name on Schedules 2, 3, 6, 7 and 10;

Warranties means the warranties given by the Vendors pursuant to Schedule 1 (excluding the Tax Warranties) but, for the avoidance of doubt, does not include the Tax Indemnity;

Warranty Claim means any claim by a Purchaser against the Vendors under a Warranty; and

Whakatane Pulpwood Supply Agreements means the agreements bearing that name between:

(a) FCFIL and Viking; and

(b) FCFIL and OTPP,

in each case dated on or about the date of this Agreement.

1.2 Construction of certain references

In this Agreement, unless the context otherwise requires:

(a) **event** includes any act, omission, transaction or other occurrence but excludes Completion;

(b) **relief** includes:

(i) any relief, loss, allowance, credit, deduction, or set-off taken into account in computing any taxation liability or any grant conferred on any person; and

(ii) any right to repayment of taxation (whether or not including interest) available to any person,

whether in New Zealand or elsewhere;

(c) **taxation** includes:

(i) all forms of taxation, withholdings, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere, including income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes or accident compensation levies;

(ii) loss of relief; and

(iii) all interest, penalties and fines incidental and relating to, or arising in connection with, any such taxes, withholdings, duties, dues, imposts, levies and rates or loss of relief; and

(d) **taxation claim** includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Public Authority or other person, whether in New Zealand or elsewhere, including (but without limitation) the IRD, the Customs Service and the Accident Compensation Corporation in New Zealand (or any overseas body with similar functions or powers), whereby a Purchaser or a Company may be, or be sought to be, placed under any or any increased liability to taxation or may be deprived or sought to be deprived of any relief which might otherwise have been available.

1.3 **General references**

In this Agreement, unless the context otherwise requires:

(a) **Headings**

Clauses and other headings are for ease of reference only and do not form any part of the context or affect the interpretation of this Agreement.

(b) **Plural and singular**

Words importing the singular number include the plural and vice versa.

(c) **Schedules**

The Schedules to this Agreement and the provisions and conditions contained in the Schedules have the same effect as if set out in the body of this Agreement.

(d) **Parties**

References to parties are references to parties to this Agreement.

(e) **Persons**

References to persons are deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality.

(f) **Defined expressions**

Expressions defined in the main body of this Agreement bear the defined meaning in the whole of this Agreement and the Schedules including the introduction.

(g) **Clauses, Schedules and Annexures**

References to clauses and schedules and annexures are references to clauses of, and schedules and annexures to, this Agreement respectively.

(h) **Negative obligations**

Any obligation not to do anything is deemed to include an obligation not to suffer, permit or cause that thing to be done.

(i) **Statutes and regulations**

References to a statute include references to regulations, orders or notices made under or pursuant to such statute, and references to a statute, regulation, order or notice include references to all amendments to that statute, regulation, order or notice whether by subsequent statute or otherwise and a statute, regulation, order or notice passed in substitution for the statute, regulation, order or notice referred to (whether before or after the date of this Agreement).

(j) **Monetary amounts**

Unless otherwise stated, all references to monetary amounts are expressed in New Zealand dollars and all amounts payable by a party under this Agreement are to be paid in that currency.

(k) **Varied document**

A reference to this Agreement or another instrument includes any variation or replacement of either of them.

(l) **Person includes successors**

A reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns or nominees.

(m) **Knowledge**

A reference in the Due Diligence Material or the Disclosure Letter or in this Agreement to the knowledge, information, belief or awareness (or similar expression) of the Vendors or the Companies is a reference to the actual knowledge, at the date on which a Warranty is given or deemed to be given (or the date on which any other matter is to be tested), of the persons named in Schedule 13 only, and, unless otherwise stated, such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

A reference in this Agreement to the knowledge, information, belief or awareness (or similar expression) of a Purchaser is a reference to the actual knowledge, at the date on which a Purchaser Warranty is given (or the date on which any other matter is to be tested), of the persons named in Schedule 13 in respect of that Purchaser only, and such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

The parties acknowledge that reference to the knowledge and belief of the persons named in Schedule 13 does not give rise to any personal liability of such persons whatsoever to any party to this Agreement.

(n) **Vendors' obligations**

Unless the context requires otherwise, the obligations of each of the Vendors under this Agreement are joint and several.

(o) **Without limitation**

Wherever the words **includes** or **including** are used in this Agreement, they are deemed to be followed by the words **without limitation.**

(p) **Vendors' capacity**

As the context requires, any reference to the Vendors shall include a reference to either of the Vendors acting in its own capacity and as an agent for and on behalf of the other Vendor (as the case may be).

(q) **Completion Dates**

The phrase **applicable Completion Date** means, in respect of a Forestry Block, the Completion Date for that Forestry Block determined in accordance with clause 4.

(r) **Purchasers' obligations**

Except in clauses 2.4(b) (in relation to Viking and OTPP), 5.5(a), 6.6(b)(i) and 10.13:

(i) the obligations of each of the Purchasers under this Agreement are several and not joint; and

(ii) no Purchaser shall have any liability to the Vendors (or either of them) in respect of any act or omission of any other Purchaser, and each Purchaser shall be entitled to exercise its rights under this Agreement independently of the other Purchasers.

(s) **Writing**

The words **written** and **writing** include communications by facsimile or other electronic means resulting in permanent visible reproduction.

2. Sale and Purchase

2.1 Completion

On the terms and conditions set out in this Agreement:

(a) on the Principal Completion Date, the Vendors shall sell, and the relevant Purchaser shall purchase, legal and beneficial title to:

(i) the Cutting Right, the Leases and the Forestry Rights (other than the TFL Forestry Right) as to which there is no Required Consent requirement, together with all other Vendors' Property that does not form part of a Forestry Block which falls under clause 2.1(a)(ii) or clause 2.1(c); and

(ii) each Forestry Block for which a Required Consent requirement has been satisfied no later than twenty-five Business Days (in respect of Viking), fifteen Business Days (in respect of Kiwi) or seven Business Days (in respect of OTPP) prior to the Principal Completion Date,

and the relevant Purchaser shall assume the Assumed Liabilities relating to the Vendors' Property that is being sold to, and purchased by, that Purchaser on the Principal Completion Date (including the Business Agreements identified on Schedule 6 in respect of that Purchaser);

(b) on the Principal Completion Date, FCFIL shall sell, and Kiwi shall purchase, legal and beneficial title to the Companies' Shares, with the benefit of all rights attaching to the Companies' Shares as at that date;

(c) on the Principal Completion Date, the Vendors shall procure TFL to sell, and Kiwi shall purchase, legal and beneficial title to TFL's rights as the

grantee under the TFL Forestry Right and Kiwi shall assume the Assumed Liabilities relating to the TFL Forestry Right; and

(d) on each applicable Forestry Block Completion Date, subject to clause 4, the Vendors shall sell, and the relevant Purchaser shall purchase, legal and beneficial title to each Forestry Block for which the applicable Required Consents have been obtained prior to such Forestry Block Completion Date (which have not previously been transferred to the relevant Purchaser), and the relevant Purchaser shall assume the Assumed Liabilities relating to the Forestry Blocks that are being sold to, and purchased by, that Purchaser on that Forestry Block Completion Date,

in each case free and clear of all Security Interests.

2.2 Purchasers' obligations

(a) The "relevant Purchaser" required to purchase each item of Vendors' Property, the Companies' Shares and the TFL Forestry Right under clause 2.1, to assume the Assumed Liabilities relating to that Vendors' Property, the Companies' Shares and the TFL Forestry Right (including the Business Agreements identified on Schedule 6 in respect of that Purchaser) and to perform all other obligations of a Purchaser in each case under this Agreement with respect to, and have the benefit of all rights under this Agreement of a Purchaser in respect of, such item of Vendors' Property, the Companies' Shares or the TFL Forestry Right will be:

(i) Kiwi, with respect to the Kiwi Assets;

(ii) Viking, with respect to the Viking Assets; and

(iii) OTPP, with respect to the OTPP Assets.

(b) Each Purchaser shall be entitled to nominate one or more Related Companies (to be approved by the Vendors acting reasonably) to complete any of the relevant Purchaser's purchase obligations under this Agreement, provided that:

(i) such nomination shall be made as soon as practicable after the date of this Agreement;

(ii) such nomination shall not in any way relieve that Purchaser of its obligations under this Agreement and the relevant Commercial Agreements and that Purchaser enters into such guarantees of the relevant Commercial Agreements as the Vendors may reasonably require; and

(iii) except where such nominee is a party to the Commercial Agreements as provided in clause 2.2(c) below, such nominee covenants, in a form acceptable to the relevant Vendor, to comply with the relevant Purchaser's obligations under this Agreement and the relevant Purchaser's obligations under the Commercial Agreements in relation to the relevant Vendors' Property.

(c) OTPP hereby nominates, which nomination the Vendors accept and consent to, as the transferee of the relevant Lease or Forestry Right (as the case may be) over each parcel of Land referred to in sub-paragraphs (iii) to (vi) below, a separate single purpose company owned by OTPP for each Lease or Forestry Right and, in the case of the Land referred to in sub-paragraphs (i) and (ii), a separate single purpose vehicle owned by a single purpose company in turn wholly owned by OTPP, for each of those parcels of Land:

(i) Okere (50);

(ii) Paengaroa Sth (58);

(iii) Rotoiti (77);

(iv) Ruahine 1A (78);

(v) Taumata (116); and

(vi) Waitahanui (138);

on the basis that such subsidiaries will be jointly and severally liable with OTPP under each of the Commercial Agreements to which OTPP is a party for so long as they remain subsidiaries of OTPP, and thereafter shall be liable only to the extent of their proportionate share of the relevant wood supply source as determined under the relevant Commercial Agreement.

2.3 Apportionments

(a) Periodic Payments

All rent, rates, power, water, Cutting Right and Forestry Right fees, Lease rentals and other costs and other outgoings of a periodic or recurring nature (but excluding insurance premiums), and all incomings of a periodic or recurring nature, in each case that relate to the Vendors' Property, the Companies' Property or the TFL Forestry Right, as applicable, that is being sold and purchased on an applicable Completion Date, must be apportioned between the Vendors and the relevant Purchaser as at 8.00 am on that Completion Date (with the Vendors being responsible for TFL's proportion of any such costs or outgoings relating to the TFL Forestry Right). If there is any rent review under any Lease, Forestry Right or Cutting Right after the applicable Completion Date that alters the rent payable in respect of any period prior to the applicable Completion Date, then the Vendor shall pay to the relevant Purchaser, or vice versa, the appropriate amount to reflect the rent change within ten Business Days of the alteration of such rent (with any dispute treated under clause (f) below, with any appropriate modification).

(b) Apportionment Estimate Prepared

No later than five Business Days prior to the applicable Completion Date, the Vendors shall provide the Purchasers with a statement (**Estimated Apportionment Statement**), together with appropriate supporting

documentation, detailing the payments that the Vendors estimate (in good faith) are required to be made under clause 2.3(a) on that Completion Date, and showing which party is required to make a net payment to another party as a result of the apportionment of those payments (with any payment obligation by or to each Vendor or each Purchaser shown separately). All amounts in the Estimated Apportionment Statement and all calculations required by this clause 2.3 are to exclude GST.

(c) **Certified Apportionment Statement**

Within 20 Business Days after the applicable Completion Date, the Vendors will provide the Purchasers with an apportionment statement (**Certified Apportionment Statement**) certified by the Vendors' Auditors, detailing the correct payment required to be made under clause 2.3(a), and showing which party is required to make a net payment to another as a result of the apportionment of those payments (with any payment obligation by or to each Vendor or each Purchaser shown separately), together with such working papers as the Purchasers may reasonably require to satisfy themselves as to the calculation of such amounts.

(d) **Apportionment Adjustment**

Subject to clause 2.3(f) below, if the Certified Apportionment Statement differs from the Estimated Apportionment Statement, the Vendors will make an adjusting payment to the relevant Purchaser, or the relevant Purchaser will make an adjusting payment to the Vendors, as the case may require, together with interest thereon at the Bill Rate plus 1% p.a. (calculated on a daily basis), within 10 Business Days of the receipt by the Purchasers of the Certified Apportionment Statement. To the extent that any incomings and outgoings that are to be apportioned pursuant to clause 2.3(a) have not been determined by the date of preparation of the Certified Apportionment Statement, estimated incomings and outgoings will be included in the Certified Apportionment Statement. A further adjustment payment will be determined and made in a manner consistent with this clause 2.3 once these amounts have been determined.

(e) **Costs**

The cost of the Vendors' Auditors in preparing the Certified Apportionment Statement shall be borne by the Vendors.

(f) **Disputes**

If a Purchaser disputes the Certified Apportionment Statement, then:

(i) the Vendors and the relevant Purchaser shall negotiate in good faith for a period of 10 Business Days from the date of receipt by the relevant Purchaser of the Certified Apportionment Statement in order to attempt to resolve the dispute and determine the further adjusting payment that is necessary (if any) and the party obliged to make that payment; and

(ii) where the dispute is not resolved pursuant to sub-clause (i), then either the Vendors or the relevant Purchaser may refer such dispute to a single arbitrator to be agreed upon by the parties to the dispute (or failing agreement as to the arbitrator, then the President of the Auckland District Law Society will appoint the arbitrator) to be determined by arbitration in accordance with the provisions of the Arbitration Act 1996 (New Zealand) and its amendments in force from time to time. The decision of the arbitrator shall be final and binding on the parties, and the party obliged to make a payment as a result of the arbitrator's decision shall do so within five Business Days of that decision. The arbitrator shall determine who shall bear its costs. If more than one Purchaser disputes the Certified Apportionment Statement, the disputes will be referred to the same arbitrator for consideration together.

2.4 Inventory

(a) On each Completion Date, the Vendors shall sell, and the relevant Purchaser shall purchase, the Inventory existing on that date that was harvested from Property in respect of which completion of the sale and purchase is occurring on that Completion Date on the basis, to the extent, and for the purchase price provided under Schedule 17, provided that the Purchasers shall only be obliged to purchase Inventory with an aggregate purchase price that is equal to, or less than, $2,700,000. If the purchase price of the Inventory of the Vendors as at the applicable Completion Date and all previous Completion Dates, as determined in accordance with Schedule 17, would exceed $2,700,000 in aggregate, then the Vendors and the Purchasers shall negotiate in good faith to determine which Inventory shall be sold to, and purchased by, the Purchasers and which is to be retained by the Vendors (provided that Inventory of a value up to the limit will be sold to, and purchased by, the Purchasers). For the avoidance of doubt, where Schedule 17 identifies any stems or logs that are sold and purchased for no additional cost as part of the Purchase Price, all such items of inventory shall be sold and purchased on the applicable Completion Date without reference to the financial cap in this clause.

(b) Kiwi shall purchase all Inventory at the Kawerau and Onepu rail yards and Viking and OTPP shall purchase (and be jointly and severally liable to purchase) all Inventory at the Murapara rail yard. A reasonable mechanism shall be put in place by the Vendors and the Purchasers prior to the Principal Completion Date to count the Inventory in each such yard at each applicable Completion Date and to account for any deviations subsequently discovered.

(c) Any dispute between the Vendors and any one or more of the Purchasers in connection with Inventory shall be dealt with in the same manner as a dispute over a Certified Apportionment Statement is dealt with under clause 2.3(f).

2.5 No other liabilities

Except for the Assumed Liabilities and except as otherwise expressly provided for in this Agreement, the Purchasers shall not assume responsibility for any liabilities of FCF, FCFII or FCFM or any of their Related Companies.

3. Purchase Price

3.1 Purchase Price

The Purchase Price to be paid (in accordance with the allocations set out in clause 3.2 below and subject to any adjustment made in accordance with clauses 3.4, 4.1(d) and/or 6.6(b)(iii)):

(a) by Kiwi to the Vendors for the Kiwi Assets, is $537,909,358;

(b) by Viking to the Vendors for the Viking Assets, is $10,337,196; and

(c) by OTPP to the Vendors for the OTPP Assets, is $176,753,446.

3.2 Allocation

Subject to any adjustment made in accordance with clauses 3.4, 4.1(d) and/or 6.6(b)(iii), the Vendors and the Purchasers agree that for the purposes of sections CJ 1 and DL 1 of the Income Tax Act the Purchase Price for the Vendors' Property, the Companies' Shares and the TFL Forestry Right is allocated as set out in Schedule 12.

3.3 Core acquisition price

(a) **No capitalised interest**

The Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price (plus GST) is the "lowest price" for the purposes of valuing the Vendors' Property, the Companies' Shares and the TFL Forestry Right in accordance with section EH 48(3)(a) of the Income Tax Act.

(b) **Tax compliance**

The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly.

3.4 Completion on the Principal Completion Date

(a) If the Vendors and the relevant Purchaser have not, having used their commercially reasonable endeavours to do so, obtained all the Required Consents set out in Schedule 2 or 3 in respect of any Forestry Block on or prior to the date that is twenty-five Business Days (in respect of Viking),

fifteen Business Days (in respect of Kiwi) or seven Business Days (in respect of OTPP) prior to the Principal Completion Date, the Vendors will not be required to sell, and the relevant Purchaser shall not be required to purchase, that Forestry Block on the Principal Completion Date and the Purchase Price payable by the relevant Purchaser on the Principal Completion Date shall be reduced by the amount allocated to such Forestry Block under clause 3.2 and in Schedule 12, but the Purchasers shall otherwise be required to complete the transactions contemplated by this Agreement and clause 4 shall thereafter apply in respect of the relevant Forestry Block or Forestry Blocks.

(b) Except where a Business Agreement is specifically identified as exclusively relating to a Forestry Block in Schedule 6 (or, in relation to a Business Agreement not set out in Schedule 6, is agreed by the Vendor and the relevant Purchaser as exclusively relating to a Forestry Block), all of the Business Agreements will be transferred to the relevant Purchaser as specified on Schedule 6 (or to another Purchaser as advised by a Purchaser in accordance with, and subject to, clause 6.2(b)(v), if applicable) on the Principal Completion Date.

(c) If the Tarawera Condition is not satisfied by the TFL Condition Satisfaction Date, and either Kiwi or the Vendors terminate their respective obligations with respect to the TFL Forestry Right under clause 14.5, the Purchase Price payable by Kiwi on the Principal Completion Date shall be reduced by the amount allocated to the TFL Forestry Right in Schedule 12 but the Purchasers and the Vendors shall otherwise be required to complete the transactions contemplated by this Agreement.

4. Forestry Blocks - Rolling Completion Mechanism

4.1 Lessors' and grantors' consents

(a) The Purchasers acknowledge that the Cutting Right and certain of the Forestry Rights and Leases, as identified in Schedules 2 and 3:

(i) have terms that provide that the relevant lessor's or grantor's prior consent, or some other action by a Vendor or the relevant Purchaser, is required for a transfer of that Cutting Right, Forestry Right or Lease; or

(ii) have terms that deem a change of ownership or control of the relevant lessee or grantee to be an assignment of the lessee's or grantee's interest in the Cutting Right, Forestry Right or Lease requiring the lessor's or grantor's prior consent or requiring some other action by a Vendor or the relevant Purchaser; or

(iii) are either not registered at Land Information New Zealand or the Maori Land Court or there exists a defect in title, in each case which is identified in Schedule 2 or 3, which must be registered or corrected (provided that the relevant Purchaser may, at its option, waive any of the requirements in this paragraph (iii)), provided that this requirement to register shall only apply where such registration

can be effected by lodgement of the Forestry Right, Cutting Right or Lease in its current form on payment of the prescribed fee,

all such consents or actions described in this sub-clause 4.1(a) being **Required Consents.**

(b) During the period referred to in sub-clause (c), the relevant Purchaser must, if required by a lessor or grantor under any such Cutting Right, Forestry Right or Lease (but subject to clause 4.8), provide to such lessor or grantor any guarantee or other covenant which any such lessor or grantor is entitled by the terms of the Cutting Right, Forestry Right or Lease to require from the transferee of the Cutting Right, Forestry Right or Lease or its shareholders or the new owner of the share capital of the Companies (including to the extent the lessor or grantor may require the same as part of imposing reasonable conditions on the giving of its consent).

(c) From the Principal Completion Date to the date that is the earlier of the date of the last Forestry Block Completion Date and the relevant Forestry Block Completion Date, the Vendors shall not harvest or thin any trees on any Forestry Block that has not been transferred to a Purchaser on the Principal Completion Date, and the Vendors shall also not be obliged to undertake or procure the undertaking of any silvicultural or other forest tending or replanting activities in respect of such Forestry Block during such period, and all such matters shall be undertaken by Kiwi or the OTPP/Viking Manager, as applicable, pursuant to the arrangements referred to in clause 4.9 and in the Management Schedule.

(d) (i) The Purchase Price for any Forestry Block that has been harvested or thinned in the period from the Principal Completion Date to the applicable Forestry Block Completion Date (the **Management Period**) will be the Purchase Price for that Forestry Block as set out in Schedule 12 less:

(A) the aggregate of all revenues from the sale of forest products from the Forestry Block to persons (other than forest products supplied to the Vendors or one of their Related Companies under paragraph (B) below) during the Management Period which have been paid or are payable to the relevant Vendor, minus all direct costs paid or reimbursed to Kiwi or the OTPP/Viking Manager, as applicable, under the Management Schedule in relation to such forest products; and

(B) for forest products supplied from the Forestry Block that are counted towards the volume commitments of a Purchaser under a Commercial Agreement, an amount equal to the aggregate sales price for those forest products which the Vendors would have paid if those forest products had been supplied by the relevant Purchaser to the Vendors under that agreement, minus all direct costs paid or reimbursed to Kiwi or the OTPP/Viking Manager, as applicable, under the Management Schedule in relation to such forest products.

(ii) If any dispute or difference arises in respect of a Purchase Price adjustment under clause (i) above, then the appropriate reduction in

the Purchase Price shall be determined by an appropriately qualified independent expert, who is mutually acceptable to the Vendors and the relevant Purchaser, or failing agreement within five Business Days of any relevant party requiring that the dispute or difference be referred to an expert, is appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry. The expert will be instructed to provide its determination within 15 Business Days of receiving instructions and the relevant parties will provide all reasonable assistance to the expert in order to meet that timeframe. The expert shall act as an expert and not as arbitrator, and the costs of the expert shall be borne equally by the relevant Vendor and the relevant Purchaser. Such dispute shall not prevent the parties settling the transfer on the relevant Forestry Block Completion Date on the basis of the Purchase Price for such Forestry Block calculated in accordance with the relevant Purchaser's good faith estimate of the amount payable under clause (i) but without prejudice to the parties' rights under this clause 4.1 to subsequently adjust the Purchase Price as determined under this clause, provided that the relevant Purchaser shall have placed an amount equal to the difference between its good faith estimate and the Vendor's good faith estimate in escrow with its solicitors on the basis that the Vendor shall be paid any amount owing to it as a result of the expert's determination within two Business Days that determination (with the balance of the escrowed moneys returned to the relevant Purchaser).

(iii) In determining any adjustment to the Purchase Price for any Forestry Block under clause 4.1(d), the revenues, sale prices and costs referred to in that clause shall exclude GST.

4.2 Third Party consents

(a) Notwithstanding the other provisions of this Agreement, the sale, transfer, novation or assignment to the relevant Purchaser of legal title, beneficial title or any other right or interest in respect of any particular Forestry Block is subject in all cases to the Required Consents for that Forestry Block being obtained.

(b) The Vendors must act in good faith and use all commercially reasonable endeavours to ensure that all Required Consents are obtained by the Principal Completion Date, and all costs incurred by the Vendors in obtaining such consents (including payments required to be made to a third party) shall be met by the Vendors. At the time of seeking such Required Consents, the Vendors shall also use reasonable endeavours to obtain consent to the subleases identified in Schedule 2 (it being acknowledged that the consents to such subleases are not "Required Consents" under this Agreement), unless that would be materially adverse to the seeking of the Required Consent.

(c) For the purposes of this clause, the requirement to obtain the confirmation of the Maori Land Court to the assignment of any Lease or Forestry Right shall be treated as a Required Consent requirement.

(d) The relevant Purchaser must act in good faith and use all commercially reasonable endeavours to assist the Vendors to obtain the Required

Consents where such assistance is necessary. Each Purchaser shall meet its costs incurred in providing such assistance, provided that it shall not be required to make any payment to any third party lessor or grantor or to give any guarantee or other form of surety unless such guarantee or surety is an explicit requirement of the relevant Lease, Forestry Right or Cutting Right or the lessor or grantor is entitled to require the same as part of imposing reasonable conditions on the giving of its consent (in which case clause 4.8 will apply).

(e) The Vendors shall:

(i) where the Vendors are entitled under the terms of the relevant Forestry Right, Cutting Right or Lease to grant access to third parties, ensure that the relevant Purchaser has; and

(ii) where the Vendors are not entitled under the terms of the relevant Forestry Right, Cutting Right or Lease to grant access to third parties, use their commercially reasonable endeavours to assist the relevant Purchaser to obtain,

reasonable and practical access over any Forestry Block held by the Vendors for which the applicable Completion is delayed under this clause 4 due to the need to obtain the Required Consents or which is not ultimately transferred to a Purchaser under this Agreement, to the extent that such access is required to allow Kiwi or the OTPP/Viking Manager, as applicable, to perform their obligations under clause 4.9 or for all maintenance, management and harvesting operations that are reasonably conducted on any Property that has been sold, transferred or assigned to that Purchaser under this Agreement, provided that this undertaking shall not require the Vendors to:

(iii) build any new roading infrastructure; or

(iv) extend the term of any Lease, Cutting Right or Forestry Right beyond its existing term as at the date of this Agreement; or

(v) seek any Resource Consents for any access rights or roading infrastructure after the expiry of the management arrangements under clause 4.9; or

(vi) pay any material amounts to any third party, lessor or grantor to obtain or maintain any such access rights,

provided that the relevant Purchaser shall be entitled to do such things, at its cost and in accordance with any reasonable requirements of the relevant Vendor. The Vendors shall, if any Forestry Block is being sold to a party other than a Purchaser, use their commercially reasonable endeavours to obtain such access over such Forestry Block for the applicable Purchaser on commercial terms, provided that the Vendors shall not be required to do so if it would materially adversely affect the sale by them of the Forestry Block.

4.3 **Delayed transfer of Forestry Blocks**

(a) If all Required Consents (in the form required by clause 4.8) are obtained for a Forestry Block no later than twenty-five Business Days (in respect of Viking), fifteen Business Days (in respect of Kiwi) or seven Business Days (in respect of OTPP) prior to the Principal Completion Date, then the relevant Vendor will sell its legal and beneficial interest in the relevant Cutting Right, Forestry Right or Lease (and the applicable Vendors' Property) to the relevant Purchaser, and the relevant Purchaser will purchase such Property, and assume the related Assumed Liabilities, in each case on and as of the Principal Completion Date in accordance with clause 2.1(a).

(b) If, by the date falling twenty-five Business Days (in respect of Viking), fifteen Business Days (in respect of Kiwi) or seven Business Days (in respect of OTPP) prior to the Principal Completion Date, the Vendors' interest in any Cutting Right, Forestry Right or Lease cannot be sold because a Required Consent has not been obtained or achieved (in the form required by clause 4.8), then, without derogating from the continuing obligations of the Vendors and the relevant Purchaser in accordance with the provisions of clauses 4.1 and 4.2, no sale and purchase will occur on the Principal Completion Date in respect of the relevant Forestry Block, and the relevant Vendor will continue to own the legal and beneficial right, title or interest (as the case may be) in that Forestry Block.

4.4 **Transfer**

(a) If a Forestry Block is not transferred on Completion on the Principal Completion Date and, subsequently within six months of the Principal Completion Date, the Vendors obtain all Required Consents in respect of that Forestry Block (in the form required by clause 4.8) or the relevant Purchaser gives notice during that period waiving any Required Consent requirement specified in clause 4.1(a)(iii), then the Vendors shall as soon as practicable but not later than five Business Days after obtaining such Required Consents or receiving such notice of waiver give a notice substantially in the form of Schedule 19 (a **Forestry Block Notice**) to the relevant Purchaser that all Required Consents in respect of a that Forestry Block have been obtained or waived and the relevant Vendor shall thereafter be obliged to sell, and the relevant Purchaser shall thereafter be obliged to purchase, that Forestry Block on the next Forestry Block Completion Date pursuant to clause 4.7, provided that a Forestry Block Notice may not be given later than the date falling six months after the Principal Completion Date.

(b) If a Forestry Block Notice is not given by the date falling six months after the Principal Completion Date in respect of a Forestry Block because the Vendors have not been able to obtain the Required Consents in the form required by clause 4.8, then the Vendors shall have no further obligation to transfer, assign, novate or sell, and the relevant Purchaser shall have no obligation to purchase, that Forestry Block or any part thereof.

4.5 Purchase Price

Five Business Days before a relevant Forestry Block Completion Date, the relevant Purchaser will give notice to the Vendors of the amount calculated by the Purchaser as the purchase price (the **Forestry Block Purchase Price**) payable on the relevant Forestry Block Completion Date for each relevant Forestry Block as set out in Schedule 12 as adjusted only in accordance with clause 4.1(d) or clause 6.6(b)(iii), as applicable. Such notice must be accompanied by reasonable documentary evidence of the Forestry Block Purchase Price (if adjusted in accordance with clause 4.1(d) or clause 6.6(b)(iii).

4.6 Documentation

The Forestry Block Notice must also be accompanied by reasonable documentary evidence of the receipt of the Required Consents (including, where applicable copies of the relevant updated Land Information New Zealand or Maori Land Court records).

4.7 Forestry Block Completion

(a) If the Completion of the sale of a Forestry Block from the relevant Vendor to the relevant Purchaser occurs on a date other than the Principal Completion Date, it will occur on the next Forestry Block Completion Date that is at least twenty-five Business Days (in respect of Viking), fifteen Business Days (in respect of Kiwi) or seven Business Days (in respect of OTPP) after the date of the Forestry Block Notice. A **Forestry Block Completion Date** is:

(i) in the case of Kiwi, the last Business Day of each of the calendar months that is one, two, three, four, five, six and seven months from the Principal Completion Date; and

(ii) in the case of Viking and OTPP, the last Business Day of each of the calendar months that is two, four, and six months from the Principal Completion Date and the Business Day that is seven months and one week from the Principal Completion Date.

(b) On each Forestry Block Completion Date:

(i) the relevant Vendor will sell to the relevant Purchaser, and the relevant Purchaser shall purchase, each Forestry Block that is to be transferred on that Forestry Block Completion Date under this clause 4, in each case free from any Security Interests;

(ii) the relevant Purchaser will pay the Forestry Block Purchase Price for each such Forestry Block specified in accordance with clause 4.5;

(iii) the relevant Purchaser will deliver to the Vendors, to the extent not delivered previously, a copy of all consents (if any) under the Overseas Investment Regulations 1995 (New Zealand) necessary for the acquisition of each relevant Forestry Block, such consents to be in a form acceptable to the Vendors acting reasonably; and

(iv) the Vendors will be deemed to repeat each of the Forestry Block Warranties (in respect of the Forestry Blocks being transferred) on the Forestry Block Completion Date to the relevant Purchaser in each case by reference to the facts or circumstances then existing, except to the extent that a Warranty is expressly stated to be given at a particular date or, in relation to the Warranty in Part C, 1 of Schedule 1, the information provided was stated to be in respect of a particular time period or as of a particular date.

(c) **Other provisions to apply**

Clauses 3.3, 6.5(b) and (d), 6.6(a) and (b)(ii), (b)(iii) and (c), 7 and 8 shall apply to the Completion of the sale and purchase of a Forestry Block referred to in clause 4.7(b) above with all necessary modifications so as to make them applicable to the completion of a purchase of the relevant Forestry Block on the applicable Forestry Block Completion Date.

(d) **Sole remedy**

Without prejudice to clause 4.2(b), the sole remedy of the relevant Purchaser where a Forestry Block is not transferred as a result of a failure to obtain the Required Consents shall be cancellation of its obligations to acquire that Forestry Block and the reduction of the Purchase Price by the relevant amount set out in Schedule 12.

4.8 Assignment documentation

If the necessary Required Consents are obtained to the sale to the relevant Purchaser of any Forestry Block, the Vendors must, at their own cost, prepare the necessary deed of assignment, memorandum of transfer, deed of guarantee or covenant or other transfer documentation for that Forestry Block (and the other Vendors' Property forming part of the relevant Forestry Block) and must provide drafts to the relevant Purchaser for approval, acting reasonably, as soon as practicable and in any event no later than five Business Days following receipt of the Required Consents, provided that the relevant Purchaser must not withhold its approval of any documentation which is in a form specifically required by the terms of the relevant Forestry Right, Lease or Cutting Right or required by the relevant grantor or lessor where the relevant Forestry Right, Lease or Cutting Right entitles the grantor or lessor to require a particular form. If any conditions are imposed by the relevant grantor or lessor pursuant to the terms of any Required Consent beyond those expressly imposed under the terms of the relevant Forestry Right, Lease or Cutting Right (other than a condition imposed which can be satisfied by the Vendors and which would not bind the relevant Purchaser), such conditions must be in a form, and on terms, satisfactory to the relevant Purchaser, acting reasonably. The relevant Purchaser must notify the Vendors as soon as is practicable and in any event within five Business Days following receipt of those drafts whether they are approved by that Purchaser. The parties are to in good faith endeavour to agree as expeditiously as is practicable on the form of such assignments or other transfer documentation and provided further that the Vendors will use all commercially reasonable endeavours to reach agreement with any such lessor or grantor that no covenant shall be provided in favour of such grantor or lessor, by way of guarantee or otherwise, other than by the relevant Purchaser or any relevant subsidiary thereof.

4.9 **Management**

The Vendors appoint:

(a) the OTPP/Viking Manager as the manager of each Forestry Block comprised in the Viking Assets and OTPP Assets; and

(b) Kiwi as the manager of each Forestry Block comprised in the Kiwi Assets,

in each case that is not transferred on the Principal Completion Date for a period equal to the shorter of:

(c) the date of the last Forestry Block Completion Date for the relevant Purchaser; and

(d) the Forestry Block Completion Date on which that Forestry Block is transferred to the relevant Purchaser in accordance with this clause 4,

and Kiwi accepts such appointment and it is acknowledged that the OTPP/Viking Manager has been appointed, and has accepted such appointment, pursuant to a separate side letter dated the date of this Agreement. Such management shall be undertaken on the basis set out in the Management Schedule or on such other basis as the Vendors and the OTPP/Viking Manager or Kiwi, as applicable, agree from time to time.

5. Goods and Services Tax

5.1 **GST payable by Purchaser**

GST in respect of any supply of Property by a Vendor to a Purchaser made pursuant to this Agreement will, as between the relevant Vendor and the relevant Purchaser, be payable by the relevant Purchaser to the relevant Vendor in addition to the relevant portion of the Purchase Price.

5.2 **Other supplies**

If one party (the **Supplier**) makes a Taxable Supply to another party (the **Recipient**) pursuant to this Agreement that is not covered by clause 5.1, then the Recipient will pay to the Supplier, in addition to any other consideration that is payable to the Supplier for that supply, an amount equal to the GST on that supply and the Supplier will issue to the Recipient a Tax Invoice in respect of that supply.

5.3 **GST to be paid on GST Payment Date**

Subject to clause 5.4, the Purchaser (or, in respect of clause 5.2, the Recipient) will pay the amount due under clause 5.1 or 5.2, as applicable, to the Vendors (or, in respect of clause 5.2, the Supplier) on the relevant GST Payment Date.

5.4 **Purchaser may elect to offset**

Subject to clause 5.9, each relevant Purchaser may elect to pay each amount due under clause 5.1 by way of offset (as set out in the GST Deed) by providing to the relevant Vendor:

(a) **Election in writing**

no later than three Business Days prior to the relevant Completion Date written notice of that election; and

(b) **Executed Deed of Assignment**

on the relevant Completion Date an executed copy of the relevant GST Deed.

5.5 **Offset arrangements**

Where the relevant Purchaser has made an election under clause 5.4 then:

(a) **Vendors to execute GST Deed**

the relevant Vendor will, on the Principal Completion Date or any Forestry Block Completion Date, as applicable, execute the relevant GST Deed;

(b) **Vendors to file GST returns early**

the relevant Vendor will endeavour to file the GST returns in respect of any Taxable Supply made pursuant to this Agreement no later than 10 Business Days prior to the relevant GST Date and in any event will file such GST returns not later than five Business Days prior to the relevant GST Date;

(c) **IRD Confirmation Letter received and Vendors' GST liability fully satisfied**

if:

(i) the relevant Vendor receives the relevant IRD Confirmation Letter from the IRD no later than two Business Days prior to the relevant GST Date; and

(ii) that letter records that the amount of the refund applied or to be applied towards the relevant Vendor's obligation to pay GST is equal to the amount payable under clause 5.1 as set out in the relevant Tax Invoice,

the assignment made by the relevant Purchaser pursuant to the GST Deed will, subject to clause 5.7, satisfy the relevant Purchaser's obligation to pay the amount to the relevant Vendor due under clause 5.1;

(d) **IRD Confirmation Letter received but Vendors' GST liability not fully satisfied**

if:

(i) the relevant Vendor receives the relevant IRD Confirmation Letter from the IRD no later than two Business Days prior to the relevant GST Date; but

(ii) that letter records that the amount of the refund applied or to be applied towards the relevant Vendor's obligation to pay GST is less than the amount payable under clause 5.1 as set out in the relevant Tax Invoice (such a deficiency being the **Shortfall**).

then:

(iii) the relevant Purchaser will pay the Shortfall to the relevant Vendor in cash no later than two Business Days prior to the relevant GST Date; and

(iv) payment of the Shortfall together with the assignment made by the relevant Purchaser pursuant to the relevant GST Deed to the extent the IRD Confirmation Letter records it has satisfied the Vendor's obligation to account for GST, will, subject to clause 5.7, satisfy the relevant Purchaser's obligation to pay an amount to the relevant Vendor under clause 5.1;

(e) **IRD Confirmation Letter not received**

if the relevant Vendor does not receive the IRD Confirmation Letter from the IRD at least two Business Days prior to the relevant GST Date then:

(i) the relevant Purchaser will pay the amount due under clause 5.1 to the relevant Vendor no later than the later of two Business Days prior to the relevant GST Date and the GST Payment Date; and

(ii) any purported assignment made by the relevant Purchaser to the relevant Vendor pursuant to the relevant GST Deed will be null and void.

5.6 Tax Invoice

On the Principal Completion Date or any Forestry Block Completion Date, as applicable, the relevant Vendor will issue to each relevant Purchaser a Tax Invoice or Tax Invoices in respect of any Taxable Supply made under or pursuant to this Agreement in respect of the relevant portion of the Purchase Price being paid on that date.

5.7 **Purchaser to indemnify Vendors**

Notwithstanding any other clause in this Agreement, if:

(a) the relevant Purchaser has not paid in full all amounts payable under clause 5.1 in cash; and

(b) the IRD issues a notice of proposed adjustment (**NOPA**) or an assessment regarding the arrangements implemented pursuant to clause 5.4 in respect of relevant Vendor's obligation to pay GST on any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act,

then the relevant Purchaser will on demand pay to the relevant Vendor an amount equal to the GST owing by the relevant Vendor to the IRD as contemplated by that NOPA or assessment plus any associated Default GST. Such demand will be made by the relevant Vendor in writing and be accompanied by reasonable evidence of the relevant Vendor's liability to account for the GST and any Default GST.

5.8 **Purchaser may dispute**

(a) If a relevant Purchaser receives a demand for payment from a relevant Vendor under clause 5.7 and the relevant Purchaser and the relevant Vendor consider that the position adopted by the IRD in the associated NOPA or assessment is incorrect, then the relevant Purchaser may require the relevant Vendor to take reasonable steps to challenge the NOPA or assessment.

(b) If a relevant Purchaser receives a demand for payment from a relevant Vendor under clause 5.7 in respect of a NOPA or assessment that the relevant Purchaser considers to be incorrect but the relevant Vendor disagrees, then the relevant Purchaser may:

(i) require that the matter be referred to a lawyer skilled in tax matters (**Counsel**), to be chosen by the relevant Vendor, for an opinion as to whether the NOPA or assessment is correct; and

(ii) if the Counsel concludes that it is more likely than not that the NOPA or assessment is incorrect, require the relevant Vendor to take reasonable steps to challenge the NOPA or assessment.

(c) The relevant Purchaser agrees to fully indemnify the relevant Vendor for all costs and expenses incurred by the relevant Vendor in relation to matters arising from this clause 5.8.

5.9 **Offset unavailable**

Where a relevant Purchaser (or a Related Company of that relevant Purchaser) makes an election under clause 5.4 to pay an amount due under clause 5.1 by way of offset and clause 5.5(d) or clause 5.5(e) or clause 5.7 apply in respect of that offset then clause 5.4 and clause 5.5 will not be available as a means of paying any further amounts of GST payable by that relevant Purchaser.

5.10 Issue of invoice

(a) If a relevant Purchaser issues an invoice (as defined in the GST Act) that results in GST becoming payable by a relevant Vendor to IRD in respect of a Forestry Block before the relevant Forestry Block Completion Date then, notwithstanding anything to the contrary in this Agreement, the relevant Purchaser will pay that GST to the relevant Vendor no later than two Business Days prior to the relevant GST Date, and paragraph (b) of the definition of Default GST will not apply in calculating any Default GST under clause 5.11.

(b) If GST is paid by a Purchaser under clause 5.10(a) before the relevant Forestry Block Completion Date then the relevant Vendor will issue a Tax Invoice to the relevant Purchaser on receipt of that GST.

5.11 Default GST

A relevant Purchaser will indemnify a relevant Vendor on demand for any Default GST that becomes owing to the IRD as a result of the relevant Purchaser failing to pay an amount to a relevant Vendor when due. Such demand will be made by the relevant Vendor in writing and be accompanied by reasonable evidence of the relevant Vendor's liability to account for the Default GST.

5.12 Non-mitigation

As between the relevant Vendor and the relevant Purchaser, the relevant Vendor will not be under any obligation to pay GST chargeable on any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act or to take any steps to minimise their liability in respect of that GST or Default GST unless and until the corresponding payment is received from the relevant Purchaser by the relevant Vendor.

5.13 Representative member

For the purposes of this clause 5, where a Vendor is a member of a group of companies under section 55(2) of the GST Act, references to that Vendor include a reference to the representative member of that group, and the obligations of the Purchaser under this clause 5 are and are intended to be enforceable by that representative member for the purposes of the Contracts (Privity) Act 1982.

5.14 TFL Forestry Right

The provisions of this clause 5 apply to the supply of the TFL Forestry Right by TFL to Kiwi in the same way as if the TFL Forestry Right was Property and TFL was a vendor and a party to this Agreement, and the Vendors shall procure that TFL complies with the relevant provisions of this clause 5.

6. The Vendors' obligations in respect of the period prior to Completion

6.1 Pending Completion

In respect of the period from execution of this Agreement until the Principal Completion Date, or, in respect of a Forestry Block not transferred on the Principal Completion Date, until the earlier of the last Forestry Block Completion Date and its Forestry Block Completion Date, as the case may require, the Vendors must (and must procure that until the Principal Completion Date the Companies and TFL shall), except to the extent that the relevant Purchaser has been appointed to do such thing under clause 4.9 and unless the prior written consent of the relevant Purchaser is given to act otherwise (which consent must not be unreasonably delayed or withheld):

(a) **Transitional Operating Plan**

subject to any more explicit requirements of this clause 6.1 (particularly sub-clauses (c) and (d)), conduct their business relating to the Vendors' Property and the Companies, and ensure that the business of each Company and TFL is conducted, in accordance with the Transitional Operating Plan in the period prior to the Principal Completion Date;

(b) **Maintenance**

(i) maintain the Equipment in as good a state of operating condition and repair as at the date of this Agreement, except for ordinary depreciation and fair wear and tear; and

(ii) maintain the Forest Records and the IT systems identified in Part B of Schedule 7 in substantially the same manner as carried on as at the date of this Agreement;

in each case until the Principal Completion Date;

(c) **Harvesting**

(i) ensure that any harvesting, thinning or other removal of Standing Trees, the trees standing on the Companies' Property or the TFL Property or any cut logs on the Companies' Property or the TFL Property, and the re-planting of harvested stands, is solely in accordance with the Transitional Operating Plan (in the period prior to the Principal Completion Date) and any arrangements agreed between the Vendors and the relevant Purchaser in writing after the date of this Agreement in accordance with clauses 4.1(c) and 4.9 and the Management Schedule (it being acknowledged that any harvesting, thinning or other removal prior to the Principal Completion Date that is in excess of that specified in the Transitional Operating Plan shall require the consent of the Purchasers (not to be unreasonably withheld or delayed) and an agreed adjustment to the Purchase Price before such activity takes place. Any negotiations in respect of, or disputes as to, any such adjustment shall be dealt with in the manner specified in clause 4.1(d)(ii);

(ii) during the period from 31 October 2003 until the Principal Completion Date, the Vendors shall:

(A) ensure that any harvesting or other removal of Standing Trees, the trees standing on the Companies' Property or the TFL Property or any cut logs on the Vendors' Property, the Companies' Property or the TFL Property (in the aggregate and excluding thinnings for this purpose) is not more or less than 5% in aggregate than the harvesting and removal specified for that period in the Completion SOP Plan delivered to the Purchasers under the Transitional Operating Plan; and

(B) shall use their commercially reasonable endeavours (taking into account the requirements of their customers and processing facilities and provided that the Vendors shall not be required to forego material revenue or incur material additional costs) to ensure that any such harvesting or removal from the forests (excluding thinnings for the purpose) being acquired by each of the Purchasers under this Agreement falls within 5% across each of the Kiwi Assets, Viking Assets and OTPP Assets (ignoring for this purpose the sharing of forestry blocks that are being shared between Purchasers which will be deemed to be taken by the party first named in Schedule 12 to the Agreement);

(d) **Manage Property**

ensure that, subject to the Transitional Operating Plan and any arrangements agreed between the Vendors and the relevant Purchaser in writing after the date of this Agreement in accordance with clauses 4.1(c) and 4.9 and the Management Schedule or otherwise, the Property and the TFL Property is managed:

(i) employing the same degree of care and skill as a reasonable person with expertise in large scale commercial forestry management in New Zealand would use in carrying out equivalent obligations (and without any material alterations from the scale or nature of the Vendors' operations in the twelve months prior to this Agreement); and

(ii) in the case of the Vendors' Property, such that all receipts and expenses in respect of the period prior to the applicable Completion, in managing the Vendors' Property, are for the account of the applicable Vendor (other than to the extent of any inventory acquired by the Purchasers); and

(iii) in the case of the TFL Property, such that all receipts and expenses in respect of the period prior to the Principal Completion Date, in managing the TFL Property, are for the account of TFL;

(e) **Agreements**

ensure that none of the Vendors nor the Companies nor TFL:

(i) enter into any agreement, arrangement, understanding or commitment that will be transferred to a Purchaser or is otherwise binding on the Property, the TFL Property or the Non-Freehold Land without the relevant Purchaser's prior written consent (which shall not be unreasonably withheld or delayed) except in relation to the TFL Arrangements or to fulfil its obligations under the Transitional Operating Plan or arrangements established under clause 4.9 and for which:

(A) amounts payable thereunder (or under any related series of such things) in any year or during the term thereof do not exceed $100,000; and

(B) any right of termination by the relevant Purchaser thereunder would require a notice period of less than three months, or for which the term thereof is 12 months or less,

provided that this exception shall not apply in the event the Vendors and/or the Companies have entered into such agreements for which the relevant Purchaser's consent has not been obtained under this clause and for which the amounts payable during the terms thereof exceed $2,000,000 in aggregate and provided further than nothing in this clause shall permit the Vendors to enter into any sales contract (whether domestic or export) that would impose obligations on any of the Purchasers from and after the Principal Completion Date; or

(ii) amends, waives or otherwise alters any of the Business Agreements without the relevant Purchaser's prior written consent (which shall not be unreasonably withheld or delayed) and the Vendors shall ensure that the Companies do not amend, waive or otherwise alter any of the terms of their constitutions;

(f) **Major transactions**

ensure that each Company and TFL does not enter into any major transaction (as that term is defined in section 129 of the Companies Act) other than, in the case of TFL, in relation to the TFL Arrangements;

(g) **Alter structure**

ensure that each Company and TFL does not:

(i) issue any shares, options or other securities; or

(ii) declare or pay any dividend or make any other Distribution (except as provided for in clause 6.7); or

(iii) make any other distribution of any assets or rights or interests, or make any loan or other payment (other than a payment under the management arrangements in place between the Companies and the Vendors and a payment made for the purposes of clause 6.2 or as provided for in clause 6.7), to its shareholders or Related Companies; or

(iv) purchase or acquire any of its own shares; or

(v) redeem any shares; or

(vi) transfer any shares held as treasury stock;

(h) **Rights attaching to Companies' Shares or Land**

(i) ensure that no action is taken, or omitted to be taken, by the Vendors or any Company that is likely to adversely affect the rights attaching to the Companies' Shares; and

(ii) ensure, to the extent it is legally entitled to prevent the same, that no interests are registered against any freehold land comprised in the Companies Property or the TFL Property or against any registered Forestry Right, Cutting Right or Lease, except with the prior written consent of the relevant Purchaser;

(i) **Litigation**

promptly notify the relevant Purchaser of any law suits, claims, proceedings (other than normal debt collection proceedings) or investigations which occur, are threatened, brought, asserted or commenced against them, their directors or employees, involving or affecting the Property, the TFL Property, the TFL Forestry Right or the Companies;

(j) **Disposal of property**

not dispose of any of the Property or the TFL Property other than in accordance with the Transitional Operating Plan or in accordance with arrangements established under clause 4.9, or dispose of any of the Companies' Shares or any interest in any of their shares in TFL;

(k) **Acquisition of property**

ensure that none of the Companies acquires, or enters into a commitment to acquire, any material assets with a value in excess of $10,000, other than in accordance with the Transitional Operating Plan or as agreed with Kiwi; and

(l) **Third Party Rights and Notices**

give notice to the relevant Purchaser of:

(i) any exercise by a lessor or grantor of a Cutting Right, Lease or Forestry Right of its option to acquire any Standing Trees, Improvements or Equipment on, or Forest Records in respect of,

such Non-Freehold Land or the relevant Cutting Right, Lease or Forestry Right; and

(ii) any material notice or correspondence in respect of the Property or the TFL Property received from any lessor or grantor under a Cutting Right, Lease or Forestry Right or from any applicable Public Authority,

provided that:

(m) the Vendors shall not be liable in respect of any breach of this clause 6.1 caused by any breach by the OTPP/Viking Manager or Kiwi of their respective obligations under clause 4.9 and the Management Schedule in acting as manager of the relevant Forestry Blocks during the period from the Principal Completion Date until the applicable Forestry Block Completion Date; and

(n) the Purchasers acknowledge that their approval for the Vendors or the Companies to enter into or amend certain types of agreements under clause 6.1(e) may be required as a matter of urgency and that the Vendors' and the Companies shall not be liable for any loss or damage incurred by any Purchaser as a consequence of the Purchaser failing to give its approval including a failure to approve within the required timeframe if the Vendors do not in fact enter into the subject agreements or do so on less favourable terms as a result of the failure or delay.

6.2 **Good Faith**

(a) The Vendors and the Purchasers shall, in respect of the period from execution of this Agreement until the Principal Completion Date, or, in respect of a Forestry Block not transferred on the Principal Completion Date, until the earlier of the last Forestry Block Completion Date and its Forestry Block Completion Date, as the case may require, each act in good faith and shall co-operate during such periods in respect of all matters relating to, or arising out of:

(i) the implementation of the Transitional Operating Plan; and

(ii) the transition of the Property and the TFL Forestry Right and the Vendors (and the Companies and TFL's) respective businesses relating the Property and the TFL Forestry Right from the ownership and control of the Vendors and TFL, as applicable, to the ownership and control of the relevant Purchaser (reflecting a going concern basis).

(b) Without limiting clause (a) or clause 4.1(a)(iii):

(i) the Vendors shall, prior to the Principal Completion Date, use their best endeavours to rectify the title issues specified in Part A of Schedule 18;

(ii) the Vendors and the relevant Purchaser shall, prior to the applicable Completion Date, use all commercially reasonable endeavours to progress in good faith a resolution of the access issues relating to

the Land specified in Part B of Schedule 18 and any other access issues identified by any Vendor or Purchaser after the date of this Agreement (provided that this shall not require any Vendor to make any material payment to any third party);

(iii) the Vendors and the relevant Purchaser shall, prior to the Principal Completion Date, work together in good faith in respect of the other matters specified in Part C of Schedule 18; and

(iv) where required by a Purchaser, the Vendors shall, in respect of any Business Agreement to be assumed by a Purchaser hereunder, use all commercially reasonable endeavours to assist the transfer such Business Agreement to one of the other Purchasers nominated for that purpose (provided that this shall not prejudice or diminish any Purchaser's obligation to assume any Business Agreement it is to take an assignment or novation of under this Agreement).

6.3 Repayment of advances

The following must be paid at or before Completion on the Principal Completion Date in relation to the Companies:

(a) **Money owed to each Company**

all money owed to each Company by the Vendors or any Related Company of the Vendors or any other persons (other than, in the case of any such other persons, ordinary debtor trading balances and debtors arising in the ordinary course of each Company's business); and

(b) **Money owed by each Company**

all money owed by each Company to the Vendors or any Related Company of the Vendors or any bank, financial institution, shareholder or any other person.

6.4 Information Prior to Completion

(a) **Limited communication by Purchasers**

(i) Subject to paragraph (ii), the Purchasers will not, prior to the Principal Completion Date, communicate with any directors or agents of FCF, the Vendors, TFL or the Companies or persons with whom the Vendors, TFL or the Companies have commercial dealings (including joint venture partners, lessors, forestry right grantors, customers and suppliers) in relation to matters concerning the Vendors, TFL or the Companies, without the prior written consent of the Vendors (which shall not be unreasonably withheld or delayed) or unless the communication has been requested by either of the Vendors in relation to the Purchasers' assistance obligations pursuant to clause 4.2(d), except in accordance with procedures agreed in writing between the Vendors and the Purchasers.

(ii) Upon receiving reasonable prior notice from the relevant Purchaser, the Vendors shall provide each Purchaser with access at all reasonable times to the relevant Property and the TFL Property from and after the date of this Agreement to allow the Purchasers to familiarise themselves with the Property and the TFL Property and/or in connection with the transition arrangements in respect of the Property and the TFL Property contemplated by this Agreement, and each Purchaser shall be entitled to provide information relating to the relevant Property and the TFL Property on a confidential basis to potential providers of management and forestry services to that Purchaser in relation to services that are to be provided after the Principal Completion Date.

(iii) In exercising its rights under paragraph (ii) above, the Purchasers shall ensure that the Purchasers and their nominated representatives ensure the least possible interference or disruption is caused to the operation of the Property and the TFL Property and comply with all reasonable requirements (including health and safety requirements) of the Vendors when accessing the Property.

(b) **Limited communication by Vendors and FCF**

The Vendors and the Companies will not, and will procure FCF does not, prior to the Principal Completion Date, communicate with any directors, officers or employees of the Purchasers other than their nominated representative or representatives in relation to matters concerning the transactions contemplated by this Agreement without the prior written consent of the relevant Purchaser (which shall not be unreasonably withheld or delayed).

6.5 Cancellation rights

(a) **Purchaser cancellation rights in relation to the Principal Completion Date**

Without limiting clause 6.6, the Purchasers are entitled, by written notice to the Vendors, to cancel this Agreement if at or prior to Completion on the Principal Completion Date, any of the Warranties will be breached, or any obligations of the Vendors to be fulfilled at or prior to that date are unfulfilled, in any respect which is Materially Adverse to the Property and the TFL Property (taken together as a whole) or to the transactions contemplated by this Agreement taken as a whole (other than as a consequence of loss, destruction or material damage to Property which is provided for under clause 6.6(b)), it being acknowledged that any such event which is Materially Adverse to the Property and the TFL Property being acquired hereunder by Kiwi or OTPP (in each case taken as a whole) or to the transactions contemplated by this Agreement in respect of either Kiwi or OTPP (in each case taken as a whole), will give rise to the cancellation right under this clause, provided that the Purchasers have delivered a written notice to the Vendors specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the Vendors, provided the Vendors are proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), the Purchasers may not cancel this Agreement

until on or after the later of the Principal Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date.

(b) **Purchaser cancellation rights in relation to any Forestry Block Completion Date**

Without limiting clause 6.6, the relevant Purchaser is entitled, by written notice to the Vendors, to cancel its obligations (and those of the Vendors) under this Agreement in respect of a Forestry Block that is not transferred on the Principal Completion Date, if, at or prior to Completion on the applicable Forestry Block Completion Date in respect of that Forestry Block, any of the Forestry Block Warranties will be breached, or any obligations of the Vendors to be fulfilled at or prior to that date are unfulfilled, in any respect which is Materially Adverse to that Forestry Block or to the transactions contemplated by this Agreement in respect of that Forestry Block (other than as a consequence of loss, destruction or material damage to that Forestry Block which is provided for under clause 6.6(b)), provided that the relevant Purchaser has delivered a written notice to the Vendors specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the Vendors, provided the Vendors are proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), the relevant Purchaser may not cancel its obligations to acquire such Forestry Block until on or after the later of the applicable Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date.

(c) **Vendors' cancellation rights in relation to the Principal Completion Date**

Without limiting clause 6.6, the Vendors are entitled, by written notice to the Purchasers, to cancel this Agreement if at or prior to Completion on the Principal Completion Date any of the Purchaser Warranties or the obligations of any Purchaser are or will be breached or unfulfilled in any respect which is Materially Adverse to the transactions contemplated by this Agreement, taken as a whole, (it being acknowledged that a failure by a Purchaser to complete its acquisition of Vendors' Property, the TFL Forestry Right or the Companies, as applicable, under this Agreement will be materially adverse to the transactions contemplated by this Agreement, taken as a whole) provided that the Vendors have delivered a written notice to the Purchasers specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the Purchasers, provided the relevant Purchaser is or relevant Purchasers are proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), including if any Purchaser or Purchasers are proceeding diligently and in good faith to remedy any non completion by any other Purchaser (whether themselves or by the introduction of a replacement purchaser(s)), the Vendors may not cancel this Agreement until on or after the later of the Principal Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date.

(c) **Vendors' cancellation rights in relation to any Forestry Block Completion Date**

Without limiting clause 6.6, the Vendors are entitled, by written notice to the relevant Purchaser, to cancel their obligations (and those of the relevant Purchaser) in respect of a Forestry Block that is not transferred on the Principal Completion Date if, at or prior to Completion on the applicable Forestry Block Completion Date in respect of that Forestry Block, the relevant Purchaser's Purchaser Warranties or obligations are or will be breached or unfulfilled in any respect which is Materially Adverse to the transactions contemplated by this Agreement in respect of the Forestry Block, provided that the Vendors have delivered a written notice to the relevant Purchaser specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the relevant Purchaser, provided the relevant Purchaser is proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), the Vendors may not cancel this Agreement until on or after the later of the applicable Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date.

6.6 **Risk**

(a) The Property shall remain in all respects at the risk of the relevant Vendor until the relevant Completion on the applicable Completion Date. The TFL Property shall remain in all respects at the risk of TFL until the Principal Completion Date.

(b) If any of the Property or the TFL Property is lost, destroyed or materially damaged prior to the relevant Completion and the loss, destruction or damage has not been made good by the Principal Completion Date or the relevant Forestry Block Completion Date, as applicable, then:

(i) if the loss, destruction or material damage is Materially Adverse to the Property and the TFL Property, taken together as a whole, and such event occurs before the Principal Completion Date, the Purchasers may at their election cancel this Agreement by written notice to the Vendors; or

(ii) if, in respect of a Forestry Block, the Standing Trees or any Standing Trees, being more than 25% of the Standing Trees by planted area of that Forestry Block, are lost, destroyed or materially damaged and such event occurs after the Principal Completion Date and before the relevant Forestry Block Completion Date, the relevant Purchaser may at its election cancel this Agreement in relation to the relevant Forestry Block by written notice to the Vendors; or

(iii) in any other case, the Purchasers must complete the purchase of the Vendors' Property, the TFL Forestry Right and the Companies' Shares (or, after the Principal Completion Date, the relevant Forestry Block) upon the basis that the Purchase Price is reduced by an amount equal to the diminution in value of the relevant property resulting from the loss, destruction or damage.

(c) If the Vendors and the relevant Purchaser are unable to agree on the amount by which the Purchase Price is to be reduced pursuant to clause 6.6(b)(iii) within 10 Business Days of commencing discussions, the amount shall be determined by an expert appointed by the Vendors and the relevant Purchaser (or, failing agreement within five Business Days of the end of that 10 Business Day period, appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry) within 10 Business Days of an instruction from either party to the disagreement. If that determination is not completed by the Principal Completion Date or the relevant Forestry Block Completion Date, as applicable, the relevant Completion shall be deferred until the fifth Business Day following that determination.

6.7 Pre-Completion dividend of Net Working Capital

(a) Subject to compliance with the Companies Act, and repayment of advances pursuant to clause 6.3 on or before Completion on the Principal Completion Date (including by way of set off against any dividend declared under this clause), the Vendors may procure that a dividend (imputed to the extent possible) be declared and paid by each Company on or immediately before the Principal Completion Date in an amount equal to, in respect of each Company, the Net Working Capital of that Company at that time, and made substantially on the basis disclosed to Kiwi prior to the date of this Agreement.

(b) The Vendors will notify Kiwi of any dividends to be paid pursuant to this clause prior to the date thereof together with details of the calculation thereof and will not make such payment if Kiwi reasonably objects thereto on the basis that such payment does not meet the requirements of this clause.

(c) Within 30 Business Days after the Principal Completion Date, FCFIL will provide Kiwi with a statement (**Certified Working Capital Statement**) certified as correct by the Vendors' Auditors in accordance with sub-paragraph (d), detailing the Net Working Capital of each Company as of Completion on the Principal Completion Date, together with such working papers as Kiwi may reasonably require to satisfy itself as to the calculation of such amounts.

(d) On completion of the preparation and audit of the Certified Working Capital Statement, the Vendors must procure that the Vendors' Auditors deliver to Kiwi that statement and a copy of an audit review from the Vendors' Auditors addressed to the Vendors and Kiwi, jointly, to the effect that the Certified Working Capital Statement correctly sets out and calculates the Net Working Capital of each Company. Kiwi will provide the Vendors and the Vendors' Auditors with access to all relevant accounts, financial records and books of each Company as they may require for the purposes of sub-paragraphs (c) and (d) of this clause.

(e) Subject to sub-paragraph (g) of this clause, if the Net Working Capital of a Company as at Completion on the Principal Completion Date as set out in the Certified Working Capital Statement differs from the amount paid under sub-paragraph (a), then within five Business Days after the date of delivery of the Certified Working Capital Statement, either:

(i) Kiwi shall be required to pay (or procure the relevant Company to pay or, at the Kiwi's option, to assign or novate to FCFIL any assets and/or liabilities forming part of the Net Working Capital of a Company at the Principal Completion Date) to FCFIL the amount by which the aggregate dividend paid under sub-paragraph (a) in respect of each Company is less than the aggregate of the actual Net Working Capital determined by the Certified Working Capital Statement for each such Company; or

(ii) FCFIL shall be required to pay to Kiwi (or, at Kiwi's option, to the relevant Company) in cash the amount by which the aggregate dividend paid under sub-paragraph (a) of this clause in respect of each Company is greater than the aggregate of the actual Net Working Capital determined by the Certified Working Capital Statement for each such Company.

(f) The costs of the Vendors' Auditors in preparing and reviewing the Certified Working Capital Statement shall be borne by the Vendors.

(g) If Kiwi or the Vendors dispute any aspect of the Certified Working Capital Statement, then:

(i) FCFIL and Kiwi shall negotiate in good faith for a period of 10 Business Days from the date of the Certified Working Capital Statement in order to attempt to resolve the matter and determine the further adjusting payment that is necessary and the party obliged to make that payment; and

(ii) where the dispute is not resolved pursuant to sub-paragraph (i), then either FCFIL or Kiwi may refer such dispute or difference to a single arbitrator to be agreed upon by the parties in dispute (or failing agreement as to the arbitrator, then the President of the Auckland District Law Society will appoint the arbitrator) to be determined by arbitration in accordance with the provisions of the Arbitration Act 1996 and its amendments in force from time to time. The decision of the arbitrator shall be final and binding on the parties, and the party obliged to make a payment as a result of the arbitrator's decision shall do so within five Business Days of that decision. The arbitrator shall determine who shall bear its costs.

(h) FCFIL will pay to the IRD any GST liability of the Companies accrued but unpaid as at Completion on the Principal Completion Date arising in relation to periods prior to the Principal Completion Date, no later than the last day on which the Companies are required to account for GST in respect of taxable supplies made prior to Completion on the Principal Completion Date.

6.8 Vendors' access arrangements

(a) With effect from the applicable Completion Date, the Purchasers agree to grant to the Vendors, FCF and their Related Companies, and their agents and contractors rights of access to the roading infrastructure passing through the Land and the TFL Property for the carriage of goods of the Vendors, FCF or their Related Companies, including wood, chip and lumber, and to other areas or assets, in each case for use in connection

with the management of FCF's processing, distribution and marketing business, on the basis of the principles set out in Schedule 15 and such other terms and conditions agreed by the parties. As soon as practicable following the date of this Agreement, the Vendors and the relevant Purchaser or Purchasers will negotiate in good faith and agree upon the terms and conditions of such access arrangements on the basis of the principles set out in Schedule 15.

(b) If the parties (including FCF and its Related Companies), are unable to agree the terms and conditions of such access arrangements then such terms and conditions shall be determined by an appropriately qualified independent expert, who is mutually acceptable to the Vendors, FCF and their Related Companies and the relevant Purchaser or failing agreement within five Business Days, as appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry. The expert shall act as an expert and not as arbitrator, and the costs of the expert shall be borne equally by the Vendors, FCF and their Related Companies, as one party, and the relevant Purchaser.

(c) The Purchasers agree to provide reasonable assistance to the Vendors in respect of the Vendors' negotiations to obtain access rights to the roading infrastructure over land held by the Central North Island Forest Partnership (in receivership) or its successors and permitted assigns, provided that such assistance shall not be required if that would adversely affect any Purchaser's negotiations. If the arrangements negotiated by the Purchasers in respect of such land would permit them to allow access over such lands by the Vendors or their Related Companies in respect of their wood processing operations, then the Vendors and the Purchasers shall negotiate in good faith to agree upon commercially reasonable terms for such access unless to do so would adversely affect any Purchaser's negotiations.

(d) This clause 6.8 is intended to create third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) for FCF and its Related Companies, provided that nothing in this clause 6.8 creates any third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) on any other person.

(e) If the Lease referred to as "Te Kooti" (Document Reference 4.20 in the due diligence material index) is transferred to OTPP under this Agreement, OTPP will not unreasonably withhold its consent to any request by Ngatapa Station Limited for access across that property provided that Ngatapa Station Limited and all persons authorised by Ngatapa Station Limited agree to comply with all reasonable rules and requirements imposed by OTPP as a condition of consent to such access. This obligation is subject always to any rights of the lessor of the Te Kooti Lease under that Lease and subject to the proviso that OTPP is entitled to withhold its consent if it is likely that in authorising such access OTPP will or is likely to prejudice its rights and interests under that Lease. OTPP will use all reasonable endeavours to assist Ngatapa Station Limited in securing permanent access over the Te Kooti block. This clause is intended to create enforceable rights for Ngatapa Station Limited for the purposes of the Contracts (Privity) Act 1982.

6.9 **IT and systems**

(a) The parties acknowledge and agree that Kiwi is to be transferred the Vendors' IT systems identified in Part 8 of Schedule 7 to the extent that the Vendors are legally able to do so. In respect of such systems and any systems retained by the Vendors (or any of their Related Companies) that contain Forestry Records or that the Purchasers otherwise need access to following the applicable Completion Date, the Vendors and the Purchasers shall work together in good faith for a reasonable period of time to implement appropriate access and usage arrangements on the basis of the following principles:

(i) the Vendors will assist the Purchasers to obtain any necessary licences for such systems where the Vendors are not permitted by the relevant licensors or otherwise to transfer the licensed systems;

(ii) the Vendors will not charge any fee or royalty in relation to the systems transferred to the Purchasers or to access information relating to the Vendors' Property retained or embedded on a Vendor's system (subject to appropriate security protocols);

(iii) the Vendors will work with the Purchaser's employees, agents and contractors to facilitate the transfer of such systems and/or the all relevant data (including duplicate copies of any embedded data);

(iv) the Vendors agree to make staff available to assist with IT data transition on a labour reimbursement basis only, subject to such provision not having an adverse impact on the Vendors' businesses; and

(v) the Vendors shall not be responsible for the outcome of data transfer/extraction or other transition processes, except in the case of gross negligence or wilful misconduct.

(b) The Purchasers acknowledge that the Vendors may require on-going use of a portion of the IT systems transferred to Kiwi under this Agreement (and will require such access if the TFL Forestry Right is not transferred to Kiwi) and, accordingly, as soon as practicable following the date of this Agreement, the Vendors and Kiwi will identify the relevant systems and requirements and negotiate in good faith license arrangements for the relevant source and object code to provide the Vendors with such use for the period for which they need such use (which arrangements may include, if applicable, a sharing of the Purchaser's third party costs of any relevant system or licenses but shall otherwise be free of charge), and other arrangements concerning maintenance and administration of those systems, security protocols and the use of a single administrator of the systems where appropriate to administer such systems.

(c) The parties acknowledge that the Purchasers will be engaging third parties to perform data conversions and systems installation/integration services and the Vendors will not be responsible for such matters.

(d) The Vendors and Kiwi and the OTPP/Viking Manager respectively must negotiate in good faith to agree arrangements for the transfer back to the

Vendors of all Forest Records and other information and data held by Kiwi and the OTPP/Viking Manager as a result of acting as manager under clause 4.9 in respect of any Forestry Blocks that are not transferred to a Purchaser under this Agreement (including in relation to the TFL Property, if applicable). Such arrangements are to be on an equivalent basis to the principles set out in paragraph (a) above.

6.10 Business arrangements

Prior to the Principal Completion Date, the Vendors shall procure that each Company novates to a Vendor or is otherwise released from all agreements, arrangements or understanding to which it is a party (including the crown leases listed on Schedule 2), other than the Business Agreements to which that Company is a party.

7. Completion

7.1 Time and place

Completion is to take place at 2.00pm on the applicable Completion Date at the offices of the Vendors' solicitors, Bell Gully, Auckland, or at such other place or at such other time on the applicable Completion Date as the Vendors and the relevant Purchasers may agree. Completion is to have effect as at 8.00 am on the applicable Completion Date.

7.2 Possession and title

Subject to clauses 3.4, 4, 8, 9, and 13, possession of and title to the Vendors' Property, the TFL Forestry Right and the Companies' Shares is to be given and taken on the Principal Completion Date, on which date the relevant Vendor must sell, transfer and assign the Vendors' Property and the Companies' Shares to the relevant Purchaser (and the Vendors must procure that TFL sells, transfers and assigns the TFL Forestry Right to Kiwi), and the relevant Purchaser must accept such sale, transfer and assignment and must assume responsibility for the Assumed Liabilities being assumed by that Purchaser.

7.3 Delivery of possession on the applicable Completion Date

(a) Subject to clauses 3.4, 4, 8, 9, and 13, on the applicable Completion Date the Vendors must deliver and make available to the relevant Purchaser, at the premises at which the Equipment, the Forest Records and the Company Records are situated (or, where practicable, at the place of completion under clause 7.1, or at such other place as any Equipment, Forest Records and the Company Records may be or the Purchasers may reasonably request), possession and control of the Equipment, the Forest Records and the Company Records in respect of the Vendors' Property being transferred on the applicable Completion Date.

(b) Where the Vendors are required to have access for their own purposes, including accounting and tax purposes or to defend or prosecute any claim relating to the Vendors' Property or the TFL Property for periods prior to the

applicable Completion Date, to any original Forest Records or Company Records following Completion which have been delivered to a Purchaser at Completion in accordance with this clause 7.3, the relevant Purchaser must allow the Vendors to have reasonable access to such Forest Records or Company Records at all reasonable times during the period of six years from the applicable Completion Date and to take one copy (at the Vendors' cost) of those Forest Records or Company Records, as reasonably required by the Vendors provided that each Purchaser shall not be obliged to keep such Forest Records or Company Records in any particular form or in any particular location (other than as required by law).

7.4 **Vendors' obligations relating to the Vendors' Property**

Subject to clauses 3.4, 4, 8, 9, and 13, to effect Completion in respect of the Vendors' Property being transferred on the applicable Completion Date the relevant Vendor must deliver to the relevant Purchaser:

(a) **Leases**

registrable transfers of registered Leases, or transfers of unregistered leases, and any deeds of covenant required by the lessors to such assignment or transfer (in the form approved in accordance with clause 4.8), in each case executed by FCFIL (to the extent required by law or the terms thereof), (with the consents of the Crown with them in the case of the Leases with the Crown), together with the originals of the relevant Leases and all associated documentation (or certified true copies if the original Lease is not held by FCFIL or any of its Related Companies);

(b) **Forestry Rights and Cutting Rights**

registrable transfers of the Forestry Rights and the Cutting Right and any deeds of covenant required by the grantors to such transfer or assignment (in the form approved in accordance with clause 4.8) in each case executed by the relevant Vendor or, in the case of the TFL Forestry Right, TFL (to the extent required by law or the terms thereof), together with the originals of the relevant Forestry Rights and Cutting Rights and all associated documentation (or certified true copies if the original Forestry Right or Cutting Right are not held by the relevant Vendor or any of its Related Companies);

(c) **Resource Consents**

transfers of the Resource Consents (and applications for any resource consents that are currently being processed) to the extent not held by the Companies or transferred automatically with the transfer of the Vendors' interest in the related Land (in which case reasonable evidence of the automatic transfer shall be provided), together with evidence of any consents or confirmation of notification from the relevant regulatory authorities required to effect such transfers;

(d) **Security Interests**

fully executed and registrable releases of all Security Interests over the Property, the Companies' Shares, the TFL Property or any part thereof;

(e) **Consents**

such required consents and confirmations to, or notifications of, assignment or transfer from:

(i) grantors of the Forestry Rights and the Cutting Right;

(ii) lessors of the Leases;

(iii) contracting parties to the Business Agreements; and

(iv) the Maori Land Court under the Te Ture Whenua Maori (Maori Land) Act 1993 (New Zealand),

as are set out in Schedules 2 and 3 in relation to the Forestry Rights, Cutting Right and Leases that are being sold, transferred, assigned or novated on the applicable Completion Date;

(f) **Business Agreements**

executed assignments (where required pursuant to the relevant Business Agreement) or novations of the Business Agreements that are being transferred on that applicable Completion Date together with the relevant original Business Agreement (or a certified true copy if such original is not held by the relevant Vendor or any of its Related Companies);

(g) **Tenancies**

copies of all documents constituting the Tenancies and executed assignments thereof (together with all consents to assignment required thereunder, if any, and any rent authority letters for those Tenancies where rents will be payable to the Vendors following the applicable Completion Date) to the extent held by the relevant Vendor or any of its Related Companies;

(h) **Resolution**

(i) unanimous resolutions of the Board and shareholders of each of the Vendors approving all the transactions contemplated by this Agreement, including resolutions under section 129 of the Companies Act;

(ii) resolutions of the Board and shareholders of TFL approving the sale of the TFL Forestry Right, including resolutions under section 129 of the Companies Act; and

(i) **Other Documents**

all other documents and things necessary to transfer to the relevant Purchaser title to and possession of the Vendors' Property or the TFL Forestry Right and which the relevant Purchaser may, by notice in writing to the Vendors not less than 10 Business Days before the applicable Completion Date, reasonably require.

7.5 **Vendors' obligations relating to the Companies' Shares**

Subject to clauses 8, 9, and 13, to effect Completion in respect of the Companies' Shares being transferred to Kiwi on the Principal Completion Date (and the relevant Company), the Vendors must deliver to Kiwi:

(a) **Share transfers and certificates**

registrable transfers of the Companies' Shares executed by FCFIL in favour of Kiwi, together with the relevant share certificates or a certificate from a director of the relevant Company certifying that no share certificates have been issued;

(b) **Resignations**

the written resignations of all the directors and officers (if any) of each Company appointed by FCFIL from their respective offices as director and/or officer with written confirmation that they are owed no money by the relevant Company and have no claim against the relevant Company, in a form acceptable to Kiwi acting reasonably;

(c) **Releases**

releases of all Security Interests over the Companies' Shares, together with releases of any guarantees or indemnities given by any Company in favour of the Vendors or any of the Vendors' Related Companies or in favour of any other person, if any, in a form acceptable to Kiwi acting reasonably;

(d) **Repayment of debt**

evidence acceptable to Kiwi acting reasonably that all moneys have been paid or repaid under clause 6.3;

(e) **Board resolutions**

a unanimous resolution in writing of the relevant board of directors of each Company (passed prior to the taking effect of the resignations referred to at sub-clause 7.5(b)):

(i) in the case of each Company, approving for registration the transfers of the relevant Company Shares; and

(ii) appointing such persons as Kiwi may nominate to be directors of each Company; and

(f) **Other records**

all such other resolutions, documents or records as may reasonably be required by Kiwi (and notified to the Vendors at least 10 Business Days prior to Completion) to transfer unencumbered ownership of the Companies' Shares to Kiwi.

7.6 **Information and certificates**

(a) From the Principal Completion Date, the Vendors shall permit the Purchasers, at the Purchasers' cost, to have access to any business records relating to the Property which the Vendors are required by law to retain in their possession and to take copies thereof at the Purchasers' cost.

(b) Immediately prior to completion on each Completion Date, the Vendors and the relevant Purchasers shall provide the other with the certificate required under clause 10.12.

7.7 **Purchasers' obligations**

Subject to clauses 3.4, 4, 8, 9, and 13, to effect Completion each Purchaser must in respect of the Property being transferred to that Purchaser on the applicable Completion Date:

(a) **Agreements, Transfers and Assignments**

deliver to the Vendors, original counterparts, duly executed, if required by law or by the terms thereof, by the relevant Purchaser, of the transfers, assignments, deeds of covenant, assignments or novations referred to in clause 7.4;

(b) **Overseas Investment Act**

deliver to the Vendors a copy of the consent to the transactions contemplated by this Agreement required to be obtained by Viking and OTPP pursuant to the Overseas Investment Regulations 1995 (New Zealand); and

(c) **Payment**

pay the Purchase Price in accordance with clause 8.1; and

(d) **GST**

pay, or have elected to pay by way of offset, GST in accordance with clause 5.

8. Payment of the Purchase Price

8.1 Payment

The Purchase Price (and any other payments specified below) must be paid in accordance with this clause 8.

(a) **Completion**

On the Principal Completion Date, immediately after the Vendors have complied with clauses 7.3, 7.4 and 7.5 the Purchasers must deliver to the Vendors (including on behalf of TFL in respect of the TFL Forestry Right) the Purchase Price (as adjusted if required pursuant to clauses 3.4, 4.1(d) and/or 6.6(b)(iii)).

(b) **Payment of Estimated Apportionments**

On the applicable Completion Date, contemporaneously with the payment referred to in clause 8.1(a), the relevant Purchaser or the Vendors (as the case may be) must deliver to the Vendors or the relevant Purchaser (as the case may be) the amount specified for payment by that party in the Estimated Apportionment Statement required in terms of clause 2.3(b), plus GST (in accordance with clause 5.1), if any.

(c) **Time of the essence**

Time is of the essence with respect to payments referred to in this clause 8.1.

8.2 Method of Payment

All payments to be made by the parties under this Agreement will be made:

(a) **Same day funds**

on the due date in same day cleared funds in the manner reasonably specified by the recipient; and

(b) **Free and clear**

free of any deduction, withholding, set-off, counterclaim, restrictions or conditions.

8.3 Default Interest

If a party does not pay any sum payable by it under this Agreement as and when due and in the manner provided in this Agreement, it must pay Default Interest on that unpaid sum. Default Interest is to accrue on any unpaid sum from day to day from the due date to the date of actual payment, both before and after judgment. Interest on overdue payments is to be capitalised monthly. The demand for or the

4. Properties and Forests

(a) **Accuracy**

The information set out in Schedules 5 and 6, is, as at the date of this Agreement, true and accurate and, as to the matters covered in each such Schedule, complete. In this warranty:

(i) **Complete** means that all material information in the possession or knowledge of the Vendors or their Related Companies in relation to the relevant Schedule has been provided; and

(ii) **True and Accurate** means that information is not, to the Vendors' knowledge, misleading or inaccurate.

(b) **Breaches, Enforcement Action, Public Works**

(i) To the Vendors' knowledge, neither of the Vendors, none of the Companies nor TFL is in breach of any material agreement with respect to, or any material obligation affecting, any Property or the TFL Property (in the case of TFL) and there are no outstanding enforcement actions in respect of any Property or the TFL Property by a grantor, landlord, tenant or other person.

(ii) All material terms and conditions of the Cutting Right, the Forestry Rights and the Leases have, to the Vendors' knowledge, been complied with by all parties to each such document in all respects, neither the Vendors nor any, none of the Companies nor TFL has received any notice requiring any default or breach to be remedied, and there is no outstanding material dispute with any party to the Cutting Right, the Forestry Rights, the Leases, the Business Agreements or the Resource Consents.

(iii) To the Vendors' knowledge, there are no circumstances which would entitle (or if continued would entitle) any landlord, licensor or other person to terminate any Lease, Forestry Right or Cutting Right or would otherwise materially restrict or terminate the continued possession or occupation of the Land or the TFL freehold land that is subject to any such Lease, Forestry Right or Cutting Right.

(iv) To the Vendors' knowledge, no Property nor the TFL Property is subject to or affected by any planning permission or development permit or, any proposals for road widening or subject to any order or resolution for its compulsory acquisition under the Public Works Act 1981.

(c) **Interests**

(i) There are no material leases, restrictions, easements, options, land improvement agreements, claims or unrecorded agreements affecting the relevant Purchaser's rights in respect of the Land or

the TFL Forestry Right, other than those recorded on the Certificates of Title in respect of the freehold Land, those recorded in the Leases, the Forestry Rights or the Cutting Right, those recorded on the Certificates of Title in respect of the Land subject to the Leases, the Forestry Rights or the Cutting Rights as at 13 October 2003 and those recorded in the Business Agreements as at the date of this Agreement.

(ii) Further, with respect to such material leases, restrictions, easements, options, land improvement agreements, claims or unrecorded agreements affecting title to any Land, there will be no material breaches or defaults by either the Vendors or any Company, as applicable, and the same will not materially interfere with the use of the Property for the purpose currently used by such persons.

(d) **Access and easements**

There are, or will at the applicable Completion Date be, appurtenant to the Land or the TFL freehold land, as the case may be, all legal access rights necessary and sufficient for maintenance, management and harvesting operations being undertaken on that land as at the applicable Completion Date, and the Vendors have no reason to believe that such legal access rights will be terminated or impaired in any way after the applicable Completion Date and have no knowledge of any circumstances that may lead to termination or impairment of such access after the applicable Completion Date or that would impair the relevant Purchaser's ability to obtain the required legal access to the Property or the TFL Property for forestry purposes after the applicable Completion Date, for activities to be undertaken after that date, on commercially reasonable terms.

(e) **No encroachment**

The Vendors have, and the relevant Company or Companies have, employed all reasonable precautions in planting to ensure no encroachment on to land contiguous to any Land or the TFL freehold land occurs and, at the applicable Completion Date, there will be no material encroachment of planting onto land contiguous to any parcel of Land.

(f) **No Requisitions**

There are no material outstanding requisitions, disputes or requirements imposed by any local, territorial or government authority in respect of any of the Freehold Land or, in respect of the Non-Freehold Land or the TFL freehold land, which the Vendors, the Companies or any of their Related Companies has knowledge of. In addition, none of such persons has knowledge of any material threatened requisition, dispute or requirement in respect of any of the Land or the TFL freehold land or any matter or thing that may reasonably be expected to result in such requisition, dispute or requirement.

(g) **FSC Certification**

The Vendors' and the Companies' Forestry Stewardship Council Certification is valid in all respects, as of the Principal Completion Date.

(h) **Treaty of Waitangi claims**

No claims have been submitted to the Waitangi Tribunal in respect of any Land or the TFL freehold land under the Treaty of Waitangi Act 1975.

(i) **Harvestable Area**

The Net Stocked Area as at 31 October 2003:

(i) of the Land and the freehold land that forms part of the TFL Property was not less than 103,512.5 hectares; and

(ii) of the Land (not including the freehold land that forms part of the TFL Property) was not less than 82,565 hectares.

5. Environmental

(a) The present uses of the Land and the TFL freehold land comply with all Environmental Requirements in all material respects.

(b) FCFIL, TFL or the relevant Company has dealt with any Contaminant deposited or discharged by it or of which it is aware to the extent such Contaminant has a significant and adverse effect on the Environment in accordance with the requirements of all Environmental Requirements in all material respects.

(c) No Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has a significant and adverse effect on the Environment or could give rise to liability under the Environmental Laws) has been deposited or discharged onto or beneath the surface of any Land or the TFL freehold land (including water bodies) by the Vendors, TFL or the Companies other than in accordance with the requirements of all Environmental Requirements, and, to the Vendors' knowledge having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors and FCF's relevant current employees only, no previous owner of any of the Land or the TFL freehold land has deposited or discharged any Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has a significant and adverse effect on the Environment or could give rise to liability under the Environmental Laws) onto or beneath the surface of any Land or TFL freehold land, in circumstances where the Contaminant or Hazardous Substance belongs to FCFIL or the relevant Company or any of their or any Related Companies' operations other than in accordance with the requirements of all Environmental Requirements.

(d) To the Vendors' knowledge, there is no action or significant expenditure required by the Vendors, TFL or any of the Companies to comply with

actual and current requirements of any Governmental agency under Environmental Requirements.

(e) To the Vendors' knowledge, there is no Environmental Matter that may result in the cancellation, material limitation, material variation or non-renewal of any Environmental Approvals.

(f) To the Vendors' knowledge, having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors and FCF's relevant current employees only, no aspects of any former owner or occupier's occupation or use of any Land or the TFL freehold land is reasonably likely to give rise to loss, liability, claims, prosecutions or legal proceedings against the owner or occupier of the Land or the TFL freehold land in relation to Environmental Requirements.

(g) In this section, the following definitions apply:

Contaminant has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environment has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environmental Approvals means all approvals, authorisations, consents, licences, clearances and exemptions required under Environmental Law in relation to the Land;

Environmental Law means all applicable national and local legislation (including, without limitation, the Resource Management Act and the Hazardous Substances and New Organisms Act 1996), directives, and regulations, district and regional plans (including any guidelines or similar rules which have legally binding effect) which relate or apply to an Environmental Matter or the Environment and the Land or the TFL freehold land;

Environmental Matter means:

(i) non-compliance with any existing Resource Consent;

(ii) pollution or contamination;

(iii) the disposal, release, spillage, deposit, escape, discharge, leak or emission of, contact with, or exposure of any person to, any Hazardous Substance or Waste;

(iv) the creation of existence of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment; and

(v) any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment;

Environmental Requirements means any Environmental Law and Environmental Approvals relating to the Land or the TFL freehold land;

Hazardous Substance has the meaning given to that term in the Hazardous Substances and New Organisms Act 1996 as at the date of this Agreement; and

Waste means any waste, including any thing which is abandoned, unwanted or surplus, irrespective of whether it is capable or being recovered or recycled or has any value or not.

6. Equipment and Information Technology

(a) **Equipment**

The Equipment constitutes all the equipment owned by the Vendors (or one of their Related Companies) that is primarily and principally used by the Vendors for the operation of the Companies and the Vendors' Property other than equipment that forms part of the Excluded Property.

(b) **Systems**

All of the computers and electronic systems that form part of the Equipment are under the sole control of the Vendors or the Company responsible for them and are not shared with or used by or on behalf of or accessible by any other person.

Schedule 2: Leases

Part A – FCFIL Leases

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.1	Double Crossing	Nigel Baker [Private]	20 February 1984	Part Lot 1 DP 13787 CT G3/1494 (Hawkes Bay Reg)	430764.1 (Head lease) Sublease not registered Caveat placed by FCFIL	No Required Consent	FCFIL sublease, or forestry right if converted, to be registered at LINZ	Viking
4.2	Kawerau A2	(RurUanga No 2 Trust) John Vercoe, William Coates, Den Hoheps and Elsie Edwards [Māori]	8 May 1987	Kawerau A Section 2 Block	Lease not registered (Noted at Māori Land Court)	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable. (c) The parties to obtain confirmation from the lessor that the beneficial owners of the land have waived their first option to take the assignment.		OTPP

[1] The names of the responsible trustees of the Māori Trusts listed below are included for reference purposes only and have not been independently verified by the Vendors. A Required Consent obtained from those trustees acting on behalf of the relevant Māori Trust at the time such Required Consent is given shall be sufficient evidence of such Required Consent.

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.3	Kawerau A3	Kawerau A3 Ahu Whenua Trust Responsible Trustees: Taima Green, Hinerauhuia Te Pou, Phillip Peters, Robert Thompson, Te Maungarangi Te Rire, Te Urupiki Samuel, William Coates, William Coates (Jnr) [Māori]	8 May 1987	CT SA PR281/151 Kawerau A Section 3 Block	Lease not registered (Noted at Māori Land Court)	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable. (c) The parties to obtain confirmation from the lessor that the beneficial owners of the land have waived their first option to take the assignment.		OTPP
4.4	Mangapapa	The Māori Trustee [Māori]	5 November 1984	Part Waichau B No 1^ Block and Part Oputea B2 Block (Gisborne Reg)	ML21742 endorsed 21/02/85	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent, and it has adequate technical skills and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the		OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease(s) number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						lease, expressed or implied.		
						(d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.		
4.5	Mangorewa FP	Mangaroa Kaharoa Te Taumata Trust Responsible Trustees: Arthur Warren, George Barry, George Rohu, John Ransfield, NZI Corp Ltd, Rereamaru Wihapiro Sam Hohunga, Selwyn Bennet, Wharekonohu Te Moni [Māori]	20 November 1979	Part Mangorewa Kaharoa,Te Taumata Block (South Auckland Registry) CT SA 30D/407	H528032	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe and perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the		OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						lessor's prior written consent.		
4.5	Mangorewa TC	Mangorewa Kaharoa Te Taumata Trust Responsible Trustees: Arthur Warren, George Barry, George Rehu, John Ransfield, NZI Corp Ltd, Rereamanu Whapi, Sam Rahunga, Selwyn Bennett, Wharekorohu Te Moni [Māori]	20 November 1979	Lot 1 DPS 27490 and being part Mangorewa Kaharoa Te Taumata Block (South Auckland Registry) CT SA 33D/406	H503357	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe and perform and keep all of the covenants and conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.	The name of the registered lessee to be changed to FCFIL at LINZ and noted at the Māori Land Court	OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.7	Ngahuinga	Ngahuinga Motumoko Ahu Whenua Trust Responsible Trustees: Harlow Anderson, Burt Messent, David Carson, Maurice Toitoi, Pat McManus, Pereika Twist, Rangi-Haumata Anderson, Te Aroha Toki, Thomas Higgins [Māori]	18 April 1983	Ngahuinga Block (South Auckland Registry) CT SA 48C/353	Not registered Caveat lodged 5211349.1 by FCFIL	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe and perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.		OTPP

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.8	Ngapeke 5D	Ngapeko 5D Trust Responsible Trustees: Bob Roberts, George King, Horare Mohl, Iripa Wihapi [Māori]	22 November 1985	Part Ngapeke 5D, situated in Block XV of the Tauranga Survey District (South Auckland Registry) CT SA 731/271	Not registered Caveat lodged B676756.1 by FCFIL	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.		OTPP
4.9	Okere 1E	Okere 1E Trust Responsible Trustees: Māori Trustee	1 December 1984	Okere 1E Block 3 and Rotoiti 5D (South Auckland	Not registered	(a) The parties to obtain consent from the lessor.		An SPV of an SPV owned by OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
		Advisory Trustees: Joseph Pinker, Merle Geros, Riki Curtis [Māori]		Registry) CT 5A 28A/527				
4.10	Omaio	The Proprietors of Mangaroa and Other Blocks [Māori]	30 May 1983	Mangaroa Block (Gisborne Registry)		(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter a direct Deed of Covenant with the lessor agreeing to observe and perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor stating that they will not transfer their shares in the relevant Purchaser without the		OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						lessor's written consent.		
4.11	Paengaroa South 4	Paengaroa South 4 Ahu Whenua Trust Responsible Trustees: John Moko, Joseph Pinker, Kena Anipene, Logan Hall, Nini Nikora, Te Pora Kamete [Māori]	1 August 1985	Paengaroa South No 4 Block CT 5A PR 211/125 (South Auckland Registry)	Not registered	(a) The parties to obtain consent from the lessor.		An SPV of an SPV owned by OTPP
4.12	Pahautea	Pahautea F Trust Responsible Trustees: Emily Rameka, NZ Guardian Trust Ltd, Nigel Baker, Te Rea Whakakotahi, Topia Rameka, Whakapumautanga Downs [Māori]	1 August 1984	Part Pahautea Block CT 35D/459 (South Auckland Registry)	B502331.1	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably withheld to a reputable and solvent party. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent.		OTPP

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.14	Ponaus	Ponaua A Ahu Whenua Trust Responsible Trustees: Colleen Honeycombe, Henry Nuku, Mary Pita, Merita Teddy, Peter Bird, William Bird (Māori)	1 November 1982	Ponaua Block (Gisborne Registry)	Lease noted at Māori Land Court	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.	The name of the lessee to be changed to FCFIL at the Māori Land Court	OTPP

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.15	Rotoiti 3V3	Rotoiti 3V3 Lands Trust - Responsible Trustees: Edwin McKinnon, Rapi Winiata, Joseph Malcolm, Mal Hohepa, Whakarewa Hunuhunu	30 July 1965	Rotoiti 3V3 (South Auckland Registry)	Lease noted at Māori Land Court	(a) The parties to obtain consent from the lessor.	The name of the lessee to be changed to FCFIL at the Māori Land Court	OTPP with sublease to Viking
4.19	Tataraakina	Tataraakina C Trust Responsible Trustees: Gilbert Brown, James Hill, John Wall, Joseph Young, Rere Puna, Rurudurua Hiha, Te Whetu Tipiwai	28 March 1981	Tataraakina C Block CT 41/1476 (Hawkes Bay) VRN 9541/2109 & VRN 8520/715B	Not registered	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent.	Lease to be registered at LINZ (Note: Consent of caveators (Her Majesty the Queen and Broadcast Communications Limited) to be obtained to the registration of the lease) Lease to be noted at the Māori Land Court	OTPP

5308631_2

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.20	Te Kooti	Tataraakina C Trust Responsible Trustees: Gilbert Brown, James Hill, John Wall, Joseph Young, Rere Puna, Ruruarua Pihau, Te Whetu Pulwai [Māori]	15 April 1983	Tataraakina C Block CT J1/1476 (Hawkes Bay) VRN 8820/715A & VRN 8541210C		(a) The parties to obtain the lessor's prior written consent, not to be unreasonably withheld in case of reputable and solvent assignee. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent.	Lease to be registered at LINZ [Note: Consent of caveators (Her Majesty the Queen and Broadcast Communications Limited) to be obtained to the registration of the lease] Lease to be noted at the Māori Land Court Obtain consent from the lessors for access for the grantee of the Ngatapa Forestry Right and the grantee's employees, agents, contractors, licensees and invitees over the Te Kooti Forestry Block for all purposes in connection with the use of the Ngatapa Forestry Block under the terms of the Ngatapa Forestry Right and OTPP agrees to assist the obtaining of such consent by agreeing to vest in the lessor of the Te Kooti Block its interest in the bridge providing access to the Te Kooti Block following the expiry of the existing leases over the Te Kooti Block and the Tataraakina Block.	OTPP
4.21	Tikitere	Pahiohina Mourea 1 & Tikitere A (Aggregated) Ahu Whenua Trust Responsible Trustees: Barrett Vercoe, Parehuia Aratima, Pirahira Fenwick, Te Hurihanganui Whata, William Emery [Māori]	8 August 1975	Paehinahina Mourea Block (South Auckland) CT SA 51D/227	H056192	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with technical skill and financial resources to meet FCFIL's obligations under the lease.		OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.21	Tikitere C	Tikitere C Ahu Whenua Trust Responsible Trustee: Māori Trustee [Māori]	[Undated]	Tikitere C Block CT PR 254/75 (South Auckland)	Not registered	(a) The parties to obtain consent from the lessor.		OTPP
4.22	Tiaki	Pahikohuru No.1 Trust Responsible Trustees: Ada Coorf, Bill Galvin, Colleen Cotter, Mavis Heiti, Tana Tahau, Thomas Gillies	17 June 1981	Pahokohuru No. 1 (South Auckland Registry) VRN 7425/800		(a) The parties to obtain Māori Trustee's prior written consent such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent	The name of the lessee to be changed to FCFIL at the Māori Land Court	OTPP
4.23	Tuararangaia 1B	Tuhoe-Waikaremoana Māori Trust Board [Māori]	13 May 1983	Part Tuararangaia 1B Block being situated in Blocks 3, 4, 7 and 8 Rangitaiki Lower Survey District CT274/5E (South Auckland Registry)	5130557.7	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent or it has adequate technical skills and financial resources to meet FCFIL's obligations under the lease.		OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.24	Tuararangaia -Tahora 2G2	The Tuhoe-Waikaremoana Māori Trust Board [Māori]	10 May 1983	CT SA 274/158 Sections 2 and 3 Block 3 Rangitaiki Lower Survey District CT 16B/1069 (South Auckland Registry)	Not registered	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFL's obligations under the lease. (c) The relevant Purchaser to enter a direct Deed of Covenant with the lessor agreeing to observe and perform and keep all of the covenants, conditions and agreements on the part of FCFL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor stating that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.	Lease to be registered at LINZ	OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.25	Tuhoe	The Tuhoe-Waikaremoana Māori Trust Board [Māori]	10 April 1981	Part Te Manawa-o-Tuhoe Block (South Auckland) VRN 7171/51700	Awaiting details from MLC	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCF's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFL under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their share in the relevant Purchaser without the lessor's prior written consent.		CTPP
4.26	Waikawa	Waikawa 2B & Waikawa 3 (Aggregated) Ahu Whenua Trust	3 March 1984	Part Waikawa No. 2B and No. 3 Blocks CT 2C/519 (Gisborne Registry)	160769.4	(a) The parties to obtain consent from the lessor.		CTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
		Responsible Trustees: Bernie Hornfeck, Eddie Matcitt, Joe Koopu, Margaret Davis, Peter Wairua [Māori]		CTs GS6C/1318 & GS6C/1317				
4.27	Waipapa 2A	Stanley Newton, Waru King, Emily King, John Hone Teriaki and John Ruru Thompson (as trustees of the Waipapa 2A Lands Trust) [Māori]	3 June 1983	Part Waipapa 2A Block, (South Auckland Registry) VRN – 6961/37205		(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFIL under the lease, expressed or implied.		O1PP

DR ref.	Forestry Block name	Lessor[1]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						(c) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.		
4.28	Waitaharu	Kevin Wikatene, Dean Stebbing, Helen Rogers, Harry Bradnock, Pine Nicholls, Thomas Clarke, Hinetemoa Walker, Peter Clarke and Emily Rameka as Trustees The New Zealand Insurance Company Limited as trustee The New Zealand Guardian Trust Company Limited New Zealand Guardian Trust Co Limited & Rutene Rahui Whanau Trust Lease split by MLC between the above parties Māori	28 March 1970	CTs SA 62D/619, SA 62D/620, SA 34C/491, SA 62D/618 and SA 34C/437.	Tauhara Middle Blocks: 4A1R1 4A1R2 4A1L1C 4A1I2B 4A1K2 Noted at the Māori Land Court	(a) The parties to obtain the lessor's prior written consent.		An SPV owned by OTPP

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
4.20	Welcome Bay - Holmburg	Joan Evelyn Holmburg	24 March 1986	Lot 2 DP South Auckland 37412 CT SA 34D/225	H555771	(a) The parties to obtain the lessor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the lessor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFII's obligations under the lease. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the lessor agreeing to pay the rent and to observe, perform and keep all of the covenants, conditions and agreements on the part of FCFII under the lease, expressed or implied. (d) If required by the lessor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the lessor that they will not transfer their shares in the relevant Purchaser without the lessor's prior written consent.		CTPP

5308631_2

Part B – Crown leases

DR ref	Forestry Block name	Lessor[2]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
4.13	Pinnacles-Kaharoa FF (Crown Lease)	Her Majesty the Queen	30 June 1983	Section 6 Block 2 Raroit Survey District (South Auckland Registry)	Underlying land not registered	(a) No Required Consent.		OTPP
4.16	S.F.3 (Crown Lease)	Her Majesty the Queen	20 March 1987	New titles area = Lot 1 DP 85780 and Lot 1 DP85781 (CT 68A/368) Lot 2-4 DP 85780, Lot 2 DP 85781, Lot 1-2 DP 97048.	H773887	(a) The parties to obtain the lessor's consent to assignment, such consent not to be unreasonably withheld.	Name of registered lessee to be changed to FCFL at LINZ	Viking will sublease to OTPP

[2] The names of the responsible trustees of the Māori Trusts listed below are included for reference purposes only and have not been independently verified by the Vendors. A Required Consent obtained from those trustees acting on behalf of the relevant Māori Trust at the time such Required Consent is given shall be sufficient evidence of such Required Consent.

DR ref.	Forestry Block name	Lessor	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
				Section 1 SO Plan 56885, Section 3 SO Plan 60147 and Section 6-8 SO Plan 60148 (CT66A/369) Current Titles LH 45A/462 LH 45A/463				
4.17	S.F.18 (Crown Lease)	Her Majesty the Queen	19 September 1978	SO plans [Not registered] SO 60849, 60850, 60851, 60852, 60853, 60855	Underlying land not registered	(a) The parties to obtain the prior consent of the lessor to assignment		Viking with sublease to OTPP
4.18	S.F.26 (Crown Lease)	Her Majesty the Queen	28 March 1987	Lot 1-2 DP South Auckland 85782 CT FH SA68A/370 = 73373 ha	H773690	(a) The parties to obtain the prior consent of the lessor to assignment	Name of registered lessee to be changed to FCF[illegible] at LINZ	OTPP with sublease to Viking

DR[1] ref	Forestry Block name	Lessor[2]	Date	Certificate of Title and Legal Description	Registered lease number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
				CT 68A/370 Exotic Area – 733.73 ha & Lots 3,4,5,6,7 DP 85702 CT 68A/371 – Indigenous Area 210.0840 to be released upon conversion to Forestry Right				

5308531_2

Schedule 3: Forestry Rights and Cutting Right

PART A – Forestry Rights

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.1	Awafalia (Tahorakuri No 2)	Tahorakuri 2 Ahu Whenua Trust Responsible Trustees: Daniel Henry, Kiri Hurae, Makere Jefferies, Margo White, Wille Perry, Kurupaiwhata, Te Aonui Materina Kapua [Māori]	1 May 1997	CT SA 48A/574 Part Tahorakuri Number 2 Block Part SECS 1 2 SO 59908PT TAHORAKURI NO 2 BLK XI TATUA SD & Part Tahorakuri Sec 16	B673647.1	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is respectable and responsible and has the financial resources to meet FCHL's commitments under the forestry right. (c) The relevant Purchaser to procure that the relevant Purchaser's principal shareholders (and if required by the grantor, the directors) enter into a Deed of Guarantee.		OTPP
3.2	Aston	Three Fellas Limited (CT SA 58C/81) (as per title) (CT SA 58C/80)	21 November 1994	CTs SA 58C/81 and SA 58C/81 Lot 1 DP South Auckland 75808	B275838 on CT SA 58C/81)	(a) The parties to obtain the grantor's prior consent.		OTPP

[3] The names of the responsible trustees of the Māori Trusts listed below are included for reference purposes only and have not been independently verified by the Vendors. A Required Consent obtained from those trustees acting on behalf of the relevant Māori Trust at the time such Required Consent is given shall be sufficient evidence of such Required Consent.

OR ref.	Forestry Block name	Grantor (Certificate of title or Maori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
		[Private]						

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.3	Browne	Andrew John Stewart Browne and Alison Ann Cullum [Private]	13 February 1995	CTs SA 13A/1193, SA 99/1291 and SA 23C/715 Section 15 Block IV Hapuakohe Survey District and Section 24 Block IV Hapuakohe Survey District	B319548	(a) The parties to obtain the grantor's prior consent.		OTPP
3.4	Carswell	John David Carswell (1/2 share) and Eric Bruce Carswell and Robyn Denise Laughton (1/2 share) [Private]	24 July 1997	CT SA HB N3/1361 Part Lot 1 DP 5261, Part Lot 2 DP 8530 and Lot 1 DP 12696	600323.1	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is respectable, responsible and has the financial resources to meet FCNZ's commitments under the forestry right. (c) The relevant Purchaser to procure that the relevant Purchaser's principal shareholders (and if required by the grantor, the directors) enter into a Deed of Guarantee.		OTPP
3.5	Cook R	Reginald Cook [Private]	(1995)	CT NA 90D/940 Lot 1 DP 122093 and Part Section 1 Block IX Wairoa Survey District	No	(a) The parties to obtain the grantor's prior written consent.	Forestry Right to be registered at LINZ.	OTPP

DR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.6	Cresswel	Mark Charles Cresswell [Private]	20 April 1995	CT SA 784/176 Lot 3 DP 30576	B260323	(a) The parties to obtain the grantor's prior consent.		OTPP
3.7	Emery (Hauringi and Taumanu)	Mariona Pearl Emery, Rapata Emery, Hurau Emery, John Himiona Hunia (as trustees) Emery Family Partnership Trust Responsible Trustees: Charles Serjeant and Keila Emery [Māori]	18 September 1987	CTs SA 6B/755, SA 47A/213 and SA 17B/627) Hauringi 7D Block, Hauringi 13A Block, Part Taumanu No 1 Block	H912843	(a) The parties to obtain the grantor's prior consent.		OTPP

DR ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(e) of the Agreement)	relevant Purchaser
3.8	Gilbert	Richard Montague Gilbert and Faye Norah Gilbert [Private]	7 March 1996	CT SA 25D/1390 Section 28 Block V Kawhia North Survey District	B332432	(a) The parties to obtain the grantor's prior consent.		OTPP
3.9	Gyde	Murray Edward Gyde, Jennifer Frances Gyde and Pauline Ellen Mary Ward [Private]	4 October 1994	CT SA 49D/625 Block XII Maraetai Survey District - Lot 1 DPS 61823 CT 49D/625 (South Auckland Registry)	B252368	(a) The parties to obtain the grantor's prior consent.		OTPP
3.10	Hauhungaroa 1C	The Proprietors of Hauhungaroa No. 1C Block Incorporation [Māori]	8 June 1995	Hauhungaroa No. 1C Block CT SA 1048/275 (part cancelled)		(a) The parties to obtain the grantor's prior consent.	Forestry Right to be registered at LINZ Forestry Right to be noted at the Māori Land Court	OTPP
3.11	Horohoro 2B	The Ngati Tuara Lands Trust	(Undated)	CT SA PR 281/180 Horohoro Section 2B Block		(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet the grantee's obligations under the forestry right.	Forestry Right to be noted at the Māori Land Court	OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
		Responsible Trustees: Audrey Wharehinga, Janine Thompson, Mervyn Murray [Māori]				(c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all the covenants and conditions on the part of FCF II under the forestry right, expressed or implied.		
3.14	Kawerau A4	Kawerau A4 Ahu Whenua Trust Responsible Trustees: Hohipera Isabel Fox, Fred Chapman, Rihari Hunia, Matamua Wetini, Ella Moses, Potikura Timi Wetini and Hapimana Whakaruru (as trustees) [Māori]	21 February 1990	More or less Kawerau A Sec 4 Blk situated in Blks XI and XV Rotoma & in Blk IX Rangitaiki Upper SD ML21784	Noted at the Māori Land Court	(a) The parties to obtain the grantor's prior consent.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.15	Kawerau A10	Ruruanga 10 Trust Responsible Trustees: Taima Green, Hinerouhu'a Te Pou, Robert Thompson, Te Urupiki Samuel, William Coates (Jnr) [Māori]	26 September 1991	More or less being Kawerau A Sec 10 Blk in Bks XI, XII and SVI Rotoma SD CT SA PR 281/63	Noted at the Māori Land Court	(a) The parties to obtain the grantor's prior consent.		OTPP
3.16	Keepa-Keepa	Patrick Rangikaiwhiria Keepa [Private]	28 November 1997	SA CT 32B/400 Ohura South B2B2A2B2 A Block		(a) The parties to obtain the grantor's prior written consent. b) The relevant Purchaser to demonstrate to the grantor that it is respectable and responsible and has the financial resources to meet FCFII's commitments under the forestry rights. (c) The relevant Purchaser to procure that the relevant Purchaser's principal shareholders (and, if required by the grantor, the directors) enter into a Deed of Guarantee.	Forestry Right to be registered at LINZ	OTPP

5308631_2

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.17	Keepa-Ohura	The Chief Executive of the Ministry of Māori Development pursuant ot the powers in Part 2 of the Māori Affairs Restructuring Act 1989 (Proprietor) – Peter Stevenson Little [Private]	2001	CT SA PR 279/1 14 Ohura South B2 B2 A2 B2B Block	5161207.1	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is respectable and responsible and has the financial resources to meet FCF1's commitments under the forestry right. (c) The relevant Purchaser to procure that the relevant Purchaser's principal shareholders (and, if required by the grantor, the directors) enter into a Deed of Guarantee.		OTPP
3.18	King Te Pohue	Murray George King and Delia May King [Private]	12 September 1974	Section 90 Block XIII Maungaharuru CT – A3/291, B3/563,B2/23,P4/506,P4.507,C2/820,P2/1116 Survey District, Rural Section 139 Pohue Bush, Rural Section 4 Pohue Bush, Part	617101.1	(a) The parties to obtain the grantor's prior consent.		OTPP

530531_2

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
				section 5 Survey Office Plan 10403, Part section 5 Survey Office Plan 10403, Part Lot 3 DP 11250				
3.20	Martin	Thomas George Martin and Philippa Alice Martin (Private)	8 February 1994	CT SA 56D/876 Lot 1 DP SA 70823 and Section 52 and 58 Block II Ngongotaha Survey District and Lot 3 DP South Auckland 70923	B205568	(a) The parties to obtain the grantor's prior consent.		OTPP
3.21	Mountfort	Christopher Alan Mountfort, Antoinette Jeanne Mountfort and BK Trustees Limited [Private]	20 January 1986	CTs SA 110/1106 and SA 1051/266 Part allotment 219 Parish of Matata, Part Allotment 220 Parish of Matata	H672330 and B543533.1	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is a solvent or respectable transferee of substance with suitable experience of managing exotic pine trees.		OTPP

DR ref.	Forestry Block name	Grantor[3] [Certificate of title or Māori Land Court Order]	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.22	Moyes	Peter John Moyes, Colin Charles McKay and Gregory Raymond Moyes [Private]	18 November 1996	CT SA 54A/497 Part section 15 Block I Wailoa Survey District Kaimai 3 Block, Part Ngamanawa Block, Part Whaiti Kuranui 5B2 Block	R413223 (FCFIL)	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is respectable and responsible and has the financialresources to meet FCFIL's commitments under the forestry right. (c) The relevant Purchaser to procure that the relevant Purchaser's principal shareholders (and, if required by the grantor, the directors) enter into a Deed of Guarantee.		OTPP
3.23	Ngamanawa 5 D2	The Proprietors of Ngamanawa Block [Māori]	[Undated]	CTs SA 27C/1306 and SA 28A/299	B514621.1	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right.		OTPP

5308631 2

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(e) of the Agreement)	relevant Purchaser
						(c) If required by the grantor: (i) the relevant Purchaser shall enter a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, conditions and stipulations required on the part of FCFIL under the forestry right, expressed or implied or which the grantor has elected shall apply under the terms of this forestry right and on FCFIL's part to be observed and performed (ii) representatives of the relevant Purchaser shall meet representatives of the grantor to discuss the proposed transfer of assignment and the future of the woodlot and any other matter relevant to the proposed transfer or assignment and the grantor's interest in the land.		
3.25	Ngaipahiko	Ngatipahiko B1B Ahu Whenua Trust Responsible Trustees: Māori Trustee [Māori]	3 November 1988	CT SA 29D/247 Ngatipahiko B1B MLC noted		(a) The parties to obtain the grantor's prior consent.	Forestry Right to be registered at LINZ.	OTPP

DR ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.26	Okaru	The Proprietors of Ruahine and Kuharua [Māori]	3 February 1988	Okahu Blk X Rotoiti Sd PT TAUHARA MIDDLE 4A2B2C BLK VII TAUHARA SD - WOOD LOT MLC noted		(a) The parties to obtain the grantor's prior consent.		OTPP
3.27	Opepe Trust	Opepe Farm Trust Responsible Trustees: Emily Rameka, Pearl Biddle, Hupa Mantapolo, John Wall, Laurie King, Mana Hallett, Owen Purcell, Peter Whata, Putiputi Bell, Richard Nugent [Māori]	(Undated)	CT SA 43B/751 Part Tohara 4A2B2C Block	I791816	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, conditions and agreements on the part of FCFIL under the forestry right, express or implied. (d) If required by the grantor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the grantor stating that they will not transfer their shares in the Purchaser without the grantor's consent.		OTPP

DR ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.28	Paengaroa South 5	Paengaroa South 5 Ahu Whenua Trust Responsible Trustees: Colleen White, Georgina Whata, Joseph Malcolm, Keita Emery [Māori]	[Undated]	CT SA PR 233/1 04 Paengaroa South No. 5 Block MLC REF: TN17405		(a) The parties to obtain the grantor's consent.		OTPP
3.30	Pollard	John Morris Pollard (3/4 share), David Ian Gerdall, Alan Desmond Jenkins and Barry Arthur Harding (1/4 share) [Private]	[Undated]	CT SA 5A/444 Lot 2, Lot 4 and Lot 6, DP SA 9273	B494758.1	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all the covenants and conditions on the part of FCFIL under the forestry right, expressed or implied.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.31	Putauaki	Aneru Rirwai Rangihema, Tamoho Waaka Vercoe, Keith Cameron, Tiki Hunia, John Hunia, Renata Rangi and Charlie Eliot (together the Putauaki Trust) [Māori]	16 August 1990	59 Y Block MLC noted & CT 31322 & 31321 61D/2	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior consent.	Forestry Right to be registered at LINZ	Kiwi
3.314	Rainbow	Fletcher Challenge Forests (Manufacturing) Limited	[To be created prior to the Principal Completion Date]	CT 51A/720				Kiwi
3.32	Rangitaiki 41B1OC	Rangitaiki Parish 41B 1OC Ahu Whenua Trust Responsible Trustees: Cornelius Rogers, Elaine Butler, Haki McRoberts, Henry Hiki, Norma Crapp, Patrick Young, Peggy Weteri [Māori]	28 April 1989	CT PR 232/38 Rangitaiki 41B1OC MLC noted	Noted at the Māori Land Court	(a) The parties to obtain the grantor's prior consent.		CTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.33	Rerewhakaaitu	Rotoiti 15 Trust – Steve Curtis, Jackie Aratema, Alole Tahana, Willie Newton, Morris Meha [Māori]	1990	Rotoiti 15 Block	Noted at Māori Land Court	(a) The parties to obtain grantor's prior consent.		Kiwi
3.34	Ross	Gavin Chalfield, Margaret Chalfield and Graham McGregor [Private]	22 July 1994	CT SA 976/290 Lot 1 DP South Auckland 87	B252880	(a) The parties to obtain grantor's prior consent.		OTPP
3.35	Rotoiti	Rotoiti 15 Trust – Steve Curtis, Jackie Aratema, Abie Tahana, Willie Newton, Morris Meha Responsible Trustees: Arapeta Tahana, David Aratema, Joseph Malcolm, Morris Meha, Steven Curtis, Wahiao Gray, William Newton [Māori]	24 May 1990		Noted at the Māori Land Court	(a) The parties to obtain the grantor's prior consent.		An SPV owned by OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.36	Rotoma	Proprietors of the Rotoma No. 1 Block Inc.	1 August 1987	CTs SA 343/163 and SA 13A/421 Part Lot 1-2 DP 5697, Taumanu No. 4 Block	H857645	(a) The parties to obtain the grantor's consent.		OTPP
3.37	Ruahihi	Trust Power Limited ½ share & Kaimai Hydropower Limited ½ share	3 January 1985	CTs SA 64A/772, SA 64A/773, SA 50C/182 CT SA 46C/250 CT SA 44D/628 CTs SA 70A/700, SA 50C/184 CT SA 46C/248 Allotment 70 Parish of Te Papa 67C/902, 44D/526, 22190		(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is a solvent or respectable transferee of substance with suitable experience of managing exotic pine trees.	Forestry Right to be registered at LINZ.	OTPP
3.38	Ruahine 1A	The Proprietors of Ruahine and Kuharua Inc (Māori)	9 October 1995	ML144444 / CT SA 13B/478 Ruahine 1A Block		(a) The parties to obtain the grantor's consent	Forestry Right to be registered at LINZ. [Note: Caveator's consent to registration of Forestry Right to be obtained (Energy Bay Limited)]	An SPV owned by OTPP

5309031_2

DR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.39	Ruahine 1A No. 2	The Proprietors of Ruahine and Kuharua Inc [Māori]	29 March 1987	CT SA 10B/478 Ruahine 1A Block		(a) The parties to obtain the grantor's consent.	Forestry Right to be registered at LINZ. (Note: Caveator's consent to registration of Forestry Right to be obtained (Energy Bay Limited))	An SPV owned by OTPP
3.40	Ruatoki	Ruatoki U78 Ahu Whenua Trust Responsible Trustees: Charlie Kameta, Paora Temo, Haporona Maki, Tini Tangohau and Hine Temo, Rosemary Beansley [Māori]	18 July 1988		Noted at Māori Land Court PT RUATOKI B 78 BLK V WAIMANA SD	(a) The parties to obtain the grantor's prior consent.		OTPP
3.41	Schuler	Montrose Farm Limited (Note: Sale of grantor's interest in land settled 28/11/03 – Land & Forestered area) [Private]	21 November 2001	CT SA 1442/62 Section 10 Block 11 Waihi North Survey District	5115770.2	(a) The parties to obtain the grantor's prior consent.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.42	Scott B	Bernard Colin Scott and Diane Cela Scott [Private]	19 October 1993	CT SA 58B/457 Lot 2 DP SA 42253, Lot 1 DP SA 75505 and Section 4 Survey Office Plan 53182	B235417	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under this forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct deed of covenant with the grantor to duly observe and perform all the covenants, conditions and stipulations under this forestry right on the part of FCFIL, expressed or implied.		OTPP
3.43	Scott T	Thomas Nelson Scott [Private]	27 June 1994	CT SA 38A/172 Section 6 Block VIII Maruanui Survey District	B226039	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right.		OTPP

DR ref.	Forestry Block name	Grantor[1] [Certificate of title or Māori Land Court Order]	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						(c) If required by the grantor, the relevant Purchaser shall enter into a direct deed of covenant with the grantor to duly observe and perform all the covenants, conditions and stipulations on the part of FCFIL under the forestry right, expressed or implied.		
3.44	Self	Gary James Self, Peter James Self and John Joseph O'Shea (Private)	21 April 1995	CT SA 40B/397 Part Section 15, section 28, section 30-32 and section 34-35 Block X Wharepapa Survey District	B304007	(a) The parties to obtain the grantor's prior consent.		CTPP
3.45	Sisam F/R	Sisam & Sons Limited [Private]	17 January 1995	CT SA 18B/585 Part allotment 41A9C, 41A9B, 41A94, 41A10A, 41A10B Parish of Rangitaiki	B410508	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct deed of covenant with the grantor to duly observe and perform all the covenants, conditions on the part of FCFIL, under the forestry right, expressed or implied.		CTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.46	Sutherlands	GSL Capital Limited Mark Kerr Williams and Haninia Williams David Mark Clinton Wynyard, Dianne Fae Wynyard and Jes Trustees Limited [Private]	1 July 1986	CT SA 57B/135	H830730	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with sufficient technical skill and financial resources to meet FCFIL's obligations under this forestry right. (c) The relevant Purchaser to enter a direct Deed of Covenant with the grantor to pay the rent and observe, perform and keep all the covenants, conditions and agreements on the part of FCFIL under the forestry right, either expressed or implied. (d) If required by the grantor, the relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a direct Deed of Covenant with the grantor stating that they will not transfer their shares in the Purchaser without the grantor's consent.		OTPP

DR ref[6]	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.47	Tahau	Thomazena Wain, Howard Busley Wain (Private)	13 February 1965	CT HB M3/1400 Lot 2 DP 21494	622582.1	(a) The parties to obtain the grantor's prior consent.		CTPP
3.48	Taheke 8C No. 1	The Proprietors of Taheke 8C and Adjoining Blocks	3 September 1984	Taheke Papakainga 28 Block, Taheke Pauakainga 24 (Otutarae) Block CT: 16B/1383, 12B/79, 18B/1385, 13B/1475, Okere 1A No1 Blk, Okere No1 No2 Blk, Okere 1C, NO1 Blk		(a) The parties to obtain the grantor's consent.	Forestry Right to be registered at LINZ.	CTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.49	Taheke 8C No. 2	The Proprietors of Taheke 8C and Adjoining Blocks [Māori]	25 September 1985	Ruahine ID Block, Taheke Papakainga 8C Block Okere 1C3C Block Okere No1 No2Blk SA, Okere No 1C No3C, 183/1381, 526/283, Okere No1Cno1 Block		(a) The parties to obtain the grantor's consent.	Forestry Right to be registered at LINZ against all titles.	OTPP
3.50	Taheke 8C No. 3	The Proprietors of Taheke 8C and Adjoining Blocks [Māori]	[Undated]	Okere No1C No1 Block		(a) The parties to obtain the grantor's consent.	Forestry Right to be registered at LINZ against all titles	OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.51	Taheke Paengaroa	Taheke Paengaroa Ahu Whenua Trust Responsible Trustees: Edward McKinnon, Gordon Rogers, Joe Valcolm, Mal Hohepa, Te Tani White, Wiremu Mariu (Māori)	11 October 1989	Taheke Paengaroa Block ML20570	Noted at the Māori Land Court	(a) FCFIL to offer to the grantor its rights in the forest crop and the land and the improvements at the current fair price for the assets or obtain a waiver of such rights from the grantor; (b) The parties to obtain the grantor's prior written consent. (c) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under this forestry right. (d) If required by the grantor, the relevant Purchaser to enter into a direct Deed of Covenant with the grantor to duly observe and perform all the covenants, conditions and stipulations on the part of FCFIL under this forestry right, expressed or implied or which the grantor has elected shall apply under the terms of this forestry right and on FCFIL's part to be observed and performed. (e) Representatives of the relevant Purchaser to meet representatives of the grantor to discuss the proposed transfer or assignment and discuss the future of the woodlot and any other matter relevant to the proposed transfer or assignment and the grantor's interest in the land.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.52	Tanura	George Maniapoto Loise Apihai, Matekitewa Sisley, Tiki Hunia, Donovan Raimona and Mihapeti Huria (together the trustees of the Piharukes Lands Trust)	25 January 1993	Lot 59B No.3D Section 1A No.2 Block Parish of Matata (South Auckland Registry)	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior written consent.		OTPP
3.53	Tahuna 1	Charlie Vercoe, BT Wotini, Eric Moses and Bill Karekare (together trustees of the Aterota Pira Lands Trust)	25 January 1993	Lot 59B No.3D Section 1A No.3 Parish of Matata	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior consent.		OTPP
3.54	Taikato	Taikato Family Trust [Māori]	22 June 1993	CT SA 47D/85 Lot 2 DP South Auckland 56134	B261672	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right.		OTPP

OR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						(c) If required by the grantor, the relevant Purchaser shall enter into a direct deed of covenant with the grantor to duly observe and perform all the covenants, conditions and stipulations on the part of FCFIL under the forestry right, expressed or implied.		
3.55	Taumata	Taumata 4 Ahu Whenua Trust Responsible Trustee: Māori Trustee (Māori)	25 January 1993	TAUMATA NO 4 ML 11191 BLK XVI OTANEWAINUKU SD-T-N-A	Noted at the Māori Land Court	(a) The parties to obtain the grantor's prior consent.		An SPV owned by OTPP
3.56	Te Kapua	CSL Capital Limited	6 November 1997	CT SA 67B/300 and CT SA 88/108 Section 317 Parish of Waimana CT 330/645	B470766.1	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFIL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct deed of covenant with the grantor to duly observe and perform all the covenants, conditions and stipulations on the part of FCFIL under the forestry right, expressed or implied.		OTPP

5300631_2

DR ref.	Forestry Block name	Grantor[4] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.57	Te Karaka	Charles Anderson	5 August 1967	CT SA 11C/306 OKFRE 1C3A6 BLK VI ROTOITI SD - PT TEKARAKA FOR RIGHT (FOF 654) & TE KARAKA 2A 2B 2C 2D 2E 2F 2G BLKS BLK VI ROTOITI SD PT TE KARAKA FOR RIGHT(FOF 654)		(a) The parties to obtain the grantor's prior consent.	Forestry Right to be registered at LINZ. [Note: Consent of caveator (Trustee Bank Waikato) to the registration of the Forestry Right to be obtained]	Viking
3.58	Te Toke	Bell, Rice, Tory Kapua, Abe Wharehiko [Māori]	20 September 1994	42D/780 VRN 7391/24200	B255001	(a) The parties to obtain the grantor's prior consent.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of Title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.59	Te Waka P. Rad	John Ruddenklau and Neil Edmundson and Graham Charles Ruddenklau [Private]	26 April 1993 (as varied on 18 May 1998)	CTs HBC3/1319, HBC3/1320, HBM3/1160, HBC3/1326, HBC3/1327, part HBC3/1322, part HBC3/1324 and part HBM4/138 Part Section 6, Section 8, Section 13 Block XVI Pohue Survey District, Lot 1 DP 5034 Section 13 15, Section 14, Section 5, Section 4, pt Sec 1, Lot 1 DP 5035 Block XVI Pohue Survey District	595868.2 595868.3	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to fulfil FCFIL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, condition and stipulations on the part of FCFIL under the forestry right, expressed or implied.		CTPP

5308631_2

DR ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
				CTS: C3/1324,C3/1357, V3/1160, C3/1319, C3/1325,C3/1326				
3.60	Te Waka No 2	John Ruddenklau and Neil Edmundson and& Graham Charles Ruddenklau [Private]	29 April 1993	Pt Sec 1, Pt sec 5, Pt sec 4, Pt Section 6, Sec 8, 13, Pt Sec 14 & Pt Sec 15, Block XVI Pohue Survey District CTs: H4/138,C3/1322,C3/1324,C3/1327V3/1160,C3/1319, C3/1320, C3/1326	595868.2 Variation - 689097.1 & .2	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to fulfil FCF L's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, condition and stipulations on the part of FCF L under the forestry right, expressed or implied.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.61	Tillemans	Stewart and Margaret Wadey [Private]	13 February 1995	CT SA 71B/467	B268886	(a) The parties to obtain the grantor's prior consent.		OTPP
3.62	Tokerau A11	Tokerau A II Ahu Whenua Trust Responsible Trustees:, John Paki, Manu Toki, William Vercoe [Maori]	29 March 1987	CT SA35C/852 Tokerau A11 Block PT TOKERAU A NO 11 BLKS VII VIII ROTOITI SD -SUBJ TO FORESTRY RIGHT	Yes	(a) The parties to obtain the grantor's consent.		OTPP
3.63	Turner – Fr	Peter Turner and Deborah Turner [Private]	26 April 1994	Part CT HBM1/578	629898.1 629896.2	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to fulfil FCHL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, condition and stipulations on the part of FCHL under the forestry right, expressed or implied.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.67	Turner - Radiata	Peter Turner and Deborah Turner [Private]	26 April 1984	CTs HBC1/246, HBM1/577, and part HBM1/576 Cts: Pt Sec 47 C1/246, Pt Sec 48 M1/578, Pt Sec 50 & 55,58,59 M1/577	809808.1 809808.2	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to fulfil FCFIL's obligations under the forestry right. (c) If required by the grantor, the relevant Purchaser shall enter into a direct Deed of Covenant with the grantor to duly observe and perform all of the covenants, condition and stipulations on the part of FCFIL under the forestry right, expressed or implied.		OTPP
3.68	Umuhika	Umuhika Lands Trust Responsible Trustees: Lane Harvey, Pourato Ngarapo, William Savage, Henry Pryor, and Roger Kinley [Māori]	13 July 1992	CT SAPR273/77 Sect 7, Allotment 21 Matata Parish See PR Titles VRN - 712122800A		(a) The parties to obtain the grantor's prior consent.		OTPP
3.69	Vela No. 1	Vela Holdings Limited [Private]	27 September 1995	CT SA52C/208 Lot 4 and Lot 8 DP SA 85272	B309442.1	(a) The parties to obtain the grantor's prior consent.		OTPP

5308631_2

DR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (If registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.70	Vela No. 2	Ve'a Holdings Limited [Private]	27 September 1995	CT SA27A/1293 Part section 3-4 Block I Alexandra Survey District and Section 1 Survey Office Plan 5682	B309442.1	(a) The parties to obtain the grantor's prior consent.		OTPP
3.71	Waiohau	Aroha Reha, Mere Trelor, Kurawha Ruby Wilcox and Priti Joan Savage	8 March 1991	Waiohau B12B1 Block Māori Land Plan 18774 CT 483/819	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior consent. (b) The parties to obtain certificate of confirmation from the Registrar of the Māori Land Court.	Forestry Right to be registered at LINZ	Kiwi
3.72	Waitangi No 2	Waitangi 2 Ahu Whenua Trust Responsible Trustees: Sam Emery, David Whata, Winnie Emery, Hikanui Curtis [Māori]	27 May 1987	CT SAFR173/105	H736422.2	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable and solvent with adequate technical skill and financial resources to meet FCFII's obligations under the forestry right. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the grantor to pay the rent and to duly observe and perform all of the covenants, conditions and agreements on the part of FCFII under this forestry right, express or implied.		OTPP

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
						(d) The relevant Purchaser to procure that the relevant Purchaser's shareholders enter into a separate Deed of Covenant with the grantor stating that they will not transfer their shares in the Purchaser without the grantor's consent.		
3.73	Wedd	Craig Wedd, (½ share) Michael John Wedd, Ivan Lawrence Richardson (½ share) Roger Hamish Thomson, Graham Lewis St John Pedler and Stephen Peter Lunn (½ share) and Michelle Mary Thomson, Steven Peter Lunn and Graham Lewis St John Pedler (½ share) Michael John Wedd (Private)	21 July 1995	CTRB31818	S30965.1 (FCFIL and others)	(a) Parties to obtain the grantor and forestry right shareholder's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate to the grantor and forestry right shareholder that it is reputable and solvent and has adequate technical skill and financial resources to meet FCFIL's obligations under this forestry right. (c) If required by either the grantor or the forestry right shareholder, the relevant Purchaser shall enter into a direct Deed of Covenant with the requesting party to duly observe and perform the covenants, conditions and stipulations on the part of FCFIL under the forestry right, expressed or implied.		OTRP

5308631_2

DR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.74	Wharenuia	Muriwai Charles White [Māori]	1 April 1992	CT SAPR278/115	5122272.1	(a) Parties to obtain the grantor's prior consent.		OTPP
3.75	Wharetoto	The Proprietors of Wharetoto 5B Block	10 December 1986	Wharetoto 5B Block SA83/134	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable, solvent and experienced and qualified to take over the management and control of the forest.		Kiwi

PART B – Cutting Right

DR ref.	Forestry block name	Grantor (Certificate of Title)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	
5.1	Sisam (cutting rights)	Sisam & Sons Limited	1 February 1983 (as varied on 1 July 1983, 23 October 1984, 10 June 1997 and 1 October 2002)	CTs SA272/219, SA772/222, SA275/262, SA282/218, SA282/226 and SA270/142 Lot 33F, Parish of Rangitaiki		(a) The parties to obtain grantor's prior written consent, such consent not to be unreasonably or arbitrarily withheld. (b) The relevant Purchaser to demonstrate that it is substantial, solvent or respectable and has suitable experience of thinning and harvesting exotic pine trees. (c) The relevant Purchaser to enter a direct Deed of Covenant with the grantor to pay the rent and to observe and perform and keep all the covenants, conditions and agreements on the part of FCFIL, expressed or implied.	• Cutting Right to be registered at LINZ	OTPP

5308631 7

PART C – Management Contracts

OR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
5.12	Taupo Hunt Club	The Taupo Hunt Club Incorporated	27 July 1984	SA30B/389		(a) The parties to obtain the grantor's prior written consent, such consent not to be arbitrarily or without good cause withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is responsible and respectable. (c) The relevant Purchaser to enter into a Deed of Covenant with the grantor to comply with the terms and conditions of this agreement.	• Forestry Right to be registered at LINZ (provided that if this agreement is not converted into a registrable forestry right by no later than one month prior to the final Forestry Block Completion Date this shall not be a Further Required Consent)	Kiwi

PART D – FCFM Forestry Rights

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.63	Tuki Tuki (Aitken)	Tuki Tuki Properties Limited, Hau Ora Limited, Tuki Tuki Forests Limited, Graeme James Henderson	7 June 1985	CT HBH2/841 CT HB1/2/843 P3/553, and P3/554	460869.1	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is competent and experienced in the afforestation of land and is solvent and respectable. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the grantor to be bound by, observe and perform all of the covenants, conditions and terms on the part of FCHL under this forestry right, expressed or implied. (d) The relevant Purchaser to procure that the relevant Purchaser's shareholders guarantee the relevant Purchaser's obligations under this forestry right to the grantor.		OTPP

OR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.54	Tuki Tuki (Neilson)	• Chukka Investments Limited • Cape Kidnappers Station Limited	20 October 1986	CTs HB16500, HB16501, HB16502, HB35997	475852.1 (FCFML) 718467.1 (other) 694392.5 (other)	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is competent and experienced in the afforestation of land and is solvent and respectable. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the grantor to be bound by, observe and perform all of the covenants, conditions and terms on the part of FCFIL under this forestry right, expressed or implied. (d) The relevant Purchaser to procure that the relevant Purchaser's shareholders guarantee the relevant Purchaser's obligations to the grantor under this forestry right.		OTPP

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.65	Tuki Tuki (Ormond)	List of Grantors: Eastwick Land Holdings Limited, Christopher Charles Chesterman, Koanui Stud Ltd, Michael John Hansen, Rebecca Jane Hansen, Patricia Elizabeth Patterson, Hylton Bayliss Jones, Melanie Gaile Jones, Rarahu Developments Limited, Hugh Mackle Gahagan, David Anthony Jordan, Jill Jordan, Deborah Karen Young, Shaun Ralph Hines, Stephen John Turner, Malcolum Lawrence Walker, Rosemary Lilian Simmonds, Judith Mary Hill, Peter John Hill, Brett Hugh Bennett, Pamela Grace Bennett, Kaweka Farm Limited, Andrew Kevin Whittaker	5 March 1985	CTs 99457, 99458, 30202 30203, 30204, V3/347, V4/893, V4/894, Y3/14, Y3/15, Y3/16, V3/349, M1/849, M1/850, M1/910, V1/1106, W1/575, 57764, Y2/751	449787.1 and Variation 521310.1 and 514634.1	(a) The parties to obtain the grantor's prior written consent, such consent not to be unreasonably withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is competent and experienced in the afforestation of land and is solvent and respectable. (c) The relevant Purchaser to enter into a direct Deed of Covenant with the grantor to be bound by, observe and perform all of the covenants, conditions and terms on the part of FCFL under this forestry right, expressed or implied. (d) The relevant Purchaser to procure that the relevant Purchaser's shareholders guarantee the relevant Purchaser's obligations to the grantor under the forestry right	Name of the registered Forestry Right Grantee to be changed to FCFML at LINZ on all titles	OTPP

53096.31.7

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
		Una Constance Ormond, Peter Gersham Ormond, James Halward Nash, Andrew Raven Bell, Brenda Rose Bell, Jennifer Speedy, Remco Van Geest, Dean Lance Stevenson, Otton Bruce Bristol, Donald Dalzell Bristol, Graeme David Meyers.						
		Eastwick Land Holdings Ltd Christopher Charles Chesterman ½ share, Koanui Stud Ltd ½ share		CT 99457 - Lot 1 DP 324621	449787.1 / 521310.1			
		Michael John Hansen, Rebecca Jane Hansen,		CT 99458 - lot 2 DP 324621	449787.1 / 521310.1			
		Patricia Elizabeth Patterson, Hylton Bayliss Jones, Melanie Gaile Jones		CT 30202 – lot 1 – 2 DP 307744	449787.1 / 521310.1			

DR ref	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
		Raratu Developments Limited		CT 30203 – Lot 3 DP 307744 & ¼ share Lot 5 DP 307744	449787.1 / 521310.1			
		Hugh Mackie Gohagan,		CT 3204 - ¾ share Lot 5 DP 307744, Lot 4 DP 307744	449787.1 / 521310.1			
		David Anthony Jordan ½ share, Jill Jordan ½ share		CT V3/347 – lot 3 DP 24768	449787.1 / 521310.1 & 514634.1 Parts.			
		Deborah Karen Young ½ share, Shaun Ralph Ilnes ½ share		CT V4/893 - Lot 1 DP 25632	449787.1 / 521310.1 & 514634.1 Parts.			
		Stephen John Turner		CT V4/894 - lot 2 DP 25632	449787.1 / 521310.1 & 514634.1 Parts.			
		Malcolm Lawrence Walker, Rosemary Lillian Simmonds		CT Y3/14 – Lot 1 DP 28712	449787.1 / 521310.1 & 514634.1 Parts.			
		Judith Mary Hill, Peter John Hill		CT Y3/15 – Lot 2 DP 28712	449787.1 / 521310.1 & 514634.1 Parts.			
		Brett Hugh Bennett, Pamela Grace Bennett.		CT Y3/16 - lot 3 DP 28712	449787.1 / 521310.1 & 514634.1 Parts.			

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
		Kawoka Farm Limited		CT V2/349 – Lot 5 DP24768	449787.1 / 521310.1 & 514634.1 Parts.			
		Andrew Kevin Whittaker Una Constance Ormond, Peter Gersham Ormond, James Halward Nash as to ½ share, Una Constance Ormond as to ½ share		CT M1/849 – Lot 4 DP20489 CT M1/850 – Part Lot 1 DP 11309	449787.1 / 521310.1 449787.1 / 521310.1			
		Andrew Raven Bell, Brenda Rose Bell		CT V1/910 – Lot 4 DP 7991 & Lot 8 DP 20489	521310.1 parts of Lot 8			
		Jennifer Speedy ½ share, Ramco Van Geest ½ share,		CT V1/1198 – Lot 1 DP 24027	449787.1 / 521310.1 & 514634.1 Parts.			
		Dean Lance Stevenson		CT W1/575 – Lot 1 DP 25849	521310.1			
		Orlon Bruce Bristol, Donald Dalzell Bristol, Graeme David Meyers.		CT 57764 – lot 1 DP 314594	449787.1 / 521310.1			

Schedule 4: Companies' Property

A. East Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Kererutahi	19.8847	500/36	Part Allotment 186 Parish of Waimana
Kererutahi	19.5396	500/34	Allotment 180 Parish of Waimana
Kererutahi	21.063	335/78	Allotment 181 Parish of Waimana
Kererutahi	34.0649	225/212	Allotment 182 Parish of Waimana
Kererutahi	13.5269	1792/55	Part Allotments 178 & 179 Parish of Waimana
Kererutahi	19.43	7D/927	Lots 1 & 2 DPS 11207
Kererutahi	138.8428	7D/1152	Lot 4 DPS 11207
Kererutahi	287.6376	29D/966	Part Allotment 356 Parish of Waimana, Lot 3 DPS 30352
Kererutahi	305.534	46A/334	Lot 1 DPS 54250, Lot 4 DPS 49349 Part Lot 1 DPS 29276 & Allotment 359 Parish of Waimana Lot 2 DPS 30353
Kererutahi	0.1062	47A/950	Allotments 755, 757, 768, 770 & 772 Parish of Waimana and Section 1 SO 53405
Matahina	231.3193	622/283	Part Matahina 82 Block

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Matahina	190.6957	493/171	Section 1 Block VI Rangitaiki Lower SO25146
Matahina	245.0736	1225/94	59B3D Section 2 Parish of Matata
Matahina	0.903	865/126	Lot 1 DPS 33201
Matahina	30.5866	6A/933	Matahina B2A Block
Matahina	1.3492	3A/829	Lot 1 DPS 1573
Matahina	35.324	7C/370	Matahina B2B
Matahina	170.5699	11A/30	Matahina A3A Block
Matahina	0.1169	44D/404	Part Matahina A2 Block
Matahina	1979.302	49B/585	Lot 2 DPS 35347, Lot 3 DPS 35348 & Part Lot 2 DP 32183
Matahina	1672.1282	48B/688	Part Matahina A1D Block
Matahina	791.6847	48B/689	Part Matahina A1D
Matahina	7760.2218	48B/690	Part Matahina A1D Block
Matahina	614.8169	48B/591	Part Matahina A2 Block
Mokorua	157.2575	27D/1420	Lot 5 & Share Lot 6 DPS 30938
Ngamotu	396.82	45B/866	Section 2 Block XV Ruawahia Survey District

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Rangitaiki	481.7571	68B/622	Lots 2 and 3 DP 24048 & Lot 1 DPS 69265
Rangitaiki	23.3655	6B/560	Section 1 Block 1 Gelatea Survey District
Rangitaiki	427.2468	1417/66	Lot 2 DPS 4703
Stanley	153.3426	1208/20	Allotment 467 Parish of Waimana
Stanley	118.5728	926/21	Allotments 360 & 347 Parish of Waimana
Stanley	134.0521	925/20	Part Allotment 352 Parish of Waimana
Stanley	302.3831	5B/123	Lots 1, 2, 3 DPS 9430
Stanley	504.1111	39971	Lots 2 & 3 DPS 9839 and Lot 1 DP 310143
Stanley	35.2329	9D/369	Lot 1 DPS 11779
Swan	155.2689	5A/1235	Lots 2 & 4 DPS 7712
Swan	128.2717	5A/1236	Lots 1 & 3 DPS 7712
Swan	327.6595	33C/85	Part 5983D2 Parish of Malata & Lot 1 DPS 35774
Swan	129.1997	1790/86	Lots 1 & 4 DP South Auckland 6800
Swan	226.5482	1790/87	Lots 2, 3 & 5 DPS 6800
Swan	1.3557	634/149	Lot 1 of Allotment 16 Parish of Malata

5338531_2

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Swan	12.6024	614/205	Lots 1, 2 Part 3 & 4 DPS 22494
Taneatua	183.6921	5A/478	Allotments 459, 460/461, 462 Parish of Waimana
Taneatua	178.1654	19B/1061	Allotment 343, Part 337, 358 Parish of Waimana & lot 1 DPS 9807
Taneatua	266.2133	15C/562	Lot 1 DPS 16785
Taneatua	35.8155	18D/1375	Part Allotment 333 Parish of Waimana
Taneatua	0.039	1468/55	Allotment 492 Parish of Waimana
Taneatua	16.4909	192/82	Part Allotment 307 Parish of Waimana
Taneatua	94.9390	388/165	Section 350 Parish of Waimana
Taneatua	64.2505	388/166	Section 363 Parish of Waimana
Taneatua[4]	3.3	946/35	Pt Allot 446 Parish of Waimana Approx Area
Waiaua	40.3585	2B/429	Part Section 2 Block IX Waiaua Survey District
Waiaua	115.3354	2B/431	Section 9 Block XII Waiaua Survey District
Waiaua	193.8443	4A/1349	Sections 4 & 6 Block XI Waiaua Survey District

[4] This certificate of title is currently cancelled. This land will be transferred to East Woodlands Limited if and to the extent that this certificate of title is reissued or a new certificate of title is issued by the Principal Completion Date. If such title has not been issued by the Principal Completion Date, East Woodlands Limited shall undertake any further work required for such title to be issued.

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Waikorea	373.6137	4D/1367	Allotments 364B, 365A, 433 & Part Allotments 387 & 425 Waioeka Parish
Waikorea	276.4	4C/1301	Lot 1 DPS 6691
Waimana	154.8934	1049/107	Sections 3, 4, 5 Block VI Waimana
Waimana	40.4666	493/143	Waimana 1C3 Block
Waioeka	742	5B/1347	Lot 1 DPS 6968
Waiotahi	456.0347	5B/708	Part Section 1 Block 1 Waioeka Survey District
Waiotahi	259.5400	5B/705	Lot 6 DPS 7786
Waiotahi	525.1959	5B/709	Part Section 2 Block IX Opotiki Survey District
Waiotahi	73.5765	5C/15	Lot 1 & 6 DPS 7056
Waiotahi	142.8874	5A/1392	Lot 1 DPS 7608 & Part Section 3 Block XV Whakatane Survey District
Waiotahi	51.6130	5B/410	Lot 1 DPS 7741
Waiotahi	243.3238	2B/733	Part Section 3 Block 1 Waioeka Survey District
Waiotahi	190.4678	1A/129	Section 6 Block V Opotiki & Section 3 Block IX Opotiki Survey District
Waiotahi	504.0359	1D/1429	Section 2 Block 1 Waioeka Survey District
Waiotahi	248.5781	1D/1435	Allotment 457 and 495 Parish of Waiotahi

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Waiotahi	19.4067	1D/1434	Lot 1 DPS 6733
Waiotahi	20.2342	2C/1138	Lot 175 Waiotahi Parish
Waiotahi	0.7309	2C/304	Allotment 516 Parish of Waiotahi
Waiotahi	299.4673	3D/816	Allotment 449 & 450 Parish of Waiotahi
Waiotahi	147.0754	1D/1433	Part Allotment 445 & Allotment 446 Parish of Waiotahi
Waiotahi	7.7219	2A/1080	Allotment 517 Parish of Waiotahi
Waiotahi	4.8680	4C/1158	Allotment 605 Parish of Waiotahi
Waiotahi[5]	255.1460	NO CT	2A3B4A, 2A3B4B, 2A3B5, Tahora Blks

[5] There is currently no certificate of title issued in respect of this land. A survey is required before new titles can be issued. This land will be transferred to East Woodlands Limited if and to the extent that new certificates of title are issued by the Principal Completion Date. If such titles have not been issued by the Principal Completion Date, East Woodlands Limited shall undertake any further work required for such titles to be issued.

B. Northwest Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Akarea Downs	102.558	41D/974	Lot 1 DPS 48595
Foley	28.5582	13D/622	Rotoiti 3V2A Block
Foley	187.014	20A/410	Lot 1 DPS18053
Foley	61.0457	43B/085	Part Lot 1 DPS 18054
Gammons/Ngawaro	1975.69	49B/469	Lots 2 and 3 DPS 59886
Gammons/Ngawaro	393.8603	219/127	Section 31 Block Rotorua Survey District & Section 4 Block III Rotorua Survey District
Herepuru	513.4674	34D/337	Part Section 12 Block XI Waihi Sth Survey District
Herepuru	306.2724	34A/511	Part Lot 1 DP 26138
Herepuru	205.6307	33A/535	Part Section 8 Block XII Waihi Sth Survey District
Manawahe	68.2660	31A/196	Lot 2 DPS 34833
Manawahe	278.8283	674/171	Section 11 Block VIII Rotoma Survey District
Manawahe	139.7177	12C/249	Part Section 12 Block VIII Rotoma Survey District
Manawahe	1.179	35D/710	Section 33 Block VIII Rotoma Survey District

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Mangaone	406.5786	3B/1227	Sections 24 & 25 Block VII Rotoma Survey District
Mangawhio	106.634	50B/872	Section 3 Block XV Ruawahia Survey District
Matata	181.7947	42C/969	Part Lot 2 DPS 6075 & Lot 2 DPS 33585
Matata	74.8794	17C/77	Lot 1 DPS 6075
Omarawa	1534	24C/340	Lot 1 DPS 26254
Oropi	326.5126	31B/746	Lots 1 & 2 DPS 33047 and Section 29 Ohauiti Settlement
Pinehill	71.54	41C/153	Lot 2 DPS 48696
Pinehill	24.23	41C/154	Lot 3 DPS 48696
Pinnacles	452.742	11C/555	Lot 1 DPS 12979
Pinnacles	621.0718	66A/691	Lot 1 DPS 97460 and Lots 1, 2 and 3 DPS 88671
Pinnacles	279.9359	38D/336	Part Lots 1 & 2 DPS 8518
Pinnacles	411.2600	25C/1306	Section 10 Block II Rotoiti Survey District
Ridge	88.4498	42A/41	Lots 1 & 3 DPS 47903
Ridge	223.4354	47B/957	Part Section 26 Block XVI Maketu Survey District
Rotoiti 5B1	233.05	50D/373	Lot 2 DPSA 60159

5306631 7

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Sun Valley	869.2394	40A/180	Ruahine 2A1 Block, Ruahine 2AB2 Block, Part Ruahine 2A2A Block, Part Ruahine 2B Block, & Part Okere 1B2A Block
Sun Valley	0.965*	40A/181	Part Sections 6 & 7 Block III Rotoiti
Sun Valley	0.3795	26D/688	Section 15 Block III Rotoiti Survey District, Section 6 Block VII Rotoiti Survey District & Part Waipapa 1B Block
Te Matai	105.6229	715/175	Sections 1 & 2 Block XV Otanewainuku Survey District
Te Matai	107.9904	649/133	Sections 3 & 4 Block XV Otanewainuku Survey District
Te Matai	109.6599	155/202	Sections 5 & 6 Block XV Otanewainuku Survey District
Te Matai	51.1187	50C/355	Section 1 Survey Office Plan 57481 & Part Section 2 Block III Rotorua Survey District
Te Matai	71.9868	50C/356	Section 5 Survey Office Plan 57481 & Part Section 26 Block XV Otanewainuku Survey District
Te Matai	146.186	50C/357	Sections 2, 3, 4 SO 57481 & Part Section 3 Block III Rotorua
Te Matai	915.9124	50C/358	Sections 20-24 Block III Rotorua Survey District, Sections 6-8 SO 57481 & Part Taumata 3A 2B Block
Te Matai	355.3139	38C/769	Sections 6 & 7 Block IV Rotorua Survey District
Te Matai	178.4063	39C/375	Section 5 Block IV Rotorua Survey District
Te Matai	104.61	29C/903	Section 25 Block XV Otanewainuku Survey District
Te Matai	40.8733	14C/1434	Section 29 Block XV Otanewainuku Survey District

5208631_2

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Waipapa I	0.9110	30C/311	Section 17 Block II Rotoiti Survey District
Waipapa I	133.8586	29C/85	Waipapa ID Block & Section 16 Block III Rotoiti Survey District
Welcome Bay	84.825	34D/224	Lot 3 DPS 37413

C. South Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Broadlands	153.2878	43B/541	Section 1 SO 55812 & Part Lots 1 & 3 DP 19415
Broadlands	410.7666	443/21	Lot 2 DP 19415
Lillburns	176.7320	35A/249	Lot 1 DPS 36444
Mills	472.46	51A/556	Lot 2 DPS 62275
Opepe South	646.8226	49D/832	Part Lot 1 DPS 13507
Opepe South	70.5571	45A/142	Section 9 Block XII Tauhara Survey District
Pethybridge	125.035	34A/209	Lot 3 DPS 38307
Pukerimu	427.51	45D/286	Part Section 1 Block V Tuhingamata West Survey District
Tahorakuri	2.2574	124B/64	Sections 1-8 Block VIII Tatua Survey District & Sections 1-5 Block V Takapau Survey District
Tahorakuri	11730.6237	628/101	Tahorakuri A2 Block
Tahorakuri	0.1206	13/1391	Section 8 Block XI Tatua Survey District
Tahorakuri	48.4593	14C/357	Part Tahorakuri A1 17B Block & Lot 1 DPS 16436
Tahorakuri	92.6421	14C/356	Part Tahorakuri A1 17C Block & Lot 2 DPS 16436

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Tauhara	105.6865	46C/459	Part Lot 6 DPS 2315
Tauhara	83.584	46C/457	Lot 1 DPS 54306 & Part Lot 7 DPS 2315
Tauhara	853.2554	51A/143	Part Lot 2 DPS 7274
Tauhara	931	71B/957	Lot 2 DPS 27612
Tauhara	10119.6830	3B/1235	Lots 1-3, 5-25 DP 29248 and Lots 26, 27, 29-49 & Part Lot 28 DP 29249
Tauhara	1172.779	11D/1410	Lot 1 DPS 13506
Waihui	5189.2153	37B/817	Part Tauhara South A Block
Waihui	451.3257	7C/712	Lot 4 DPS 11136
Waihui	407.0758	7C/1477	Lot 3 DPS 11136

1. Forestry Right

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consents (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.24	Ngatapa	Ngatapa Station Limited	14 December 2001	636/32	5172938.4			Kiwi

5306631_2

Schedule 5: Tenancies

Forestry Block Name	Tenant	Description of Licence	Description of Property
Taneatua (Able)	Robert Black	Animal Control Permit	Taneatua Forest
Kererutahi	Robert Black	Animal Control Permit	Kererutahi Forest
Mangaone (Reijcmans)			Mangaone Forest
Taneatua (Pickford)			Taneatua Forest
Taneatua (Foote)			Taneatua Forest
Stanley (Taneatua TPP)			Stanley Forest
Taneatua (Taylor N)			Taneatua Forest
Tuararangaia			Tuararangaia Forest
Gammons	Steve Drake	Animal Control Permit	Gammons Forest
Omanawa			Omanawa Forest
SF 3			SF 3 Forest
SF 28			SF 28 Forest
Gammons	Craig Rosborough	Beekeeping	Sites along Mangapapa road, Marshall, Andromeda and Panama Roads.
Herepuru	Peter Beaching	Animal Control Permit	Herepuru Forest

Forestry Block Name	Tenant	Description of Licence	Description of Property
Herepuru	Bryce and Susan Hooter	Beekeeping	Selected sites within the forest map.
Horohoro	Willie and Robin Ducre	Animal Control Permit	Horohoro Forest
Kawerau A2 A3	Neil and Wendy Mossop	Beekeeping	Sites throughout the forest
Mangaone (Beijemans)			Sites within the forest
Matahina			Sites throughout the forest
Matata			Sites within the forest
Swan			Sites within the forest
Tarawera*			Sites throughout the Forest
Welcome Bay			Sites within the forest
Matahina	Kevin and Carol Simons	Beekeeping	Sites within Matahina Forest
Swan			Sites within the Forest
Tarawera*			Sites within the Forest
Matata	Jeff Anderson	Licence to Graze	All or part of Matata Forest compartment 633/1, 2 & 3
Matata	Mohi Rogers	Animal Control Permit	Matata
Ngahuinga	Perry Messart	Animal Control Permit	Ngahuinga Forest

5508531_2

Forestry Block Name	Tenant	Description of Licence	Description of Property
Ngamanawa	Apiflora NZ Limited - SM and LJ Weenink	Licence to Bee Keep	Ngamanawa and Omanawa Blocks
Omanawa			
Opepe Nth	Bob Neckleson	Beekeeping	Far left hand corner of the Block that juts out under Tauhara Block
Tauhara			South west corner bordering Opepe North block
Wairuri			Along Highway 1 from Homestead Road to Sike Road
Oropi	Ross Green	Animal Control Permit	Oropi Forest
Pethy Bridge	Y Wery Trust (Mr K and Mrs L Snowden)	Licence to Graze	All or part of Pethybridge Forest.
Pine Hill	Cooksley Family Trust, Mr V Richardson	Beekeeping	Sites within the Forest Maps
Taheke FP			Only allowable location is on the right hand side of the highway towards Tauranga where no harvest activity is occurring
Tahorakur			Sites throughout the forest
Tauhara			Sites throughout the forest

Forestry Block Name	Tenant	Description of Licence	Description of Property
Pinnacles	Kevin Thomas	Beekeeping	5 sites within compartments 713/2 & 731/1 and alongside compartment 732/1 and 723/2
Waipapa I			Sites within the forest
Ridge Forest	Myles Farrelly	Licence to Graze	
Rotoiti 3V3	Tony Melvin	Animal Control Permit	Rotoiti 3V3 Forest – Exclusively for Live Wallaby Capture.
Tikitere			Tikitere Forest – Exclusively for Live Wallaby Capture
Rotoiti	Arataki Honey, Russell Berry	Beekeeping	Approximately 7 sites within the forest.
Tarawera*			One site in Tarawera Forest
Rotoiti 5Bi	Dale Gifford	Beekeeping	Sites within the forest
Rotoiti	Institute of Geological & Nucleur Sciences	Right of Use Commercial	Makaliti Dome Site
SF 18	Murray Winters	Animal Control Permit	Permit issued by EPRO
Te Matai FH			Permit issued by EPRO
Swan	Tankmon Limited - Virgina Kiddey	Access Licence to discharge truck waste, fats and milk processing wastes	Swan Forest. Waste to be discharged into a pit situated off Tahuna Road, Te Teko
Tahorakuri	Alida Mogridge	Animal Control Permit	South Block

Forestry Block Name	Tenant	Description of Licence	Description of Property
Tahorakuri	Mery Collins	Haymaking Licence	Tahorakuri Forest Boundary approx 86 ha
Tauhara/Broadlands			Tauhara Forest and includes Broadlands Road Forest edge
Tahorakuri	Mighty River Power Limited	Right of Use Commercial	Repeater Site on Kaimanawa Hill
Tahorakuri	M Matuschka	Licence to Graze	All or part of Tahorakuri Forest Boundary
Tahorakuri	Norm and Mary Dean	Beekeeping	Along Gordon Road to gain access behind Ohaaki Geothermal Plant
Tauhara			Hives placed just back off the old office site
Ngamanawa			
Tarawera*	A-One Electronics Ltd	Access Licence	Access to radio repeater site
Tarawera*	Paul Ernest	Animal Control Permit	West of the Block
Tarawera*	Maurice Fox	Animal Control Permit	East of the Block
Tarawera*	Broadcasting Communications Ltd *(Note: granted by TFL)*	Right of Use Commercial	Mt Putauaki Co-Site
Tarawera*	Natural Gas Corporation	Right of Use Commercial	Tarawera Forest
Tarawera*	Transpower New Zealand Limited *(Note: granted by TFL)*	Right of Use Commercial	Mt Putauaki Co-Site

Forestry Block Name	Tenant	Description of Licence	Description of Property
Tarawera	Whakatane Radio Telephone Users Association (Inc) *[Note: granted by TFL]*	Right of Use Commercial	Mt Putauaki
Tauhara (Puelo Block)	Mr and Mrs Clarke and Phyllis Tickle	Licence to Graze	All or part of Halls Block, Tauhara Forest.
Tauhara (Puelo Block)	Trevor Myers	Access Licence	Tauhara Forest, Puelo Block, compartment 28/6.
Tauhara	Joseph Skeen	Animal Control Permit	Tauhara Forest
Te Matai FR	Ross Carroll	Beekeeping	Te Matai Forest
Te Matai FR	Barry Higginns	Silva Fern Collection	Sites within the Forest
Tikitere	New Zealand Forest Research Institute Limited	Licence to for the purpose of undertaking research	Pt Paehinahina Mourea Block ML 19752 Blocks X X1, Rotoiti Survey District
Tikitere	Microcell.ice New Zealand Limited	Right of Use Commercial	Tikitere
Tikitere	Vodafone	Right of Use Commercial	Cell Site situated in compartment 1/2
Tirak Wainui	Her Majesty The Queen The Trustees of Lake Taupo Forest	Access and Cartage Licence	Wainui Forest – an estate in fee simple comprising 6047.5854 hectares more or less being Lots 3 and 4 DPS 11136 and Part Tauhara South A Block being all of the land contained and described in Certificates of Title 7C/712, 7C/1477 and 37B/817 South Auckland Land Registry. Tiraki Forest – Comprising 458.1041 hectares more of less being Pahikohuru No 1 Blocks.

Forestry Block Name	Tenant	Description of Licence	Description of Property
Waikawa	Works Civil Construction Limited	Licence to Occupy	Part of Waikawa No. 3 Block Certificate of Title 60/151
Wainui	Tom Loughlin	Animal Control Permit	Wainui Forest
Wainui Waitahanui	Mark Morse	Beekeeping	Sites north of B Neckleson. See marked on map
Waioeka Joblins	Richard Vanstone	Animal Control Permit	Waioeka
Waiotahi Swan	Jack Brown	Licence to Graze	
Waiotahi Swan	Richard Vanstone	Animal Control Permit	Waiotah

* Denotes a tenancy relating to Tarawera

Schedule 6: Business Agreements

Data room reference	Title of agreement	Date	Parties
3.24 (e)	Concession document granting an easement in gross	7 August 2003	• Fletcher Challenge Forests Industries Limited • Minister of Conservation
5A	Matahina Quarry Profit a Prendre	2002	• Fletcher Challenge Forests Industries Limited • Te Runanga O Ngati Awa
6.6	Geothermal Memorandum of Encumbrance	30 August 2000	• Fletcher Challenge Forests Industries Limited • Mighty River Power Investments Limited • Tauhara Development Limited • Rotokawa Joint Venture Limited
6.8	Geothermal Development Deed	16 July 1997	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Energy Power Generation Limited
6.9	Deed of Arrangement relating to Geothermal interests at Rotokawa and Tauhara	1997	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Lakeside Timber Company Limited • Fletcher Wood Panels Limited • Fletcher Challenge Energy Power Generation Limited • Contact Energy Limited
7.1	Lease of debarker and associated storage area	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.2	Lease of log storage area (Mt Maunganui Wharf/Tasman Quay/Maui Street)	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.3	Lease of log storage area (Waimarie Street)	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.6	Kawerau Central Processing Yard lease	21 June 2000	• Fletcher Challenge Forests Industries Limited • Trustees of the Putauaki Trust

7.8	Deed of Lease relating to Onepu railyard	4 June 1998	• Land Information New Zealand • Fletcher Challenge Forests Industries Limited
8.7	Matata Grazing Licence	20 October 2003	• Fletcher Challenge Forests Industries Limited • Jeff Anderson
8.10	Ngamanawa and Omanawa Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Apiflora NZ Limited - S M and LJ Weenink
8.15	Pethy Bridge Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Y Wery Trust
8.19	Swan Access Licence to discharge truck waste, fats and milk processing wastes.	Commenced 1 November 2002	• Fletcher Challenge Forests Industries Limited • Tankman Limited – Virginia Kidley
8.21	Tahorakuri Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • M Matuschka
8.26	Tikitere Licence for the purpose of undertaking research	Commenced 1 May 2000	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
8.28	Waikawa Licence to Occupy	5 March 1999	• Fletcher Challenge Forests Industries Limited • Works Civil Construction Limited
8.31	Tahorakuri Right of Use Commercial	Commenced 1 March 1998	• Fletcher Challenge Forests Industries Limited • Mighty River Power Limited
8.35	Roto Ii and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Aratiki Honey - Russell and Annella Berry
8.36	Te Matai FH Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Ross Carroll
8.37	Pine Hill, Tahoko FP, Tahorakuri and Taupara Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Cooksley Family Trust - Mr M Richardson
8.38	Herepuru Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Bryce and Susan Haslen

payment of Default Interest is not in substitution for, or to the exclusion of, any rights or remedies otherwise available to a party under this Agreement.

8.4 TFL rights

Kiwi's obligations in relation to the purchase of the TFL Forestry Right under this Agreement, including the obligation to pay the Purchase Price in relation to the TFL Forestry Right and GST on the Forestry Right as required by clause 5, the indemnity under clause 9.5 and the Purchaser Warranties, are intended to create third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) for TFL.

9. Business Agreements and Employees

9.1 Assignment

The relevant Vendor must use all commercially reasonable endeavours to assign or novate its right and interest under the relevant Business Agreements and obtain the consent (where necessary) of the other parties to the Business Agreements to the assignment or novation of those agreements to the relevant Purchaser by the Principal Completion Date. The relevant Purchaser must use all commercially reasonable endeavours to assist the relevant Vendor to obtain the consents (where necessary).

9.2 Assignment documentation

The relevant Vendor must, at its own cost, prepare deeds of assignment or novation of the Business Agreements and must provide drafts to the relevant Purchaser for approval, acting reasonably, no later than 15 Business Days prior to the applicable Completion Date, provided that the relevant Purchaser must not withhold its approval of any documentation which is in a form specifically required by the terms of the relevant Business Agreement or required by the relevant counter-party to the Business Agreements where the relevant Business Agreement entitles the counter-party to require a particular form or if the counter-party requires a condition which can be satisfied by the Vendors and which would not bind the relevant Purchaser. The relevant Purchaser must notify the relevant Vendor within five Business Days following receipt of those drafts whether they are approved by the relevant Purchaser. The relevant parties are to in good faith endeavour to agree on the form of such assignments or novations.

9.3 No assignment of Business Agreements

Unless to do so would cause a breach of the relevant Business Agreements, the relevant Vendor must hold the benefit of any Business Agreements not assigned or novated on the applicable Completion Date for the benefit of the relevant Purchaser and the relevant Purchaser must properly perform the obligations of the relevant Vendor under those Business Agreements on the relevant Vendor's behalf and at the relevant Purchaser's cost. If this clause 9.3 applies, then the Vendors shall not amend, waive or otherwise alter any of their rights or obligations under the Business Agreements without the relevant Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed) and the relevant Purchaser shall be entitled

to all remuneration and other benefits arising under the relevant Business Agreements.

9.4 **Indemnity by Vendors**

(a) Each Vendor indemnifies the relevant Purchaser against any liability or loss arising from, and any costs, damages, losses, charges or expenses incurred in connection with, any failure by the relevant Vendor or a Company or TFL (in relation to the TFL Forestry Right), as applicable, to perform all its obligations under, or comply with the terms of, the Business Agreements, the Forestry Rights, the Leases, the Cutting Right, the forestry rights, leases of each Company or the TFL Forestry Right, respectively, or any other Assumed Liabilities being assumed by the relevant Purchaser for the period prior to Completion on the applicable Completion Date. Each Vendor agrees to account to the relevant Purchaser for all sums received by the relevant Vendor in respect of the Business Agreements, the Forestry Rights, the Leases, the Cutting Right or any other Assumed Liability which relate to the period following Completion on the applicable Completion Date.

(b) Without limiting paragraph (a) above, if the TFL Forestry Right is not transferred to Kiwi, the Vendors will pay to Kiwi on or around 30 June in each calendar year specified in Schedule 20 the amount set out in that Schedule for that calendar year to compensate Kiwi for it meeting the obligations in respect of roading infrastructure under clauses 2.2.2 and 2.4 of the Infrastructure Agreements between CNI Timber Operating Company Limited and UBS Mangakahia Forest Venture Limited and FCFIL respectively dated 28 March 2003 and under clause 17.17 of the Forestry Rights between CNI Timber Operating Company Limited and UBS Mangakahia Forest Venture Limited and FCFIL respectively dated 28 March 2003. If the TFL Forestry Right is transferred to Kiwi, the Vendor will have no obligations under this clause and Kiwi will be responsible for the roading infrastructure obligations referred to above.

9.5 **Indemnity by Purchasers**

Subject to clause 9.3, the relevant Purchaser will assume and fully and effectively perform all obligations under the Business Agreements, the Forestry Rights, the Leases, the Cutting Right and the other Assumed Liabilities being assumed by that Purchaser as and from Completion on the applicable Completion Date, and will indemnify each Vendor (and TFL in relation to the TFL Forestry Right) against all liability or loss arising from, and any costs, damages, losses, charges or expenses incurred in connection with, any failure by the relevant Purchaser to perform all obligations under, or comply with the terms of, any of the Business Agreements, the Forestry Rights, the Leases, the Cutting Right and the other Assumed Liabilities being assumed by that Purchaser following Completion on the applicable Completion Date. The relevant Purchaser agrees to account to the relevant Vendor for all sums received by the relevant Purchaser in respect of Business Agreements, the Forestry Rights, the Leases, the Cutting Right and the other Assumed Liabilities being assumed by that Purchaser which relate to the period prior to Completion on the applicable Completion Date.

9.6 Insurance

The Purchasers are not to have any rights or obligations concerning any insurance policies held by the Vendors, TFL or FCF concerning the Property or the TFL Property.

9.7 Employees

(a) **Minimum hiring obligation**

Kiwi agrees to make, or procure that the OTPP/Viking Manager makes, within two weeks of the date of this Agreement, a written offer, in a form approved by the Vendors, which offer is to remain open for acceptance for at least one month from the date of offer, to at least 10 of the Employees selected by Kiwi or the OTPP/Viking Manager (as applicable) and agreed with the Vendors, acting reasonably, such offer to:

(i) be on terms and conditions of employment which are no less favourable than those applying to each such Employee at the date of this Agreement;

(ii) confirm that service with FCFIL or FCF, as the case may be, will be recognised as service with Kiwi or the OTPP/Viking Manager (as applicable) for the purposes of all service related benefits; and

(iii) provide for the relevant Employees to commence employment with Kiwi or the OTPP/Viking Manager (as applicable) with effect from Completion on the Principal Completion Date or on such earlier date as the Vendors, Kiwi and the OTPP/Viking Manager (as applicable) and the relevant Employee agree.

(b) **Reasonable endeavours**

Each of the Vendors and Kiwi (as applicable) are to use, and the OTPP/Viking Manager will use, its reasonable endeavours to persuade all of the Employees receiving an offer under clause 9.7(a) to accept employment with Kiwi or the OTPP/Viking Manager (as applicable) on the terms specified in the offer. Kiwi or the OTPP/Viking Manager (as applicable) must give notice to the Vendors of all Employees who have accepted Kiwi's or the OTPP/Viking Manager's offer of employment within five Business Days of such acceptance.

(c) **Accrued Leave Entitlements**

Kiwi must, and the OTPP/Viking Manager shall, accept, and indemnify FCFIL and FCF against, liability for payment of the Accrued Leave Entitlements to the Employees who accept Kiwi's or the OTPP/Viking Manager's (as applicable) offer of employment.

(d) **No other liability**

(i) **No liability to Employees**

The Purchasers are to be under no liability to FCF, any Vendor or any of the Employees who accept Kiwi's or the OTPP/Viking Manager's offer of employment made under clause 9.7(a), or to any other person, in respect of any entitlement of any such Employee accrued or claimed to be accrued before the Principal Completion Date(or, if earlier, the date the relevant Employee commenced employment with Kiwi or the OTPP/Viking Manager (as applicable) except to the extent of the Accrued Leave Entitlements and the Vendors are to be responsible for any claims for redundancy or other payments from any Employee that is employed by Kiwi or the OTPP/Viking Manager (as applicable) in respect of the termination of their employment with FCFIL or FCF and any liability for unjustifiable and wrongful dismissal made by an Employee when the cause of action complained of arose on or before the Principal Completion Date (or the date that the Employee commences employment with Kiwi or the OTPP/Viking Manager (as applicable), whichever is the earlier);

(ii) **Vendors' indemnity**

The Vendors are to indemnify Kiwi or the OTPP/Viking Manager (as applicable) against all costs (including legal costs on a solicitor client basis), losses, expenses, damages, claims or proceedings suffered or incurred by Kiwi or the OTPP/Viking Manager arising from or concerning any claim made by any Employee who accepts Kiwi's or the OTPP/Viking Manager's offer of employment made under clause 9.7(a) arising in respect of any entitlement accrued or for any claims, redundancy or other payments or any liability or claim arising concerning that Employee's employment with FCFIL or FCF or its termination; and

(iii) **No liability to other employees**

The Purchasers shall have no liability of any nature whatsoever to any employee of either Vendor or any of their respective Related Companies (or to either Vendor or any of their respective Related Companies), except to the extent of Kiwi's or the OTPP/Viking Manager's obligations to the relevant Employees under clause 9.7(c).

(e) **Non solicitation by Purchasers**

The Purchasers undertake that, other than as agreed with the Vendors, for a period of one year from the date of this Agreement neither they nor any of their Related Companies will solicit, offer employment to, or otherwise engage the services of any officers or employees of FCFIL, FCFM and/or FCF and their Related Companies other than pursuant to this clause 9.7 or where that person responds to a bona fide public advertisement for a vacant position with a Purchaser (provided that the advertisement is not targeted specifically at the person concerned).

(f) **Non solicitation by Vendors**

The Vendors undertake that for a period of one year from the date of this Agreement neither they nor any of their Related Companies will solicit, offer employment to, or otherwise engage the services of any officers or employees of any of the Purchasers other than where that person responds to a bona fide public advertisement for a vacant position with a Vendor or a Related Company of the Vendor (provided that the advertisement is not targeted specifically at the person concerned).

(g) **Third party rights**

This clause 9.7 is intended to create third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) for FCF in respect of Employees employed by FCF, provided that nothing in this clause 9.7 creates any third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) in any Employee or any other person.

10. Warranties

10.1 Representations and warranties of the Vendors

(a) The Vendors give the Warranties to the Purchasers at the date of execution of this Agreement by the Vendors (other than the Warranty set out in Part D, 4(i) of Schedule 1).

(b) The Vendors agree that:

(i) Subject to paragraph (ii) below in relation to the Warranty set out in Part D, 4(i) of Schedule 1, each of the Warranties given by them shall be deemed to be given again by them on the Principal Completion Date in relation to the Property, the TFL Property, the TFL Forestry Right and the Companies Shares transferred on that date and the Companies;

(ii) (A) the Warranty set out in Part D, 4(i)(i) of Schedule 1 shall be given on the Principal Completion Date if the TFL Forestry Right is transferred on that date; or

(B) the Warranty set out in Part D, 4(i)(ii) of Schedule 1 shall be given on the Principal Completion Date if the TFL Forestry Right is not transferred on that date; and

(iii) the Forestry Block Warranties are deemed to be given again on each Forestry Block Completion Date (in relation to each Forestry Block being transferred on that date),

in each case by reference to the facts or circumstances then existing, except to the extent that a Warranty is expressly stated to be given at a particular date or, in relation to the Warranty in Part C, 1 of Schedule 1, the

information provided was stated to be in respect of a particular time period or as of a particular date.

(c) The Vendors acknowledge that the Purchaser will grant or transfer, or procure the grant by a Company of, forestry rights and other interests over certain of the Companies' Property or other Vendors' Property to Viking and/or OTPP. For the avoidance of doubt, the Warranties of the Vendors in connection with any Company Property or other Vendors' Property in respect of which such rights and/or interests are to be created are given to and undertaken for the benefit of Viking and OTPP (as well as for Kiwi), each of whom may, subject to clause 10.3(c), make its own claim under such Warranties without reference to, or the participation of, Kiwi, in each case notwithstanding that Viking or OTPP, as applicable, may obtain a different interest in the relevant Property to that transferred to Kiwi under this Agreement.

10.2 **Warranties qualified**

Each of the Warranties is given subject to:

(a) **Agreement**

anything done, or omitted to be done by the Vendors, either:

(i) under any express provision of this Agreement; or

(ii) after the date of this Agreement at the request in writing of, or with the prior written approval of, the relevant Purchaser;

(b) **Disclosure**

any matter to the extent that it is Fairly Disclosed in:

(i) the Due Diligence Material; and

(ii) the Disclosure Letter delivered by the Vendors to the Purchasers before the date of this Agreement;

(c) **Financial Statements**

any matter Fairly Disclosed in the Financial Statements; and

(d) **Public Register**

in respect of a claim by any Purchaser, any matter recorded in the public register of:

(i) Land Information New Zealand;

(ii) such local or regional authorities or councils which are able to provide Land Information Memoranda in relation to the Land; and

(iii) the Maori Land Court,

prior to 13 October 2003 or otherwise recorded in a search of the register actually obtained or received by that Purchaser after that date and prior to the date of this Agreement.

10.3 **Warranty Claims**

(a) **Only relief**

The only relief available arising from any breach of Warranty is a right for the relevant Purchaser under this Agreement, but no other person, to claim under this clause 10 (subject to the limitations in this clause 10). Other than pursuant to clause 6.5(a) or clause 6.5(b), the Purchasers have no right to cancel this Agreement or any part thereof (whether before or after the Principal Completion Date) as a result of any matter giving rise to a Warranty Claim.

(b) **No other cause of action**

A breach of Warranty will not give rise to any other or separate cause of action for damages or other relief from misrepresentation or breach of representation or warranty or otherwise (other than in respect of fraud or wilful breach under clause 10.10).

(c) **Claims in writing**

All Warranty Claims (ignoring, for this purpose only, the limitations in clause 10.4) must be notified in writing to the Vendors within 20 Business Days of a Purchaser becoming aware of the relevant matters and must fairly and fully specify the matters which gives rise to the claim, the nature of the claim and the amount claimed (to the extent that such matters can reasonably be specified at that time) provided that if such matters cannot reasonably be specified at that time and the relevant Purchaser has given notice in writing of the fact of the Warranty Claim within such 20 Business Day period, the relevant Purchaser must provide such additional information within 45 Business Days of that Purchaser becoming aware of the relevant matters.

(d) **Actions after Completion**

No Warranty Claim may be made to the extent that the relevant event would not have arisen but for:

(i) a breach of the law or contract, or commission of a tort by the relevant Purchaser or, following the Principal Completion Date, by the Companies; or

(ii) any obligation or commitment entered into by the relevant Purchaser without the prior approval of the Vendors given expressly for the purposes of this clause or, following the relevant Completion, by the Companies (but excluding, for the avoidance of doubt, the proper performance of any Business Agreement or its

obligations under any Cutting Right, Forestry Right or Lease (in each case in the form as at the applicable Completion Date)); or

(iii) the relevant Purchaser or the Companies admitting liability to any third party in respect of the relevant event without the prior written consent of the Vendors under clause 11.1(a); or

(iv) a change in the law occurring after Completion; or

(v) any breach by PruTimber or Kiwi, respectively, of its obligations under clause 4.9 and the Management Schedule.

(e) **No double claim**

A Purchaser must not recover more than once in respect of any matter giving rise to a Warranty Claim. It is acknowledged and agreed that separate claims by each Purchaser may exist in respect of a particular Warranty in relation to their respective interests as a result of clause 10.1(c), provided however that the aggregate amount of all such claims shall not exceed the amount that the Vendors would be liable to pay if there were a single Warranty Claim in relation to the relevant matter giving rise to the claim by Kiwi hereunder (calculated for this purpose on the basis that Kiwi had acquired the relevant Property and had not granted the rights or interests referred to in clause 10.1(c)).

(f) **Tax Savings**

In assessing any damages recoverable for any Warranty Claim by any Purchaser there is to be deducted any Tax Savings by that Purchaser or any Related Company of that Purchaser (including, in respect of Kiwi, by the Companies in respect of any period after the Principal Completion Date).

(g) **No claim for Taxation**

No claims in respect of taxation or taxation claims may be made under either a Warranty or a Tax Warranty. All matters in respect of taxation or taxation claims (including under the Tax Warranties) are to be addressed solely under the Tax Indemnity.

(h) **Vendors jointly and severally liable**

The Vendors' liability under any Warranty Claim is joint and several.

(i) **Consequential loss**

Nothing expressed or implied in this Agreement shall confer liability on the Vendors in respect of any indirect, consequential or special loss, damage, cost or expense of any kind including loss of savings and profit suffered or incurred by a Purchaser as a direct or indirect result of a breach by the Vendors of any of the Warranties or under the Tax Indemnity.

10.4 **Claim thresholds**

No Warranty Claim may be made by a Purchaser unless:

(a) **Amount of claim**

the resultant loss (inclusive of GST, if any) is in excess of NZ$500,000; and

(b) **Total**

the total of all Warranty Claims which have been made by that Purchaser exceeds NZ$1,000,000, provided that if this threshold is exceeded then that Purchaser may claim in respect of its entire loss (without deduction of this threshold amount but subject to paragraph (a) above).

10.5 **Period for Warranty Claims**

The Purchasers may not make any Warranty Claims after the end of the period of two years following the Principal Completion Date in respect of the Warranties given on that date, or two years following a Forestry Block Completion Date in respect of the Forestry Block Warranties given on that date.

10.6 **Maximum liability**

The maximum aggregate amount for which the Vendors can be jointly liable to the Purchasers under or in relation to any Warranty Claim or any claim under the Tax Indemnity is NZ$250,000,000.

10.7 **Reduction of Purchase Price**

Any monetary compensation received by a Purchaser as a result of any breach of any Warranty or in respect of the Tax Indemnity is to be in reduction and refund of a portion of the Purchase Price paid by that Purchaser.

10.8 **Mitigation**

(a) The Purchasers must, to the extent that they can reasonably do so, mitigate any loss in relation to any breach of the Warranties or any other term or obligation under this Agreement. If in relation to any matter which would otherwise give rise to a Warranty Claim, a Purchaser is entitled to make recovery or claim under an indemnity, including an indemnity under a policy of insurance, that recovery or claim then will reduce, to the extent of that actual moneys received under the recovery or claim, any Warranty Claim. The relevant Purchaser will use its reasonable endeavours to recover all claims from insurers or other persons. The relevant Purchaser shall permit, and shall procure any relevant Company (in the case of Kiwi) permits, the Vendors to, in the name of the relevant Purchaser or that Company, take such action to mitigate any loss in relation to, or minimise the risk of, a breach of the Warranties, or any other term of this Agreement as the relevant Purchaser consents to, such consent not to be unreasonably withheld or delayed, provided that the costs of such action

will be met by the Vendors and the Vendors will fully consult with the relevant Purchaser in taking such action.

(b) Without limiting paragraph (a) above, Kiwi must take all actions reasonably commercially available to it to enable it to draw down under the Kiwi Debt Facilities to fund the acquisition of Property and the TFL Forestry Right to be acquired by it under this Agreement notwithstanding any breach by the Vendors of any of the Warranties or any other obligations of the Vendors on or prior to an applicable Completion Date.

10.9 Purchasers relied on own judgment

The Purchasers acknowledge and agree that:

(a) **Own judgment**

except for the Warranties and the Tax Indemnity, they have each entered into this Agreement in reliance solely on their own judgment and inspection and not in reliance on any statements, warranties or representations by the Vendors or their directors, officers, employees or advisers;

(b) **No representation**

except to the extent provided for in the Warranties, the Vendors do not warrant the accuracy or completeness of any of the Due Diligence Material including any budgets, forecasts or projections, yield information, area calculations, crop types, topography, stand parameters or growth rates; and

(c) **Other representations excluded**

all express or implied representations or warranties of the Vendors (other than the Warranties) in relation to the transactions evidenced by this Agreement are hereby expressly excluded to the maximum extent permitted by law.

10.10 Purchasers' release

(a) Except in respect of fraud or the wilful breach of either of the Vendors, their Related Companies or any of their respective directors, officers, employees, advisers, agents or representatives, to the maximum extent permitted by law, the Purchasers release each of the Vendors, their Related Companies and all of its or their directors, advisers, employees, officers and agents from all liability and disclaims all claims, whether in contract (including, but not limited to, claims for breach of implied representations or warranties (excluding the Warranties)) or tort or otherwise (including, but not limited to, the Fair Trading Act 1986 (New Zealand)), against all such persons arising in relation to this Agreement, except, in the case of the Vendors, for the Warranties and the other matters set out expressly in this Agreement, and confirm that in entering into this Agreement, they have not relied on any information, statement, representation, warranty, condition, promise or undertaking made in the course of communications or negotiations, whether express or implied and

whether oral or written and whether verbal or resulting from or implied by conduct, prior to execution of this Agreement.

(b) This clause 10.10 confers, and is intended to confer, a benefit upon the Related Companies of the Vendors and the respective directors, advisers, employees, officers and agents of the Vendors and of each Related Company for the purposes of the Contracts (Privity) Act 1982 (New Zealand).

10.11 Purchaser's obligations

(a) After the Principal Completion Date or a Forestry Block Completion Date, as applicable, the Purchasers must not take, and Kiwi must ensure that no Company takes, any action, proceeding, claim or demand against any of the present or former directors, advisors, agents, employees or officers of the Vendors, their Related Companies or the Companies or any other present or any former shareholders of the Vendors (each a **Protected Party**) in relation to any event occurring prior to the Principal Completion Date or a Forestry Block Completion Date, as applicable, other than an action for wilful breach or fraud.

(b) The undertaking contained in this clause is given for the benefit of each Protected Party and is intended to be enforceable against the Purchasers by any Protected Party in accordance with the provisions of the Contracts (Privity) Act 1982 (New Zealand).

10.12 Obligation to notify and certify

(a) If, at or prior to, Completion on each applicable Completion Date the Vendors or the relevant Purchaser becomes aware that any of the Warranties, or the Purchaser Warranties to be given by the relevant Purchaser, or any of the obligations of the Vendors or the relevant Purchaser under this Agreement, are or will be breached or unfulfilled on Completion, the Vendors shall immediately give written notice to the Purchaser, or the relevant Purchaser shall immediately give notice to the Vendors, of that fact and the circumstances giving rise to it.

(b) The Vendors shall deliver to the relevant Purchaser, and the relevant Purchaser shall deliver to the Vendors, immediately prior to Completion on each applicable Completion Date, a certificate in a form to be agreed confirming that, to that party's knowledge, no matters have occurred which require notification under paragraph (a) above and have not been so notified (such certificate to be given without personal liability for the signatory for the relevant party).

10.13 Net Stocked Areas

Notwithstanding any other provision of this clause 10 or anything in Schedule 14, in respect of any Warranty Claim in respect of the Net Stocked Area Warranty in clause 4(i) of Part D of Schedule 1:

(a) such Warranty Claim shall be made by the Purchasers jointly (and not severally); and

(b) the Vendors shall, subject to the limitations in clauses 10.3, 10.4 (which shall apply as if all the Purchasers bringing the claim were a single Purchaser), 10.5, 10.6, 10.7, 10.9(c) and 10.10, pay to the Purchasers (jointly) an amount determined in accordance with Schedule 20 in respect of the difference between:

(i) 105,625 hectares (in relation to the Warranty in Part D, 4(i)(i) of Schedule 1) and the Net Stocked Area of the Land and the freehold land that forms part of the TFL Property; or

(ii) 84,250 hectares (in relation to the Warranty in Part D, 4(i)(ii) of Schedule 1) and the Net Stocked Area of the Land (not including the freehold land that forms part of the TFL Property),

in both cases calculated in accordance with the principles set out in that Schedule.

11. Potential Warranty Claim procedures

11.1 Third party claims

Should any event occur, or any claim (excluding a taxation claim) by a third party arise, against a Company (in the case of Kiwi) or a Purchaser (**Third Party Claim**) in relation to which a Purchaser may seek to make, or has made, a Warranty Claim, but not a claim under the Tax Indemnity, the following provisions will apply:

(a) **No admission**

The relevant Purchaser may not make, and, in the case of Kiwi, must procure the relevant Company does not make, any payment or admission of any liability in relation to the Third Party Claim, or take any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of the Vendors (which shall not be unreasonably withheld or delayed).

(b) **Vendors may conduct**

Where the Vendors have accepted responsibility for the relevant Warranty Claim, the Vendors may, in the name of the relevant Purchaser or the relevant Company, but in full consultation with the relevant Purchaser, prosecute or defend any proceedings relating to the Third Party Claim, at the Vendors' cost. The Vendors will take all reasonable steps necessary to protect the reputation of the relevant Purchaser and its Related Companies (including, in respect of Kiwi, the Companies) and their respective directors, officers, employees, agents and advisors provided that the Vendors shall not be required to take such steps if the Vendors consider (acting reasonably and having taken legal and other advice on the matter) that to do so would be likely to materially increase the potential liability of the Vendors under a Warranty Claim. Subject to the foregoing, the Vendors will be entitled to deal with and defend the Third Party Claim as they see fit, but shall not settle any such claim without the prior written consent of the relevant Purchaser (which shall not be unreasonably withheld or delayed).

(c) **Costs**

If the Vendors are:

(i) wholly successful in defending any Third Party Claim, the costs of the defence must be borne by the relevant Purchaser or the relevant Company;

(ii) wholly unsuccessful in defending any Third Party Claim, the costs of the defence will be borne by the Vendors; or

(iii) partially successful in defending any Third Party Claim, the costs of the defence must be borne proportionately by the Vendors and the relevant Purchaser (or the relevant Company) in accordance with the loss suffered by each such person.

(d) **Access to records**

The Purchasers must make, or must procure that each relevant Company makes, available to the Vendors all such information, books and records transferred to the Purchasers under this Agreement as the Vendors may reasonably require for the purposes of proceedings relating to a Third Party Claim, at the cost of the Vendors in respect of any out of pocket costs of the Purchasers.

11.2 Purchasers to mitigate

Nothing in this clause 11 limits the Purchasers' obligation to mitigate pursuant to clause 10.8 any loss or damage they may suffer in consequence of any matter giving rise to a potential Warranty Claim.

12. Purchasers' Warranties

12.1 Representations and warranties of each Purchaser

Each Purchaser represents and warrants (in respect of itself and not any other Purchaser) to each of the Vendors (and TFL in relation to the purchase of the TFL Forestry Right) at the date of execution of this Agreement by the Vendors and, other than the representation set out in paragraph (e) below, again on the Principal Completion Date and each Forestry Block Completion Date, to the extent applicable, by reference to the facts and circumstances then existing as follows:

(a) **Good standing**

it is a company duly incorporated and validly existing under the laws of New Zealand;

(b) **Power of entering into agreement**

on execution and delivery of this Agreement and the Commercial Agreements by it, that execution and delivery and the performance by it of

its obligations under this Agreement and the Commercial Agreements will have been validly authorised by all necessary action on its part, will not contravene any law binding on it, will not contravene its constitution, will not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its assets are bound and it has the necessary corporate powers to enter into this Agreement and the Commercial Agreements and perform its obligations under them;

(c) **Valid Agreement**

on execution and delivery of this Agreement and the Commercial Agreements by it, this Agreement and the Commercial Agreements will constitute legal, valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights;

(d) **Financing**

it has adequate arrangements in place to ensure that it will have the required funds available to effect Completion pursuant to the terms of this Agreement; and

(e) **Claims**

as at the date of this Agreement, it is not aware of any fact or matter that would entitle it, and that it knows would entitle it, to make a Warranty Claim or a Claim under the Tax Indemnity.

12.2 Warranty Claims

(a) **Claims in writing**

All potential Purchaser Warranty Claims (ignoring, for this purpose only, the limitations in clause 12.3) must be notified in writing to the relevant Purchaser within 20 Business Days of the Vendors becoming aware of the relevant fact and must fairly and fully specify the matter which gives the rise to the claim, the nature of the claim and the amount claimed (to the extent that such matters can reasonably be specified at that time) provided that if such matters cannot reasonably be specified at that time and the Vendors have given notice in writing of the fact of the Purchaser Warranty Claim within such 20 Business Day period, the Vendors must provide such additional information within 45 Business Days of the Vendors becoming aware of the relevant fact.

(b) **No double claim**

The Vendors must not recover more than once from a Purchaser in respect of any matter giving rise to a Purchaser Warranty Claim.

(c) **No claim**

A Purchaser may not make a Warranty Claim or a claim under the Tax Indemnity in relation to any fact or matter in relation to which that Purchaser has breached the Purchaser Warranty set out in clause 12.1(e).

12.3 Claim thresholds

No Purchaser Warranty Claim may be made by the Vendors unless:

(a) **Amount of claim**

the resultant loss (inclusive of GST, if any) is in excess of NZ$500,000; and

(b) **Total**

the total of all Purchaser Warranty Claims which have been made exceeds NZ$2,000,000,

provided that if this threshold is exceeded then the Vendors may claim in respect of their entire loss (without deduction of this threshold, but subject to paragraph (a) above). The maximum amount for which the Purchasers, in aggregate, can be liable for all Purchaser Warranty Claims is NZ$30,000,000.

12.4 Period for Warranty Claims

The Vendors may not make any Purchaser Warranty Claims after the end of the period of two years following the Principal Completion Date or two years and eight months following the applicable Forestry Block Completion Date in respect of a Purchaser Warranty Claim under clause 12.1(e) that relates to a Forestry Block for which completion has occurred on that date.

12.5 Mitigation

The Vendors must, to the extent that they can reasonably do so, mitigate any loss in relation to any breach of the Purchaser Warranties or any other term or obligation under this Agreement. Any costs incurred by the Vendors in mitigating any Purchaser Warranty Claim shall be for the account of the relevant Purchaser.

12.6 FCF Return of Capital

The Purchasers will not, and will procure that none of the Companies nor the Purchasers' Related Companies will, object to any arrangement undertaken by FCF pursuant to Part XV of the Companies Act to return capital to the FCF Shareholders as a consequence of the sale by the Vendors of any of the Property or the TFL Property. This clause 12.6 confers, and is intended to confer, a benefit upon FCF for the purposes of the Contracts (Privity) Act 1982 (New Zealand).

13. Conditions

13.1 Conditions of Completion

Completion of this Agreement is subject to:

(a) the passing by the FCF Shareholders of an ordinary resolution approving the entry into and performance of this Agreement and, if necessary, the Commercial Agreements, by the Vendors by the FCF Condition Satisfaction Date; and

(b) the Purchasers obtaining, to the extent necessary, consent to the transactions contemplated by this Agreement pursuant to the Overseas Investment Regulations by the Purchaser Condition Satisfaction Date in a form and on conditions acceptable to the Purchasers and the Vendors and their respective counsel (all acting reasonably).

13.2 Tarawera Conditions

Completion of this Agreement in relation to the TFL Forestry Right is subject to Kiwi obtaining debt and equity finance on terms satisfactory to Kiwi for the acquisition of the TFL Forestry Right, such finance to be obtained by the TFL Condition Satisfaction Date.

14. Termination

14.1 Termination prior to the Principal Completion Date

Without limiting clauses 6.5 and 6.6, the provisions of this Agreement may be terminated at any time before the Principal Completion Date:

(a) by agreement in writing executed by the Vendors and the Purchasers;

(b) by the Vendors or the Purchasers, at any time after the Purchaser Condition Satisfaction Date or the FCF Condition Satisfaction Date, as applicable, if the relevant Condition remains unsatisfied on that date; and

(c) by OTPP or Kiwi in accordance with clause 14.3.

14.2 Parties' endeavours

(a) The parties shall use all commercially reasonable endeavours to procure the fulfilment of the Conditions and shall notify each of the remaining parties promptly on satisfaction of any Condition by it. In particular, the Vendors shall ensure that a meeting of the FCF Shareholders to approve the entry into and performance of this Agreement is convened and held as soon as practical after the date of this Agreement and that the directors of FCF have resolved to and will recommend that the FCF Shareholders give that approval (and will not change or withdraw such recommendation or otherwise comment or act adversely in respect of such recommendation, except to the extent that they reasonably believe, having taken appropriate

advice, that they are required by their fiduciary duties under the Companies Act to do so).

(b) From the date of this Agreement until the Principal Completion Date (subject to paragraph (c), the Vendors will not (and will procure that FCF or its Related Companies do not) encourage or solicit any further offers in respect of, or engage in any discussions or negotiations with a potential acquirer of any of the Property or the TFL Property (other than, in respect of the TFL Property, pursuant to the TFL Arrangements), including by way of the sale of shares in the Vendors or any holding company of the Vendors or TFL or any holding company of TFL, except to the extent that the directors of FCF reasonably believe, having taken appropriate advice, that they are required by their fiduciary duties under the Companies Act to engage in discussions or negotiations with a third party that has submitted a bona fide unsolicited offer for the Property and the TFL Property, provided that:

(i) immediately upon receipt the Vendors shall provide the Purchasers with notice of any such offer, together with details (and a copy) thereof and the Vendors and the Purchasers shall thereafter immediately consult in good faith in respect of the implications of such offer;

(ii) except as required by law or applicable stock exchange rules, the Vendors shall not, and shall procure that FCF does not, make any public announcement of the unsolicited offer;

(iii) the Vendors shall proceed with the FCF Shareholders meeting to consider this Agreement and the Commercial Agreements and promptly call such meeting if it has not then been called; and

(iv) if the transactions contemplated by this Agreement do not proceed as a result of a subsequent failure of FCF Shareholders to approve this Agreement and the Commercial Agreements (having been informed of the unsolicited offer) and the Vendors conclude a transaction for all or any significant portion of the Property and the TFL Property with the offeror of the unsolicited offer then the Vendors shall reimburse the Purchasers for their costs and expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of NZ$3,000,000 plus GST (less whatever amounts are paid by FCF under paragraph 4 of the letter from FCF to Prudential Timber Investments, Inc. and OTPP dated 17 October 2003 (as amended)).

(c) The restrictions set out in paragraph (b) above and clause 14.3(b) shall cease to apply to TFL, the TFL Property and the TFL Forestry Right (but not otherwise) following termination of the parties' obligations with respect to the TFL Forestry Right under clause 14.5.

14.3 Termination

If:

(a) the directors of FCF fail to issue their recommendation that the FCF Shareholders approve the entry into and performance by the Vendors of this Agreement and if necessary the Commercial Agreements within 25 Business

Days from the date of this Agreement or having issued it, change or withdraw that recommendation; or

(b) the Vendors receive an offer for all or a substantial portion of the Property and the TFL Property and either:

(i) commence negotiations with the offeror in respect of that offer (not being discussions solely for the purposes of evaluating that offer); or

(ii) do not definitively reject that offer within 10 Business Days of receipt of it,

then each of OTPP and Kiwi shall be entitled by notice within five Business Days thereafter to the Vendors to terminate and cancel this Agreement.

14.4 Effect of termination

If this Agreement is cancelled pursuant to clauses 6.5(a) or (c), 6.6(b)(i), 14.1 or 14.3:

(a) **No further effect**

except as set out in paragraph (b), this Agreement has no further effect; and

(b) **No claim**

no party has any claim against any other party in connection with that termination other than under clause 22 which will survive termination for any breach of this Agreement occurring before notice of cancellation.

This right of cancellation under such clauses is the sole remedy of the Purchasers against the Vendors if such right of cancellation is exercised. If the Purchasers or the Vendors do not exercise their right to cancel this Agreement, their other rights and remedies are not prejudiced.

14.5 Tarawera termination

(a) The provisions of this Agreement relating to the parties' rights and obligations with respect to the sale and purchase of the TFL Forestry Right, and Kiwi's obligation to assume the Assumed Liabilities relating to TFL, the TFL Property and the TFL Forestry Right, may be terminated at any time before the Principal Completion Date by written notice given by either the Vendors or Kiwi to the other at any time after the Tarawera Condition Satisfaction Date if the TFL Condition remains unsatisfied on the date that the notice is given.

(b) Cancellation of the rights and obligations referred to in paragraph (a) above does not prejudice the rights and obligations of the parties in relation to the Vendors' Property and the Companies' Shares to be sold and purchased as contemplated by this Agreement.

(c) If the parties' rights and obligations with respect to the TFL Forestry Right are cancelled under paragraph (a) above, the Vendors are deemed to give no Warranties in relation to TFL, the TFL Property or the TFL Forestry Right.

15. Taxation

15.1 Tax Indemnity

The Vendors jointly indemnify Kiwi and undertake to keep Kiwi at all times fully and effectively indemnified from and against any taxation suffered by each Company, including as a result of a breach of a Tax Warranty, which:

(a) **Arising on or before Principal Completion Date**

wholly or partly (in which case the liability of the Vendors is limited to that part) relates to any period ending on or before the Principal Completion Date, as applicable, or part period to any such date, as applicable; or

(b) **Event on or before Principal Completion Date**

is wholly or partly (in which event the liability of the Vendors is limited to that part) attributable to any event occurring on or before the Principal Completion Date, as applicable, and which arises as a result of the disposal on or after the Principal Completion Date of items treated as fixed assets (except forest land and improvements) or investments in the Financial Statements,

except to the extent in the case of either paragraph (a) or (b):

(i) the liability for taxation has been met or reserve or provision (including by way of deferred tax) is made in the Financial Statements; or

(ii) the liability for taxation arises under section EG19 of the Income Tax Act from the disposal of capital assets after the Principal Completion Date.

15.2 Payment for loss of relief

If any Company suffers a loss of relief in circumstances where the Vendors would be liable under clause 15.1, the Vendors are not liable to pay anything other than amounts in respect of shortfall penalties or use of money interest to Kiwi until the loss of relief becomes an actual liability for the relevant Company to pay taxation at which time the Vendors must pay the amount the Company has to pay for which it would otherwise have relief.

15.3 Limitations relating to taxation

The Vendors are not required to meet any claim under the Tax Indemnity to the extent that:

(a) **Failure to make election**

the taxation would not have arisen, or would have been reduced or eliminated, but for a failure or omission on the part of Kiwi or any Company after Completion on the Principal Completion Date to make a claim or election or to give any notice or consent; or

(b) **Disclosure Letter**

the taxation relates to matters Fairly Disclosed in the Disclosure Letter delivered by the Vendors to Kiwi before the date of this Agreement; or

(c) **Saving**

the taxation relates to an amount of accounting income or an asset that was not taken into account in the Financial Statements; or

(d) **Relief**

any relief available to any Company or in relation to a period ended on or before Principal Completion Date is able to relieve or mitigate that taxation liability; or

(e) **Timing difference**

an increased liability for taxation in one period is or will be offset by a reduced liability for taxation in another period, but the Vendors will reimburse Kiwi for the after tax cost of any interest, penalties and fines incurred by any Company which would not have been incurred if the increased liability for taxation had not occurred in the first-mentioned period; or

(f) **Group offsets**

an increased liability for taxation in one Company is or will be offset by a reduced liability for taxation in another Company, but the Vendors will reimburse Kiwi for the after tax cost of any interest, penalties and fines incurred by any Company which would not have been incurred if the increased liability for taxation had not been incurred by the first-mentioned Company; or

(g) **Change in law after the date of this Agreement**

it arises as a result of any change in law, including any increase in rates of taxation, announced after the date of this Agreement; or

(h) **Change in accounting principles or taxation treatment**

the taxation liability arises or is increased as a result of any voluntary change in accounting principles or in the treatment of any item for taxation purposes made by a Company after Completion on the Principal Completion Date; or

(i) **Amended return**

any Company, without the written consent of the Vendors, amends or requests an amendment to any return filed prior to Completion on the Principal Completion Date by the Company with the IRD or other relevant revenue authority.

15.4 Claim thresholds

No claim under the Tax Indemnity may be made by Kiwi unless:

(a) **Amount of single claim**

it relates to a taxation claim for an amount in excess of NZ$500,000; and

(b) **Total of a series of claims**

the total of all claims under the Tax Indemnity which have been made exceeds NZ$2,000,000, provided that if this threshold is exceeded then Kiwi may claim in respect of its entire loss (without deduction of this threshold amount but subject to paragraph (a) above).

15.5 Indemnity is for net position

(a) **Net position**

The Vendors' aggregate liability under clause 15.1 is limited to the net, overall, liability for taxation incurred by the Company, or the net, overall, loss of relief suffered by the Company after taking into account any reduction in taxation or increase in relief, whether arising from any taxation claim or not, and which arises in the circumstances referred to in paragraph 15.1(a) or is attributable to an event referred to in paragraph 15.1(b).

(b) **Tax reductions/increase in relief to be taken into account**

If, during the period during which Kiwi is entitled to make any claim under the Tax Indemnity, the relevant Company has reductions in its liability for taxation or increases in relief with the result that it proves to have over paid taxation or has over provided for taxation in its Financial Statements, any such reductions or increases will be taken into account in determining the net liability of the Vendors.

(c) **Reduction occurs before liability**

If any such reduction in liability or increase in relief occurs before any increase in liability or reduction in relief which would otherwise entitle Kiwi to claim under clause 15.1, that claim must be reduced by the amount of all previous reductions in liability or increases in relief.

(d) **Liability occurs before reduction**

If the Vendors have paid any amounts under the indemnity in clause 15.1 and, by the end of the period referred to in paragraph (b) above, the Company has had reductions in its taxation liability or increases in relief which have not previously been taken into account in this clause, Kiwi will repay the Vendors an amount equal to the lesser of:

(i) the aggregate of such reductions in liability and/or increases in relief; and

(ii) the total amounts paid by the Vendors under clause 15.1.

15.6 Taxation returns and access

(a) **Filing of returns**

Subject to paragraph (d) below, the Vendors will procure the preparation, signing and filing of tax returns and tax computations for each Company for all accounting and other periods ended on or prior to the Principal Completion Date (including in each case a request for a cost of timber determination under section DL 1(11) of the Income Tax Act), to the extent that those returns or computations are not due to be filed before the Principal Completion Date (**Returns**). The Returns must be filed in time to comply with each Company's obligations under relevant taxation legislation.

(b) **Part year accounts**

Not later than 40 Business Days from the Principal Completion Date the Vendors will prepare for each Company financial statements for the period from 1 July 2003 to the time immediately prior to Completion or Principal Completion Date and a calculation and supporting information reconciling those statements to net income or net loss for tax purposes as if that period were an income year for tax purposes and provide copies to Kiwi (**Part Year Accounts**).

(c) **Returns for year end**

Subject to paragraph (d) below, Kiwi will procure that each Company prepares financial statements and a calculation reconciling those statements to net income or net loss for tax purposes for the 2003/2004 income year (and if there is in any case a net loss for that income year a proposed attribution, taking into account the Part Year Accounts, of that net loss for that income year between the part year period covered by the Part Year Accounts and the subsequent period from Completion on the Completion Date to the end of that income year) (**Completion Year Returns**). Kiwi will procure that each Company, taking into account the provisions of section IF 1 and IG 2 of the Income Tax Act, will elect to offset any losses which are available in favour of group companies of the Vendors as at the Completion Date.

(d) **Consultation**

Kiwi and the Vendors shall consult in relation to the preparation of the Returns and Completion Year Returns (including any proposed offset of any losses incurred by each Company) with a view to agreeing their form and content. In the event they are unable to agree:

(i) the Vendors will determine the form and content of the Returns; and

(ii) Kiwi will determine the form and content of the Completion Year Returns.

(e) **Access to records for returns or disputes**

Kiwi will procure that each Company gives such access to its books, accounts, records and personnel as is reasonable to enable the Vendors or their duly authorised agents to prepare the Returns and the Part Year Accounts and to enable consultation in accordance with paragraph (d) above.

15.7 Vendors' obligation to pay

Any payment the Vendors are required to make in relation to any claim under the Tax Indemnity:

(a) **Refund of Purchase Price**

is to be made to Kiwi in reduction and refund of the Purchase Price;

(b) **Filed as non assessable**

is to be filed in Kiwi's tax return on the basis:

(i) that it is not gross income; and

(ii) that the Vendors are not required to make any withholding or deduction from the payment;

(c) **Taxation**

will be subject to clause 15.8, if the payment is subject to a taxation claim;

(d) **Three Days before due date**

must, where the payment relates to a taxation liability, be made at least three Business Days before the last date on which payment may be made by Kiwi or the relevant Company of the relevant liability to the relevant taxation authority without incurring any liability to pay any penalty or interest; and

(e) **On demand**

where paragraph (d) above does not apply, must be paid to Kiwi three Business Days following demand being made by Kiwi and on the Vendors being satisfied as to the basis on which the claim has been calculated in accordance with clause 15.10.

15.8 Dispute of taxation claim

If a Company or Kiwi receives a taxation claim which may give rise to a claim under the Tax Indemnity against a Vendor, Kiwi must give notice of that taxation claim to the Vendors in writing delivered to the Vendors as soon as reasonably possible after receiving notice of the taxation claim. Kiwi, if so requested by the Vendors in writing, must ensure that:

(a) **No prejudice to defence**

no payment (except to the extent required by law) or admission of liability in relation to the taxation claim is made or other steps are taken which may in any way prejudice any challenge to it or defence to that claim without the prior written consent of the Vendors which consent will not be unreasonably withheld or delayed; and

(b) **Defence of taxation claim by Companies**

the relevant Company, in full consultation with the Vendors, will:

(i) partake in the disputes procedures contained in Part IVA of the Tax Administration Act 1994 (New Zealand) or any similar proceedings in other relevant jurisdictions (**disputes resolution procedures**), whether initiated by the relevant revenue authorities or by the relevant Company;

(ii) refer the matter at any time to a lawyer experienced in taxation matters nominated by the Vendors and approved by Kiwi (**Counsel**) for an opinion on the likelihood of the disputes resolution procedures or subsequent challenge being successful if the Vendors require such action be taken;

(iii) prepare and file a challenge to the assessment in court if the opinion of Counsel is that there is a reasonable prospect of the challenge being successful;

(iv) if the challenge or an appeal is decided against the relevant Company, at the Vendors' option, and subject to a recommendation by Counsel and to any appeal not being considered by Counsel to be likely to damage the reputation of Kiwi or the relevant Company, to appeal the decision to any relevant appellate body;

(v) instruct Counsel to act and advise in the conduct of all such disputes resolution procedures, court proceedings and any related correspondence and negotiations; and

(vi) if the disputes resolution procedures, challenge or appeal (in relation to which Kiwi has previously received a payment under clause 15.7) are ultimately successful in whole or in part and the relevant Company receives any tax credit, refund or reimbursement of costs, Kiwi or the relevant Company will promptly pay to the Vendors (to the extent that it does not exceed that amount previously paid by the Vendors) an amount equal to the amount of that tax credit, refund or costs together with any interest (net of taxation) which Kiwi or the relevant Company has received from any revenue authority on such tax credit or refund.

(c) **Consultation**

Kiwi will, prior to taking any action, consult with the Vendors and their professional advisers in relation to the conduct and progress of all disputes resolution procedures, challenges or court proceedings and any related correspondence and negotiations, and keep the Vendors and their professional advisers fully informed on this progress with copies of all relevant documents, including drafts. Kiwi, following consultation, will take into account all reasonable concerns and issues raised by the Vendors in all action that is taken by the relevant Company following consultation.

15.9 Expenses

If a payment under the Tax Indemnity would arise in respect of the taxation claim if the relevant revenue authority were successful, all costs and expenses (including reasonable legal costs) properly incurred by Kiwi or the Companies in connection with any consultation, disputes resolution procedure, challenge or appeal on a taxation claim will be paid by the Vendors. The Vendors undertake to Kiwi that the Vendors will pay to Kiwi such costs and expenses on receipt of copies of the relevant invoices or other evidence of incurrence of the costs and expenses by Kiwi or the relevant Company.

15.10 Period for Tax Indemnity claims

Kiwi may not make any claim under the Tax Indemnity unless Kiwi gives the Vendors notice of the relevant taxation claim prior to the end of six years from the Principal Completion Date.

15.11 Gross-Up

If:

(a) **Deduction or withholding**

the Vendors are required by law to make any deduction or withholding from any sum payable by them to Kiwi under the Tax Indemnity; or

(b) **Payment of taxation**

Kiwi or any person on its behalf are required by law to make any payment on account of taxation in relation to any amount received or receivable by Kiwi or that person under the Tax Indemnity,

then the sum payable by the Vendors will be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment Kiwi or that person receives and retains (free of any liability in respect of any such deduction, withholding or payment) a net sum equal to the sum that Kiwi or that person would have received and retained had no deduction, withholding or payment been made.

16. Further assurances

From and after the date of this Agreement, the Purchasers and the Vendors, at the request of the other, shall execute and deliver any further documents or assurances and do all acts and things as the Purchasers, or the Vendors, as the case may be, may reasonably require to generally give full force and effect to this Agreement including, at and after Completion, to register any transfer or assignment of the Land, the Cutting Right, any Forestry Right or any Lease at the relevant Land Registry Office, the Maori Land Court or the Crown office administering the Crown estates.

17. Notices

17.1 Form of notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time, designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name below:

If to the Vendors to:

Fletcher Challenge Forests Industries Limited
8 Rockridge Avenue
Penrose
Auckland
For: Chief Executive
Facsimile: + 64 9 571 9970

and to:

Fletcher Challenge Forests (Manufacturing) Limited
8 Rockridge Avenue
Penrose
Auckland
For: Chief Executive
Facsimile: + 64 9 571 9970

with a copy to:

Bell Gully
Vero Centre
48 Shortland Street
Auckland
For: Haydn Wong
Facsimile: +64 9 916 8801

If to the Purchasers to:

Kiwi Forests Group Limited
Level 6, 16 Viaduct Harbour Avenue
Auckland
For: Ross Green
Facsimile: +64 9 357 2079

With a copy to:

Harmos Horton Lusk
Level 37, Vero Centre
48 Shortland Street
Auckland
For: Andrew Harmos & Greg Horton
Facsimile: +64 9 921 4319

Viking Global New Zealand Limited
30-D Catoctin Circle
Leesburg, Virginia 20175
United States of America
For: Bob Hagler
Facsimile: +1 703 669 9225

With a copy to:

Russell McVeagh
Level 30, Vero Centre
48 Shortland Street
Auckland
For: Simon Horner
Facsimile: +64 9 367 8163

OTPP New Zealand Forest Investments Limited
C/- Ontario Teachers Pension Plan
5650 Yonge Street
Toronto
Ontario
For: Vice President, Infrastructure and Portfolio Manager, Timber and Manager, Private Equity, Investment Finance
Facsimile: 001 416 730 3773

With a copy to:

Prudential Timber Investments, Inc.
Address as above for Viking

Chapman Tripp
Level 35
ANZ Centre
23-29 Albert Street
Auckland
For: John Strowger
Facsimile: 64 9 357 9099

17.2 **Notice effective**

No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee;

(a) **Facsimile**

in the case of a facsimile, at the time specified in the facsimile transmission report of the facsimile from which the transmission was made which evidences full transmission, free of errors, to the facsimile number of the party given notice, unless that party proves that, contrary to the transmission report, it was not transmitted, or it was not transmitted in a complete and legible state, to that party's facsimile (or, if transmitted after 5 p.m. (in the place of receipt) on a Business Day or, if transmitted on a non-Business Day, on the next Business Day in the place of receipt after the date of despatch);

(b) **Personal delivery**

in the case of personal delivery, when delivered; and

(c) **Post**

in the case of a letter, on the third Business Day after posting by airmail (for letters within New Zealand) or on the fifth Business Day after posting by airmail (for international letters).

18. Entire Agreement: Amendment

18.1 Entire Agreement

This Agreement, the Commercial Agreements, the letter from FCF to Prudential Timber Investments, Inc. and OTPP dated 17 October 2003 (but only as to paragraph 4) and the letter from the OTPP/Viking Manager dated the date of this Agreement evidence the entire agreement between FCF, the Vendors and the Purchasers, in connection with the sale and purchase of the Property and the TFL Forestry Right and all related matters and supersede and replace all prior negotiations, letters of understanding, agreements or representations, whether oral or written, other than the confidentiality deed dated 16 October 2003 by Kiwi in favour of FCF, the confidentiality deed dated 27 October 2003 by Prudential Timber

Investments, Inc. in favour of FCF, the confidentiality deed dated 23 August 2003 by OTPP in favour of FCF, the confidentiality deed dated on or about the date of this Agreement by Viking in favour of FCF and the confidentiality undertakings given in connection with those agreements.

18.2 Amendments

This Agreement may not be amended or modified except by written agreement signed by the parties.

19. Exercise of rights and waivers

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this Agreement is to:

(a) **Operate as waiver**

operate as a waiver, or prevent the subsequent enforcement, of that obligation; or

(b) **Not relevant for other breaches**

be deemed a delay, grant of time, release, compromise, forbearance (whether partial of otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

No waiver by either the Vendors or a Purchaser of its or their rights under this Agreement will be effective unless it is in writing and signed by the Vendors or the relevant Purchaser, as the case may be.

20. Counterparts

20.1 General

This Agreement may be executed in one or more counterparts (including facsimile copies), each of which is deemed to be an original, but all of which together will constitute only one and the same agreement.

21. Costs

21.1 Each party to bear own costs

Except as otherwise provided in this Agreement and the letter from FCF to Prudential Timber Investments, Inc. and OTPP dated 17 October 2003, each party is to bear its own costs in connection with the preparation and negotiation of this Agreement and any other documentation contemplated by this Agreement.

22. Confidentiality and no announcements

(a) **Permitted Disclosure**

Disclosure of this Agreement, its terms and conditions and the transactions that it contemplates may only be made as permitted under the confidentiality deeds referred to in clause 18.1, or as required by any applicable law or applicable stock exchange listing (or similar) rules.

(b) **Consultation**

The Vendors and the Purchasers will consult as to the timing and wording of press releases and other disclosure of, or relating to, this Agreement to the extent that is reasonable taking into account the disclosing party's obligations at law or the listing rules of any exchange upon which its securities are quoted in relation to such disclosure. Notwithstanding the foregoing, the parties may describe this Agreement and provide copies of it on a confidential basis to their respective boards of directors and to those employees, bankers and professional advisers that need to know details about this Agreement in order for the parties to perform their covenants or to satisfy the Conditions.

(c) **Third party confidentiality agreements**

With effect from the Principal Completion Date:

(i) the Vendors shall promptly notify the relevant Purchaser of any matter which either they or FCF considers gives rise to a material likelihood that a breach has occurred of any confidentiality agreement entered into by FCF with any third party in connection with the offering for sale of the Property in relation to information about the Vendors' Property acquired by that Purchaser under this Agreement; and

(ii) either following such notice, or should a Purchaser otherwise be able to demonstrate to the reasonable satisfaction of the Vendors and FCF that there is a material likelihood that a breach has occurred of any confidentiality agreement entered into by FCF with any third party in connection with the offer for sale of the Property and such breach relates to information concerning the Property acquired by such Purchaser pursuant to this Agreement, the relevant Purchaser may, in the name of FCF, but in full consultation with FCF, prosecute any such proceedings relating to such breach at the cost of the relevant Purchaser, provided that the relevant Purchaser takes all reasonable steps necessary to protect the reputation of FCF, the Vendors and their Related Companies, and their respective directors, officers, employees, agents and advisers and these obligations of a Purchaser are given for the benefit of those persons and are intended to be enforceable against the relevant Purchaser by those persons in accordance with the provisions of the Contracts (Privity) Act 1982 (New Zealand).

23. Assignment

23.1 Successors

This Agreement will be binding on and enure for the benefit of the parties and their respective successors and permitted assignees or transferees.

23.2 No assignment

No party may assign any of its rights or obligations under this Agreement without the prior written approval of the other parties (which approval shall not be unreasonably withheld or delayed).

24. Governing Law

24.1 New Zealand law

This Agreement is to be governed by and construed by the laws of New Zealand.

24.2 Submission to jurisdiction

Each of the parties irrevocably and unconditionally agrees that the New Zealand Courts have jurisdiction to hear and determine each suit, action or proceeding (**Proceedings**), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.

24.3 Non-exclusive jurisdiction

The submission to jurisdiction in clause 24.2 does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

Execution

Executed as an agreement

Fletcher Challenge Forests Industries Limited by:

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director
John Anthony Dell	Paul Malcolm Gillard
Print Name	Print Name

Fletcher Challenge Forests (Manufacturing) Limited by:

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director
John Anthony Dell	Paul Malcolm Gillard
Print Name	Print Name

Kiwi Forests Group Limited
by:

"M J Wyborn"
Director

"A K Burr"
Director

M J Wyborn
Print Name

A K Burr
Print Name

Viking Global New Zealand Limited
by:

"Robert W Hagler"
Director

Robert W Hagler
Print Name

"Douglas W Charles"
Witness Signature

Douglas W Charles
Print Name

Managing Director
Witness Occupation

Boston MA USA
Place of residence

OTPP New Zealand Forest Investments Limited
by:

"Leo de Bever"
Authorised Signatory

Leo de Bever
Print Name

"Anne de Bever"
Witness Signature

Anne de Bever
Print Name

Teacher
Witness Occupation

Richmond Hill, Ontario
Place of residence

Schedule 1: Warranties

PART A – Corporate Authorisation Warranties

1. Standing

Each Vendor is a company registered pursuant to the Companies Act and each Vendor is validly existing under the laws of New Zealand. TFL is a company registered pursuant to the Companies Act and is validly existing under the laws of New Zealand.

2. Power to enter into agreements

On Completion, the execution and delivery of this Agreement and the Commercial Agreements by each Vendor that is a party to such agreement and the performance by each Vendor of its obligations under this Agreement and, to the extent it is a party, the Commercial Agreements:

(a) will have been validly authorised by all necessary action on its part;

(b) will not contravene any law binding on it;

(c) will not contravene its constitution; and

(d) will not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its Property is bound.

Each Vendor has the necessary corporate power to enter into this Agreement and, to the extent it is a party, the Commercial Agreements and to perform its obligations under those agreements.

On Completion, the execution and delivery of the TFL Forestry Right and the Tarawera Supply Agreement by TFL and the performance by TFL of its obligations under the TFL Forestry Right and the Tarawera Supply Agreement:

(a) will have been validly authorised by all necessary action on its part;

(b) will not contravene any law binding on it;

(c) will not contravene its constitution; and

(d) will not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its property is bound.

TFL has the necessary corporate power to enter into the Tarawera Supply Agreement and the TFL Forestry Right and to perform its obligations under those agreements.

3. Valid agreement

On execution, this Agreement and each Commercial Agreement will, to the extent it is a party, have been duly executed by each Vendor and TFL and constitute legal, valid and binding obligations, enforceable against each such person in accordance with their respective terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights.

4. Insolvency

(a) No receiver or statutory or official manager has been appointed in respect of any of the Vendors, the Companies, TFL, any of the Property, any of the TFL Property or the Companies' Shares, and no application or order has been made, or resolution passed, for the liquidation of any of the Vendors, the Companies or TFL.

(b) There is no unsatisfied judgment or award outstanding against any of the Vendors, the Companies or TFL concerning any of the Land, any Property, the TFL Property or any of the Companies' Shares and no execution or process of any court or Public Authority has been issued against or levied or enforced on the Vendors, the Companies or TFL concerning any of the Land, any Property, the TFL Property or any of the Companies' Shares.

PART B – Companies' Shares Warranties

1. The Companies' Shares

(a) **Issued Capital**

The EWL Shares, the NWL Shares and the SWL Shares constitute the entire issued capital of each such Company, all of those shares are owned by FCFIL and no person has any right, title or interest (whether legal or beneficial) to, or in (including a Security Interest in), any such shares (other than Kiwi's interest pursuant to this Agreement).

(b) **Clear Title**

(i) On Completion, FCFIL will have legal and beneficial title to the Companies' Shares free of Security Interests.

(ii) The Companies' Shares will pass on Completion to Kiwi free of all Security Interests.

(c) Power

FCFIL has the right and power to sell the Companies' Shares on the terms set out in this Agreement.

(d) **Fully paid**

The Companies' Shares are fully paid and no money is owing in respect of them.

(e) **Third Party Rights**

(i) There is not any agreement or arrangement providing for a right, entitlement or option for any person to take shares, convertible securities or other securities in any of the Companies.

(ii) None of the Companies' Shares are subject to any right of pre-emption, right of first or last refusal or any similar right.

2. Constitution

(a) **Constitution**

There has been no alteration to the constitution of each Company from that as of the date of this Agreement.

(b) **Registration**

Each Company is registered pursuant to the Companies Act.

3. Statutory records

(a) **All records kept**

(i) Each Company holds all its Company Records, and all accounting and other records, which it is required by law to retain.

(ii) The Company Records and the accounting records of each Company now, and will on the Principal Completion Date have been, duly entered up, satisfy the requirements of the Companies Act and contain true, full and accurate records of all matters required to be dealt with therein, all such records of each Company are now, and will on Completion be, in its possession or under its control, and all returns required to be made, and documents required to be filed, with the Registrar of Companies, prior to the date of this Agreement or in the period up to the relevant Completion, have been or will be duly and correctly made and filed.

(b) **Documents of title**

All documents of title, or documents that otherwise evidence title to the Companies' Property are now, and will on the relevant Completion be, in the relevant Company's possession or under the control of the relevant Company.

4. Activities

(a) **Limited activities**

(i) Each of the Companies is a special purpose company incorporated for the purpose of holding the Companies' Property (as listed on Schedule 4 in respect of each such Company). The only assets of each Company are the Companies' Property listed in Schedule 4 in respect of that Company (and assets acquired in accordance with clause 6.1 of this Agreement) and the associated deferred tax balance of the nature disclosed in the Financial Statements.

(ii) None of the Companies has any liabilities (whether actual, contingent or on-balance sheet, in each case classified in accordance with NZ GAAP), or any "off balance sheet" liabilities (excluding liabilities under Business Agreements or otherwise arising in the course of operating the business of the Companies), other than liabilities under NZ GAAP to a Vendor or one of its Related Companies that will be repaid under clause 6.3 of this Agreement.

(iii) None of the Companies is a party to any guarantee or indemnity in respect of, or otherwise liable or contingently liable in any way for the obligations of, any person other than itself.

(iv) Each Company is the sole legal and beneficial owner of the Company's Property.

(b) **Other interests**

(i) None of the Companies has any subsidiaries (as defined in section 5 of the Companies Act).

(ii) None of the Companies are legally or beneficially entitled, directly or indirectly, to any shares or other equity interests, or securities convertible into shares or other equity interests, in any other person.

(iii) None of the Companies are a party to any joint venture, partnership, syndicate, consortium, or other body or association, whether incorporated or not (other than a recognised trade association).

(c) **Employees**

None of the Companies has any employees or has ever had any employees.

(d) **Financial Statements**

(i) The Financial Statements of each Company were prepared in accordance with NZ GAAP consistently applied (provided that the Companies' Property has not been revalued for the purposes of the preparation of those Financial Statements).

(ii) None of the Companies has any unhedged foreign currency exposure.

(e) **Activities of the Companies**

From the Balance Date (unless specified otherwise) until the date of this Agreement each Company:

(i) has carried on its business as a going concern without any material decrease in activity and all transactions entered into during that time were entered into on an arms-length commercial basis;

(ii) has not created or incurred any material liability or indebtedness whatsoever (whether contingent or otherwise) except normal liabilities incurred in the ordinary course of its forestry operations;

(iii) has not made any material payment except in the normal and ordinary course of its business;

(iv) has not disposed of, and will not dispose of, any of its material assets (including Intellectual Property Rights) except current assets disposed of in the normal and ordinary course of trading;

(v) has not acquired any material assets (including Equipment and Intellectual Property Rights) except current assets acquired in the normal and ordinary course of trading;

(vi) has maintained its Equipment and Improvements in as good a state of operating condition and repair as at the Balance Date, except for ordinary depreciation and fair wear and tear; and

(vii) has not entered into any capital commitments in aggregate in excess of NZ$100,000.

(f) **Licenses and compliance**

(i) Each Company has the benefit of all current material licences, authorities, warrants, consents (including resource consents), approvals and permits from or issued by any government department, statutory, municipal or local body or other authority which are necessary or otherwise required to enable it to carry on business fully and effectively in respect of the relevant Land and the relevant Companies' Property as it is currently being carried on (**Licences**).

(ii) No Company is aware that any Licences held by it are being or are likely to be withdrawn, cancelled, qualified, or adversely affected in any manner, whether by reason of the transfer of the Companies' Shares, or otherwise howsoever, and none of the Companies is aware that it is carrying on business in material breach of the provisions of any of the Licences nor is it aware of any circumstances which entitle or may entitle the issuer or any other competent authority to suspend, cancel or terminate any of the Licences.

(iii) None of the Companies is in material breach of any material statutory provision, order, by-law or regulation binding on or applicable to it in relation to its formation and operation, the use of any of its material assets or the carrying on of its business.

(iv) None of the Companies is in material breach of any material contract, commitment or arrangement to which that Company is a party.

(g) **Taxation Matters**

(i) No Company is:

(A) party to any action or proceeding for the assessment or collection of taxation; or

(B) the subject of an audit, investigation, dispute or disagreement with any person in relation to taxation.

(ii) Each Company has made and will make payment in full when due to the IRD or any other relevant authority for each instalment of provisional tax of each Company due before the Principal Completion Date, together with any interest or penalties payable thereon.

(iii) The imputation credit account and dividend withholding payment account (if any) maintained by each Company did not on 30 June 2003, and will not on the Principal Completion Date, have debit balances.

(iv) Each Company has an approved balance date for income tax purposes of 30 June.

(v) Each Company:

(A) is a registered person for the purposes of the GST Act;

(B) has complied in all respects with that Act; and

(C) is not in default of any obligation to make any payment or return or notification under that Act.

(vi) All liabilities of any Company for taxation in respect of the period from 1 July 2003 to the Principal Completion Date will be incurred in the ordinary course of the Company's normal trading activities.

(vii) Since 1 July 2003 no Company has paid or agreed to make any payment or transfer, otherwise than in the ordinary course of its business, which would not be allowable as a deduction in computing the profits of the Company in the relevant financial year for taxation purposes, other than in relation to the purchase of fixed assets in respect of which a depreciation deduction is available to the Company under sub part EG of the Income Tax Act.

(viii) Each Company has:

(A) made all appropriate deductions from payments made by it and all consequential payments due as a result to the IRD and other relevant authorities; and

(B) remitted the amount of these deductions to the IRD or Customs Department.

(ix) No taxation will become payable by any Company by virtue of this Agreement or the transfer of Companies' Shares contemplated by this Agreement.

(x) The Companies have not been included in a consolidated group within Part F – Subpart D of the Income Tax Act.

PART C – Information and Material Circumstances Warranties

1. Information

(a) The Due Diligence Material and the information contained in the Disclosure Letter, except to the extent specified in Schedule 14, was, when given, and is now true, accurate, and complete.

(b) In this Warranty:

(i) **Complete** means that all material information in the possession of the Vendors or their Related Companies in relation to the relevant item of information has been supplied to the relevant Purchaser; and

(ii) **True and Accurate** means, in relation to information that is derived from sampling, statistical analysis, estimation or other similar methods and tools, that in deriving the information the Vendors have applied accepted forestry industry standards and that information is not, to the Vendors' knowledge, misleading including by way of omission.

2. Material or adverse circumstances

(a) **Material circumstances**

Neither of the Vendors is aware of any material circumstance which has not been disclosed in the Due Diligence Material to the Purchasers prior to the date of this Agreement and which might reasonably be expected to affect the Land, the Companies' Shares, the TFL Property, the TFL Forestry Right or the other Property to be transferred to the relevant Purchaser under this Agreement in a manner which might reasonably be expected to be Materially Adverse to the value of the Land, the Companies' Shares, the TFL Forestry Right or that other Property to be transferred to the relevant Purchaser under this Agreement, taken as a whole.

(b) **Adverse circumstances**

(i) There are not any circumstances existing which will, or to the Vendors' knowledge with the passing of time or giving of notice or making of any court order which are reasonably likely to, result in the liquidation or dissolution of the Vendors, TFL or any of the Companies or the appointment of a receiver or statutory manager of the whole or any part of the assets of the Vendors, TFL or any of the Companies.

(ii) Neither the execution of this Agreement, nor the transfer of the Property, the TFL Forestry Right and the Companies' Shares to the relevant Purchaser pursuant to this Agreement, nor any other provision of this Agreement, will:

(A) entitle any person to acquire, or to require the Vendors, any of the Companies or TFL to dispose of, any right or benefit relating to the Companies' Shares, the Companies or any of the Property or the TFL Property to which the Vendors or any of the Companies is entitled, or any interest therein (other than pursuant to this Agreement); or

(B) otherwise cause or be likely to cause any material right or benefit of or relating to the Companies' Shares, the Companies, the TFL Forestry Right or any of the Property to be cancelled, terminated or lost or adversely qualified or impaired.

(c) **Disclosure of business contracts**

None of the Companies is a party to any material business agreement that has not been disclosed in writing to Kiwi prior to the date of this Agreement.

3. Litigation

(a) **Causes of action**

To the Vendors' knowledge there is not any cause of action which could or might be used for the purpose of commencing legal proceedings, either civil or criminal, against the relevant Purchaser (relating to the Land, any of the Companies, any of the Property or the TFL Forestry Right being transferred to the relevant Purchaser on that Completion Date) or any of the Companies (other than an action against a Company in respect of which it is fully and effectively indemnified).

(b) **Legal proceedings**

The Vendors and FCF are not, and the Companies and TFL are not, a party to any legal action or proceedings, arbitration, or statutory or governmental inquiry of any kind in relation to the Land, any of the Companies or any of the Property or the TFL Property, nor are the Vendors or any of the Companies aware of any such legal proceedings, arbitration or inquiry which are pending or threatened against or involve the Vendors, FCF, any Company or TFL in relation to the Land, any of the Companies, any of the Property or any of the TFL Property.

(c) **Current proceedings**

The Vendors and FCF are not, and the Companies and TFL are not:

(i) subject to any order, judgment or award given or made by any court, arbitrator, tribunal or other competent body or official; or

(ii) a party to any undertaking or assurance given to any court, arbitrator, tribunal, other competent body or official, which is now, or will on any relevant Completion be, current,

in each case in relation to the Land, the Companies, the TFL Property, the TFL Forestry Right or any of the Property.

PART D – Asset Warranties

1. Property

(a) FCFIL is:

(i) the lessee under the Leases;

(ii) the grantee under the Forestry Rights (other than the FCFM Forestry Rights and the TFL Forestry Right) and the Cutting Right; and

(iii) the legal and sole beneficial owner of the Standing Trees the subject of the Forestry Rights (other than the FCFM Forestry Rights and the TFL Forestry Right), the Leases and the Cutting Right (subject to the rights of any grantor or lessor to Standing Trees under the terms of any Forestry Right, Lease or Cutting Right).

(b) FCFM is the grantee under the FCFM Forestry Rights and the legal and sole beneficial owner of the Standing Trees the subject of those Forestry Rights.

(c) Each Company is the legal and sole beneficial owner of the relevant Company's Property and there is no adverse right to or interest over the freehold Land owned by a Company.

(d) FCFIL is the legal and sole beneficial owner of the Improvements, the Equipment, the Business Agreements, the Forest Records, the Inventory, the Resource Consents and the Intellectual Property Rights (subject to the rights of any grantor or lessor to Improvements, Equipment and Forest Records under the terms of any Forestry Right, Lease or Cutting Right).

(e) TFL is the grantor and the grantee under the TFL Forestry Right and the legal and sole beneficial owner of the trees the subject of that Forestry Right.

2. Power

The Vendors have the right and power to sell the Vendors' Property on the terms set out in this Agreement. TFL will, on the Principal Completion Date, have the right and power to sell the TFL Forestry Right on the terms set out in this Agreement.

3. No Security Interests

(a) On Completion, no part of the Property nor the TFL Forestry Right will be subject to any Security Interest or will be under the control, or in the possession of, any person other than the relevant Vendor, Company or TFL, as the case may be.

(b) No person, other than the Vendors, one of the Companies or TFL, as applicable, will at the relevant Completion be entitled to possession of, or any interest in, any of the Property or the TFL Forestry Right (subject to the rights of any grantor or lessor under the terms of any Forestry Right (other than the TFL Forestry Right), Lease or Cutting Right) and the Vendors, one of the Companies or TFL, as applicable, will have, on Completion, good and marketable title to all such assets (subject to the rights of any grantor or lessor under the terms of any Forestry Right (other than the TFL Forestry Right), Lease or Cutting Right).

(c) The Vendors' Property and the TFL Forestry Right will pass to the Purchaser on Completion free and clear of all Security Interests (subject to the rights of any grantor or lessor under the terms of any Forestry Right, Lease or Cutting Right).

8.39	Waiotu Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Mark Morse
8.40	Welcome Bay, Kawerau A2 A3, Mangaone – Beijurians, Matahina, Vatala, Richwhites MC, Swan and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Neil and Wendy Mossop
8.41	Tauhara, Opepe Nth and Walnut Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Bob Nockelson
8.42	Matahina, Swan and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Kevin and Carol Simons
8.43	Waipapa Land Pinnacles Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Kevin Thomas
8.44	Gammons Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Craig Rosborough
8.45	Tuhoe (Pueto) Grazing Licence	9 October 2003	• Fletcher Challenge Forests Industries Limited • Clarke and Phyllis Tickle
8.46	Te Matai FH Small Fern Collection	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Barry Higgins
8.47	Tahorakuri and Tauhara Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Norm and Mary Dean
8.48	Tauhara – Pueto Access Licence	15 October 2003	• Fletcher Challenge Forests Industries Limited • Trevor Myers
8.49	Waimana Access Licence	Commenced 15 October 2002	• Fletcher Challenge Forests Industries Limited • Rarpa Farm Trust
8.51	Waiotahi Swan Grazing Licence	3 October 2003	• Fletcher Challenge Forests Industries Limited • Jack Brown
8.52	Tahorakuri and Tauhara/Broadlands Licence to Haymake, Silage and Lucerne	Commenced 1 July 1999	• Fletcher Challenge Forests Industries Limited • Merv Collins
8.53	Tarawera Vehicle Forest Access Permit	Issued 29 July 2003	• Fletcher Challenge Forests Industries Limited • A-One Electronics Limited (Paul Gareway)

8.55	Rotoiti Beekeeping Licence		• Fletcher Challenge Forests Industries Limited • Dain Gifford
8.56	Ridge Forest Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Myles Farrelly
9.1	Telecommunications Licence Waitanga Radio Site	29 September 2000	• Fletcher Challenge Forests Industries Limited • Transpower New Zealand Limited
9.3	Tranz Rail Radio Site Galatea Lookout Licence	7 April 2003	• Fletcher Challenge Forests Industries Limited • Tranz Rail Limited
9.4	Makatiti Radio Repeater Site Licence to Occupy	Commenced 1 April 2003	• Fletcher Challenge Forests Industries Limited • Institute of Geological and Nuclear Sciences
9.7	Licence to Occupy Radio Repeater Site at Taraonui	13 November 2003	• Fletcher Challenge Forests Industries Limited • Works Infrastructure Limited
9.9	Licence granting Fletcher Challenge Forests Industries Limited access to Karangahape Repeater site and amendments	30 October 1998	• Fletcher Challenge Forests Industries Limited • Her Majesty the Queen • The Trustees of the Whakarawa Block
9.12 (b)	Letter concerning agreement to use Farm Road to access Matahina Wood	30 January 2003	• Fletcher Challenge Forests Industries Limited • Trustees of the Ngati Awa Runanga Trust
9.13	Access licence	Commenced 1 February 2003	• Fletcher Challenge Forests Industries Limited • Robert Pol
10.2	The Tasman Reserve and Forestry Development Accord	22 June 1989	• Fletcher Challenge Forests Industries Limited • Minister of Conservation • Royal Forest and Bird Protection Society of New Zealand Inc • Federated Mountain Clubs of NZ Inc • Marula Society
10A.3	Kawerau A10 - Deed of Grant of Access	27 September 199	• Fletcher Challenge Forests Industries Limited • Michael Clarence Priebe and Pauline Laurel Priebe

10A.5	Tiraki – Heads of Agreement	13 May 2002	• Fletcher Challenge Forests Industries Limited • The Trustees of Tiraki Forest • The Minister of Forestry • The Trustees of Lake Taupo Forest
18.2	Management Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • UBS Mangakahia Forest Venture Limited
18.4	Infrastructure Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • UBS Mangakahia Forest Venture Limited
18.5	Management Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • CNI Timber Operating Company Limited
18.7	Infrastructure Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • CNI Timber Operating Company Limited
19.3 (a)	Strategic Relationship Agreement	6 June 2003	• Fletcher Challenge Forests Industries Limited • Kajavala Forestry Limited
19.4 (a)	Strategic Relationship Agreement	21 January 1999	• Fletcher Challenge Forests Industries Limited • CNI Forest Management Limited
19.5 (a)	Strategic Relationship Agreement	23 December 1998	• Fletcher Challenge Forests Industries Limited • Hammond Resource Management Limited
19.6 (n)	Strategic Relationship Agreement	29 December 1998	• Fletcher Challenge Forests Industries Limited • Lakeland Helicopters Limited
19.7	Strategic Relationship Agreement	23 December 1998	• Fletcher Challenge Forests Industries Limited • Independent Security Consultants Limited

19.8 (a)	Strategic Relationship Agreement	1998	• Fletcher Challenge Forests Industries Limited • Forest Distribution Limited • Kiwi Haulage Group Limited • Mike Lambert Limited • Rotorua Forest Haulage Limited • Smardt Transport Limited • Williams & Wilsher Limited • Challenge Carrying Co Limited
19.8 (b)	Equipment Lease Agreement	8 July 1999	• Fletcher Challenge Forests Industries Limited • Forest Distribution Limited
19.9 (a)	Strategic Relationship Agreement	29 January 1999	• Fletcher Challenge Forests Industries Limited • Landtec Limited
20.3	Transition Deed	6 May 2003	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Fletcher Challenges Forests Finance Limited • Fletcher Challenge Forests Limited • Timber Management Company Limited • Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Red Stag Wood Products Limited (in receivership) • Red Stag Mouldings Limited (in receivership) • Michael Peter Stiassny and Grant Robert Graham

20.4	Deed of Novation relating to the Transition Deed	20 November 2003	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Fletcher Challenges Forests Finance Limited • Fletcher Challenge Forests Limited • Timber Management Company Limited • Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Red Stag Wood Products Limited (in receivership) • Red Stag Mouldings Limited (in receivership) • Michael Peter Stiassny and Grant Robert Graham • KT Acquisition Company (Cayman Islands) and NZT Acquisition Company (Cayman Islands) as partners of the KT Partnership
20.8	Letter proposing an interim arrangement for the use of radio frequencies, the provision of weather data and the use of forest security systems (as extended on 9 October 2003 and 1 December 2003)	30 June 2003	• Fletcher Challenge Forests Industries Limited • Central North Island Forest Partnership (in receivership)
21.1 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • A&S Kohl Contractors
21.3 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Hartley Seay & Sons Limited
21.4 (a)	Agreement for Forestry Services	11 July 2003	• Fletcher Challenge Forests Industries Limited • Kaingaroa Roading Contractors Limited
21.5	Agreement for Forestry Services (Harvest Access Road Construction)	20 July 1999	• Fletcher Challenge Forests Industries Limited • King Bros Transport Limited
21.7	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Tony Elmiger Limited
21.8	Agreement for Forestry Services	20 July 1999	• Fletcher Challenge Forests Industries Limited • Stancorp Quarries

21.9 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Wilson Brothers Earthmovers Limited
21.10 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Phil Rouse Limited
21.12	Agreement for Roadline Harvesting and Road Construction	21 March 2003	• Fletcher Challenge Forests Industries Limited • John Ray Limited
21.14	Harvest Access Road Construction	Commenced 19 August 1996	• Fletcher Challenge Forests Industries Limited • Rotorua Heavy Haulage Ltd
22.1 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • A Oliver Logging Limited
22.2 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • BK Logging Limited
22.3 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Blackhawk Logging Limited
22.4 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Cairns Forestry Logging Limited
22.6	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Jensen Logging Limited
22.7	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • SNI Harvesting Limited
22.8 (a)	Agreement for Forestry Services	17 June 2003	• Fletcher Challenge Forests Industries Limited • Wilson Logging Limited
22.9 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Davlin Logging Limited
22.10 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • D. J. Olsen Limited
22.11 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Fraser Logging Limited

22.13 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Payes Logging Limited
22.15 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Hikuwai Logging Limited
22.16	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Hohneck Tractor Logging Limited
22.18 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Kiwi Logging Limited
22.19 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Maungawaru Logging Limited
22.21	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Olsen & Page Limited
22.22 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • Peacocke Logging Limited
22.23 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • Ray Ralston Logging Co Limited
22.25	Agreement for Forestry Services	Commenced 1 May 2002	• Fletcher Challenge Forests Industries Limited • Rotorua Heavy Haulage Limited
22.26 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • S & R Logging Limited
22.29	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • CR Wilson Contracting
22.31 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Newton Logging Limited
22.33	Agreement for Forestry Services	17 June 2003	• Fletcher Challenge Forests Industries Limited • Wilson Logging Limited
22.34 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Zelman & Linton Logging Limited

22.35	Agreement for Forestry Services	25 September 2003	• Fletcher Challenge Forests Industries Limited • Kaimahi Logging Limited
22.36	Agreement for Forestry Services	Commenced 1 September 2003	• Fletcher Challenge Forests Industries Limited • S.A. Thomas & Sons – Forest Harvesting Ltd
22.37	Agreement for Forestry Services dated 25 November 2003		• Fletcher Challenge Forests Industries Limited • Blue Tui Logging Limited
22.38	Agreement for Forestry Services dated 25 November 2003		• Fletcher Challenge Forests Industries Limited • LA Logging Limited
22.39	Agreement for Forestry Services dated 26 November 2003		• Fletcher Challenge Forests Industries Limited • Eris Logging Limited
22.40	Agreement for Forestry Services dated 27 November 2003		• Fletcher Challenge Forests Industries Limited • McWall Contracting Limited
23.2 (a)	Agreement relating to Construction and Use of Off-Road Highway Taupo	25 June 1998	• Fletcher Challenge Forests Industries Limited • Taupo District Council
23.2 (b)	Taupo Off-Highway Road Easement	17 June 1992	• Edna Edith Gleeson, Sylvia May Doroles and Edna Edith Gleeson and John David Leeming Corry • Fletcher Challenge Forests Industries Limited
24.1 (a)	Agreement for Forestry Services	24 June 2003	• Fletcher Challenge Forests Industries Limited • Forest & Woodlot Inventory Services Limited
24.1 (b)	Agreement for Forestry Services	22 July 2002	• Fletcher Challenge Forests Industries Limited • Forest Woodlot & Inventory Services Limited
24.3 (b)	Services Supply Agreement	15 July 2003	• Fletcher Challenge Forests Industries Limited • Hammond Resource Management Limited
24.4 (a)	Agreement for Forest Inventory Services	1 July 1998	• Fletcher Challenge Forests Industries Limited • Interface Forest & Mill Consultants
24.5 (b)	Services Supply Agreement	14 July 2003	• Fletcher Challenge Forests Industries Limited • Interpine Forestry Limited

24.6	(a) Professional Services Agreement	24 June 1999	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
	(b) Confidential Information Exchange Agreement	19 August 1999	
24.7 (a)	Agreement for Quality Services	5 August 1999	• Fletcher Challenge Forests Industries Limited • Tony Jackson (Technical Forest Services)
24.8 (a)	Services Agreement	Commenced 1 November 2000	• Fletcher Challenge Forests Industries Limited • Wood Quality Services
25.1 (a)	Services Agreement (as extended by letter dated 28 August 2003)	1 July 2002	• Fletcher Challenge Forests Industries Limited • Alcom Communications Services Limited
27.1	Agreement for Fibre Recovery Chipping Services	1 March 1999	• Fletcher Challenge Forests Industries Limited • Fibre Recovery Limited
27.3	Services Agreement	18 August 2003	• Fletcher Challenge Forests Industries Limited • Genera Limited
27.4	Agreement for Sale and Purchase of Bark	Commenced 1 July 2000	• Fletcher Challenge Forests Industries Limited • Dallons Limited
27.9	Services Agreement	1 July 2003	• Fletcher Challenge Forests Industries Limited • Export Log Management Limited
27.10	Services Agreement	4 September 2003	• Fletcher Challenge Forests Industries Limited • Tony Barlow
27.14	Environmental Planning Advice and Services Agreement and extension authorisation	Extension authorisation dated 15 August 2002	• Fletcher Challenge Forests Industries Limited • Bridget Robson
27.15 (a)	Memorandum of Understanding		• Fletcher Challenge Forests Industries Limited • Tranz Link Limited
27.15 (b)	Letter from FCF to Timber Management Company Limited concerning Tranz Rail services	1 July 2003	• Fletcher Challenge Forests Industries Limited • Timber Management Company Limited

29.4 (a)	Maintenance Agreement for data collection systems at weighbridge sites	28 October 1999	• Fletcher Challenge Forests Industries Limited • ID Systems NZ Limited
29.5	Agreement for the Support of GIS Software	12 December 2000	• Fletcher Challenge Forests Industries Limited • Eagle Technology Group Limited
29.5	ESRI Desktop Software License Agreement		• Fletcher Challenge Forests Industries Limited • Environmental Systems Research Institute Inc.
29.6	Software Licence Agreement	27 November 1997	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
29.7	Program Products Licence Agreement	20 May 1986	• Fletcher Challenge Forests Industries Limited • SAS Institute (NZ) Limited
29.8(b)	Software Agreement	8 August 2002	• Fletcher Challenge Forests Industries Limited • Cuesta Systems Inc.
29.9	Software Licensing Agreement	30 June 2003	• Fletcher Challenge Forests Industries Limited • Simetra Limited
29.10	Woodstock Annual Software Support and Upgrades Program	4 June 2003	• Fletcher Challenge Forests Industries Limited • Remsoft Inc.
29.11	Terralink Limited Subscription		• Fletcher Challenge Forests Industries Limited • Terralink International Limited
29.12	Support Services Agreement for MPSIlloc	20 August 2002	• Fletcher Challenge Forests Industries Limited • Ketron Management Science
29.20	Licence Agreement – WeatherPro 3		• Fletcher Challenge Forests Industries Limited • Scott Technical Instruments
29.22	Software License and Support Sales Agreement	10 March 2003	• Fletcher Challenge Forests Industries Limited • CYANZ Forestry Solutions Limited
29.23	RoadEng Forestry Edition Software License Agreement		• Fletcher Challenge Forests Industries Limited • Softree Technical Systems Inc.
39.8	Deed of Grant (Farm Road)	Commenced 15 December 1976	• Māori Land Board (Putauaki Trust) • Fletcher Challenge Forests Industries Limited • Tarawera Forests Limited

Schedule 7: Equipment and IT Applications

Part A - Equipment

See Attached.

Note: the Vendors have not verified the location and/or existence of those items of equipment identified as "Not Verified" in the attached register. Those items shall only be transferred to the Purchasers under this Agreement to the extent such items are able to be located or are in existence.

Part B – IT Applications

Application	Short Description	Vendor(s)
YTGEN	Yield Assessment & Growth Projection	Silmetra Limited
Woodstock	Forest Estate Model	Remsoft Inc.
Terraview	Land Legal Database	Terralink International Limited
CWHIZ	Linear Optimiser	Ketron Management Science
SASVAL	Forest Valuation	SAS Institute (NZ) Limited
Standpack	Growth Prediction, Scheduling and Regime Evaluation	New Zealand Forest Research Institute Limited
CUESTA	Forest Management and Planning Information System Includes ESRI/GIS Spatial Data software	CUESTA Systems Inc. Eagle Technology Group Limited
WeatherPro 3	Weather data	Scott Technical Instruments and Remsoft Inc.
CYANZ Cable Hauler Optimiser	Cable Hauler Scheduler	CYANZ Forestry Solutions Limited
RoadEng	Road Engineering Software	Softtree Technical Systems Inc.
IDS Weighbridge	Weighbridge Software - Downloads Docket Info	IDS Systems New Zealand Limited
USGAAP/HCM	Historical Cost Model	NA

as at 31st October 2003

entity	ast_id	long_desc	ast_cat_id	st_cd	date_ast_acquired	ast_tot_cost	ytd_deprn	ltd_depr_amt	BValue	user_fld_1
21-1	210118500	BUILDINGS - GANTRY BUILDINGS	BD1020	CE795	14-Oct-73	$5,531.00	$0.00	$5,531.00	$0.00	NOT VERIFIED
21-1	210118600	BUILDINGS - STORES BUILDINGS	BD1020	CE795	14-Oct-73	$59,634.00	$0.00	$59,634.02	$0.02	NOT VERIFIED
21-1	210118700	WALKWAY - SERVICE WALKWAY ON CRANES WOF	BD1080	CE795	12-Oct-73	$220.00	$0.00	$220.02	-$0.02	NOT VERIFIED
21-1 Total Forestry Assets						$65,385.00	$0.00	$65,385.04	-$0.04	
21-2	210000092700	KAWERAU LOG YARD-ROOF (SCALING AREA) & SA	BD4040	KC575	1-Dec-98	$4,682.06	$55.05	$827.09	$3,854.97	KPY
21-2	410000112200	Kawerau Central Processing Yard - Electrical reticulation	BD4080	KC575	1-Sep-01	$29,884.74	$656.80	$4,269.24	$25,615.50	KPY
21-2	410000113500	Debarker Smoko Room - Mount	BD4050	LO253	1-Oct-01	$32,813.84	$392.98	$7,455.13	$30,357.71	MT DEBARKER
21-2	410000112100	Kawerau Central Processing Yard - Buildings - Wooden F	BD4050	KC575	1-Sep-01	$253,309.20	$3,033.64	$19,718.68	$233,590.52	KPY
21-2	410000112300	Kawerau Central Processing Yard - Lights - external - CA	BD4080	KC575	1-Sep-01	$314,382.98	$6,900.52	$44,911.86	$269,471.12	KPY
21-2 Total Forestry Assets						$635,072.82	$11,040.02	$72,183.00	$562,889.82	
21-3	210217100	Ablutions Compound - BOP	BD1050	SC773	1-Jul-69	$576.47	$6.81	$101.56	$474.91	Kawerau Office
21-3	210219700	Forestry Headquarters	BD1050	SC773	14-Sep-81	$893.54	$8.03	$198.68	$694.86	Kawerau Office
21-3	210219800	Forestry Headquarters	BD1050	SC773	14-May-82	$6,012.83	$54.00	$1,297.32	$4,715.51	Kawerau Office
21-3	210217300	Alterations HQ & Depot	BD1050	SC773	1-Jul-89	$6,162.75	$73.80	$1,088.58	$5,074.17	Kawerau Office
21-3	210219500	Forestry Headquarters	BD1050	SC773	14-Mar-82	$13,664.21	$122.73	$2,969.52	$10,694.69	Kawerau Office
21-3	210219400	Forestry Headquarters	BD1050	SC773	14-Mar-82	$34,740.13	$312.03	$7,549.77	$27,190.36	Kawerau Office
21-3	210220400	House & Garage - Phillips	BD1050	FR841	1-Jul-81	$84,048.00	$1,006.56	$52,569.34	$31,478.66	NOT VERIFIED
21-3	210219200	Forestry Depot	BD1050	SC773	14-Mar-82	$104,750.00	$940.86	$59,124.09	$45,625.91	Kawerau Office
21-3	210219100	Forestry Depot	BD1050	SC773	14-May-82	$136,664.00	$1,227.51	$79,503.00	$57,161.00	Kawerau Office
21-3	210219300	Forestry Headquarters	BD1050	SC773	14-Sep-81	$120,031.45	$1,078.13	$26,685.96	$93,345.49	Kawerau Office
21-3	210219000	Forestry Depot	BD1050	SC773	14-Mar-82	$441,172.00	$3,962.62	$257,552.37	$183,619.63	Kawerau Office
21-3 Total Forestry Assets						$948,715.38	$8,793.16	$488,640.19	$460,075.19	

FCF Total Forestry Assets - RT

530497v1

FLE ... FORESTS LTD
COMPUTER EQU... FIXED ASSETS REGISTER
as at 31st October 2003

entry	ast_id	long_descp	ast_cat_cd	ast_loc_cd	ast_acqui_dt	ast_tot_cost	ytd_dep_amt	ltd_dep_amt	bvalue	user_fld_1
21-1 Total Forestry Assets						$0.00	$0.00	$0.00	$0.00	
21-2	210000087200	TIMBERTECH TOOL	CE4010	HV240	1-Nov-98	$9,100.00	$0.00	$9,100.00	$0.00	NOT VERIFIED
21-2	210000087300	TIMBERTECH TOOL	CE4010	HV240	1-Nov-98	$9,100.00	$0.00	$9,100.00	$0.00	NOT VERIFIED
21-2	410000113900	Kawerau WB Thermal Printer	CE4030	LO560	27-Jun-02	$3,136.67	$348.52	$1,306.95	$1,829.72	Kawerau WB
21-2	410000113800	Rainbow Mountain Thermal Printer	CE4030	LO562	27-Jun-02	$3,136.67	$348.52	$1,306.95	$1,829.72	Rainbow WB
21-2	410000113700	Tauhara WB Thermal Printer	CE4030	LO563	27-Jun-02	$3,136.66	$348.52	$1,306.94	$1,829.72	Tauhara WB
21-2	410000114200	MI Debarker Computer Scanner	CE4010	LO253	30-Nov-02	$38,980.00	$4,585.88	$13,757.65	$25,222.35	MI Debarker
21-2	410000114100	MI Debarker Computer System	CE4010	LO253	31-Oct-02	$177,000.00	$20,823.52	$67,676.46	$109,323.54	MI Debarker
21-2 Total Forestry Assets						$243,590.00	$26,454.06	$103,554.95	$140,035.05	
21-3	310000118900	US GAAP Re-engineering Project Phase 2	CE4020	NF776	1-Jun-99	$566,255.52	$0.00	$566,255.52	$0.00	NOT VERIFIED
21-3	510000110400	USGAAP Re-engineering Project Phase 2 Addition	CE4020	NF776	1-Oct-99	$41,234.59	$0.00	$41,234.59	$0.00	NOT VERIFIED
21-3 Total Forestry Assets						$607,490.11	$0.00	$607,490.11	$0.00	

5304976V1

as at 31st October 2003

entity	asst_id	long_descp	ast_cat	ast_loc	acquired	ast_tot_cost	ytd_dep_amt	ltd_dep_amt	BValue	user_fld_1
21-1	250014100	CREDENZA IN BLACKWOOD WITH FITTED FRIDGE	FF4070	CE795	1-May-99	$0.01	$0.00	$0.00	$0.01	NOT VERIFIED
21-1	250012100	FILING CABINET - PRECISION FILING CABINET	FF4040	CE795	1-May-99	$8.35	$0.29	$3.78	$4.57	NOT VERIFIED
21-1	250012200	FILING CABINET - PRECISION VERTICAL FILING CA	FF4040	CE795	1-May-99	$23.18	$0.76	$10.43	$12.75	NOT VERIFIED
21-1	250012000	COMPUTER WORKSTATION	FF4030	CE795	1-May-99	$42.87	$1.44	$19.32	$23.55	NOT VERIFIED
21-1	250019000	PIGEON HOLE SHELF INSTALLATION/ARRANGE, OF	FF4090	CE795	1-May-99	$214.15	$7.13	$96.37	$117.78	NOT VERIFIED
21-1	250017000	2 X MOBILE PEDESTALS	FF4070	CE795	1-May-99	$345.69	$13.84	$186.67	$159.02	NOT VERIFIED
21-1	250010200	CHAIRS - DAWELL MANAGERIAL X 4	FF4010	CE795	1-May-99	$356.85	$14.38	$193.78	$165.07	NOT VERIFIED
21-1	250011400	DESK - MELAMINE DESK	FF4030	CE795	1-May-99	$301.36	$10.04	$135.62	$165.74	NOT VERIFIED
21-1	250010600	CHAIRS - DAMBA TECH OPERATING	FF4010	CE795	1-May-99	$400.60	$16.03	$216.32	$184.28	NOT VERIFIED
21-1	210122400	CT. 200 BUZZER CA9567	FF4075	CE795	7-Jun-96	$1,813.33	$72.52	$1,608.29	$205.04	NOT VERIFIED
21-1	250013000	FILING CABINET - S1 STORAGE CABINET	FF4040	CE795	1-May-99	$520.60	$17.35	$234.28	$286.32	NOT VERIFIED
21-1	250019100	CUPBOARDS	FF4090	CE795	1-May-99	$964.12	$32.13	$433.84	$530.28	NOT VERIFIED
21-1	310000140500	19" CABINET	FF4040	CE795	30-Sep-99	$1,246.00	$41.52	$519.15	$726.85	NOT VERIFIED
21-1	250017400	MT MAUNGANUI ADMIN	FF4070	CE795	1-May-99	$3,577.38	$143.09	$1,931.80	$1,645.58	NOT VERIFIED
21-1	250012400	FILING CABINET - FILE UNITS	FF4040	CE795	1-May-99	$3,423.70	$114.12	$1,540.66	$1,883.04	NOT VERIFIED
21-1 Total Forestry Assets						$13,240.79	$484.62	$7,130.31	$6,109.88	
21-2	210247300	Planhorse Trolley	FF1070	HR222	12-Mar-82	$421.00	$0.00	$421.04	-$0.04	Kawerau Office
21-2	210102900	OFFICE FURNITURE TRANSPORT CA 9501	FF3070	LO546	28-Feb-94	$2,188.00	$0.00	$2,188.00	$0.00	NOT VERIFIED
21-2 Total Forestry Assets						$2,609.00	$0.00	$2,609.04	-$0.04	
21-3	510000111400	KELVINATOR KNB400H FRIDGE FREEZER NGATAPA	774055	FR841	27-Nov-02	$1,100.44	$55.03	$165.08	$935.36	NGATAPA FOREST
21-3 Total Forestry Assets						$1,100.44	$55.03	$165.08	$935.36	

FLETCHER CHALLENGE FORESTS LTD
OTHER LAND FIXED ASSETS REGISTER
as at 31st October 2003

sect_h	ast_id	long_desc	ast_cat	ast_loc	ast_acqu	ast_tot_cost	ytd_depr	ltd_depr_amt	BValue	user_fld
21-1 Total Forestry Assets						$0.00	$0.00	$0.00	$0.00	
21-2	210104500	ROAD - MCKEE / MOUNTAIN ROAD INTERSECTION	OL1040	HR235	1-Jul-89	$4,813.78	$57.64	$3,662.72	$1,151.06	McKee Road
21-2	410000110700	Tutukau Forest - new entranceway	OL4040	HR235	1-May-00	$1,665.52	$19.96	$209.45	$1,456.07	Tutukau Forest
21-2	210104200	ROAD - BLEEDING SEAL MCKEE/BONISCH ROAD	OL1040	HR235	13-Mar-90	$8,533.51	$102.20	$6,086.16	$2,447.35	McKee Road
21-2	410000111900	Burma Road Culvert Crossing retentions	OL4040	HR235	1-May-01	$2,795.96	$33.49	$251.12	$2,544.84	Pinnacles Forest
21-2	410000112500	Kawerau Central Processing Yard -Bridges-Other -CA E(	OL4020	KO575	1-Sep-01	$3,517.25	$42.12	$273.80	$3,243.45	KPY
21-2	410000109900	RETENTIONS HEREPERU BRIDGE ORIG ASSET 210(	OL4010	HR235	1-Jul-99	$4,069.25	$74.40	$317.24	$3,752.01	HEREPERU
21-2	210000102000	Entrance Rainbow Weigh Bridge	OL4040	LO562	31-Jan-99	$5,025.00	$60.18	$872.61	$4,152.39	Rainbow WB
21-2	210256000	Roads - Glasshouse Road Extension	OL1040	HR235	26-Apr-91	$13,504.58	$161.72	$8,337.56	$4,867.02	Glasshouse Road
21-2	210105300	ROAD - TAUPO OFFHWAY TFL LAND 1989 SPEND	OL2040	HR235	1-Apr-89	$25,140.00	$313.04	$20,325.05	$5,814.95	Taupo - Off Highway
21-2	210105400	ROAD - TAUPO OFFHWAY TLC LAND 1989 SPEND	OL2040	HR235	1-Apr-89	$27,715.00	$331.92	$21,549.72	$6,165.28	Taupo - Off Highway
21-2	210000085900	MCKE ROAD CONSTRUCTION	OL4040	HR235	20-Jul-07	$8,412.50	$100.75	$1,964.64	$6,447.86	McKee Road
21-2	210256300	Roads - Puha Road Realignment	OL2040	HR235	26-May-92	$15,082.26	$180.64	$8,558.26	$6,524.00	Puha Road
21-2	210255900	Roads - Cross Roads Matahina	OL1040	HR235	27-Mar-90	$23,140.51	$277.12	$16,470.21	$6,670.30	Matahina Forest
21-2	210256400	Roads - Puriri Road Matahina CA 9374	OL2040	HR235	30-Jun-92	$18,887.07	$226.20	$10,595.86	$8,290.21	Matahina Forest
21-2	210256200	Roads - Matahina Logging Improvements	OL1040	HR235	21-Dec-89	$36,204.28	$433.59	$26,403.10	$9,801.18	Matahina Forest
21-2	210105200	ROAD - TAUPO OFFHWAY LEASED LAND 1989 SPE	OL2040	HR235	1-Jan-89	$59,797.00	$716.12	$46,494.92	$13,302.08	Taupo - Off Highway
21-2	410000109100	TE MAHOE QUARRY (MATAHINA QUARRY) PURCHA	OL4035	HR235	1-Jun-99	$13,406.89	$0.00	$0.00	$13,406.89	GALATEA ROAD TE MAHO
21-2	410000111500	Kawerau A2 Forest Entrance	OL4040	HR235	1-Jan-01	$22,783.90	$272.86	$2,319.31	$20,464.59	Kawerau A2
21-2	210256500	Roads - Rotoiti Road Upgrade	OL1040	HR235	1-Jul-90	$69,505.24	$832.40	$48,251.34	$21,253.90	Rotoiti Forest
21-2	210256600	Roads - Stanley Forest	OL3040	HR235	11-Nov-93	$34,640.85	$414.86	$12,039.28	$22,601.57	Stanley Forest
21-2	410000110500	Mills Forest - new entranceway	OL4040	HR235	1-Mar-00	$26,399.10	$316.16	$3,477.73	$22,921.37	Mills Forest
21-2	410000110400	Sun Valley Entrance	OL4040	HR235	1-Feb-00	$46,921.30	$561.92	$6,321.74	$40,599.56	Sun Valley Entrance
21-2	410000112400	Kawerau Central Processing Yard - Bridges - Block, Brid	OL4010	KO575	1-Sep-01	$47,520.00	$284.97	$1,852.34	$45,667.66	KPY
21-2	410000110600	Tahoke Paengaroa Forest - new entranceway	OL4040	HR235	1-Mar-00	$62,365.00	$746.88	$8,215.75	$54,149.25	Paengaroa
21-2	410000111300	Punto Culvert Replacement	OL4040	HR235	1-Aug-00	$70,740.85	$847.20	$8,260.17	$62,480.68	Tauhara Forest
21-2	410000111200	Burma Road Culvert Crossing	OL4040	HR235	1-Aug-00	$71,867.64	$860.56	$8,300.55	$63,467.09	Pinnacles Forest
21-2	210104600	ROAD - MCKEE RD CAPITAL WORKS (PIPE UNDER F	OL1040	HR235	3-Jun-97	$88,850.00	$1,065.28	$20,695.06	$68,254.94	McKee Road
21-2	210105700	ROAD - TAUPO OFFHIGHWAY ROAD, TLC LAND, M/L	OL2040	HR235	1-Apr-88	$531,376.00	$6,363.79	$448,641.68	$87,734.32	Taupo - Off Highway
21-2	210256100	Roads - Kererutahi Road Construction Upgrade CA405	OL4040	HR235	14-Dec-95	$167,111.15	$2,001.32	$55,253.88	$111,857.27	Kererutahi Forest
21-2	210104300	ROAD - BROADLAND/RAKANUI SEAL	OL2040	HR235	31-Aug-94	$196,917.10	$2,358.28	$81,996.99	$114,920.11	Taupo - Off Highway
21-2	210104700	ROAD - MCKEE ROAD 2ND COAT SEAL	OL1040	HR235	1-Jan-89	$564,965.00	$6,766.04	$448,701.71	$116,263.29	McKee Road
21-2	210000089800	Bridge - Hureperu, concrete WIP 21HV9997010L025	OL4010	HR235	1-Jul-98	$135,494.22	$812.56	$13,000.96	$122,493.26	HEREPERU
21-2	210255800	Bridge - Kererutahi Bridge	OL3020	HR235	18-May-95	$180,267.50	$2,158.88	$56,642.18	$123,625.32	Kererutahi Forest
21-2	210105500	ROAD - TAUPO OFFHIGHWAY ROAD ON LEASED LA	OL1040	HR235	1-Apr-88	$806,478.00	$9,658.42	$680,910.75	$125,567.24	Taupo - Off Highway
21-2	210105600	ROAD - TAUPO OFFHIGHWAY ROAD ON TFL LAND	OL2040	HR235	1-Apr-88	$1,019,321.00	$12,707.44	$860,514.40	$158,706.60	Taupo - Off Highway
21-2	410000113300	Kawerau Central Processing Yard - Roads(rail overpass)	OL4040	KO575	1-Sep-01	$316,194.71	$3,786.76	$24,613.96	$291,580.75	KPY
21-2	210104800	ROAD - MCKEE ROAD CONSTRUCTION & 1ST SEAL	OL3040	HR235	1-Sep-87	$3,943,475.00	$47,227.24	$3,480,826.69	$462,648.31	McKee Road
21-2	410000113400	Kawerau Central Processing Yard - Rail Siding CA E02	OL4045	KO575	1-Sep-01	$852,274.40	$18,731.37	$121,753.51	$730,520.89	KPY
21-2	410000112600	Kawerau Central Processing Yard - Roads(inc pavement	OL4040	KO575	1-Sep-01	$6,180,338.48	$74,016.04	$481,104.21	$5,699,234.27	KPY
21-2 Total Forestry Assets						$15,708,606.80	$195,372.27	$7,046,557.62	$8,662,049.18	
21-3	210000085200	Security Gate - Forest Security	OL4033	FR841	31-Jul-98	$1,978.00	$51.37	$822.02	$1,155.98	NOT VERIFIED

590457BV1

21-3	210000065300	Barrier Construction - Forest Security	OL4033	FR841	31-Jul-98	$29,915.13	$777.01	$12,432.26	$17,482.87	NOT VERIFIED
21-3	210000023500	Bridge - Kawerau A10	OL4010	FR841	1-Jul-97	$25,000.00	$149.92	$2,848.60	$22,151.40	Kawerau A10
21-3 Total Forestry Assets						$56,893.13	$976.30	$15,102.88	$40,790.25	

PLAN PMENT ASSETS F

as at 31st October 2003

21-1	250063400	CAMERA - OLYMPUS AF10 SUPER	PE4200	CE795	1-May-99	$35.62	$0.00	$35.62	$0.00	NOT VERIFIED
21-1	250063500	CAMERA - OLYMPUS	PE4200	CE795	1-May-99	$93.39	$0.00	$93.39	$0.00	NOT VERIFIED
21-1	250063600	CAMERA	PE4200	CE795	1-May-99	$140.01	$0.00	$140.01	$0.00	NOT VERIFIED
21-1	250063700	CAMERA	PE4200	CE795	1-May-99	$180.46	$0.00	$180.46	$0.00	NOT VERIFIED
21-1	250063800	CAMERA - OLYMPUS CAMERA	PE4200	CE795	1-May-99	$100.56	$0.00	$100.56	$0.00	NOT VERIFIED
21-1	250063900	CAMERA - POLAROID 100 FILM MAGAZINE	PE4200	CE795	1-May-99	$209.69	$0.00	$209.69	$0.00	NOT VERIFIED
21-1	250054200	AIR CONDITIONER PORTABLE	PE4020	CE795	1-May-99	$241.09	$15.06	$217.00	$24.00	NOT VERIFIED
21-1	250054300	AIR CONDITIONER PORTABLE	PE4020	CE795	1-May-99	$241.09	$15.08	$217.00	$24.00	NOT VERIFIED
21-1	250054400	AIR CONDITIONER PORTABLE	PE4020	CE795	1-May-99	$241.09	$16.06	$217.00	$24.00	NOT VERIFIED
21-1	310000206900	CANON IXUS CAMERA	PE4200	CE795	28-Dec-00	$1,935.37	$174.60	$1,529.47	$405.80	NOT VERIFIED
21-1	250066900	CLAMP/BRACES x2 - FOR AERIALS AT WHARF	PE4320	CE795	1-May-99	$665.80	$22.20	$299.52	$366.18	NOT VERIFIED
21-1	210280500	Alternation Rel Box - Clive Tozer	PE4320	CE795	1-Jan-97	$1,250.00	$41.68	$833.37	$416.63	NOT VERIFIED
21-1	250067400	LOG DIVIDERS x 5	PE4320	CE795	1-May-99	$7,309.02	$243.64	$3,289.06	$4,019.96	NOT VERIFIED
21-1	210000264700	Despatch Integraline (FCNZ/CCF) Project D001 (LO998	PE4320	CE795	1-Jun-98	$15,551.84	$521.72	$8,478.05	$7,173.79	NOT VERIFIED
21-1 Total Forestry Assets						$28,285.02	$1,052.78	$15,930.30	$12,354.73	
21-2	210106800	AIR CONDITIONER KAWERAU WEIGHBRIDGE	PE1020	LO560	1-Jul-89	$2,905.00	$0.00	$2,905.02	-$0.02	Kawerau WB
21-2	210279600	1 Sea e Reading Theodolite	PE1320	HR202	12-Sep-80	$3,760.00	$0.00	$3,760.02	$0.02	Kawerau Office
21-2	210281200	Class Impact Tester	PE1320	HR202	17-Nov-87	$2,659.80	$0.00	$2,659.82	-$0.02	Kawerau Office
21-2	210284900	Planimeter	PE1320	HR202	12-Jul-76	$158.00	$0.00	$158.02	-$0.02	Kawerau Office
21-2	210285300	Road Testing Equipment	PE1320	HR202	1-Jan-80	$1,300.00	$0.00	$1,300.02	-$0.02	Kawerau Office
21-2	210261700	Corrugations	PE1320	HR235	11-Jan-85	$20,635.00	$0.00	$20,635.02	-$0.02	NOT VERIFIED
21-2	210281800	Corrugations	PE1320	HR235	11-Jan-85	$10,202.00	$0.00	$10,202.02	-$0.02	NOT VERIFIED
21-2	210108800	WEIGHBRIDGE - TRAILER GANTRY - RAINBOW MOU	PE4420	LO562	19-Dec-80	$20,222.72	$0.00	$20,222.75	-$0.02	Murupara
21-2	210106300	CONVEYOR - DEBARKER	PE2120	LO253	17-Dec-80	$6,076.00	$0.00	$6,076.02	-$0.02	MT DEBARKER
21-2	210106400	EXPORT LOG PREP PLANT CONT	PE2320	LO252	18-Mar-91	$66,722.65	$0.00	$66,722.58	-$0.02	MT DEBARKER
21-2	210105900	EXPORT LOG PREP PLANT FINAL PAYMENT	PE2020	LO253	11-Sep-91	$13,951.00	$0.00	$13,951.02	-$0.02	MT DEBARKER
21-2	210106600	EXPORT LOG PREP PLANT FINAL PAYMENT	PE2320	LO253	11-Dec-91	$30,495.62	$0.00	$30,495.64	-$0.02	MT DEBARKER
21-2	210107200	MT MAUNGANUI LOG PREP PLANT	PE2320	LO253	1-Jul-90	$1,888,779.58	$0.00	$1,888,779.60	-$0.02	MT DEBARKER
21-2	210107600	EXPORT LOG SPRAYING UNIT	PE2375	LO253	1-Oct-80	$2,230.00	$0.00	$2,230.02	-$0.02	MT DEBARKER
21-2	210107700	SPRAY HOUSE UPGRADE - EXPORT LOG PREP PLA	PE2375	LO253	30-Jun-92	$57,413.56	$0.00	$57,413.58	-$0.02	MT DEBARKER
21-2	210107800	TANK FOR EXPORT LOG SPRAY UNIT	PE2375	LO253	1-Apr-89	$3,950.00	$0.00	$3,950.02	-$0.02	MT DEBARKER
21-2	210103400	RAINBOW WEIGHBRIDGE	PE1420	LO562	27-Jul-95	$2,745.00	$0.00	$2,745.00	$0.00	Rainbow Road SH38
21-2	210108400	WEIGHBRIDGE - RAINBOW MOUNTAIN WEIGHBRIDG	PE1420	LO562	1-Jun-66	$110,817.91	$0.00	$110,817.91	$0.00	Rainbow Road SH38
21-2	210108000	WEIGHBRIDGE - BROADLANDS WEIGHBRIDGE	PE1420	LO563	1-Feb-66	$112,739.00	$0.00	$112,739.00	$0.00	Tauhara WB
21-2	210108600	WEIGHBRIDGE - TAUHARA WEIGHBRIDGE REPAIRS	PE1420	LO563	31-Jan-91	$17,767.50	$0.00	$17,767.50	$0.00	Tauhara WB
21-2	210108700	WEIGHBRIDGE - TAUPO WEIGHBRIDGE 1989 SPEND	PE1420	LO563	1-Jul-89	$14,590.00	$0.00	$14,590.00	$0.00	Tauhara WB
21-2	210106300	CHEMICAL RECYCLER LOG PREP CA 9489	PE2320	LO253	31-Jan-94	$54,290.71	$0.00	$54,290.71	$0.00	MT DEBARKER
21-2	210106800	LOG PREP PLANT - PLATE DECK/SAFETY WALLWA	PE2320	LO253	30-Apr-93	$76,816.20	$0.00	$76,816.20	$0.00	MT DEBARKER
21-2	210107100	LOG PREP. PLANT RECYCLER CA 9489	PE2320	LO253	31-Aug-94	$7,426.39	$0.00	$7,426.39	$0.00	MT DEBARKER
21-2	210107300	TALLY COUNTER LOG PREP PLANT CA 9522	PE2320	LO253	31-Aug-94	$5,519.00	$0.00	$5,519.00	$0.00	MT DEBARKER
21-2	210106000	LOG PREP. BLOWRING/COMPRESSOR CA9467	PE3320	LO253	30-Sep-94	$25,805.60	$0.00	$25,805.60	$0.00	MT DEBARKER
21-2	210107000	LOG PREP. PLANT LOG STOPPER CA 9507	PE3320	LO253	31-Aug-94	$6,518.00	$0.00	$6,518.00	$0.00	MT DEBARKER
21-2	210109500	WEIGHBRIDGE - RAINBOW WEIGHBRIDGE, REBUILD	PE2420	HR235	24-Jan-92	$23,400.00	$0.00	$23,400.00	$0.00	Rainbow Road
21-2	250073000	TOOLS - SOKKIA AUTOMATIC LEVEL 22 X MAGNIF A	PE4400	HR202	1-May-99	$444.64	$0.00	$444.64	$0.00	NOT VERIFIED
21-2	210108200	WEIGHBRIDGE - KAWERAU WEIGHBRIDGE	PE4420	LO560	1-Jan-85	$95,225.65	$0.00	$95,225.66	$0.00	Kawerau WB - NORSKE
21-2	210105900	ALARM SYSTEM FOR THARA. WEIGHBRIDGE	PE1420	LO563	25-Oct-95	$1,025.00	$21.04	$981.69	$43.31	Tauhara WB
21-2	410000114500	Security Lights KPY	PE4370	KO575	31-Jan-03	$1,750.00	$116.68	$291.68	$1,458.32	KPY
21-2	410000110200	Lifting Bar for Loader at KPY	PE4330	KO575	1-Dec-02	$2,500.00	$83.32	$979.15	$1,520.85	KPY
21-2	410000114600	Security System KPY	PE4370	KO575	31-Jan-03	$2,000.00	$133.32	$333.32	$1,666.68	KPY
21-2	210107400	TAUPO OFF HIGHWAY FLASHING LIGHTS CA0017	PE3320	LO563	19-Jul-95	$11,041.00	$368.04	$9,146.55	$1,894.44	Taupo - Off Highway
21-2	210000080800	Debarker Chemical Tank	PE4365	LO253	1-Jun-98	$7,822.93	$260.76	$4,237.40	$3,585.53	MT DEBARKER
21-2	210000054800	Truck Renumbering Project D012	PE4320	LO545	1-Jun-98	$12,640.00	$421.32	$6,846.65	$5,793.35	NOT VERIFIED
21-2	210000029000	Kawerau Gantry	PE4320	LO560	18-Aug-97	$17,020.67	$567.36	$10,637.94	$6,382.73	Kawerau Yard
21-2	410000112000	Motor - debarker	PE4320	LO253	1-Sep-01	$13,542.31	$451.40	$2,934.15	$10,608.15	MT DEBARKER
21-2	310000142300	CONVEYORS - DEBARKER	PE4320	LO253	1-Jul-99	$29,094.00	$969.80	$12,697.40	$16,486.60	MT DEBARKER

503497v1

21-2	410000111700	Bank Ends for Log Storage	PE4135	K0575	1-Feb-01	$45,000.00	$1,500.00	$12,375.00	$32,625.00 KPY
21-2	310000142600	WASTE CHAIN - DEBARKER	PE4320	L0253	15-Nov-99	$60,088.19	$2,002.94	$24,035.26	$36,052.81 MT DEBARKER
21-2	410000110300	Axle Weigher Kawerau Super Skid	PE4420	L0560	1-Jan-00	$59,466.00	$1,906.20	$22,956.30	$36,929.70 KPY
21-2	210000092600	KAWERAU LOG YARD BOOKENDS (100) CA 0011	PE4135	K0575	1 Dec 98	$108,220.00	$3,607.32	$53,208.15	$55,011.85 KPY
21-2	410000112700	Kawerau Central Processing Yard - Weighbridges CA E	PE4410	K0575	1-Sep-01	$134,949.76	$5,398.00	$35,086.95	$80,862.84 KPY
21-2	410000114000	Decanter at MT Debarker	PE4330	L0253	30-Nov-02	$165,046.58	$5,501.55	$16,504.67	$148,541.92 MT DEBARKER
21-2 Total Forestry Assets						$3,416,559.50	$25,810.46	$2,934,577.09	$481,577.41
21-3	210262600	15 Fireway Hoses	PE1150	FR841	19-Feb-80	$3,039.00	$0.00	$3,039.05	-$0.05 FIRE STORE
21-3	210263600	20 Hose Packs	PE1150	FR841	20-Jan-78	$559.00	$0.00	$559.05	-$0.05 FIRE STORE
21-3	210261300	Mercedes Benz Fire Engine KX3296 Kawerau	PE1140	FR841	11-Mar-83	$113,636.00	$0.00	$113,636.04	-$0.04 FIRE STORE
21-3	210261400	Mercedes Fire Engine KN7202 YEAR 1982 Kawerau	PE1140	FR841	5 Nov 86	$92,794.00	$0.00	$92,794.04	-$0.04 FIRE STORE
21-3	210180700	WORMALD FIRE CONTROL	PE1160	50771	29-Jan-97	$3,643.27	$0.00	$3,643.31	-$0.04 FIRE STORE
21-3	210262100	10 Lgths Angus Hose	PE1160	FR841	21-Nov-78	$1,507.00	$0.00	$1,507.04	-$0.04 FIRE STORE
21-3	210262700	15 Hose Packs	PE1160	FR841	20-Jan-78	$300.00	$0.00	$300.04	-$0.04 FIRE STORE
21-3	210263000	2 Hydroblender Pack Frames	PE1160	FR841	1-Feb-85	$187.50	$0.00	$187.54	-$0.04 FIRE STORE
21-3	210263100	2 Hydroblenders	PE1160	FR841	1-Apr-78	$241.00	$0.00	$241.04	-$0.04 FIRE STORE
21-3	210263200	2 Hydroblenders	PE1160	FR841	16-Dec-77	$220.00	$0.00	$220.04	-$0.04 FIRE STORE
21-3	210265500	70mm Controlled Breechings Kawerau	PE1160	FR841	22-Jan-80	$437.00	$0.00	$437.03	-$0.03 FIRE STORE
21-3	210264200	30 Lgths Hose	PE1150	FR842	1-Apr-77	$2,094.00	$0.00	$2,094.02	-$0.02 FIRE STORE
21-3	210264300	34 Lgths Fire Hose	PE1150	FR842	1-Apr-77	$2,754.00	$0.00	$2,754.02	-$0.02 FIRE STORE
21-3	210265200	6 Camlock Adaptors-Flexible	PE1150	FR841	25-Jan-85	$63.29	$0.00	$63.30	-$0.02 FIRE STORE
21-3	210265400	6 Forestry Breeching	PE1160	FR841	25 Oct-78	$570.00	$0.00	$570.02	$0.02 FIRE STORE
21-3	210265700	6 Lgths Hose & coupl 2M x 70mm	PE1160	FR841	14-Dec-81	$572.00	$0.00	$572.02	-$0.02 FIRE STORE
21-3	210265900	Angus Hoses 7	PE1160	FR841	25 Mar 87	$1,900.45	$0.00	$1,900.47	-$0.02 FIRE STORE
21-3	210266000	Angus Marshall Hoses 2	PE1160	FR841	25-Mar-86	$743.37	$0.00	$743.39	-$0.02 FIRE STORE
21-3	210266100	Angus WaterClad Hose	PE1160	FR841	7-Feb-85	$17,993.33	$0.00	$17,993.35	-$0.02 FIRE STORE
21-3	210266200	Angus Waterclad Percolating Fire Hose	PE1160	FR841	14-May-87	$6,590.99	$0.00	$6,600.01	$0.02 FIRE STORE
21-3	210267100	Control Breeches	PE1160	FR841	1-Jan-83	$1,413.00	$0.00	$1,413.02	-$0.02 FIRE STORE
21-3	210268300	Flexible Hoses 3M	PE1160	FR841	1-Feb-85	$146.86	$0.00	$146.88	-$0.02 FIRE STORE
21-3	210269700	Helibucket	PE1160	FR841	29-Jun-87	$3,521.70	$0.00	$3,521.72	-$0.02 FIRE STORE
21-3	210270000	Hose Packs & Fire Hoses	PE1160	FR841	1-Jan-83	$1,449.00	$0.00	$1,449.02	$0.02 FIRE STORE
21-3	210270400	Hydraulic Ferrule Expander	PE1160	FR841	25-Jun-86	$3,979.80	$0.00	$3,979.82	-$0.02 FIRE STORE
21-3	210270500	Hydroblender	PE1160	FR841	4-Dec-84	$1,351.84	$0.00	$1,351.86	-$0.02 FIRE STORE
21-3	210270800	Hydroblender	PE1160	FR841	13-Jul 85	$556.39	$0.00	$556.41	-$0.02 FIRE STORE
21-3	210271200	Monsoon Bucket	PE1160	FR841	1-Dec-76	$400.00	$0.00	$400.02	-$0.02 FIRE STORE
21-3	210271300	Monsoon Bucket - Taupo	PE1160	FR841	16 Sep 91	$3,700.00	$0.00	$3,700.02	$0.02 FIRE STORE
21-3	210271600	Monsoon Fire Bucket	PE1160	FR841	17-Mar-74	$766.00	$0.00	$766.02	-$0.02 FIRE STORE
21-3	210271700	Phillips 10 Couplings	PE1160	FR841	24-Jan 85	$234.32	$0.00	$234.34	-$0.02 FIRE STORE
21-3	210271800	Phillips 108 Couplings	PE1160	FR841	24-Jan-85	$2,497.62	$0.00	$2,497.64	-$0.02 FIRE STORE
21-3	210272400	Rubber Pond Liners	PE1160	FR841	1-Dec-86	$10,540.00	$0.00	$10,540.02	-$0.02 FIRE STORE
21-3	210273400	Wormald 3 Lgths Hose	PE1160	FR841	22 Apr-85	$1,105.60	$0.00	$1,105.62	-$0.02 FIRE STORE
21-3	210273600	Aqualite Pump & Engine	PE1120	FR841	14-Dec-81	$856.00	$0.00	$856.02	-$0.02 FIRE STORE
21-3	210274700	Robin General Purpose Pump 6021	PE1180	FR841	15-Mar 89	$8,443.00	$0.00	$8,443.02	-$0.02 FIRE STORE
21-3	210274800	Taupo Wajax Pumps	PE1180	FR841	1-Dec-86	$13,541.00	$0.00	$13,541.02	$0.02 FIRE STORE
21-3	210261000	BOP Mercedes Fire Engine NY507 Kawerau	PE1140	FR841	16 Dec-88	$170,000.00	$0.00	$170,000.00	$0.00 FIRE STORE
21-3	210261200	Isuzu Fire Engine Regd # NT3600 Taupo	PE1140	FR841	14-Aug-00	$126,000.00	$0.00	$126,000.00	$0.00 FIRE STORE
21-3	210267000	Butyl Rubber Dams 2	PE1160	FR841	26-Jul-89	$10,546.80	$0.00	$10,546.80	$0.00 FIRE STORE
21-3	210269200	Flex. Dam - Fire Equipment Taupo	PE3160	FR841	24-Nov-93	$1,142.86	$0.00	$1,142.86	$0.00 FIRE STORE
21-3	210269600	Goosenecks - Fire Equipment Taupo	PE3160	FR841	25-Jan-94	$1,903.98	$0.00	$1,903.98	$0.00 FIRE STORE
21-3	250071700	TOOLS - 5 X SUCTION HOSES 50 MM	PE4400	FR841	1-May-99	$530.00	$0.00	$530.00	$0.00 FIRE STORE
21-3	250072000	TOOLS - SUUNTO HT METERS DIAMETER TAPES X 3	PE4400	FR841	1 May-99	$229.91	$0.00	$229.91	$0.00 FIRE STORE
21-3	250057600	FIRE ENGINE - QUAD PETROL 4 WD FIRE ENGINE A	PE4140	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01 FIRE STORE
21-3	250062400	PORTABLE PUMPS - Model Mark 2 portable pumping u	PE4170	FR841	1-May-99	$62.26	$3.12	$42.04	$20.22 FIRE STORE
21-3	210275400	Wajax Pump & Motor - Taupo	PE3150	FR841	14-Oct-93	$4,740.10	$94.79	$4,716.41	$23.69 FIRE STORE
21-3	210275600	Wajax Pump & Motor MK5 - Taupo	PE3150	FR841	14-Oct-93	$4,740.10	$94.79	$4,716.41	$23.69 FIRE STORE
21-3	250051600	PORTABLE PUMPS - Mark 5 fire Pump ROBIN/WAJAX	PE4170	FR841	1 May-99	$115.63	$5.78	$78.03	$37.60 FIRE STORE
21-3	250052100	PORTABLE PUMPS - Mark 5 fire pump, ROBIN/WAJAX	PE4170	FR841	1-May-99	$133.42	$6.68	$90.06	$43.36 FIRE STORE
21-3	250070700	TANKS - 2000 litre capacity butyl rubber tank, ROT	PE4300	FR841	1-May-99	$120.92	$4.04	$54.41	$66.51 FIRE STORE

21-3	[illegible]	2 PUMPS fire pum ... 99 RC		FR841	[illegible]	$19.02	$0.44	$141.07	$67.9[illegible]	[illegible]ORE
21-3	250062300	PORTABLE PUMPS - Mark 3 fire pump REZ 15807 RO	[illegible]	FR841	1-May-99	[illegible]4.63	[illegible]4.24	$192.12	$92.5[illegible]	[illegible]ORE
21-3	250059500	"1,500kg capacity hydraulic engine hoist - HUNTER"	PE4100	FR841	1-May-99	$199.65	$5.63	$60.42	$109.20	FIRE STORE
21-3	250059300	545 LITRE MONSOON BUCKET	PE4150	FR841	1-May-99	$237.09	$7.92	$107.00	$130.50	FIRE STORE
21-3	210280100	Automatic Weather Station	PE4320	FR841	30-Sep-95	$422.01	$14.08	$200.75	$131.26	FIRE STORE
21-3	250070500	TANKS - Welded mild steel 4500 litre capacity	PE4390	FR841	1-May-99	$241.83	$8.06	$108.61	$133.02	FIRE STORE
21-3	250070600	TANKS - Welded mild steel 4500 litre capacity	PE4390	FR841	1-May-99	$241.83	$8.06	$108.61	$133.02	FIRE STORE
21-3	250059200	545 LITRE CAPACITY MONSOON BUCKET REF 1022.	PE4150	FR841	1-May-99	$276.39	$9.26	$124.37	$152.01	FIRE STORE
21-3	250065200	FLAME THROWER	PE4320	FR841	1-May-99	$356.35	$11.88	$160.38	$195.97	FIRE STORE
21-3	250051100	FIRE WEATHER PLUS FORECAST MODULE	PE4160	FR841	1-May-99	$396.08	$13.20	$178.24	$217.84	FIRE STORE
21-3	250054300	HYDROBLENDER MOUNTING FRAME & HYDROBLEN	PE4320	FR841	1-May-99	$399.69	$13.32	$179.86	$219.83	FIRE STORE
21-3	250054400	HYDROBLENDER MOUNTING FRAME & HYDROBLEN	PE4320	FR841	1-May-99	$399.69	$13.32	$179.86	$219.83	FIRE STORE
21-3	250051600	PORTABLE PUMPS - P208 rabbit fire pump FUJI ROBIN	PE4170	FR841	1-May-99	$683.11	$34.16	$461.12	$221.90	FIRE STORE
21-3	250061200	FIRE BEHAVIOUR PREDICTION SYSTEM	PE4160	FR841	1-May-99	$565.59	$18.84	$254.51	$311.08	FIRE STORE
21-3	250060700	F.T.S INTERFACE UNITS X4 NPN103575	PE4160	FR841	1-May-99	$567.63	$18.92	$255.42	$312.21	FIRE STORE
21-3	250059900	WOODHILL SLIPON FIRE FIGHTING UNIT	PE4160	FR841	1-May-99	$671.75	$22.40	$302.31	$369.44	FIRE STORE
21-3	250060000	WOODHILL SLIPON FIRE FIGHTING UNIT	PE4160	FR841	1-May-99	$671.75	$27.40	$302.31	$369.44	FIRE STORE
21-3	250060400	ROBIN EY28D MOTOR	PE4160	FR841	1-May-99	$806.55	$26.88	$362.96	$443.59	FIRE STORE
21-3	250065100	EY28 ROBIN MOTOR	PE4320	FR841	1-May-99	$929.50	$30.99	$418.28	$511.22	FIRE STORE
21-3	250068300	SUPPLY & SIGNWRITE FOREST DANGER SIGNS	PE4320	FR841	1-May-99	$1,212.69	$40.43	$545.72	$666.97	FIRE STORE
21-3	250058000	SUPPLY & SIGNWRITE FOREST DANGER SIGNS	PE4320	FR841	1-May-99	$1,343.99	$44.80	$604.80	$739.19	FIRE STORE
21-3	250054200	5X 30GPM FOAM INDUCTORS	PE4320	FR841	1-May-99	$1,492.43	$49.76	$671.69	$820.84	NOT VERIFIED
21-3	250050100	FLOW MIX FOAM PROPORTIONER 2269 Kawerau Fire	PE4160	FR841	1-May-99	$1,665.02	$55.52	$749.69	$916.33	FIRE STORE
21-3	250050500	FIRE FINDER	PE4160	FR841	1-May-99	$1,702.39	$56.76	$766.09	$936.30	NOT VERIFIED
21-3	250069800	STRIP BLAKE WATER RAM (PUMP MOVING PART)	PE4320	FR841	1-May-99	$1,735.18	$57.88	$781.30	$954.88	FIRE STORE
21-3	250066600	FORESTRY POND LINERS x2	PE4320	FR841	1-May-99	$2,315.57	$97.20	$1,312.03	$1,003.54	FIRE STORE
21-3	250070800	TANKS - WATER POINTS P.10 - TANK FARM	PE4390	FR841	1-May-99	$3,149.03	$104.96	$1,417.00	$1,731.93	FIRE STORE
21-3	250066700	PERMALON PLY - WATER STORAGE DAMS	PE4320	FR841	1-May-99	$3,224.63	$107.48	$1,451.05	$1,773.57	FIRE STORE
21-3	210273100	Trailer, Drum, Rotator, Hydrant, Pipe	PE4160	FR841	1-Jul-96	$6,188.54	$205.28	$4,331.97	$1,856.57	FIRE STORE
21-3	250060800	F.T.S BASE STATION NPN103559	PE4150	FR841	1-May-99	$3,463.34	$115.44	$1,558.45	$1,904.86	FIRE STORE
21-3	250061000	FIRE WEATHER PLUS SOFTWARE SYSTEM DESIGN	PE4150	FR841	1-May-99	$3,681.63	$122.72	$1,656.72	$2,024.91	FIRE STORE
21-3	250060200	SILVAN SPRAY PACKS Kawerau Fire Store	PE4160	FR841	1-May-99	$3,955.32	$131.84	$1,779.88	$2,175.44	FIRE STORE
21-3	210261500	Replacement Fire Tanker & Chainsaws	PE4140	FR841	30-Nov-90	$7,261.35	$242.04	$5,083.01	$2,178.35	FIRE STORE
21-3	210269200	Wind Direction & Wind Speed Sensors - Waiotapu F.W.	PE4320	FR841	1-Jan-97	$9,363.00	$312.75	$6,333.54	$3,049.46	FIRE STORE
21-3	250066500	REMOTE POWER STATION	PE4320	FR841	1-May-99	$6,339.97	$211.32	$2,852.90	$3,486.98	FIRE STORE
21-3	210265000	4xDam Liners	PE4150	FR841	30-Jun-96	$18,154.65	$605.16	$13,494.76	$4,660.59	FIRE STORE
21-3	210000026300	Dam Liners x 7, 1998	PE4135	FR841	31-May-98	$13,200.00	$440.00	$7,260.00	$5,940.00	FIRE STORE
21-3	250030800	F.T.S REMOTE AUTOMATIC WEATHER STATIONS X	PE4160	FR841	1-May-99	$30,855.42	$1,028.36	$13,882.69	$16,967.73	FIRE STORE
21-3	510000111200	FORD 7.5LITRE DIESEL FIRE APPLIANCE AAR092	PE4140	FR841	1-Mar-01	$185,235.00	$5,174.52	$49,395.25	$135,839.74	FIRE STORE
21-3	210280800	BOP Planimeter	PE1320	FR831	1-Dec-88	$785.00	$0.00	$785.00	$0.00	Kawerau Office
21-3	210290200	Aluminium Sip on Tank - BOP	PE1380	FR841	13-Sep-89	$9,800.00	$0.00	$9,800.00	$0.00	Kawerau Office
21-3	210272100	Pond Liners BOP	PE3160	FR841	28-Aug-84	$4,844.44	$0.00	$4,844.44	$0.00	Kawerau Office
21-3	210290400	Water Supply BOP HQ	PE3390	SC773	18-Jul-84	$23,237.67	$0.00	$23,237.67	$0.00	Kawerau Office
21-3	210289700	Security System BOP HQ & Compound	PE4320	SC773	1-Jul-95	$3,720.00	$0.00	$3,720.00	$0.00	Kawerau Office
21-3	210267200	Dam Liners - Kererutahi	PE1100	FR841	30-Jun-84	$2,930.00	$0.00	$2,930.02	-$0.02	Kererutahi Forest
21-3	210268100	Fire Fighting Dams - Kererutahi	PE1100	FR841	30-Jun-84	$3,097.00	$0.00	$3,097.02	-$0.02	Kererutahi Forest
21-3	210279300	Air Compressor Kawerau Compound	PE1320	FR841	22-Apr-79	$630.00	$0.00	$630.02	-$0.02	KPY
21-3	210266300	Butyl Rubber Dam - Mamaku	PE1160	FR841	29-Jan-91	$7,837.97	$0.00	$7,837.99	-$0.02	Mamaku
21-3	210274600	Hi Vol Robin Pump - Mamaku	PE1180	FR841	9-Nov-89	$2,049.00	$0.00	$2,049.00	$0.00	Mamaku
21-3	250058300	FIRE ENGINE - JCS FORWARD DIESEL 4 WD ISUZU	PE4140	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01	MAMAKU
21-3	250058700	545 litre capacity monsoon bucket ref 1004, TRU	PE4150	FR841	1-May-99	$151.62	$5.04	$68.21	$83.41	Murupara
21-3	250058600	545 litre capacity monsoon bucket. TRUTEST	PE4150	FR841	1-May-99	$237.99	$7.92	$107.09	$130.90	Murupara
21-3	210000025300	HUSQUVARNA CHAINSAW	PE4090	FR841	5-Jan-95	$1,465.11	$0.00	$1,465.11	$0.00	NGATAPA FOREST
21-3	210000025200	VIKING UTILITY LAWNMOWER, MODEL MB455U	PE4135	FR841	1-Jan-96	$785.67	$26.25	$458.92	$327.75	NGATAPA FOREST
21-3	210180100	HEAT DETECTORS HQ X 22	PE1060	SC771	1-Jul-90	$1,782.00	$0.00	$1,782.04	-$0.04	NOT VERIFIED
21-3	250059500	EXTENSION RING -MONSOON BUCKET	PE4150	FR841	1-May-99	$563.04	$18.76	$253.34	$309.70	NOT VERIFIED
21-3	250050300	WATER STORAGE LINERS FOR FIRE PROTECTION	PE4160	FR841	1-May-99	$2,514.04	$83.84	$1,131.72	$1,383.22	NOT VERIFIED
21-3	210268200	Fire Fighting Dams - Paengaroa	PE3160	FR841	30-Jun-84	$621.00	$0.00	$621.02	-$0.02	Paengaroa
21-3	210268800	Isuzu Fire Engine Rego # SS786 Rotorua Airport	PE3160	FR841	18-Jul-84	$274,076.35	$0.00	$274,076.35	$0.00	Rotorua Airport
21-3	250060400	454 LITRE MONSOON BUCKET COLLAPSIBLE	PE4150	FR841	1-May-99	$191.93	$6.40	$86.36	$105.57	Rotorua Airport
21-3	210290300	Steel Water Tank BOP - Tarawera	PE1390	FR841	20-Dec-85	$12,700.00	$0.00	$12,700.02	-$0.02	Tarawera

[illegible]	[illegible]	PORTABLE, Folding - [illegible] portable [illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]				
21-3	250009100	545 litre capacity monsoon bucket.	TRUTEST	PE4150	FHB41	1-May-99	$276.38	$9.20	$124.37	$152.01	Taupo Fire Service
21-3	250056900	545 litre capacity monsoon bucket.	TRUTEST	PE4150	FHB41	1-May-99	$237.99	$7.92	$107.09	$130.90	Waiotapu
21-3 Total Forestry Assets							$1,286,317.46	$10,906.84	$1,088,741.45	$197,575.01	

FILE ... CHAU E... ... RESTS LTD
TP: UN'CAT ... PMENT ... SETS ...
as at 31st October 2003

21-1	250087600	RT - MOTOROLLA T408 RT	TE4050	CE795	1-May-99	$0.01	$0.00	$0.00	$0.01	NOT VERIFIED
21-1	250085300	RT - MOTOROLA M160 FIRE ENGINE	TE4050	CE795	1-May-99	$15.51	$1.04	$13.96	$1.55	FIRE ENGINE
21-1	250085700	RT - SYNTRAX RADIO FIRE ENGINE	TE4050	CE795	1-May-99	$15.54	$1.04	$14.00	$1.54	FIRE ENGINE
21-1	250097900	RT - MOTOROLA M160	TE4050	CE795	1-May-99	$28.27	$1.88	$25.42	$2.85	NOT VERIFIED
21-1	250085500	RT - GP300 PORTABLE RADIO	TE4050	CE795	1-May-99	$39.27	$2.63	$35.34	$3.93	NOT VERIFIED
21-1	250085600	RT - GP300 PORTABLE RADIO	TE4050	CE795	1-May-99	$39.27	$2.63	$35.34	$3.93	NOT VERIFIED
21-1	250085900	RT - GP 300 PORTABLE RADIO	TE4050	CE795	1-May-99	$39.27	$2.63	$35.34	$3.93	NOT VERIFIED
21-1	250086000	RT - GP 300 PORTABLE RADIO	TE4050	CE795	1-May-99	$39.27	$2.63	$35.34	$3.93	NOT VERIFIED
21-1	250086100	RT - GP 300 PORTABLE RADIO	TE4050	CE795	1-May-99	$39.27	$2.63	$35.34	$3.93	NOT VERIFIED
21-1	250092100	RT - REMOTE SPEAKER MICROPHONE	TE4050	CE795	1-May-99	$63.56	$4.24	$57.20	$6.36	NOT VERIFIED
21-1	250087800	RT - MOTOROLA M160 FIRE ENGINE	TE4050	CE795	1-May-99	$64.10	$4.28	$57.70	$6.40	NOT VERIFIED
21-1	250092500	RT - RAPID CHARGER	TE4050	CE795	1-May-99	$69.81	$4.65	$62.82	$6.99	NOT VERIFIED
21-1	250092600	RT - SPARE BATTERY	TE4050	CE795	1-May-99	$82.44	$5.48	$74.19	$8.25	NOT VERIFIED
21-1	250096100	RT - 2 X 16HR CHARGERS REPLACEMENTS	TE4050	CE795	1-May-99	$91.60	$6.10	$82.45	$9.15	NOT VERIFIED
21-1	250085500	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250085600	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250085700	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250085800	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250086900	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250087000	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250087100	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250087300	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250087400	RT - MOTOROLLA GP300 BATTERY CARRYCASE	TE4050	CE795	1-May-99	$100.15	$6.68	$90.14	$10.01	NOT VERIFIED
21-1	250091500	RT - 2 X GP300 SINGLE UNIT RAPID CHARGES	TE4050	CE795	1-May-99	$105.33	$7.01	$94.80	$10.53	NOT VERIFIED
21-1	250086400	RT - 5 X EXTENSION MIC/SPEAKER UNITS FOR GP3(	TE4050	CE795	1-May-99	$111.22	$7.42	$100.09	$11.13	NOT VERIFIED
21-1	250092300	RT - POWER SUPPLY	TE4050	CE795	1-May-99	$137.71	$9.18	$123.94	$13.77	NOT VERIFIED
21-1	250068100	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068200	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068400	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068500	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068600	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068700	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250068900	RT - GP300 PORTABLES CARRY CASE BATTERY	TE4050	CE795	1-May-99	$199.00	$13.28	$179.11	$19.89	NOT VERIFIED
21-1	250091100	RT - PUKEHINA REPLACEMENT BATTERY	TE4050	CE795	1-May-99	$300.10	$20.00	$270.08	$30.02	PUKEHINA LOOKOUT
21-1	250095300	RT - 4 X EXTN SPEAKER/MICS	TE4050	CE795	1-May-99	$338.31	$22.55	$304.48	$33.83	NOT VERIFIED
21-1	250094400	RT - SYNTRX RADIO	TE4050	CE795	1-May-99	$347.45	$23.16	$312.70	$34.75	NOT VERIFIED
21-1	250080000	RT - MOTOROLA M170 RT	TE4050	CE795	1-May-99	$393.74	$26.24	$354.37	$39.37	NOT VERIFIED
21-1	250087900	RT - MOTOROLA GP300 BATTERY	TE4050	CE795	1-May-99	$437.53	$29.16	$393.79	$43.74	NOT VERIFIED
21-1	250090100	RT - SUPPLY MOTOROLA GP300 WITH CHARGER &	TE4050	CE795	1-May-99	$480.46	$32.04	$432.42	$48.04	NOT VERIFIED
21-1	250090400	RT - SUPPLY & INSTALL GM300 INTO MITSUBISHI	TE4050	CE795	1-May-99	$485.48	$32.36	$436.94	$48.54	NOT VERIFIED
21-1	250089500	RT - SUPPLY & FIT RADIO TELEPHONE	TE4050	CE795	1-May-99	$503.04	$33.53	$452.73	$50.31	NOT VERIFIED
21-1	250093000	RT - INSTALL GM300 MOTOROLLA RADIO	TE4050	CE795	1-May-99	$504.50	$33.64	$454.05	$50.44	NOT VERIFIED
21-1	250079300	SUPPLY & INSTALL AERIALS COAX CABLE POWER	TE4040	CE795	1-May-99	$529.37	$35.20	$475.42	$52.95	WAIOTAPU
21-1	250089200	RT - SUPPLY & INSTALL GM300 IN SC198	TE4050	CE795	1-May-99	$551.10	$36.74	$495.99	$55.11	NOT VERIFIED
21-1	250095200	RT - GM300 RADIO	TE4050	CE795	1-May-99	$554.01	$36.93	$498.60	$55.41	NOT VERIFIED
21-1	250090000	RT - SUPPLY & FIT MOTOROLA GM300	TE4050	CE795	1-May-99	$560.91	$37.40	$504.82	$56.09	NOT VERIFIED
21-1	250094200	RT - GP300 WITH SPEAKER MIC & HOLDER ROTOM	TE4050	CE795	1-May-99	$575.34	$38.36	$517.82	$57.52	NOT VERIFIED
21-1	250094000	RT - SUPPLY & INSTALL GM300	TE4050	CE795	1-May-99	$577.45	$38.49	$519.70	$57.75	NOT VERIFIED
21-1	250091400	RT - INSTALL FIRE EXEN, SHOVEL WATER KNAPSA	TE4050	CE795	1-May-99	$586.27	$39.08	$527.62	$58.65	NOT VERIFIED
21-1	250092200	RT - T20'S TALL BASE	TE4050	CE795	1-May-99	$590.55	$39.35	$531.48	$59.07	NOT VERIFIED
21-1	250090800	RT - SUPPLY AND INSTALL MOTOROLA GM300 TO V	TE4050	CE795	1-May-99	$600.05	$40.00	$540.04	$60.01	NOT VERIFIED
21-1	250089600	RT - SUPPLY GP300 HANDHELD	TE4050	CE795	1-May-99	$605.97	$40.48	$545.27	$60.70	NOT VERIFIED
21-1	250089700	RT - SUPPLY GP300 HANDHELD	TE4050	CE795	1-May-99	$605.97	$40.48	$545.27	$60.70	NOT VERIFIED
21-1	250089800	RT - SUPPLY GP300 HANDHELD	TE4050	CE795	1-May-99	$606.57	$40.48	$545.27	$60.70	NOT VERIFIED
21-1	250089300	RT - SUPPLY GP300 HANDHELD	TE4050	CE795	1-May-99	$606.57	$40.48	$545.27	$60.70	NOT VERIFIED
21-1	250094300	RT - GM300 INSTALL IN UD5279	TE4050	CE795	1-May-99	$608.04	$40.52	$547.23	$60.81	NOT VERIFIED
21-1	250094800	RT - GM300 RADIO	TE4050	CE795	1-May-99	$619.05	$41.31	$557.60	$61.95	NOT VERIFIED

53CA976V1

21-1	250090400	RT - GP300 16 CH	TE4050	CE795	1-May-99	$622.71	$41.52	$580.44	$52.27	NOT VERIFIED
21-1	250090500	RT - GP300 16 CH	TE4050	CE795	1-May-99	$622.71	$41.52	$580.44	$52.27	NOT VERIFIED
21-1	250090700	RT - 16CH GP300 COMPLETE WITH OVERNIGHT CH/	TE4050	CE795	1-May-99	$622.71	$41.52	$560.44	$62.27	NOT VERIFIED
21-1	250092000	RT - GP300 MOTOROLA	TE4050	CE795	1-May-99	$640.87	$42.72	$576.75	$64.11	NOT VERIFIED
21-1	250089300	RT - NEW AERIAL, GM300 WITH ROOF MOUNT	TE4050	CE795	1-May-99	$644.01	$42.93	$575.60	$64.41	NOT VERIFIED
21-1	250094100	RT - SUPPLY & INSTALL GM300	TE4050	CE795	1-May-99	$666.32	$44.44	$599.59	$66.63	NOT VERIFIED
21-1	250090200	RT - SUPPLY & INSTALL GM300 TN1971	TE4050	CE795	1-May-99	$668.04	$44.52	$601.23	$66.81	NOT VERIFIED
21-1	250093800	RT - SUPPLY AND INSTALL GM300 RADIO,EXT KIT, A	TE4050	CE795	1-May-99	$673.23	$44.86	$605.96	$67.33	NOT VERIFIED
21-1	250091600	RT - GP300 MOTOROLA/BATTERY/RAPID CHARGER	TE4050	CE795	1-May-99	$728.77	$48.60	$655.89	$72.88	NOT VERIFIED
21-1	250091700	RT - GP300 MOTOROLA/BATTERY/RAPID CHARGER	TE4050	CE795	1-May-99	$728.77	$46.60	$655.89	$72.88	NOT VERIFIED
21-1	250091800	RT - GP300 MOTOROLA/BATTERY/RAPID CHARGER	TE4050	CE795	1-May-99	$728.77	$46.60	$655.89	$72.88	NOT VERIFIED
21-1	250093700	RT - SUPPLY & INSTALL GV300 RADIO, REMOTE KIT	TE4050	CE795	1-May-99	$736.55	$49.11	$662.90	$73.66	NOT VERIFIED
21-1	250090900	RT - SUPPLY AND INSTALL GM300, INTO FALCON RE	TE4050	CE795	1-May-99	$766.35	$51.06	$689.71	$76.64	NOT VERIFIED
21-1	250092400	RT - 16 CHANNEL GP300 PORTABLE RADIO	TE4050	CE795	1-May-99	$804.43	$53.62	$724.00	$80.43	NOT VERIFIED
21-1	250093500	RT - GP300 RADIO	TE4050	CE795	1-May-99	$804.02	$53.60	$724.43	$80.49	NOT VERIFIED
21-1	250085000	RT - GM300 RADIO	TE4050	CE795	1-May-99	$865.06	$57.67	$778.59	$86.49	NOT VERIFIED
21-1	250096000	RT - 10 X GP300 BATTERY REPLACEMENTS	TE4050	CE795	1-May-99	$873.98	$58.25	$786.59	$87.39	NOT VERIFIED
21-1	250079200	VHF TRANSCEIVER X 2 (DATA COLLECTION RAINBO	TE4040	CE795	1-May-99	$906.33	$60.53	$817.24	$90.61	NOT VERIFIED
21-1	250086600	RT - GP300 RADIO	TE4050	CE795	1-May-99	$910.10	$60.68	$819.10	$91.00	NOT VERIFIED
21-1	210113200	RT - MOTOROLA HANDHELD GP300 CA9474	TE1050	CE795	1-Jul-93	$1,045.02	$0.00	$1,045.02	$0.00	NOT VERIFIED
21-1	250091200	RT - MOERANGI REPLACEMENT BATTERY	TE4050	CE795	1-May-99	$1,050.16	$70.00	$945.17	$105.01	MOERANGI RADIO SITE
21-1	210117000	RT - TE MATAI T735 SCHOOL BUS	TE3050	CE795	1-Nov-94	$1,195.02	$0.00	$1,195.02	$0.00	TE MATAI SCHOOL BUS
21-1	210292000	RT - RT T700	TE4050	CE795	31-Jul-96	$1,340.00	$0.00	$1,340.00	$0.00	NOT VERIFIED
21-1	21000002000	RT - TAIT 2020RT - ALCOM	TE4050	CE795	17-Dec-97	$1,340.33	$0.00	$1,340.33	$0.00	NOT VERIFIED
21-1	210114900	RT - T735 TAUHARA FIRE ENGINE	TE3050	CE795	1-Oct-94	$1,350.00	$0.00	$1,350.00	$0.00	TAUHARA FIRE ENGINE
21-1	210115000	RT - T735 WADE	TE1050	CE795	1-Dec-94	$1,351.60	$0.00	$1,351.60	$0.00	NOT VERIFIED
21-1	210110600	RT - 1 RT GP300 CA 9502 SN	TE1050	CE795	31-Jan-94	$1,366.00	$0.00	$1,366.00	$0.00	NOT VERIFIED
21-1	210110500	RT - 1 RT GP300 CA 9502 SN	TE1050	CE795	31-Jan-94	$1,367.00	$0.00	$1,367.00	$0.00	NOT VERIFIED
21-1	210110400	RT - 1 RT GP300 CA 9502 SN	TE4050	CE795	31-Jan-94	$1,367.00	$0.00	$1,367.00	$0.00	NOT VERIFIED
21-1	210291300	RT - 1 x TAIT T700 RT Set	TE4050	CE795	31-Oct-96	$1,367.65	$0.00	$1,367.65	$0.00	NOT VERIFIED
21-1	210291400	RT - 1 x TAIT T700 RT Set	TE4050	CE795	31-Oct-96	$1,367.65	$0.00	$1,367.65	$0.00	NOT VERIFIED
21-1	250091300	RT - EXTRAORDINARY MAINTENANCE AND GALATE	TE4050	CE795	1-May-99	$1,375.96	$91.73	$1,238.35	$137.61	GALATEA RADIO SITE
21-1	210111500	RT - GP300 BOP FIRE STORE	TE1050	CE795	30-Nov-93	$1,380.00	$0.00	$1,380.00	$0.00	NOT VERIFIED
21-1	210111700	RT - GP300 BRASS CA9493	TE3050	CE795	30-Nov-93	$1,380.00	$0.00	$1,380.00	$0.00	NOT VERIFIED
21-1	210113300	RT - MOTOROLA HANDHELD GP300 CA 9464	TE1050	CE795	31-May-93	$1,400.00	$0.00	$1,400.00	$0.00	NOT VERIFIED
21-1	210113400	RT - MOTOROLA HANDHELD GP300 CA 9465	TE2050	CE795	31-May-93	$1,400.00	$0.00	$1,400.00	$0.00	NOT VERIFIED
21-1	210111800	RT - GP300 VHF 8 CHNL CA9492 CROWTHER	TE4050	CE795	30-Sep-93	$1,400.00	$0.00	$1,400.00	$0.00	NOT VERIFIED
21-1	210115600	RT - TAIT735 BOP CA9496	TE4050	CE795	30-Nov-93	$1,400.00	$0.00	$1,400.00	$0.00	NOT VERIFIED
21-1	210115700	RT - TAIT735 CA9497	TE4050	CE795	30-Nov-93	$1,400.00	$0.00	$1,400.00	$0.00	NOT VERIFIED
21-1	210111900	RT - GP300 VHF 8CH CA 9475	TE3050	CE795	31-Aug-93	$1,427.50	$0.00	$1,427.50	$0.00	NOT VERIFIED
21-1	210112000	RT - GP300 VHF CA9475	TE3050	CE795	31-Aug-93	$1,427.50	$0.00	$1,427.50	$0.00	NOT VERIFIED
21-1	210112100	RT - GP300 VHF CA 9475	TE3050	CE795	31-Aug-93	$1,427.50	$0.00	$1,427.50	$0.00	NOT VERIFIED
21-1	210112200	RT - GP300 VHF CA9475	TE3050	CE795	31-Aug-93	$1,427.50	$0.00	$1,427.50	$0.00	NOT VERIFIED
21-1	210119200	RT - TAIT T700 VHF CA 9470	TE1050	CE795	1-Jul-93	$1,446.00	$0.00	$1,446.00	$0.00	NOT VERIFIED
21-1	210291900	RT - MOBILE T700 RT BOP	TE4050	CE795	26-Jul-96	$1,449.00	$0.00	$1,449.00	$0.00	NOT VERIFIED
21-1	210115400	RT - TAIT735 BOP FIRE CA9498	TE1050	CE795	30-Nov-93	$1,504.25	$0.00	$1,504.25	$0.00	NOT VERIFIED
21-1	210115500	RT - TAIT735 BOPFIRE CA9498	TE1050	CE795	30-Nov-93	$1,504.25	$0.00	$1,504.25	$0.00	NOT VERIFIED
21-1	210110700	RT - 1 RT GP300 CA 9504 SN	TE1050	CE795	31-Jan-94	$1,540.00	$0.00	$1,540.00	$0.00	NOT VERIFIED
21-1	210110800	RT - 1 RT GP300 CA 9504 SN	TE1050	CE795	31-Jan-94	$1,540.00	$0.00	$1,540.00	$0.00	NOT VERIFIED
21-1	210110900	RT - 1 RT GP300 CA 9504 SN	TE1050	CE795	31-Jan-94	$1,540.00	$0.00	$1,540.00	$0.00	NOT VERIFIED
21-1	210111000	RT - 1 RT GP300 CA 9504 SN	TE1050	CE795	31-Jan-94	$1,540.00	$0.00	$1,540.00	$0.00	NOT VERIFIED
21-1	210115100	RT - TAIT RT T700 FRUSL CA9511	TE1050	CE795	30-Apr-94	$1,600.00	$0.00	$1,600.00	$0.00	NOT VERIFIED
21-1	250091000	RT - SOLAR PANEL AND MISC	TE4050	CE795	1-May-99	$2,035.64	$135.70	$1,833.17	$203.67	NOT VERIFIED
21-1	250097000	REPEATER UPGRADE - PUKEHINA CHN5	TE4050	CE795	1-May-99	$2,070.47	$138.04	$1,863.42	$207.05	PUKEHINA RADIO SITE
21-1	250096900	REPEATER UPGRADE - WAIRANGO CHN4	TE4060	CE795	1-May-99	$2,070.47	$138.04	$1,863.42	$207.05	WAIRANGO RADIO SITE
21-1	210181400	BASE SET RADIO TAUHARA T700 CA9514	TE3040	CE795	30-Apr-94	$2,166.89	$0.00	$2,166.89	$0.00	TAUHARA LOOKOUT
21-1	250093900	RT - EQUIPMENT UPGRADE MOERANGI CHANNEL 7	TE4050	CE795	1-May-99	$2,195.57	$146.47	$1,977.18	$219.69	MOERANGI RADIO SITE
21-1	250097400	T800 REPEATER EQUIPMENT FOR CHANNEL 7 AND	TE4060	CE795	1-May-99	$2,396.81	$159.80	$2,157.13	$239.68	NOT VERIFIED
21-1	250097500	T800 REPEATER EQUIPMENT FOR CHANNEL 7 AND	TE4050	CE795	1-May-99	$2,396.81	$159.80	$2,157.13	$239.68	NOT VERIFIED
21-1	310000237300	SOLAR PANELS - GALATEA REPEATER SITE	TE4050	CE795	15-Oct-01	$2,595.40	$173.04	$1,081.43	$1,513.97	GALATEA RADIO SITE

21-	062300	BAND F		CEA	Jun-98	$99.98	.00	9.98	0.00	NO
21-1	21000082400	T2020 FOREST INDUSTRY EQUIPMENT	TE4040	CE795	1-Jun-98	$3,791.00	$0.00	$3,791.00	$0.00	WAIOTAPU
21-1	210281500	RT - 3 x TAIT T700 RT Sets	TE4050	CE795	31-Aug-96	$3,695.55	$0.00	$3,695.55	$0.00	NOT VERIFIED
21-1	250005700	RT - ANI INSTALLATIONS FOR STAFF MOBILE & POR	TE4050	CE795	1-May-99	$3,569.24	$264.60	$3,572.31	$396.93	NOT VERIFIED
21-1	250005400	RT - ANI MODULES TO GP300 HANDHELD PORTABL	TE4050	CE795	1-May-99	$4,431.22	$295.42	$3,988.06	$443.13	NOT VERIFIED
21-1	250097200	SUPPLY & INSTALL T800 SERIES EQUIP FOR RAINBC	TE4050	CE795	1-May-99	$4,510.59	$300.70	$4,059.53	$451.05	RAINBOW RADIO SITE
21-1	250097300	SUPPLY & INSTALL T800 SERIES EQUIP FOR TAUPS	TE4050	CE795	1-May-99	$4,622.26	$308.16	$4,160.03	$462.23	TAUPIRI RADIO SITE
21-1	210280600	SOLAR PANELS & TRANSCEIVER	TE4040	CE795	30-Jun-98	$5,347.25	$0.00	$5,347.25	$0.00	PUAWHENUA
21-1	210111400	RT - 5 T735 R/TS CA9444	TE3050	CE795	30-Jun-92	$6,489.40	$0.00	$6,489.42	-$0.02	NOT VERIFIED
21-1	210114000	RT - T700 R/TS (7)	TE1050	CE795	11-Jan-95	$7,245.00	$0.00	$7,245.00	$0.00	NOT VERIFIED
21-1	210111500	RT - 5 TAIT R/TS (T735'S) CA 9442	TE4050	CE795	30-Jun-92	$7,495.52	$0.00	$7,495.54	-$0.02	NOT VERIFIED
21-1	210000102100	WAIOTAHI REPEATER	TE4050	CE795	31-Jan-98	$11,051.32	$736.76	$10,662.93	$398.39	WAIOTAHI RADIO SITE
21-1	210117100	RT - TRANSPORT VHF EQUIPMENT	TE3050	CE795	13-Jan-95	$11,584.55	$0.00	$11,584.55	$0.00	NOT VERIFIED
21-1	250094600	RT - 100X ANI ENCODERS, FITTING/PROGRAMMING	TE4050	CE795	1-May-99	$14,277.17	$951.81	$12,849.44	$1,427.73	NOT VERIFIED
21-1	210250900	ACTIVE SPLITTER 5 AWA RADIO	TE4040	CE795	1-Jan-97	$18,397.00	$0.00	$18,397.00	$0.00	WAIOTAPU
21-1	210000101900	PUTUAKI COMMUNICATION TOWER	TE4050	CE795	31-Jan-99	$46,424.48	$3,094.96	$44,877.01	$1,547.47	PUTUAKI RADIO SITE
21-1 Total Forestry Assets						$250,266.23	$9,737.68	$238,947.88	$11,210.75	
21-2	410000113000	Kawerau Central processing Yard - Radio Equipment CA	TE4030	KO575	1-Sep-01	$1,720.45	$114.69	$746.52	$974.53	KPY
21-2	410000112900	Kawerau Central Processing Yard - Cabling (inc fibre opti	TE4020	KO575	1-Sep-01	$1,967.57	$131.16	$852.60	$1,114.97	KPY
21-2	410000113100	Kawerau Central Processing Yard - Radio Telephone Ex	TE4050	KO575	1-Sep-01	$2,385.06	$155.06	$1,033.52	$1,351.54	KPY
21-2	410000112800	Kawerau Central Processing Yard - Broadcasting Masts	TE4010	KO575	1-Sep-01	$80,050.00	$5,337.37	$34,692.65	$45,367.35	KPY
21-2 Total Forestry Assets						$86,133.08	$5,742.17	$37,324.20	$48,808.79	

21-3 Total Forestry Assets	$0.00	$0.00	$0.00	$0.00

SD497BV1

RANSPORT FIXED ASSETS REGISTER

s at 31st October 2003

ntity	ast_id	long_desc	ast_cat	dist_loc	ifc_ast_acquir	ast_ot_cost	ytd_dep_am	ltd_dept_amt	BValue	user_fld_1
1-1 Total Forestry Assets						$0.00	$0.00	$0.00	$0.00	
1-2	210000080900	Debarker Excavator	TP4050	LO253	1-Jun-98	$101,826.93	$0.00	$101,836.93	$0.00	MT DEBARKER
1-2 Total Forestry Assets						$101,836.93	$0.00	$101,836.93	$0.00	
21-3	210293500	Forklift Ex Northern Register	TP1020	SC773	1-Jul-89	$20,700.00	$0.00	$20,700.02	-$0.02	NOT VERIFIED
21-3	210295700	Trailer - 156 Trailer Monsoon 36PHF Kawerau Fire Store	TP1060	FR841	12-Jun-81	$1,470.00	$0.00	$1,470.02	-$0.02	FIRE STORE
21-3	210295900	Monsoon Trailer Rego#6154G TeKaha/Kawerau Fire Stor	TP1060	FR841	12-Jun-75	$326.00	$0.00	$326.02	-$0.02	FIRE STORE
21-3	210296000	Wajax Double Axle Trailer Ngatapa Reg # 73KQW	TP1060	FR841	31-Jan-80	$1,760.00	$0.00	$1,760.02	-$0.02	FIRE STORE
21-3	210296100	Kea 2 Axle Trailer Located Rotorua Reg#65518	TP1060	FR841	28-Aug-85	$1,411.00	$0.00	$1,411.02	-$0.02	FIRE STORE
21-3	210293700	Ngatapa Yamaha 100 Motorcycle	TP2035	FR841	7-Dec-92	$3,313.73	$0.00	$3,313.75	-$0.02	FIRE STORE
21-3	210000025500	Caravan Protection Mobile Reg#95241 Kawerau Fire Stor	TP4060	FR841	27-Apr-98	$26,699.00	$0.00	$26,699.00	$0.00	FIRE STORE
21-3	250136200	TRAILER - SINGLE AXLE MONSOON BUCKET	TP4060	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01	FIRE STORE
21-3	250136300	TRAILER - FIRE PUMPING TRAILER V8 FORD / CMC	TP4060	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01	FIRE STORE
21-3	250136400	TRAILER - SINGLE AXLE FIRE PUMPING TRAILER WI	TP4060	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01	FIRE STORE
21-3	250136500	TRAILER - SINGLE AXLE FIRE PUMPING TRAILER WI	TP4060	FR841	1-May-99	$0.01	$0.00	$0.00	$0.01	FIRE STORE
21-3	250126600	'MV - TOWBAR AND CONNECTION,MATS,HEADLIGH	TP4040	FR831	1-May-90	$517.66	$37.67	$508.25	$9.41	NOT VERIFIED
21-3 Total Forestry Assets						$56,206.43	$37.67	$56,197.10	$9.33	

ent	ast_id	lang_descp	ast_cat_id	ast_acqu	qty	ast_tot_cost	BValue	user_fld_1	user_fld_2	user_fld_3
1-1	310000174500	F207 - TELEMETRY RTU HARDWARE	CE4010	22-Feb-00	1	$20,478.56	$0.00	Forests	NGAHERE	RADIO
1-1	310000252500	DATALOGIC LYNX 2D IMAGER (P428)	CE4010	1-Jul-03	1	$1,950.00	$1,862.24	Forests	NGAHERE	RADIO
1-1	310000156100	MONITOR DELL 21"	CE4010	2-Oct-00	1	$2,044.24	$0.00	Forests	NGAHERE	MONIT
1-1	310000205500	MONITOR DELL LATITUDE	CE4010	6-Feb-00	1	$945.00	$0.00	Forests	NGAHERE	MONIT
1-1	310000212800	MONITOR DELL 19" COLOUR	CE4010	15-Mar-01	1	$1,135.20	$33.38	Forests	NGAHERE	MONIT
1-1	310000213300	MONITOR DELL 19" COLOUR	CE4010	16-Mar-01	1	$1,135.20	$33.38	Forests	NGAHERE	MONIT
1-1	310000213500	MONITOR DELL 19" COLOUR	CE4010	16-Mar-01	1	$1,135.20	$33.35	Forests	NGAHERE	MONIT
1-1	310000235800	MONITOR DELL 21" TRINITRON	CE4010	1-Sep-01	1	$1,855.40	$392.29	Forests	NGAHERE	MONIT
1-1	310000228200	DELL PRECISION 330 MINITOWER DESKTOI	CE4011	1-Jul-01	1	$5,444.55	$900.67	Forests	NGAHERE	DESKT
1-1	310000239700	DELL OPTIPLEX GX240 DESKTOP	CE4011	14-Feb-02	1	$2,367.00	$851.89	Forests	NGAHERE	DESKT
1-1	310000241400	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-May-02	1	$2,445.00	$1,076.69	Forests	NGAHERE	DESKT
1-1	310000241700	DELL OPTIPLEX GX240 DESKTOP	CE4011	2-May-02	1	$2,445.00	$1,076.69	Forests	NGAHERE	DESKT
1-1	310000242600	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jun-02	1	$2,445.39	$1,224.75	Forests	NGAHERE	DESKT
1-1	310000243000	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jun-02	1	$2,428.17	$1,214.02	Forests	NGAHERE	DESKT
1-1	310000243600	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,289.77	$1,644.87	Forests	NGAHERE	DESKT
1-1	310000243900	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,640.00	$1,266.39	Forests	NGAHERE	DESKT
1-1	310000244100	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,640.00	$1,266.39	Forests	NGAHERE	DESKT
1-1	310000244200	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,227.51	Forests	NGAHERE	DESKT
1-1	310000067800	DELL LATITUDE CPI NOTEBOOK	CE4012	1-May-97	1	$6,157.26	$0.00	Forests	NGAHERE	NOTEB
1-1	310000112800	DELL LATITUDE CPI 300 NOTEBOOK	CE4012	27-May-98	1	$5,794.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000129500	DELL LATITUDE CPI R NOTEBOOK	CE4012	30-Jun-99	1	$6,610.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000137500	DELL LATITUDE CPI R NOTEBOOK	CE4012	2-Oct-99	1	$6,610.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000138100	DELL LATITUDE CPI R NOTEBOOK	CE4012	20-Sep-99	1	$6,610.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000144100	DELL LATITUDE CPI R NOTEBOOK	CE4012	02-Dec-99	1	$6,568.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000146900	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	10-Feb-00	1	$6,065.00	$0.00	Forests	NGAHERE	NOTEB
1-1	310000147300	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	15-Feb-00	1	$6,560.36	$0.00	Forests	NGAHERE	NOTEB
1-1	310000147900	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	15-Feb-00	1	$7,274.36	$0.00	Forests	NGAHERE	NOTEB
1-1	310000148800	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	15-Feb-00	1	$6,729.36	$0.00	Forests	NGAHERE	NOTEB
1-1	310000279000	NETWORK CONNECTIVITY FOR FCT WEIGH	CE4013	1-Jun-03	1	$39,556.94	$32,594.55	Forests	WEIGHBRIDGES	SERVR
1-1	310000129900	AD SYSTEMS - WEIGHBRIDGE	CE4020	30-Aug-99	1	$6,385.00	$0.00	Forests	NGAHERE	SOFT
1-1	310000230900	HP4050N LASERJET PRINTER	CE4030	1-Jun-01	1	$2,371.39	$461.12	Forests	MT SHIPPING	PRINT
1-1	310000231200	HP4050N LASERJET PRINTER	CE4030	1-Jun-01	1	$2,371.39	$461.12	Forests	MT SHIPPING	PRINT
1-1	310000203301	HP 1055C DESIGNJET PLOTTERS	CE4030	31-Aug-00	1	$15,966.50	$0.00	Forests	NGAHERE	PRINT
1-1	310000282800	EPSON TM-T50 SERIAL RECEIPT PRINTER (	CE4030	1-Jul-03	1	$814.00	$700.95	Forests	NGAHERE	PRINT
1-1	310000107800	OKI 320 NARROW GAUGE 9 PIN HEAD PRIN	CE4030	31-Jan-98	1	$1,816.00	$0.00	Forests	WEIGHBRIDGE	PRINT
1-1	310000100000	FLAX SERVER - PROLIANT DL360, DRIVE	CE4013	22-Dec-98	1	$1,070.34	$0.00	Forests	NGAHERE	SERVR
1-1	310000171300	REGIS SERVER - PROLIANT 6400	CE4013	1-May-00	1	$45,263.91	$0.00	Forests	NGAHERE	SERVR
1-1	310000194700	REGIS SERVER - PROLIANT 6400	CE4013	31-Jul-00	1	$26,506.78	$0.00	Forests	NGAHERE	SERVR
1-1	310000211200	FLAX SERVER - PROLIANT DL360- P550	CE4013	30-Nov-00	1	$5,154.20	$0.00	Forests	NGAHERE	SERVR
1-1	310000222900	DAHLIA SERVER - DLT INTERNAL TAPE DRI	CE4013	31-May-01	1	$6,101.57	$714.85	Forests	NGAHERE	SERVR
1-1	310000224100	RACOSPERMA SERVER - PROLIANT DL360	CE4013	31-Mar-01	1	$14,913.60	$877.27	Forests	NGAHERE	SERVR
1-1	310000238300	REGIS SERVER - SQL 2000 SERVER IMPLEM	CE4013	30-Nov-01	1	$9,082.89	$2,404.29	Forests	NGAHERE	SERVR
1-1	310000239900	REGIS SERVER - 36.4GB DISK DRIVES	CE4013	30-Apr-02	7	$8,226.62	$3,367.51	Forests	NGAHERE	SERVR
1-1	310000278900	REGIS SERVER - DISKSPACE FOR FOREST	CE4013	1-May-03	1	$46,874.00	$36,461.02	Forests	NGAHERE	SERVR
1-1	310000280400	REGIS SERVER - ARCGIS ARC EDITOR 8.x	CE4013	31-Oct-02	5	$97,500.00	$72,090.87	Forests	NGAHERE	SERVR
1-1	310000280800	DAHLIA SERVER - PROLIANT DL380 P1400	CE4013	14-May-02	1	$1,168.32	$592.16	Forests	NGAHERE	SERVR
1-1	310000280900	REGIS SERVER - ARCSDE SERVER LICENC	CE4013	27-May-02	1	$6,000.00	$7,411.76	Forests	NGAHERE	SERVR
1-1	310000281000	RHINO SERVER - COMPAQ DL580/P400/DUA	CE4013	19-Dec-02	1	$13,710.16	$11,290.72	Forests	NGAHERE	SERVR
1-1	310000281100	RACOON SERVER - COMPAQ DL580 P1400/D	CE4013	19-Dec-02	1	$13,710.16	$11,290.72	Forests	NGAHERE	SERVR
1-1	310000281200	RABBIT SERVER - COMPAQ DL580/P1400/DL	CE4013	19-Dec-02	1	$13,710.15	$11,290.71	Forests	NGAHERE	SERVR
1-1	310000281300	DAHLIA SERVER - PROLIANT DL380 P1400	CE4013	30-Apr-02	1	$14,660.00	$11,990.66	Forests	NGAHERE	SERVR
1-1	310000281800	DOVE SERVER - PROLIANT DL360 G2 RAM	CE4013	17-Apr-03	1	$1,025.00	$1,089.54	Forests	NGAHERE	SERVR
1-1	310000282000	REGIS SERVER - O/S UPGRADE - CONSULT	CE4013	1-Jun-03	1	$5,671.56	$7,505.98	Forests	NGAHERE	SERVR
1-1	310000171200	GIS SOFTWARE	CE4020	1-May-00	1	$723,117.07	$0.00	Forests	NGAHERE	
1-1	310000180000	ARCVIEW NETWORK ANALYST	CE4020	25-May-00	1	$3,500.00	$0.00	Forests	NGAHERE	
1-1	310000206600	GTECH ARCVIEW EDITING TOOLS (P284)	CE4020	30-Nov-00	1	$11,597.20	$0.00	Forests	NGAHERE	
1-1	310000281600	ARCPAD 6.0 APPLICATION BUILDER	CE4020	12-Nov-02	1	$3,750.00	$2,216.78	Forests	NGAHERE	
						$1,267,950.54	$228,842.45			

asset_id	line_descr	ast_cat_id	fst_acqu	qty	ast_tot_cost	Bvalue	user_fld_1	user_fld_1	user_fld_6
210000062000	SYMBOL LS3000 HV SCANNERS	CE4010	1-May-95	6	$8,805.00	$0.00	Forests 3rd Party	LOGYARDS	SCANR
210000202700	TEKLOGIX SIX BAY BATTERY CHARGER	CE4010	1-Feb-96	2	$4,452.00	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219301	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219303	TEKLOGIX THREE BAY BATTERY CHARGER	CE4010	24-Jan-01	2	$3,430.00	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219304	TEKLOGIX THREE BAY BATTERY CHARGER	CE4010	24-Jan-01	2	$3,430.00	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219305	TEKLOGIX THREE BAY BATTERY CHARGER	CE4010	24-Jan-01	2	$3,430.00	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219306	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219307	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219308	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.99	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219309	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219310	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,005.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219311	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219312	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219314	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000219315	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.95	$0.00	Forests 3rd Party	LOGYARDS	SCANR
310000247301	TEKLOGIX 7030 TERMINALS - INTERNAL SC	CE4010	1-Sep-02	1	$8,617.86	$4,612.57	Forests 3rd Party	LOGYARDS	SCANR
210000062100	SYMBOL LS3000 HV SCANNERS	CE4010	1-May-95	6	$8,562.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	SCANR
310000219300	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.98	$0.00	Forests 3rd Party	OWENS - MT TALLY	SCANR
310000219313	TEKLOGIX 7030HV TERMINALS - INTERNAL	CE4010	24-Jan-01	1	$9,105.99	$0.00	Forests 3rd Party	OWENS - MT TALLY	SCANR
310000266700	SYMBOL 7300 SCANNER KIT W/INTERNAL SC	CT4010	21-Mar-03	5	$5,750.00	$4,227.93	Forests 3rd Party	OWENS - MT TALLY	SCANR
210000266800	TEKLOGIX 7030 TERMINALS	CE4010	21-Mar-03	1	$8,342.00	$7,665.23	Forests 3rd Party	OWENS - MT TALLY	SCANR
310000266801	TEKLOGIX 7035B BATTERY CHARGER	CE4010	21-Mar-03	1	$1,715.00	$1,261.03	Forests 3rd Party	OWENS - MT TALLY	SCANR
210000266802	TEKLOGIX 7030 TERMINALS	CE4010	21-Mar-03	1	$6,342.00	$4,665.23	Forests 3rd Party	OWENS - MT TALLY	SCANR
210000266803	TEKLOGIX 7030 TERMINALS	CE4010	21-Mar-03	1	$6,342.00	$4,665.24	Forests 3rd Party	OWENS - MT TALLY	SCANR
210000266804	TEKLOGIX 7030 TERMINALS	CE4010	21-Mar-03	1	$6,342.00	$4,665.23	Forests 3rd Party	OWENS - MT TALLY	SCANR
210000266805	TEKLOGIX 7030 TERMINALS	CE4010	21-Mar-03	1	$6,342.00	$4,665.24	Forests 3rd Party	OWENS - MT TALLY	SCANR
310000159500	DELL OPTIPLEX GX110 DESKTOP	CE4011	15-Mar-00	1	$2,456.00	$0.00	Forests 3rd Party	FCF MURUPARA	DESKT
210000193200	DELL OPTIPLEX GX110 DESKTOP	CE4011	15-Sep-00	1	$2,385.00	$0.00	Forests 3rd Party	FCF MURUPARA	DESKT
310000157800	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Apr-00	1	$2,466.00	$0.00	Forests 3rd Party	KPY	DESKT
310000170500	DELL OPTIPLEX GX1 DESKTOP	CE4011	25-Nov-99	1	$2,902.00	$0.00	Forests 3rd Party	KPY	DESKT
310000175400	DELL OPTIPLEX GX110 DESKTOP	CE4011	23-May-00	1	$2,459.00	$0.00	Forests 3rd Party	KPY	DESKT
310000197200	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Jul-00	1	$2,459.00	$0.00	Forests 3rd Party	KPY	DESKT
10000219600	DELL OPTIPLEX GX110 DESKTOP	CE4011	20-Oct-00	1	$2,385.00	$0.00	Forests 3rd Party	KPY	DESKT
310000263200	DELL OPTIPLEX GX260 DESKTOP	CE4011	20-Oct-02	1	$1,704.00	$1,002.34	Forests 3rd Party	KPY	DESKT
210000149250	DELL OPTIPLEX GX110 DESKTOP	CE4011	21-Feb-00	1	$2,765.04	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000157500	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Apr-00	1	$2,403.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000204100	DELL OPTIPLEX GX110 DESKTOP	CE4011	12-Aug-00	1	$2,385.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000210400	DELL OPTIPLEX GX110 DESKTOP	CE4011	8-Nov-00	1	$2,345.23	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000215900	DELL OPTIPLEX GX110 DESKTOP	CE4011	18-Aug-00	1	$2,625.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000214700	DELL OPTIPLEX GX110 DESKTOP	CE4011	18-Aug-00	1	$2,625.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	DESKT
310000222200	DELL OPTIPLEX GX110 DESKTOP	CE4011	7-May-01	1	$2,070.00	$182.65	Forests 3rd Party	OWENS - MT TALLY	DESKT
210000152800	DELL LATITUDE CPI NOTEBOOK	CE4012	1-Jul-99	1	$8,227.00	$0.00	Forests 3rd Party	KPY	NOTEB
310000272300	DELL LATITUDE C640 NOTEBOOK	CE4012	4-Apr-03	1	$3,704.76	$2,855.56	Forests 3rd Party	KPY	NOTEB
310000272501	DELL LATITUDE C610 NOTEBOOK	CE4012	15-Feb-03	1	$3,723.00	$2,828.00	Forests 3rd Party	KPY	NOTEB
310000240100	SIRS BASESTATION AT WAITANE (P367)	CE4020	1-Jul-01	1	$2,414.33	$355.04	Forests 3rd Party	WAITANE	
310000235100	IMPLEMENT SIRS AT WELLINGTON (P378)	CE4020	31-Dec-01	1	$4,054.59	$1,105.45	Forests 3rd Party	WELLINGTON	
210000157930	HP 4050N LASERJET PRINTER	CE4030	1-Apr-00	1	$2,616.47	$27.72	Forests 3rd Party	FCF MURUPARA	PRINT
210000166030	HP 4050N LASERJET PRINTER	CE4030	24-Mar-00	1	$2,610.43	$3.54	Forests 3rd Party	FCF MURUPARA	PRINT
210000085000	OKI PIN 4000PS DOT MATRIX PRINTER	CE4030	1-Jan-96	1	$805.00	$0.00	Forests 3rd Party	OWENS - MT TALLY	PRINT
310000257900	BROTHER HL2460 LASER PRINTER	CE4030	15-Nov-02	1	$2,406.75	$1,537.45	Forests 3rd Party	OWENS - MT TALLY	PRINT
					$255,595.26	$43,405.41			

Schedule 8: GST Deed

Deed

relating to

Assignment of GST Input Tax Credit

[Purchaser]

Assignor

and

[Fletcher Challenge Forests Industries Limited]

[Fletcher Challenge Forests (Manufacturing) Limited]

[Tarawera Forests Limited]

Assignee

Date

Contents

This **Deed** is made on

between (1) [**Purchaser**][(**Assignor**)

and (2) [**Fletcher Challenge Forests Industries Limited**] [**Fletcher Challenge Forests (Manufacturing) Limited**] [**Tarawera Forests Limited**] (**Assignee**)

Introduction

A. The Assignee carries on a forestry business.

B. The parties have entered into the Sale Agreement under which the Assignee has agreed to sell the [relevant part of the Kiwi Assets] [relevant part of the Viking Assets] [relevant part of the OTPP Assets] to the Assignor.

C. The Inland Revenue Department has agreed to allow the GST liability payable by the Assignee to the Inland Revenue Department and the corresponding and equivalent GST input tax credit available to the Assignor to be offset.

D. Further to the Sale Agreement, the parties have agreed to the assignment of the GST Credit as set out below.

It is agreed

1. Definitions

In this Deed, unless the context otherwise requires:

GST Credit means the input tax credit that the Assignor is entitled to claim in respect of the supply of the [relevant part of the Kiwi Assets] [relevant part of the Viking Assets] [relevant part of the OTPP Assets] by the Assignee under the Sale Agreement; and

Sale Agreement means the Sale and Purchase Agreement relating to the FCF Estate dated **[........]** December 2003 between the Assignor, the Assignee and others.

Unless otherwise specified, capitalised terms have the same meaning in this Deed as in the Sale Agreement.

2. The Assignment

(a) Pursuant to clause 5.5 of the Sale Agreement, the Assignor hereby irrevocably and unconditionally assigns to the Assignee the GST Credit.

(b) The Assignee accepts such assignment.

3. Further assurances

The Assignor will do all things necessary to permit the Assignee to obtain the full benefit of the GST Credit, including executing any further documents or instruments necessary to vest the full benefit of the GST Credit in the Assignee.

4. Counterparts

(a) This Deed may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument.

(b) A party may enter into this Deed by executing any counterpart.

(c) This Deed may be executed on the basis of an exchange of facsimile copies and execution of this Deed by such means is to be a valid and sufficient execution.

Execution

Executed as a deed.

[Relevant Purchaser] by

Director	Director
Print Name	Print Name

[**Fletcher Challenge Forests Industries Limited** by]

Director	Director
Print Name	Print Name

Schedule 9: IRD Confirmation Letter

[ON IRD LETTER HEAD]

Date

[Relevant Purchaser]

[Fletcher Challenge Forests Industries Limited/Fletcher Challenge Forests (Manufacturing) Limited] [Tarawera Forests Limited]
C/ - Willy Sussman, Bell Gully
PO Box 4199
Auckland

Dear Sirs

GST OFFSET OF INPUT TAX CREDIT AGAINST LIABILITY IN RESPECT OF TRANSFER OF FCF ESTATE

I refer to your letter dated *[being a covering letter]* regarding the sale of certain forestry assets by [Fletcher Challenge Forests Industries Limited (**FCFIL**)/Fletcher Challenge Forests (Manufacturing) Limited (**FCFM**)] [Tarawera Forests Limited (TFL)] to **[named Purchaser]** (the **Purchaser**) pursuant to a Sale and Purchase Agreement relating to the FCF Estate dated **[insert date]** 2003 (the **Agreement**).

I confirm that in accordance with the Deed of Assignment of Input Tax Credit signed by the Purchaser and [FCFIL/FCFM/TFL], and dated *[to be inserted]*, the Department has applied or will effective on or before the last working day of this calendar month, apply, the refund of *[$to be inserted]* that would otherwise have been paid to the Purchaser towards [FCFIL's/FCFM's/TFL's]. (or its representative member's) obligation to pay GST in respect of the period in which the supply made under the Agreement was made.

Yours faithfully

[ ]

Schedule 10: Resource Consents

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.1	Akaroa	61955	2 April 2003	Bay of Plenty Regional Council
16A.2	Aratiatia, Broadlands; Mills; State Forest 3; Sutherlands; Tahorakuri; Tauhara; Te Whakao; Tiraki; Tutukau; Wainui	103918	9 October 2000	Waikato Regional Council
16A.56	Herepuru	62149	28 October 2003	Bay of Plenty Regional Council
16A.51	Herepuru	05 1126	6 May 1998	Bay of Plenty Regional Council
16A.6	Kaharoa	60513	22 December 1999	Bay of Plenty Regional Council
16A.8	Kaipara	60912	24 July 2001	Bay of Plenty Regional Council
16A.9	Kappely	106872	15 May 2003	Waikato Regional Council
16A.10 (b)	Kawerau	60535	1 August 2003	Bay of Plenty Regional Council
16A.11	Kererutahi	2003/170	14 July 2003	Historic Places Trust Authority
16A.12	Kererutahi	62030	22 May 2003	Bay of Plenty Regional Council
16A.13	Kererutahi	60101	4 October 1999	Bay of Plenty Regional Council
16A.52	Mangorewa Kaharoa	61839		Bay of Plenty Regional Council

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.53	Mangorewa Kaharoa	61838		Bay of Plenty Regional Council
16A.14	Matahina	61972	16 June 2003	Bay of Plenty Regional Council
16A.15	Matahina	61378	11 February 2002	Bay of Plenty Regional Council
16A.16	Matahina	05 0735	17 September 1996	Bay of Plenty Regional Council
16A.17	Mills	101966	18 March 1999	Waikato Regional Council
16A.18	Mokorua	61954	28 March 2003	Bay of Plenty Regional Council
16A.20	Ngatapa	LU030221C	11 April 2003	Hawkes Bay Regional Council
16A.23	Pinnacles	60591	6 April 2000	Bay of Plenty Regional Council
16A.54	Pinnacles	61956	20 March 2003	Bay of Plenty Regional Council
16A.62	Pinnacles	62327	19 November 2003	Bay of Plenty Regional Council
16A.25	Rangitaiki Parish	61543	28 March 2002	Bay of Plenty Regional Council
16A.26	Sisam	61962	29 May 2003	Bay of Plenty Regional Council
16A.57	Sisam	62297	24 October 2003	Bay of Plenty Regional Council
16A.27	Stanley and Kererutahi	2001/66 & 177	16 May 2003	Historic Places Trust Authority

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.28	Sun Valley	2003/177	31 July 2003	Historic Places Trust Authority
16A.29	Sun Valley	61713	11 October 2002	Bay of Plenty Regional Council
16A.30	Tarealua	05 0804	14 January 1997	Bay of Plenty Regional Council
16A.31	Tarawera*	61512	28 February 2002	Bay of Plenty Regional Council
16A.32	Tarawera *	60062	28 July 1999	Bay of Plenty Regional Council
16A.33	Tarawera; Rotoiti *	60514	23 December 1999	Bay of Plenty Regional Council
16A.55	Tauhara	100753	8 September 1998	Waikato Regional Council
16A.63	Te Matai	62326		Bay of Plenty Regional Council
16A.34	Tikitere	60198	8 June 1999	Bay of Plenty Regional Council
16A.58	Various forests	62292	29 October 2003	Bay of Plenty Regional Council
16A.35	Waikekere	05 1072	16 March 1998	Bay of Plenty Regional Council
16A.37	Waikekere	05 1085	16 March 1998	Bay of Plenty Regional Council
16A.38	Waimana; Waikekere	61848	19 December 2002	Bay of Plenty Regional Council
16A.39	Waiotah	61426	26 October 2001	Bay of Plenty Regional Council

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.40	Waiotahi	61426	4 March 2002	Bay of Plenty Regional Council
16A.42	Waiotahi	60088	24 December 1998	Bay of Plenty Regional Council
16A.43	Waiotahi	05 0744	30 April 1996	Bay of Plenty Regional Council
16A.44	Waiotahi	05 0716	4 April 1996	Bay of Plenty Regional Council
16A.45	Waipapa	05 0815	4 December 1996	Bay of Plenty Regional Council
16A.46	Waitahanui	108572	22 January 2003	Waikato Regional Council

* Denotes a consent relating to Tarawera

Schedule 11: Excluded Property

Part A – Equipment

1. Ngahere House

See attached.

[Note: the Ngahere House equipment listed in this Schedule will be dealt with in accordance with the Transitional Operating Plan].

2. Other Excluded Equipment

See attached

3. One copy of the Forest Records owned by TFL relating to the Tarawera Forest to be retained by the Vendors.

Part B – IT Applications

Application	Short Description	Vendor(s)
SRMFS	Part of VMS System – Sales Recording System For Log Sales Recording	NA
JMC	Part of VMS System – Contractor Payments	NA
Product Details	Part of VMS System – Material Master	NA
SIRS	Part of VMS System – Stock Inventory Recording System – Log Inventory	NA
Powerhouse	Programming Language	Commercial Data Processing Limited
Oracle RDB	VMS Database Software	Oracle New Zealand Limited
VMS Datawarehouse (Biib)	Business Information for Forestry (SQL)	NA
Numetrix Forestry	Models for Tactical/logs/cut plan	J.D. Edwards World Solutions

[Note: all the Vendors' IT applications that were included in the Due Diligence Material but which are not listed in Part B of Schedule 7 or specifically listed above are also excluded from the Agreement].

FLETCHER CHALLENGE FORESTS LTD
BUILDINGS FIXED ASSETS REGISTER
As at 31st October 2003

entity	asset_id	long_descp	asst_cat	loc_id	date	asst_tot_cost	last_ytd	mth_depr	ytd_depr_amt	ltd_depr_amt	BValue	user_fld_1
21-3	210130800	NGAHERE ALTERATIONS	BD1050	SC771	1-Sep-91	$17,995.00	$0.00	$0.00	$0.00	$17,995.02	-$0.02	DISPOSED
21-3	210130900	NGAHERE SECURITY	BD1050	SC771	1-Sep-91	$30,176.00	$0.00	$0.00	21-3	210130800	NGAHERE ALTI	BD1050
21-3	210131500	SHED ALTERATIONS	BD2050	SC771	-May-92	$4,059.00	$0.00	$0.00	21-3	210130900	NGAHERE SEC	BD1050
21-3	210221400	Pumphouse - Tikitere Farm	BD1050	FR841	2-Jul-84	$400.00	$0.00	$0.38	$1.58	$396.84	$3.16	DISPOSED
21-3	210221900	Shearers Quarters Upgrade - Tikitere Farm	BD1050	FR841	2-Jul-84	$3,484.00	$0.00	$3.39	$13.56	$3,456.92	$27.08	DISPOSED
21-3	210221600	Reroof Shepherds House - Tikitere Farm	BD1050	FR841	2-Jul-84	$3,511.00	$0.00	$3.41	$13.65	$3,493.68	$27.32	DISPOSED
21-3	210221800	Shearers Quarters - Tikitere Farm	BD1050	FR841	2-Jul-84	$9,000.00	$0.00	$8.65	$34.62	$8,930.76	$60.24	DISPOSED
21-3	210131600	STRONGROOM	BD1050	SC771	1-Jul-88	$28,495.76	$81.76	$81.76	$245.28	$27,941.70	$554.06	NOT VERIFIED
21-3	210221200	Modifications to Stores Office, Kawerau	BD1050	SC773	9-Sep-85	$1,917.63	$0.00	$5.74	$22.96	$890.07	$1,027.56	DISPOSED
21-3	210222100	Sports Arena - BOP Below Compound	BD1050	SC773	1-Dec-89	$1,509.10	$0.00	$4.52	$18.08	$269.51	$1,239.02	DISPOSED
21-3	210131200	OFFICE ALTERATIONS - EDP	BD2050	SC771	1-Feb-92	$2,214.94	$5.63	$5.63	$19.89	$743.95	$1,470.96	DISPOSED
21-3	210131700	WINDOWS	BD2050	SC771	11-Jun-92	$2,763.00	$6.27	$6.27	$24.81	$909.63	$1,852.37	DISPOSED
21-3	210130900	LEASEHOLD IMPROVEMENTS	BD3050	SC771	18-Apr-95	$6,000.00	$17.95	$17.96	$53.58	$1,055.29	$4,934.71	DISPOSED
21-3	210220300	Haybarn - Paengaroa Omanawa	BD1050	FR841	30-Jun-85	$5,000.00	$0.00	$14.87	$50.68	$2,537.76	$2,362.24	DISPOSED
21-2	210000051800	MT Shipping Leasehold Renovations	BD4065	LO715	-Dec-98	$5,019.49	$0.00	$32.59	$130.38	$1,922.67	$3,096.82	MT SHIPPING
21-3	210131000	NGAHERE SECURITY	BD3050	SC771	1-Jul-94	$19,545.87	$58.52	$58.52	$175.56	$15,174.93	$3,370.74	DISPOSED
21-3	210131400	SECURITY SYSTEM - DISTRIBUTION	BD3050	SC771	1-May-95	$10,770.42	$32.25	$32.25	$96.75	$7,117.95	$3,652.47	DISPOSED
21-3	210130700	LEASEHOLD IMPROVEMENTS	BD4050	SC771	15-Jul-85	$12,499.99	$37.42	$37.42	$112.28	$7,844.32	$4,655.67	DISPOSED
21-3	210221300	Porch Extension - Tikitere Farm House	BD1050	FR841	19-Jan-90	$8,372.00	$0.00	$25.08	$100.27	$3,684.10	$4,697.90	DISPOSED
21-3	210218300	Dwelling Mills Property	BD1050	FR841	21-May-20	$10,500.00	$0.00	$31.44	$125.76	$4,270.55	$6,229.45	DISPOSED
21-3	210131300	OFFICE RENOVATIONS - EMPLOYEE RELATIONS	BD2050	SC771	30-Aug-92	$11,101.63	$33.24	$33.24	$99.72	$3,617.79	$7,483.84	DISPOSED
21-3	210217000	Northern Region Depot Ex TPP	BD1020	SC773	28-Jun-85	$8,598.55	$26.74	$26.74	$86.22	$1,860.54	$7,738.02	DISPOSED
21-3	210218100	Dears Block - Thames	BD1050	FR841	1-Jul-89	$25,000.00	$0.00	$74.55	$299.40	$9,658.64	$15,311.36	DISPOSED
21-3	210133500	CORPORATE OFFICE ALTERATIONS	BD2050	SC771	1-Feb-02	$34,045.10	$101.93	$101.93	$305.79	$11,435.03	$22,610.07	DISPOSED
21-1	213000038400	RATA ST MT MAUNGANUI UPGRADE BUILDING FITOUT	BD4055	CE795	1-Aug-97	$45,161.06	$0.00	$203.25	$1,173.00	$21,392.99	$23,767.07	MT SHIPPING
Total Forestry Assets - EXCLUDED						$308,135.38	$406.72	$904.96	$3,213.31	$161,231.67	$112,671.71	

FLETCHER CHALLENGE FORESTS LTD
FIXTURES & FITTINGS FIXED ASSETS REGISTER
as at 31st October 2003

entity	ast_id	long_desc	ast_cat_id	ast_loc_id	acqu_dt	ast_tot_cost	ytd_dep	ent_dep	ltd_dep	ltd_dep_amt	Value	user_fld_1
21-3	210167500	FILING CABINET - EDP	FF1040	SC771	1-Nov-91	$1,241.00	$0.00	$0.00	$0.00	$1,241.05	-$0.05	DISPOSED
21-3	210168800	CAFE BAR	FF1055	SC771	21-Jan-85	$677.50	$0.00	$0.00	$0.00	$677.55	-$0.05	DISPOSED
21-3	210243600	Zip System	FF1055	SC773	1-Apr-83	$17,054.00	$0.00	$0.00	$0.00	$17,004.05	-$0.05	DISPOSED
21-3	210169500	COMPUTER TROLLEY & CHAIR	FF1070	SC771	29-Jan-88	$350.00	$0.00	$0.00	$0.00	$350.05	-$0.05	DISPOSED
21-3	210171500	SAFE	FF1070	SC771	11-Apr-84	$466.00	$0.00	$0.00	$0.00	$466.05	-$0.05	DISPOSED
21-3	210161800	CHAIR - BRITISH DOMINANT CHAIR	FF1010	SC771	16-Apr-87	$642.00	$0.00	$0.00	$0.00	$642.04	-$0.04	DISPOSED
21-3	210161900	CHAIR - BRITISH NOVA CHAIR	FF1010	SC771	29-Jul-86	$758.00	$0.00	$0.00	$0.00	$758.04	-$0.04	DISPOSED
21-3	210162000	CHAIR - BRITISH NOVA CHAIR	FF1010	SC771	29-Oct-86	$448.00	$0.00	$0.00	$0.00	$448.04	-$0.04	DISPOSED
21-3	210162100	CHAIR - BRITISH NOVA CHAIR	FF1010	SC771	11-Nov-86	$657.00	$0.00	$0.00	$0.00	$657.04	-$0.04	DISPOSED
21-3	210162200	CHAIR - BRITISH NOVA CHAIR	FF1010	SC771	12-Jun-86	$628.00	$0.00	$0.00	$0.00	$628.04	-$0.04	DISPOSED
21-3	210162300	CHAIR - CASCATA CHAIR	FF1010	SC771	12-Jun-86	$397.00	$0.00	$0.00	$0.00	$367.01	-$0.04	DISPOSED
21-3	210162400	CHAIR - CONFERENCE CHAIR	FF1010	SC771	16-Apr-87	$475.45	$0.00	$0.00	$0.00	$475.49	-$0.04	DISPOSED
21-3	210225800	Chairs - 12 Low Back Board Chairs	FF1010	SC773	12-Sep-82	$3,350.00	$0.00	$0.00	$0.00	$3,350.04	-$0.04	DISPOSED
21-3	210228700	Chairs - H Board Chairs	FF1010	SC773	12-Sep-82	$308.00	$0.00	$0.00	$0.00	$308.04	-$0.04	DISPOSED
21-3	210165000	DESK	FF1030	SC771	23-Apr-85	$750.00	$0.00	$0.00	$0.00	$750.04	-$0.04	DISPOSED
21-3	210165200	DESK - EXECUTIVE DESK	FF1030	SC771	31-Oct-84	$550.00	$0.00	$0.00	$0.00	$550.04	-$0.04	DISPOSED
21-3	210165700	DESK	FF1030	SC771	27-Mar-86	$923.00	$0.00	$0.00	$0.00	$923.04	-$0.04	DISPOSED
21-3	210165800	DESK & PEDESTALS (2)	FF1030	SC771	26-Feb-86	$3,468.00	$0.00	$0.00	$0.00	$3,468.04	-$0.04	DISPOSED
21-3	210166300	POLLETT DESK UNIT	FF1030	SC771	27-Aug-86	$834.00	$0.00	$0.00	$0.00	$834.04	-$0.04	DISPOSED
21-3	210166700	FILE UNIT	FF1040	SC771	31-Oct-84	$632.00	$0.00	$0.00	$0.00	$632.04	-$0.04	DISPOSED
21-3	210166900	FILING CABINET	FF1040	SC771	31-Oct-84	$275.00	$0.00	$0.00	$0.00	$275.04	-$0.04	DISPOSED
21-3	210167000	FILING CABINET	FF1040	SC771	28-Aug-86	$195.00	$0.00	$0.00	$0.00	$195.04	-$0.04	DISPOSED
21-3	210167100	FILING CABINET	FF1040	SC771	20-Oct-86	$642.00	$0.00	$0.00	$0.00	$642.04	-$0.04	DISPOSED
21-3	210168100	FILING CABINET 4 DRAW; W SUTTON	FF1040	SC771	25-Aug-85	$347.00	$0.00	$0.00	$0.00	$347.04	$0.04	DISPOSED
21-3	210168200	FILING CABINET 4 DRAW; W SUTTON	FF1040	SC771	25-Aug-85	$347.00	$0.00	$0.00	$0.00	$347.04	-$0.04	DISPOSED
21-3	210168300	FILING CABINET 4 DRAW; W SUTTON	FF1040	SC771	25-Aug-85	$347.00	$0.00	$0.00	$0.00	$347.04	-$0.04	DISPOSED
21-3	210168600	DISHWASHER	FF1055	SC771	21-Dec-89	$1,181.33	$0.00	$0.00	$0.00	$1,181.37	-$0.04	DISPOSED
21-3	210168800	FRIDGE	FF1055	SC771	22-Aug-85	$549.00	$0.00	$0.00	$0.00	$549.04	-$0.04	DISPOSED
21-3	210168900	FRIDGE AII	FF1055	SC771	22-Aug-85	$1,000.00	$0.00	$0.00	$0.00	$1,000.04	-$0.04	DISPOSED
21-3	210243800	Curtains	FF1060	SC773	1-Apr-83	$960.00	$0.00	$0.00	$0.00	$960.04	-$0.04	DISPOSED
21-3	210243900	Curtains	FF1060	SC773	12-Dec-80	$83.00	$0.00	$0.00	$0.00	$83.04	-$0.04	DISPOSED
21-3	210244100	Drapes	FF1060	SC773	12-Sep-82	$4,710.00	$0.00	$0.00	$0.00	$4,710.04	-$0.04	DISPOSED
21-3	210244200	Eastern Reception Bar	FF1060	SC773	13-Oct-86	$960.00	$0.00	$0.00	$0.00	$960.04	-$0.04	DISPOSED
21-3	210169300	CEMAC FURNITURE	FF1070	SC771	6-Jun-86	$116,283.70	$0.00	$0.00	$0.00	$116,283.74	-$0.04	DISPOSED
21-3	210169400	CEMAC FURNITURE	FF1070	SC771	18-Aug-86	$7,061.00	$0.00	$0.00	$0.00	$7,061.04	-$0.04	DISPOSED
21-3	210170000	HEAD OFFICE FURNITURE UPGRADE -	FF1070	SC771	1-Jan-86	$10,060.05	$0.00	$0.00	$0.00	$10,060.09	-$0.04	DISPOSED
21-3	210170400	MOBILE STEEL FRAMES 3	FF1070	SC771	29-Nov-85	$544.93	$0.00	$0.00	$0.00	$544.97	-$0.04	DISPOSED
21-3	210171100	OFFICE LIGHT FITTING	FF1070	SC771	5-Jul-83	$775.00	$0.00	$0.00	$0.00	$775.04	-$0.04	DISPOSED
21-3	210171200	OSCAR BASE UNITS 3	FF1070	SC771	22-Oct-85	$504.25	$0.00	$0.00	$0.00	$504.29	-$0.04	DISPOSED
21-3	210171300	OSCAR TOP UNITS 4	FF1070	SC771	22-Oct-85	$1,335.86	$0.00	$0.00	$0.00	$1,335.90	-$0.04	DISPOSED
21-3	210243200	Sink Top & Bench	FF1070	SC773	1-Apr-83	$140.00	$0.00	$0.00	$0.00	$140.04	-$0.04	DISPOSED
21-3	210172400	BOOKSHELVES	FF1090	SC771	1-Apr-91	$531.04	$0.00	$0.00	$0.00	$531.08	-$0.04	DISPOSED
21-3	210172700	OPEN SHELVES (2)	FF1090	SC771	7-Oct-85	$690.00	$0.00	$0.00	$0.00	$690.04	-$0.04	DISPOSED

21-3	210173100	SHELVING FOR STORAGE FILING ROO	FF1090	SC771	1-Apr-89	$1,607.00	$0.00	$0.00	$0.00	$1,607.04	-$0.04	DISPOSED
21-3	210173400	MCALPINE BOTTLE COOLER	FF1100	SC771	22-Aug-86	$1,030.00	$0.00	$0.00	$0.00	$1,030.04	-$0.04	DISPOSED
21-3	210172600	SECURITY CUPBOARDS	FF2090	SC771	1-Apr-92	$820.00	$0.00	$0.00	$0.00	$820.04	-$0.04	DISPOSED
21-1	2100003640	Signs - Lost Time Injury Boards	FF4095	CE795	1-Aug-97	$13,305.32	$0.00	$0.00	$0.00	$13,305.32	$0.00	NOT VERIFIED
21-1	210242400	Dishwasher Fisher & Paykel Soft Touch; E	FF3055	CE795	28-Mar-94	$1,708.58	$0.00	$0.00	$0.00	$1,708.58	$0.00	MT SHIPPING
21-1	210132800	FRIDGE MT MAUNGANUI RIDGE CA 9	FF2055	CE795	30-Jun-94	$815.11	$0.00	$0.00	$0.00	$815.11	$0.00	NOT VERIFIED
21-3	210161600	CHAIR - B MCGUIGAN	FF1010	SC771	1-Jun-90	$489.60	$0.00	$0.00	$0.00	$489.60	$0.00	DISPOSED
21-3	210161700	CHAIR - BARRON	FF1010	SC771	1-Oct-91	$572.00	$0.00	$0.00	$0.00	$572.00	$0.00	DISPOSED
21-3	210163400	CHAIR - STILES	FF1010	SC771	1-Nov-90	$368.00	$0.00	$0.00	$0.00	$368.00	$0.00	DISPOSED
21-3	210163500	CHAIR - WEBLIN	FF1010	SC771	1-Nov-90	$368.00	$0.00	$0.00	$0.00	$368.00	$0.00	DISPOSED
21-3	210164600	CHAIRS	FF1010	SC771	1-Dec-91	$834.00	$0.00	$0.00	$0.00	$834.00	$0.00	DISPOSED
21-3	210165100	DESK - BARRON	FF1030	SC771	1-Oct-91	$510.00	$0.00	$0.00	$0.00	$510.00	$0.00	DISPOSED
21-3	210155200	DESK - COMPUTER DESK	FF1030	SC771	1-Jul-90	$1,108.65	$0.00	$0.00	$0.00	$1,108.65	$0.00	DISPOSED
21-3	210155400	DESK - MCCALLUM	FF1030	SC771	1-Oct-91	$510.00	$0.00	$0.00	$0.00	$510.00	$0.00	DISPOSED
21-3	210165600	DESK - GRAY	FF1030	SC771	1-Oct-91	$510.00	$0.00	$0.00	$0.00	$510.00	$0.00	DISPOSED
21-3	210166500	TABLE - M HOGLE	FF1030	SC771	1-Nov-90	$620.20	$0.00	$0.00	$0.00	$620.20	$0.00	DISPOSED
21-3	210233500	Desks/Tables - Draughting Bench; BOP	FF1030	FR831	15-Dec-89	$3,000.00	$0.00	$0.00	$0.00	$3,000.00	$0.00	NOT VERIFIED
21-3	210166800	FILING CABINET	FF1040	SC771	1-Sep-91	$1,341.30	$0.00	$0.00	$0.00	$1,341.30	$0.00	DISPOSED
21-3	210167200	FILING CABINET - B C HEARD	FF1040	SC771	1-Nov-90	$589.00	$0.00	$0.00	$0.00	$589.00	$0.00	DISPOSED
21-3	210167300	FILING CABINET - BOGLE	FF1040	SC771	1-Jul-90	$265.78	$0.00	$0.00	$0.00	$265.78	$0.00	DISPOSED
21-3	210167400	FILING CABINET - DAVID NEW	FF1040	SC771	1-Nov-90	$198.00	$0.00	$0.00	$0.00	$198.00	$0.00	DISPOSED
21-3	210167600	FILING CABINET - J. WEBBY	FF1040	SC771	1-Jul-90	$354.67	$0.00	$0.00	$0.00	$354.67	$0.00	DISPOSED
21-3	210167700	FILING CABINET - JOHNSTON	FF1040	SC771	1-Aug-91	$1,433.82	$0.00	$0.00	$0.00	$1,433.82	$0.00	DISPOSED
21-3	210167800	FILING CABINET - WINK SUTTON	FF1040	SC771	1-Jun-90	$347.44	$0.00	$0.00	$0.00	$347.44	$0.00	DISPOSED
21-3	210167900	FILING CABINET - YVONNE LANGRIDGE	FF1040	SC771	1-Jun-90	$265.78	$0.00	$0.00	$0.00	$265.78	$0.00	DISPOSED
21-3	210168400	FILING CABINET CHADDERTON	FF1040	SC771	1-Aug-91	$1,433.82	$0.00	$0.00	$0.00	$1,433.82	$0.00	DISPOSED
21-3	210172600	OFFICE SHELVING	FF1020	SC771	30-Jan-90	$2,782.75	$0.00	$0.00	$0.00	$2,782.75	$0.00	DISPOSED
21-3	210161400	CHAIR - ALPHA CHAIR C NEWLAND	FF2010	SC771	9-Nov-92	$296.22	$0.00	$0.00	$0.00	$296.22	$0.00	DISPOSED
21-3	210162800	CHAIR - JACKSON	FF2010	SC771	30-Jun-92	$296.22	$0.00	$0.00	$0.00	$296.22	$0.00	DISPOSED
21-3	210163100	CHAIR - NGO	FF2010	SC771	17-Mar-93	$296.00	$0.00	$0.00	$0.00	$296.00	$0.00	DISPOSED
21-3	210153300	CHAIR - ROAGHE	FF2010	SC771	30-Jun-92	$296.22	$0.00	$0.00	$0.00	$296.22	$0.00	DISPOSED
21-3	210153800	CHAIRS - ALPHA (5)	FF2010	SC771	17-Sep-92	$1,481.10	$0.00	$0.00	$0.00	$1,481.10	$0.00	DISPOSED
21-3	210153900	CHAIRS - ALPHA CHAIR A GREEN	FF2010	SC771	17-Nov-92	$296.22	$0.00	$0.00	$0.00	$296.22	$0.00	DISPOSED
21-3	210154100	CHAIRS - CHAIRS/TABLE	FF2010	SC771	1-Apr-92	$997.00	$0.00	$0.00	$0.00	$997.00	$0.00	DISPOSED
21-3	210154200	CHAIRS - CORPORATE (2)	FF2010	SC771	15-Feb-93	$466.00	$0.00	$0.00	$0.00	$466.00	$0.00	DISPOSED
21-3	210154300	CHAIRS - CORPORATE (6)	FF2010	SC771	13-Aug-92	$2,171.91	$0.00	$0.00	$0.00	$2,171.91	$0.00	DISPOSED
21-3	210155000	DESKS - 2	FF2030	SC771	26-Mar-93	$1,194.00	$0.00	$0.00	$0.00	$1,194.00	$0.00	DISPOSED
21-3	210155200	DESKS - RECEPTION DESKS	FF2030	SC771	1-Feb-92	$4,422.22	$0.00	$0.00	$0.00	$4,422.22	$0.00	DISPOSED
21-3	210155600	TABLE - MANNERS	FF2030	SC771	30-Jun-92	$625.00	$0.00	$0.00	$0.00	$625.00	$0.00	DISPOSED
21-3	210159600	CORPORATE FURNITURE	FF2070	SC771	30-Jun-92	$5,570.00	$0.00	$0.00	$0.00	$5,570.00	$0.00	DISPOSED
21-3	210170100	HEATER	FF2070	SC771	1-Feb-92	$2,426.67	$0.00	$0.00	$0.00	$2,426.67	$0.00	DISPOSED
21-3	210170200	KITCHEN BLIND	FF2070	SC771	10-Mar-93	$394.75	$0.00	$0.00	$0.00	$394.75	$0.00	DISPOSED
21-3	210171700	SPEAKERS - FCP	FF2070	SC771	9-Jul-92	$456.30	$0.00	$0.00	$0.00	$456.30	$0.00	DISPOSED
21-3	210172900	SHELVING - STORE ROOM	FF2090	SC771	30-Jun-92	$1,169.00	$0.00	$0.00	$0.00	$1,169.00	$0.00	DISPOSED
21-3	210153700	CHAIRS - (2)	FF3010	SC771	29-Apr-93	$592.00	$0.00	$0.00	$0.00	$592.00	$0.00	DISPOSED
21-3	210164000	CHAIRS - CHAIRS/DESK (5)	FF3010	SC771	30-Apr-93	$7,520.00	$0.00	$0.00	$0.00	$7,520.00	$0.00	DISPOSED
21-3	210164700	CHAIRS	FF3010	SC771	1-May-93	$1,675.00	$0.00	$0.00	$0.00	$1,675.00	$0.00	DISPOSED
21-3	210164800	CHAIRS (3)	FF3010	SC771	2-May-93	$888.00	$0.00	$0.00	$0.00	$888.00	$0.00	DISPOSED

21-3	210121900	DESK - WORKZONE 1800 DESK CA949	FF3030	SC771	3-May-93	$411.35	$0.00	$0.00	$0.00	$411.35	$0.00	DISPOSED
21-3	210122000	DESK - WORKZONE DESK RETURN CA	FF3030	SC771	4-May-93	$242.25	$0.00	$0.00	$0.00	$242.25	$0.00	DISPOSED
21-3	210122100	TABLE - COFFEE TABLE CA9494	FF3030	SC771	5-May-93	$254.60	$0.00	$0.00	$0.00	$254.60	$0.00	DISPOSED
21-3	210169100	DESKS - 2	FF3030	SC771	6-May-93	$728.00	$0.00	$0.00	$0.00	$728.00	$0.00	DISPOSED
21-3	210122200	FILING CABINET - CA9494	FF3040	SC771	7-May-93	$210.00	$0.00	$0.00	$0.00	$210.00	$0.00	DISPOSED
21-3	210122300	FILING CABINET - DAMBA STACKERS (	FF3040	SC771	8-May-93	$640.00	$0.00	$0.00	$0.00	$640.00	$0.00	DISPOSED
21-3	210169000	FRIDGE FREEZER	FF3055	SC771	9-May-93	$2,118.22	$0.00	$0.00	$0.00	$2,118.22	$0.00	DISPOSED
21-3	210169100	BLINDS MIS	FF3070	SC771	10-May-93	$247.20	$0.00	$0.00	$0.00	$247.20	$0.00	DISPOSED
21-3	210169200	GEMAC	FF3070	SC771	11-May-93	$523.00	$0.00	$0.00	$0.00	$523.00	$0.00	DISPOSED
21-3	210169800	GLAZING ER OFFICES	FF3070	SC771	12-May-93	$2,572.00	$0.00	$0.00	$0.00	$2,572.00	$0.00	DISPOSED
21-3	210169900	HAND TROLLEY	FF3070	SC771	13-May-93	$292.50	$0.00	$0.00	$0.00	$292.50	$0.00	DISPOSED
21-3	210170300	MAIL TROLLEY	FF3070	SC771	14-May-93	$985.00	$0.00	$0.00	$0.00	$985.00	$0.00	DISPOSED
21-3	210170600	OFFICE FURNITURE - CURTAINS	FF3070	SC771	15-May-93	$2,614.60	$0.00	$0.00	$197.35	$2,614.60	$0.00	DISPOSED
21-3	210170700	OFFICE FURNITURE - DAMBA CHAIRS	FF3070	SC771	16-May-93	$4,712.04	$112.55	$0.00	$225.13	$4,712.04	$0.00	DISPOSED
21-3	210170800	OFFICE FURNITURE - RIMU TABLE	FF3070	SC771	17-May-93	$755.00	$0.00	$0.00	$47.78	$755.00	$0.00	DISPOSED
21-3	210171000	OFFICE FURNITURE - TRANSCRIBER	FF3070	SC771	18-May-93	$559.20	$0.00	$0.00	$0.00	$559.20	$0.00	DISPOSED
21-3	210171800	SUNDRY OFFICE FURNITURE	FF3070	SC771	19-May-93	$149,243.36	$9,208.35	$0.00	$0.00	$149,243.36	$0.00	DISPOSED
21-3	210171900	TAP INSTALLATION	FF3070	SC771	20-May-93	$575.64	$0.00	$0.00	$0.00	$575.64	$0.00	DISPOSED
21-3	210172000	WINDOW	FF3070	SC771	21-May-93	$435.00	$0.00	$0.00	$0.00	$435.00	$0.00	DISPOSED
21-3	210122600	BOOKCASE CA9494	FF3090	SC771	22-May-93	$152.00	$0.00	$0.00	$0.00	$152.00	$0.00	DISPOSED
21-3	210172100	BENCH CUPBOARDS	FF3090	SC771	23-May-93	$850.00	$0.00	$0.00	$0.00	$850.00	$0.00	DISPOSED
21-3	210172200	BOOKCASE	FF3090	SC771	24-May-93	$342.00	$0.00	$0.00	$0.00	$342.00	$0.00	DISPOSED
21-3	210172300	BOOKCASE	FF3090	SC771	25-May-93	$351.00	$0.00	$0.00	$0.00	$351.00	$0.00	DISPOSED
21-3	210173500	WATER COOLER	FF3100	SC771	26-May-93	$1,585.49	$0.00	$0.00	$0.00	$1,585.49	$0.00	DISPOSED
21-3	210165500	DESK - P CHRISTIE	FF4030	SC771	27-May-93	$4,716.00	$0.00	$0.00	$0.00	$4,716.00	$0.00	DISPOSED
21-3	210173000	SHELVING	FF4050	SC771	28-May-93	$512.78	$0.00	$0.00	$0.00	$512.78	$0.00	DISPOSED
21-3	210173200	NEW SIGN NGAHERE	FF4095	SC771	29-May-93	$367.00	$0.00	$0.00	$0.00	$367.00	$0.00	DISPOSED
21-3	210173300	NGAHERE HOUSE SIGNAGE	FF4095	SC771	30-May-93	$2,660.99	$0.00	$0.00	$0.00	$2,660.99	$0.00	DISPOSED
21-3	210121500	CHAIRS - ALPHA HI BACK 7203 CA9494	FF3010	SC771	31-May-93	$440.00	$0.00	$0.00	$0.00	$440.00	$0.00	DISPOSED
21-3	210121700	CHAIRS - DAMBA CHAIRS (2) CA9494	FF3010	SC771	1-Jun-93	$134.00	$0.00	$0.00	$0.00	$134.00	$0.00	DISPOSED
21-3	210241800	Floor Coverings - Carpet SOP Office	FF4050	SC773	2-Jun-93	$23,006.79	$0.00	$0.00	$0.00	$23,006.79	$0.00	DISPOSED
21-1	250015200	STEREO WITH SPEAKERS SONY CD &	FF4070	CE795	3-Jun-93	$0.01	$0.00	$0.00	$0.00	$0.00	$0.01	VISITORS CENTRE
21-1	250015800	OIL FILLED HEATER	FF4070	CE795	4-Jun-93	$30.82	$0.00	$0.31	$1.24	$10.66	$14.16	VISITORS CENTRE
21-3	210165900	DESKS - 1	FF3030	SC771	5-Jun-93	$319.22	$2.65	$2.65	$7.95	$299.57	$18.65	DISPOSED
21-1	250017900	VERTICAL DRAPE	FF4070	CE795	6-Jun-93	$131.47	$0.00	$1.31	$5.26	$71.01	$60.46	VISITORS CENTRE
21-1	250011500	TABLE - DELUXE MELAINE FOLDING T/	FF4030	CE795	7-Jun-93	$112.05	$0.00	$0.93	$3.73	$50.44	$61.61	VISITORS CENTRE
21-2	250012500	FILING CABINET - CAMEO BEIGE UNIT:	FF4040	LO561	8-Jun-93	$147.84	$0.00	$1.23	$4.92	$66.50	$81.34	NOT VERIFIED
21-1	250011300	TABLE - PICNIC TABLES	FF4030	CE795	9-Jun-93	$288.87	$0.00	$2.41	$9.64	$130.01	$158.86	VISITORS CENTRE
21-1	31000019060	ERGONOMICAL CHAIR, MAROON L74AI	FF4010	CE795	10-Jun-93	$279.00	$0.00	$2.79	$11.16	$108.81	$170.19	NOT VERIFIED
21-3	250017100	TROLLIES - SPRAYSHED	FF4070	FR641	11-Jun-93	$562.70	$0.00	$5.63	$22.52	$303.85	$258.85	NOT VERIFIED
21-1	250011900	TABLE - 5 ADJUSTABLE TABLES & 1 SH	FF4030	CE795	12-Jun-93	$1,701.04	$0.00	$14.17	$56.70	$765.45	$935.59	VISITORS CENTRE
21-1	31000019090	DIVISION SCREENS	FF4020	CE795	13-Jun-93	$1,615.00	$0.00	$13.46	$53.84	$524.88	$1,090.12	MT SHIPPING
21-1	31000019100	WORKSTATIONS 1500 X 2100	FF4020	CE795	14-Jun-93	$2,200.00	$0.00	$18.33	$73.32	$744.99	$1,455.01	MT SHIPPING
21-1	31000027480	OFFICE FURNITURE FOR FIELDING OF	FF4010	CE795	15-Jun-93	$2,717.00	$0.00	$27.17	$108.68	$163.02	$2,553.98	FIELDING
21-1	31000016290	OFFICE FITOUT - FURNITURE (P210)	FF4070	CE795	16-Jun-93	$5,585.00	$0.00	$55.85	$223.40	$2,904.20	$2,680.80	FIELDING
21-1	21000003810	Mt Maunganui Upgrade Screens/Blinds	FF4020	CE795	17-Jun-93	$11,420.00	$0.00	$95.17	$380.56	$7,137.51	$4,282.49	MT SHIPPING
21-1	250018600	INFORMATION CENTRE & DISPLAY PAI	FF4070	CE795	18-Jun-93	$54,351.70	$0.00	$543.92	$2,175.68	$29,371.51	########	VISITORS CENTRE
Total Forestry Assets - EXCLUDED						$540,568.18	$9,323.56	$785.33	$3,598.58	$501,697.86	########	

FLETCHER CHALLENGE FORESTS LTD
COMPUTER EQUIPMENT FIXED ASSETS REGISTER
as at 31st October 2003

ast_entity_id	ast_id	long_desc	ast_cat_id	ast_loc_id	ast_acqu	ast_tot_cost	st_ytd_dep	mnt_depr	ytd_depr_amt	ltd_depr_amt	BValue	user_fld_1
21-3	210223300	GIS Arcstorm Project	CE4020	FR831	30-Jun-96	$4,220.00	$0.00	$0.00	$0.00	$4,220.00	$0.00	NOT VERIFIED
21-3	210223400	Integrated GIS Systems - Assmt & Valn Jim Shirley	CE4020	FR831	1-Jan-97	$7,171.59	$0.00	$0.00	$0.00	$7,171.59	$0.00	NOT VERIFIED
21-3	210225500	Upgrade Compaq 500 to 10mb	CE4020	FR831	29-Feb-96	$562.00	$0.00	$0.00	$0.00	$562.00	$0.00	NOT VERIFIED
21-3	210225600	Arcview Licenses	CE4020	FR831	30-Jun-96	$24,495.00	$0.00	$0.00	$0.00	$24,495.00	$0.00	NOT VERIFIED
21-3	210225700	GIS User Interface	CE4020	FR831	30-Jun-96	$21,893.63	$0.00	$0.00	$0.00	$21,893.83	$0.00	NOT VERIFIED
21-3	210000023100	Pathfinder Software GIS	CE4020	FR531	4-Aug-97	$2,871.00	$0.00	$0.00	$0.00	$2,871.00	$0.00	NOT VERIFIED
21-3	210000106800	GSR INTEGRATION	CE4020	FR831	1-Feb-99	$120,104.71	$0.00	$0.00	$0.00	$120,104.71	$0.00	NOT VERIFIED
21-3	210000074800	Weather Monitoring Computer	CE4010	FR841	17-Sep-97	$567.05	$0.00	$0.00	$0.00	$567.05	$0.00	DISPOSED
21-3	510000105400	ARCVIEW SOFTWARE UPGRADE (31 COPIES) CA 0058	CE4020	FR831	1-Jun-99	$12,400.00	$0.00	$0.00	$0.00	$12,400.00	$0.00	NOT VERIFIED
21-3	510000109500	SPATIAL ANALYST ARCVIEW EXTENTION	CE4020	FR831	1-Jul-99	$5,000.00	$0.00	$0.00	$0.00	$5,000.00	$0.00	NOT VERIFIED
21-3	510000110900	JV & LAND MANAGEMENT DATABASE	CE4020	FR800	1-Jul-00	$12,952.94	$0.00	$0.00	$0.00	$12,952.94	$0.00	NOT VERIFIED
21-2	410000113600	System Case incl Software	CE4020	FL721	1-Oct-01	$20,883.54	$0.00	$614.22	$2,456.88	$15,355.54	$5,528.00	NOT VERIFIED
Total Forestry Assets - EXCLUDED						$242,221.67	$0.00	$614.22	$2,456.88	$236,093.67	$5,528.00	

FLETCHER CHALLENGE FORESTS LTD
OFFICE EQUIPMENT FIXED ASSETS REGISTER
as at 31st October 2003

ast_entity	ast_id	long_desc	ast_cat_id	ast_loc_id	ast_acqu	ast_hist_cost	ytd_depr	curr_depr	ltd_depr_am	ltd_depr_amt	BValue	user_fld_1
21-3	2101755	CAMERA - ZOOM LENS 35-105mm	OE1060	SC771	1-Oct-85	$545.94	$0.00	$0.00	$0.00	$545.99	-$0.05	DISPOSED
21-3	2101779	VISUAL SCREEN	OE1060	SC771	27-Feb-89	$370.20	$0.00	$0.00	$0.00	$370.25	-$0.05	DISPOSED
21-3	2101799	VHF LINKING EQUIPMENT	OE1130	SC771	6-Aug-91	$13,595.31	$0.00	$0.00	$0.00	$13,595.36	-$0.05	DISPOSED
21-3	2101749	FAX - MARKETING CANON FAX	OE3040	SC771	31-Jul-94	$6,225.00	$0.00	$0.00	$0.00	$6,225.05	-$0.05	DISPOSED
21-1	2102407	Binders - Duo 300 Binder	OE1010	OE795	1-Apr-83	$882.00	$0.00	$0.00	$0.00	$882.04	-$0.04	MT SHIPPING
21-3	2101736	BINDER - AUTOBIND MACHINE SN#2500302	OE1010	SC771	26-Jul-86	$995.00	$0.00	$0.00	$0.00	$995.04	-$0.04	DISPOSED
21-3	2101738	CALCULATOR	OE1020	SC771	1-Jul-90	$88.76	$0.00	$0.00	$0.00	$88.80	-$0.04	DISPOSED
21-3	2101739	CALCULATOR - J.MORRISON	OE1020	SC771	1-Jun-90	$251.96	$0.00	$0.00	$0.00	$252.00	-$0.04	DISPOSED
21-3	2101740	CALCULATOR - J.STANLEY	OE1020	SC771	1-Jun-90	$319.20	$0.00	$0.00	$0.00	$319.24	-$0.04	DISPOSED
21-3	2101741	CALCULATOR - M BOGLE	OE1020	SC771	1-Jun-90	$169.84	$0.00	$0.00	$0.00	$168.88	-$0.04	DISPOSED
21-3	2101742	CALCULATOR - POCKET MEMO	OE1020	SC771	1-Dec-91	$459.40	$0.00	$0.00	$0.00	$458.44	-$0.04	DISPOSED
21-3	2101743	CALCULATOR - S.ROFF	OE1020	SC771	1-Jun-90	$251.96	$0.00	$0.00	$0.00	$252.00	-$0.04	DISPOSED
21-3	2102510	Calculators - Calculator Printer	OE1020	FR802	12-Mar-82	$1,646.00	$0.00	$0.00	$0.00	$1,646.04	-$0.04	DISPOSED
21-3	2101746	FAX - MACHINE	OE1040	SC771	1-Oct-87	$5,550.00	$0.00	$0.00	$0.00	$5,550.04	-$0.04	DISPOSED
21-3	2101747	6X MINI 600 SCREENS	OE1060	SC771	1-Nov-90	$996.00	$0.00	$0.00	$0.00	$996.04	-$0.04	DISPOSED
21-3	2101751	CAMERA - EVEREADY CASE CF27 + 28A	OE1060	SC771	11-Oct-85	$118.87	$0.00	$0.00	$0.00	$118.91	-$0.04	DISPOSED
21-3	2101752	CAMERA - L39 FILTER & SB16 FLASH	OE1060	SC771	11-Oct-85	$156.27	$0.00	$0.00	$0.00	$156.31	-$0.04	DISPOSED
21-3	2101753	CAMERA - NIKON FEZ BODY (BLACK)	OE1060	SC771	11-Oct-85	$959.60	$0.00	$0.00	$0.00	$959.64	-$0.04	DISPOSED
21-3	2101754	CAMERA - NIKON L-35 FULLY AUTO & CASE	OE1060	SC771	11-Oct-85	$353.00	$0.00	$0.00	$0.00	$353.04	-$0.04	DISPOSED
21-3	2101755	CAMERA MINOLTA - WEBBY	OE1060	SC771	1-Aug-91	$1,333.00	$0.00	$0.00	$0.00	$1,333.04	-$0.04	DISPOSED
21-3	2101758	CHEQUE MACHINE	OE1050	SC771	3-Jun-85	$3,413.00	$0.00	$0.00	$0.00	$3,413.04	-$0.04	DISPOSED
21-3	2101759	DICTAPHONE - BUCKLEIGH	OE1050	SC771	1-Jul-90	$377.49	$0.00	$0.00	$0.00	$377.53	-$0.04	DISPOSED
21-3	2101760	DICTAPHONE	OE1050	SC771	26-Feb-90	$324.00	$0.00	$0.00	$0.00	$324.04	-$0.04	DISPOSED
21-3	2101761	DICTAPHONE	OE1050	SC771	1-Aug-91	$298.66	$0.00	$0.00	$0.00	$298.70	-$0.04	DISPOSED
21-3	2101762	EXHIBITOR SYSTEM	OE1050	SC771	1-Mar-91	$4,286.00	$0.00	$0.00	$0.00	$4,286.04	-$0.04	DISPOSED
21-3	2101763	FILMBACK A12 (CHROME)	OE1050	SC771	30-Sep-85	$981.00	$0.00	$0.00	$0.00	$981.04	-$0.04	DISPOSED
21-3	2101764	KODAK CASSETTE RECORDER	OE1050	SC771	12-Jun-86	$844.66	$0.00	$0.00	$0.00	$844.60	-$0.04	DISPOSED
21-3	2101767	MICROFICHE EQUIPMENT	OE1050	SC771	15-Jan-85	$7,182.00	$0.00	$0.00	$0.00	$7,182.04	-$0.04	WHITE STREET
21-3	2101768	MICROFILM	OE1050	SC771	29-Oct-86	$460.80	$0.00	$0.00	$0.00	$460.84	-$0.04	DISPOSED
21-3	2101769	MICROFILM EQUIPMENT	OE1050	SC771	17-Nov-87	$17,565.00	$0.00	$0.00	$0.00	$17,565.04	-$0.04	DISPOSED
21-3	2101771	PHILIPS DUAL SHEET FEEDER - MARKETING	OE1050	SC771	19-Nov-85	$4,500.00	$0.00	$0.00	$0.00	$4,500.04	-$0.04	DISPOSED
21-3	2101774	VISUAL SCREEN - MEETING ROOM	OE1060	SC771	1-Jun-90	$368.51	$0.00	$0.00	$0.00	$368.55	-$0.04	DISPOSED
21-3	2101776	WHITEBOARD	OE1060	SC771	1-Nov-90	$377.12	$0.00	$0.00	$0.00	$377.16	-$0.04	DISPOSED
21-3	2102527	Laminating Machine - Draughting	OE1060	FR802	1-Dec-88	$995.00	$0.00	$0.00	$0.00	$995.04	-$0.04	DISPOSED
21-3	2101782	RANK XEROX MACHINE LLO	OE1070	SC771	1-Jul-90	$8,950.00	$0.00	$0.00	$0.00	$8,950.04	-$0.04	DISPOSED
21-3	2101783	F202 HASLER FRANKING MACHINE SN-6254152	OE1080	SC771	1-Jan-85	$1,690.00	$0.00	$0.00	$0.00	$1,690.04	-$0.04	DISPOSED
21-3	2101788	PROJECTOR OVERHEAD	OE1090	SC771	30-Nov-85	$995.00	$0.00	$0.00	$0.00	$995.04	-$0.04	DISPOSED

3	2101789	DOCUMENT SHREDDER	OE1100	SC771	1-Jul-90	$1,650.00	$0.00	$0.00	$0.00	$1,650.04	-$0.04	DISPOSED
3	2101790	DOCUMENT SHREDDERS (5)	OE1100	SC771	1-Nov-88	$11,136.92	$0.00	$0.00	$0.00	$11,136.96	-$0.04	DISPOSED
1-3	2101793	CANON TYPEWRITER	OE1120	SC771	1-Jul-91	$499.00	$0.00	$0.00	$0.00	$499.04	-$0.04	DISPOSED
1-3	2101794	XEROX 6018 TYPEWRITER ACCOUNTS DEPT	OE1120	SC771	1-Apr-89	$1,457.20	$0.00	$0.00	$0.00	$1,457.24	-$0.04	DISPOSED
1-3	2101797	JVCHR-7600MS VCR	OE1140	SC771	9-Dec-85	$3,332.74	$0.00	$0.00	$0.00	$3,332.78	-$0.04	DISPOSED
1-3	2101749	BAR CODING EQUIPMENT	OE2060	SC771	1-Jun-92	$1,430.00	$0.00	$0.00	$0.00	$1,430.04	-$0.04	DISPOSED
1-3	2101750	BAR CODING EQUIPMENT	OE2060	SC771	1-Jun-92	$4,192.62	$0.00	$0.00	$0.00	$4,192.66	-$0.04	DISPOSED
1-3	2101772	TRANSCRIBER	OE2050	SC771	15-Jan-93	$629.10	$0.00	$0.00	$0.00	$629.14	-$0.04	DISPOSED
1-3	2101787	PROJECTOR	OE2080	SC771	1-Apr-92	$884.44	$0.00	$0.00	$0.00	$884.48	-$0.04	DISPOSED
1-3	2101791	COLOUR TV & VIDEO	OE2110	SC771	19-Mar-93	$1,822.22	$0.00	$0.00	$0.00	$1,822.26	-$0.04	DISPOSED
1-3	2101766	LETTERING SYSTEM	OE3060	SC771	10-Nov-93	$223.00	$0.00	$0.00	$0.00	$223.04	-$0.04	DISPOSED
1-3	2101770	MICROFILM READER	OE3050	SC771	30-Jun-93	$695.00	$0.00	$0.00	$0.00	$695.04	-$0.04	DISPOSED
1-3	2101773	TRANSCRIBER	OE3060	SC771	1-Jul-93	$799.00	$0.00	$0.00	$0.00	$799.04	-$0.04	DISPOSED
1-3	2101777	CANON COLOUR COPIER	OE3070	SC771	25-Jul-93	$43,000.00	$0.00	$0.00	$0.00	$43,000.04	-$0.04	DISPOSED
1-3	2101778	CANON COPIER NP2120	OE3070	SC771	31-Jul-94	$7,362.00	$0.00	$0.00	$0.00	$7,362.04	-$0.04	DISPOSED
1-3	2101779	CANON COPIER NP6650/11	OE3070	SC771	30-Jun-94	$21,150.00	$0.00	$0.00	$0.00	$21,150.04	-$0.04	DISPOSED
1-3	2101780	CANON NP350 COPIER	OE3070	SC771	26-Jul-93	$9,995.00	$0.00	$0.00	$0.00	$9,995.04	-$0.04	DISPOSED
1-3	2101781	CANON NP6060 COPIER	OE3070	SC771	26-Jul-93	$33,195.00	$0.00	$0.00	$0.00	$33,195.04	-$0.04	DISPOSED
1-3	2101792	COLOUR TV & VIDEO	OE3110	SC771	19-Apr-93	$160.34	$0.00	$0.00	$0.00	$160.38	-$0.04	DISPOSED
1-3	2102563	Video Camera BOP	OE3140	FR602	30-Jun-94	$1,963.91	$0.00	$0.00	$0.00	$1,963.95	-$0.04	DISPOSED
1-3	2101798	WHITEBOARD - CORP	OE3150	SC771	10-Jun-93	$4,496.00	$0.00	$0.00	$0.00	$4,496.04	-$0.04	DISPOSED
1-1	2101031	FAX - PANASONIC UF-733 (MT MAUNGANUI) CA945	OE2040	CE795	31-Mar-93	$5,360.00	$0.00	$0.00	$0.00	$5,360.02	$0.02	DISPOSED
1-1	2101032	TYPEWRITER - MT MAUNGANUI	OE3120	CE795	19-Mar-91	$1,275.00	$0.00	$0.00	$0.00	$1,275.02	-$0.02	MT SHIPPING
1-1	2101037	OVERHEAD PROJECTOR - OHP 3M 9700	OE3090	CE795	22-Jun-95	$1,195.00	$0.00	$0.00	$0.00	$1,195.00	$0.00	NOT VERIFIED
1-3	2101748	ACCOUSTIC HOOD	OE3060	SC771	1-Aug-94	$645.09	$0.00	$0.00	$0.00	$645.09	$0.00	DISPOSED
1-3	2101757	CASH REGISTER	OE3060	SC771	27-Jan-95	$1,044.98	$0.00	$0.00	$0.00	$1,044.98	$0.00	DISPOSED
1-3	2101784	35MM PROJECTOR FOR COLOUR COPIER	OE3090	SC771	30-Aug-93	$4,760.00	$0.00	$0.00	$0.00	$4,760.00	$0.00	DISPOSED
1-3	2101785	OHP SCREEN	OE3090	SC771	27-Aug-93	$350.00	$0.00	$0.00	$0.00	$350.00	$0.00	DISPOSED
1-3	2101786	OVERHEAD PROJECTOR	OE3090	SC771	30-Jun-94	$853.00	$0.00	$0.00	$0.00	$853.00	$0.00	DISPOSED
1-3	2101744	FAX - B C HEARD	OE4040	SC771	17-Jan-96	$364.00	$0.00	$0.00	$0.00	$364.00	$0.00	DISPOSED
1-3	2101765	LAMINATOR	OE4060	SC771	9-May-96	$1,005.00	$0.00	$0.00	$0.00	$1,005.00	$0.00	DISPOSED
1-3	2101796	VIDEO CONFERENCING	OE4130	SC771	1-Dec-95	$13,854.38	$0.00	$0.00	$0.00	$13,854.38	$0.00	DISPOSED
1-1	2500349	ACUTE MATTE SCREEN SPLIT/GRID	OE4090	CE795	1-May-99	$112.19	$0.00	$1.87	$7.48	$100.98	$11.21	NOT VERIFIED
1-1	2500342	CLIP TROLLEY	OE4090	CE795	1-May-99	$143.62	$0.00	$2.40	$9.60	$129.43	$14.39	NOT VERIFIED
1-1	2500360	SHREDDER - PAPER SHREDDER 2201	OE4100	CE795	1-May-99	$209.43	$0.00	$3.49	$13.96	$188.50	$20.93	NOT VERIFIED
1-1	2500355	SHREDDER - IDEAL CROSS CUT SHREDDER 2701	OE4100	CE795	1-May-99	$219.57	$0.00	$3.66	$14.64	$197.60	$21.97	NOT VERIFIED
1-1	2500339	O/H PROJECTOR TROLLEY LASER POINTER TRIPC	OE4090	CE795	1-May-99	$331.37	$0.00	$5.52	$22.09	$298.22	$33.15	NOT VERIFIED
1-1	2500207	BINDING MACHINE - GBC 470 KM	OE4010	CE795	1-May-99	$384.62	$0.00	$6.41	$25.64	$346.14	$38.48	NOT VERIFIED
1-1	2500357	SHREDDER - IDEAL 2201 CROSSCUT PAPER SHRE	OE4100	CE795	1-May-99	$422.60	$0.00	$7.04	$28.16	$380.33	$42.27	NOT VERIFIED
1-1	2500361	SHREDDER - 3802 CROSS CUT SHREDDER	OE4100	CE795	1-May-99	$487.20	$0.00	$8.12	$32.48	$438.48	$48.72	NOT VERIFIED
1-1	2500362	SHREDDER - 3802 CROSS CUT SHREDDER	OE4100	CE795	1-May-99	$487.20	$0.00	$8.12	$32.48	$438.48	$48.72	NOT VERIFIED
1-1	2500363	SHREDDER - IDEAL CROSS-CUT SHREDDER 3802	OE4100	CE795	1-May-99	$512.34	$0.00	$8.54	$34.16	$461.12	$51.22	NOT VERIFIED

21-1	2500341	SLIDE PROJECTOR EKTAPRO 5000 ZOOM LENS R	OE4090	CE795	1-May-99	$556.87	$0.00	$9.28	$37.12	$501.16	$55.71	NOT VERIFIED
21-1	2500368	SHREDDER - IDEAL 2201 STRIP PAPER SHREDDER	OE4100	CE795	1-May-99	$565.89	$0.00	$9.43	$37.72	$509.30	$56.59	NOT VERIFIED
21-1	2500340	LIGHTPENS MODEL 2755 WLX 5 (LASER POINTER)	OE4090	CE795	1-May-99	$781.91	$0.00	$13.03	$52.12	$703.70	$78.21	NOT VERIFIED
21-1	2500208	BINDING MACHINE - GBC 470 KM ELECTRIC	OE4010	CE795	1-May-99	$832.82	$0.00	$13.88	$55.52	$749.52	$83.30	NOT VERIFIED
21-1	2500345	ZEISS SONNAR CF180MM LENS	OE4090	CE795	1-May-99	$1,170.08	$0.00	$19.50	$78.00	$1,053.08	$117.00	NOT VERIFIED
21-1	2500369	SHREDDER - SHREDDER, IDEAL 3802, WITH CABI	OE4100	CE795	1-May-99	$1,486.86	$0.00	$24.78	$99.12	$1,338.16	$148.70	NOT VERIFIED
21-1	2500349	INFOCUS LITEPRO 580 PROJECTION SYSTEM	OE4090	CE795	1-May-99	$8,826.63	$0.00	$147.11	$588.44	$7,943.98	$882.65	NOT VERIFIED
21-1	2500350	LITEPRO-580 DATA/VIDEO PROJECTOR	OE4090	CE795	1-May-99	$9,446.43	$0.00	$157.44	$529.75	$8,501.80	$944.63	NOT VERIFIED
21-1	2500354	SHREDDER - IDEAL CROSS-CUT SHREDDER 2201	OE4100	CE795	1-May-99	$219.57	$0.00	$3.66	$14.64	$197.60	$21.97	MT SHIPPING
21-1	2500343	ELMO OMNIGRAPHIC 253 AUD SLIDE PROJECTOR	OE4090	CE795	1-May-99	$477.34	$0.00	$7.95	$31.82	$429.61	$47.73	VISITORS CENTRE
21-1	2500326	FRANKING MACHINE - ASCOM HASLER	OE4080	CE795	1-May-99	$478.42	$0.00	$7.97	$31.90	$430.57	$47.85	MT SHIPPING
21-1	2500348	OVERHEAD PROJECTOR ELMO HALOGEN HP-28 5	OE4090	CE795	1-May-99	$491.08	$0.00	$8.18	$32.72	$441.97	$49.11	VISITORS CENTRE
21-1	2500337	PROJECTOR HIGH TENSITY, REMOTE - DATASHOW	OE4090	CE795	1-May-99	$1,847.42	$0.00	$30.79	$123.16	$1,662.66	$184.76	DISPOSED
21-1	31000278	CANON DIGITAL IXUS PC1001 CAMERA	OE4060	CE795	29-Sep-00	$392.49	$0.00	$9.34	$37.38	$37.38	$355.11	NOT VERIFIED
Total Forestry Assets - EXCLUDED						$300,556.54	$0.00	$517.61	$2,070.11	$297,154.56	$3,401.98	

FLETCHER CHALLENGE FORESTS LTD
OTHER LAND FIXED ASSETS REGISTER
as at 31st October 2003

ast_entity_id	ast_id	long_descr	ast_cat_id	ast_loc_id	ast_acqui...	inst_tot_cost	styld_depr	curr_depr	ytd_depr	ltd_depr_amt	BValue	user_fld_1
21-2	210104000	BRIDGE - TAMARANGI OVERHEAD BRIDGE (TFL SHARE 23.5	OL4010	HR235	8-Jun-87	$452,479.71	$0.00	$0.00	$0.00	$452,479.73	-$0.02	Tamarangi
21-2	210105000	ROAD - RAINBOW WEIGHBRIDGE LOOP ROAD/SEALING	OL1040	HR235	1-Apr-89	$210,560.00	$0.00	$0.00	$0.00	$210,560.00	$0.00	Rainbow Road
21-3	210000024700	Motor Carriageway Project G010 Fst Ops	OL4020	FR841	20-Oct-97	$800.00	$0.00	$2.39	$9.58	$174.84	$625.16	DISPOSED
21-2	410000110800	Tarawera Superskid Extension	OL4010	HS202	1-Jun-00	$75,841.56	$0.00	$227.07	$908.28	$9,309.90	$66,531.66	TARAWERA
21-2	210000092500	KAWERAU LOG YARD-AIRFIELD YARD REHAB & SURFACE UPGRADE CA 201)	OL4040	KO575	1-Dec-98	$41,533.87	$0.00	$124.35	$497.40	$17,336.79	$24,197.08	DISPOSED
Total Forestry Assets - EXCLUDED						$781,214.14	$0.00	$353.81	$1,415.26	$679,860.26	$101,353.88	

FLETCHER CHALLENGE FORESTS LTD
PLANT & EQUIPMENT FIXED ASSETS REGISTER
as at 31st October 2003

asl_entity_id	asl_id	description	asl_cat_id	asl_loc	date_acq	orig_cost	add_cost	current_dep_amt	ytd_dep_amt	acc_dep_amt	BValue	user_field
21-3	210160300	CAMERA - PENTAX 35MM SLR P	PE1300	SC771	18-Dec-87	$501.82	$0.00	$0.00	$0.00	$501.86	-$0.04	NOT VERIFIED
21-3	210263900	Metal - Car Wash Pad	PE1320	SC773	5-Mar-86	$53.12	$0.00	$0.00	$0.00	$53.14	-$0.02	DISPOSED
21-3	210268600	Vehicle Washing Pad	PE1320	SC773	19-Mar-86	$5,269.30	$0.00	$0.00	$0.00	$5,269.32	-$0.02	DISPOSED
21-3	210287900	Suunto PM5 1520D Hypsometer SN516244	PE1320	FR823	19-Jul-85	$369.00	$0.00	$0.00	$0.00	$369.02	-$0.02	NOT VERIFIED
21-3	210288000	Suunto PM5 1520D Hypsometer SN516245	PE1320	FR823	19-Jul-85	$369.00	$0.00	$0.00	$0.00	$369.02	-$0.02	NOT VERIFIED
21-3	210279700	9xVertex Hypsometers + 9xTransponders	PE1320	FR831	6-Apr-95	$25,104.94	$0.00	$0.00	$0.00	$25,104.94	$0.00	NOT VERIFIED
21-3	250058800	CHAINSAW - HUSQVARNA CHAINSAW 7200	PE4090	FR823	1-May-99	$53.96	$0.00	$0.00	$0.00	$53.96	$0.00	NOT VERIFIED
21-3	250058900	CHAINSAW - HUSQVARNA 272XP CHAINSAW	PE4090	FR831	1-May-99	$118.76	$0.00	$0.00	$0.00	$118.76	$0.00	NOT VERIFIED
21-3	510000110800	CHAINSAW WITH 20" BAR S/N 30.1501957	PE4090	FR831	22-Aug-00	$1,950.71	$0.00	$0.00	$0.00	$1,950.71	$0.00	NOT VERIFIED
21-3	250074800	TOOLS - FORESTOR VERTEX HYPSOMETER	PE4400	FR823	1-May-99	$740.10	$0.00	$0.00	$0.00	$740.10	$0.00	NOT VERIFIED
21-3	250074900	TOOLS - FORESTRY 60 DEGREE TRANSPONDER	PE4400	FR823	1-May-99	$171.96	$0.00	$0.00	$0.00	$171.96	$0.00	NOT VERIFIED
21-3	250075200	TOOLS - FORESTRY 60 DEGREE TRANSPONDER	PE4400	FR823	1-May-99	$171.96	$0.00	$0.00	$0.00	$171.96	$0.00	NOT VERIFIED
21-3	250075500	TOOLS - TRUXMATE CROSSOVER BOX JONATHAN GUY	PE4400	FR941	1-May-99	$140.36	$0.00	$0.00	$0.00	$140.36	$0.00	[illegible]
21-3	250075800	TOOLS - CORE CHOPPER AAS PER FRI MODEL AND DISCUSS	PE4400	FR821	1-May-99	$115.05	$0.00	$0.00	$0.00	$115.05	$0.00	NOT VERIFIED
21-3	250057600	KAWASAKI KG600A portable generator set	PE4135	FR841	1-May-99	$98.84	$0.00	$0.82	$3.28	$44.45	$54.39	DISPOSED
21-3	210000023400	Improvements to Ca 7pers	PE4320	FR831	20-Nov-97	$498.00	$0.00	$4.15	$16.60	$298.80	$199.20	NOT VERIFIED
21-3	250060500	KNAPSACK 475 DIAPHRAGM Kawerau Fire Store	PE4160	FR851	1-May-99	$545.52	$0.00	$4.54	$18.19	$245.48	$300.04	DISPOSED
21-3	510000111600	Electric Pruning Shear # R675	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000111700	Electric Pruning Shear # R690	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000111800	Electric Pruning Shear # R692	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000112100	Electric Pruning Shear # R712	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000112200	Electric Pruning Shear # R713	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000112300	Electric Pruning Shear # R714	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000112400	Electric Pruning Shear # R715	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000112500	Electric Pruning Shear # R718	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.76	$1,294.58	$1,529.95	DISPOSED
21-3	510000111100	PLUG CUTTER & SHIMANO DRILL	PE4320	FR831	1-Oct-00	$5,575.30	$0.00	$46.46	$185.84	$1,719.05	$3,856.25	NOT VERIFIED
21-2	310000142400	BOOK ENDS - STORAGE	PE4330	LO253	23-Jul-99	$91,000.00	$0.00	$758.33	$3,033.32	$39,433.32	$51,556.68	MT SHIPPING
21-2	310000142500	SPAY SHED UPGRADE	PE4320	LO253	17-Sep-99	$117,775.00	$0.00	$981.46	$3,925.84	$49,072.92	$68,702.08	MT SHIPPING
Total Forestry Assets - EXCLUDED						$273,370.95	$0.00	$2,737.28	$10,945.15	$136,460.83	$136,916.12	

FLETCHER CHALLENGE FORESTS LTD
TELECOMMUNICATION EQUIPMENT FIXED ASSETS REGISTER
as at 31st October 2003

entity	ast_id	ast_long_desc	ast_cat_id	ast_loc_id	ast_acq	ast_tot_cost	st_ytd_dep	rent_depr	ytd_dep_amt	ltd_depr_amt	BValue	user_fld_1
21-1	210000038300	MT MAUNGANUI UPGRADE - SYSTEMAX PABX	TE4070	CE795	1-Aug-97	$7,541.38	$0.00	$0.00	$0.00	$7,541.38	$0.00	MT SHIPPING
21-2	210000086700	TEKLOGIX HANDHELD RADIO	TE4050	LO715	1-Jul-98	$7,453.00	$0.00	$0.00	$0.00	$7,453.00	$0.00	NOT VERIFIED
21-1	210000090300	MOTOROLA SCRIPTOR PAGER	TE4080	CE795	1-Jul-98	$412.30	$0.00	$0.00	$0.00	$412.30	$0.00	NOT VERIFIED
21-1	210000090400	MOTOROLA SCRIPTOR PAGER	TE4080	CE795	1-Jul-98	$412.30	$0.00	$0.00	$0.00	$412.30	$0.00	NOT VERIFIED
21-1	210000090500	MOTOROLA SCRIPTOR PAGER	TE4080	CE795	1-Jul-98	$412.30	$0.00	$0.00	$0.00	$412.30	$0.00	NOT VERIFIED
21-1	210000090600	MOTOROLA SCRIPTOR PAGER	TE4080	CE795	1-Jul-98	$412.30	$0.00	$0.00	$0.00	$412.30	$0.00	NOT VERIFIED
21-1	210109500	VHF REPEATER STATION - BATTERY CABLES CA0002	TE1050	CE795	7-Jul-95	$943.70	$0.00	$0.00	$0.00	$943.70	$0.00	NOT VERIFIED
21-1	210117500	VHF REPEATER STATION - SOLAR PANELS, CA0001	TE1050	CE795	6-Jun-95	$4,540.75	$0.00	$0.00	$0.00	$4,540.75	$0.00	NOT VERIFIED
21-1	210117600	VHF REPEATERS	TE2060	CE795	9-Jun-95	$37,399.53	$0.00	$0.00	$0.00	$37,399.53	$0.00	NOT VERIFIED
21-1	310000160900	XEN TELEPHONE SYSTEM - VISITORS CENTRE	TE4070	CE795	1-Jul-99	$3,600.00	$0.00	$65.46	$261.84	$3,403.64	$196.36	VISITORS CENTRE
21-1	210117400	MINI REPEATER-FIRE CONTROL CA 0512	TE3060	CE795	30-Apr-94	$3,557.78	$0.00	$0.00	$0.00	$3,557.78	$0.00	ALCOM STOCK
21-1	210000022700	RT - TRANSCRYPT UNIT - ALCOM	TE4050	CE795	1-Jul-97	$1,072.00	$0.00	$0.00	$0.00	$1,072.00	$0.00	ALCOM STOCK
21-1	250097100	REPEATER UPGRADE (SPARE EQUIPMENT	TE4060	CE795	1-May-96	$1,552.33	$0.00	$25.87	$103.48	$1,397.11	$155.22	ALCOM STOCK
21-1	310000133800	OMNITRONICS CONSOLE	TE4040	CE795	14-Sep-99	$2,495.54	$0.00	$41.59	$166.36	$2,079.62	$415.92	DESPATCH AT FDL
21-1	310000216800	DESPATCH RADIO SERVICES RELOCATION (P209)	TE4030	CE795	20-Nov-00	$27,876.01	$0.00	$464.63	$1,858.52	$16,726.79	$11,151.22	DESPATCH AT FDL
Total Forestry Assets - EXCLUDED						$99,694.12	$0.00	$597.55	$2,390.20	$87,775.40	$11,918.72	

FLETCHER CHALLENGE FORESTS LTD
TRANSPORT FIXED ASSETS REGISTER
as at 31st October 2003

gl_entity_id	ast_id	ast_long_descr	ast_cat_id	ast_loc_id	ast_acq_date	ast_tot_cost	ast_ytd_depr	current_depr_amt	ytd_depr_amt	ltd_depr_amt	BValue	user_fld
21-3	2102955	Trailer - 101 Light Trailer 620CW Kawerau Fire Store	TF1060	FR841	2-Mar-79	$2[illegible]0.00	$0.00	$0.00	$0.00	$298.02	-$0.07	DISPOSED
21-3	2501351	TRAILER - SINGLE AXLE BURNER	TF4060	FR841	1-May-99	$0.02	$0.00	$0.00	$0.00	$0.00	$0.07	DISPOSED
21-3	2501207	MV - TYRES FITTING & BALANCING	TF4040	FR841	1-May-99	$89.65	$0.00	$1.25	$4.99	$57.41	$1.24	DISPOSED
21-3	2501209	MV - SUPPLY & FIT BULLBARS FRONT & REAR	TF4040	FR841	1-May-99	$550.35	$0.00	$10.01	$40.02	$540.35	$10.00	DISPOSED
21-3	2501208	"MV - HI LIGHT COVERS, MONSOON, MATTS, TOWBAR, SEAT"	TF4040	FR841	1-May-99	$1,045.42	$0.00	$19.01	$76.04	$1,020.42	$19.00	DISPOSED
21-3	2501205	MV - HILUX 2.8D 4WD SR5 DCV UTE	TF4040	FR841	1-May-99	$20,108.12	$0.00	$365.60	$1,462.40	$19,712.53	$365.50	DISPOSED
Total Forestry Assets - EXCLUDED						$22,078.55	$0.00	$395.87	$1,583.45	$21,574.73	$395.83	

ɪAHERE HOUSE

IILDINGS FIXED ASSETS REGISTER

-3	210000064901	Ngahere House Upgrade Final Cost	BD4065	SC771	1-Aug-98	$37,092.99	$240.86	$240.85	$722.58	$15,174.38	$21,918.61	NGAHERE
-3	210000060700	Ngahere House Acoustic Panels	BD4065	SC771	1-Dec-97	$203,970.14	$1,324.48	$1,324.48	$3,973.44	$94,038.19	$109,931.95	NGAHERE
-3	210000064800	Ngahere House Upgrade Construction Final Costs	BD4065	SC771	1-Jan-98	$820,283.61	$5,326.52	$5,326.52	$15,979.56	$372,856.18	$447,427.43	NGAHERE

OMPUTER EQUIPMENT FIXED ASSETS REGISTER

-2	410000114400	CYANZ Cable Analysis System	CE4020	HV203	30-Apr-03	$13,000.00	$0.00	$382.35	$1,529.40	$2,676.46	$10,323.54	NGAHERE

XTURES & FITTINGS FIXED ASSETS REGISTER

-3	210240600	Filing Cabinets - Plan Cabinets	FF1040	FR802	12-Feb-82	$952.06	$0.00	$0.00	$0.00	$952.01	-$0.05	NGAHERE
-3	210226200	Chairs - 2 Draughting Stands	FF1010	FR802	12-Dec-80	$520.00	$0.00	$0.00	$0.00	$520.04	-$0.04	NGAHERE
-3	210235800	Filing Cabinets - 12' x 12' Steel Cab	FF1040	FR802	12-Oct-73	$50.00	$0.00	$0.00	$0.00	$50.04	-$0.04	NGAHERE
-3	210236500	Filing Cabinets - 2 Plan Cabs	FF1040	FR802	1-Apr-80	$568.00	$0.00	$0.00	$0.00	$568.04	-$0.04	NGAHERE
-3	210240700	Filing Cabinets - Plan Filing Cabs	FF1040	FR802	12-Oct-73	$234.00	$0.00	$0.00	$0.00	$234.04	-$0.04	NGAHERE
-3	210240800	Filing Cabinets - Plan Horse Trolley	FF1040	FR802	12-Feb-82	$421.00	$0.00	$0.00	$0.00	$421.04	-$0.04	NGAHERE
-3	210241100	Roloscan Pedestal Filing System	FF1040	FR802	12-Feb-82	$1,094.00	$0.00	$0.00	$0.00	$1,094.04	-$0.04	NGAHERE
-3	210231100	Desks/Tables - A1 Plan Drawers	FF1030	FR831	17-Jan-91	$555.56	$0.00	$0.00	$0.00	$555.56	$0.00	NGAHERE
-3	210164500	CHAIRS - DAMBA CHAIRS (5)	FF3010	SC771	12-Jun-95	$2,606.02	$80.28	$0.00	$170.57	$3,506.02	$0.00	NGAHERE
-3	210236600	4 Tier Roloscan Filing System	FF3040	FR831	18-May-93	$1,400.85	$0.00	$0.00	$0.00	$1,400.85	$0.00	NGAHERE
-3	210000040700	Ngahere House Upgrade Floor Coverings	FF4050	SC771	1-Nov-97	$52,749.78	$0.00	$0.00	$0.00	$52,749.78	$0.00	NGAHERE
-3	210000103700	FLOORING - ROTORUA COMPUTER ROOM	FF4050	SC771	25-Nov-98	$11,900.00	$0.00	$0.00	$0.00	$11,900.00	$0.00	NGAHERE
-3	210169700	FOOD TROLLIES (3) CAFETERIA	FF4070	SC771	4-Dec-95	$930.00	$0.00	$0.00	$0.00	$930.00	$0.00	NGAHERE
-3	210164100	CHAIRS - CRESTA	FF4010	SC771	21-May-96	$504.00	$2.35	$2.34	$7.04	$585.24	-$18.76	NGAHERE
-3	210122500	VENTILATION CA8575	FF4070	SC771	31-Aug-00	$500.00	$0.00	$5.00	$20.00	$420.09	$79.91	NGAHERE
-3	250012000	FILING CABINET - CPS CABINET	FF4040	FR841	1-May-96	$228.33	$0.00	$1.90	$7.60	$102.73	$125.60	NGAHERE
1-3	210000073100	Ngahere House Furniture Desk + Keyboard + Risers	FF4070	SC771	1-Dec-97	$1,030.00	$10.30	$10.30	$30.90	$731.30	$298.70	NGAHERE
1-3	210000072200	Ngahere Furniture - 3 L Units	FF4070	SC771	1-Dec-97	$1,584.00	$15.84	$15.84	$47.52	$1,124.64	$459.36	NGAHERE
1-3	210000072100	Ngahere House Furniture - Reception Box Unit	FF4070	SC771	1-Dec-97	$1,686.00	$16.86	$16.86	$50.58	$1,197.06	$488.94	NGAHERE
1-3	210000074000	Ngahere House Furniture 1 Workstation/Sundry Items	FF4070	SC771	1-May-98	$1,577.00	$15.78	$15.78	$47.34	$1,041.38	$535.42	NGAHERE
1-3	210000072900	Ngahere House Furniture Bookshelf/2 Photo Units Area 5a	FF4070	SC771	1-Dec-97	$1,966.00	$19.66	$19.66	$58.98	$1,395.86	$570.14	NGAHERE
1-3	210000073600	Ngahere House Furniture one Lunch	FF4070	SC771	1-Dec-97	$2,112.00	$21.12	$21.12	$63.36	$1,499.52	$612.48	NGAHERE
1-3	210000073900	Ngahere House Furniture 11 Telephone Holders	FF4070	SC771	1-Jan-98	$2,090.00	$20.90	$20.90	$62.70	$1,463.00	$627.00	NGAHERE
1-3	510000109200	OVEN-F&P-THERMOWAVE OVEN NGAHERE KITCHEN G059	FF4075	SC771	1-Jun-00	$1,178.06	$9.82	$9.82	$20.46	$520.34	$657.72	NGAHERE
1-3	210000040500	Ngahere House Upgrade Blinds/Curtains	FF4070	SC771	1-Nov-97	$2,603.84	$0.00	$26.04	$104.16	$1,874.77	$729.07	NGAHERE
1-2	250010900	CHAIRS - 10 X DELTA OPERATOR	FF4010	FR841	1-May-00	$1,799.84	$0.00	$18.00	$72.00	$971.92	$827.92	NGAHERE
1-3	510000110300	1xCNR WSTN, 1xMOBILE DRAWERS, 1xTOWER	FF4070	SC771	1-Feb-00	$1,562.00	$15.62	$15.62	$46.86	$702.90	$859.10	NGAHERE
1-3	510000110200	1xDESK, 1xMOBILE DRAWERS, 1xFLIPPER	FF4070	SC771	1-Feb-00	$1,742.00	$17.42	$17.42	$52.26	$783.90	$958.10	NGAHERE
1-3	210000072000	Ngahere House Furniture 6 Tables Area 6A	FF4070	SC771	1-Oct-97	$3,768.00	$37.68	$37.68	$113.04	$2,750.64	$1,017.36	NGAHERE
1-3	210000073200	Ngahere House Furniture Mtg 12 Radiata Pine	FF4070	SC771	1-Jan-98	$3,408.00	$34.08	$34.08	$102.24	$2,385.60	$1,022.40	NGAHERE
1-3	510000109700	NGAHERE-TE VATA MODULE 6 CHAIRS	FF4010	SC771	27-Aug-99	$2,186.00	$21.86	$21.86	$65.55	$1,114.56	$1,071.14	NGAHERE
1-3	510000109600	NGAHERE PAYROLL OFFICE DESKS/CUPBOARDS	FF4030	SC771	1-Oct-99	$1,903.00	$15.86	$15.86	$47.58	$777.07	$1,125.93	NGAHERE
1-3	210000073000	Ngahere House Furniture Screens & Whiteboard	FF4020	SC771	1-Dec-97	$3,060.00	$25.50	$25.50	$76.50	$1,810.50	$1,249.50	NGAHERE
1-3	510000109800	NGAHERE-DESPATCH OFFICE 5 OFFICE CHAIRS	FF4010	SC771	27-Aug-99	$2,767.55	$27.68	$27.67	$83.03	$1,411.47	$1,356.08	NGAHERE
1-3	210000072800	Ngahere House Furniture 8 Tables 5/9 Mod1	FF4070	SC771	1-Dec-97	$5,152.00	$51.52	$51.52	$154.55	$3,657.92	$1,494.08	NGAHERE
1-3	210000073300	Ngahere House Furniture Supply/Instal 235 Brass letters	FF4070	SC771	1-Jan-98	$5,227.00	$52.27	$52.27	$156.81	$3,658.90	$1,568.10	NGAHERE
1-3	210000025400	Pidgeon Hole Units	FF4030	SC771	30-Nov-97	$4,204.00	$0.00	$35.03	$140.12	$2,487.45	$1,716.55	NGAHERE
1-3	210000071600	Ngahere House Furniture - Tops/Cupboards/Mobiles	FF4070	SC771	1-Nov-97	$7,018.00	$70.18	$70.19	$210.54	$5,052.96	$1,965.04	NGAHERE
1-3	210000072300	Ngahere House Furniture - Mail Room	FF4070	SC771	1-Dec-97	$10,553.00	$105.53	$105.53	$316.59	$7,492.63	$3,060.37	NGAHERE
1-3	210000071400	Ngahere Furniture - Worktops	FF4070	SC771	1-Oct-97	$11,954.00	$119.54	$119.54	$358.62	$8,726.42	$3,227.58	NGAHERE
1-3	210000073800	Ngahere House Furniture Tables/Tops/Mobiles S/Ws	FF4070	SC771	1-Dec-97	$19,656.00	$196.56	$196.56	$589.68	$13,955.76	$5,700.24	NGAHERE

3304579V1

21-3	21000072400	Ngahere House Furniture - Screens Stage4 Mod2	FF4020	SC771	1-Dec-97	$14,697.00	$124.14	$124.14	$372.42	$8,814.05	$5,882.95	NGAHERE
21-3	21000073500	Ngahere House Furniture Tables/Mobiles M 7 S 10	FF4070	SC771	1-Feb-98	$22,712.08	$227.12	$227.12	$681.38	$15,671.28	$7,040.72	NGAHERE
21-3	21000071300	Ngahere House Office Furniture - Cabinetry	FF4070	SC771	1-Oct-97	$28,549.00	$285.49	$285.49	$856.47	$20,840.77	$7,708.23	NGAHERE
21-3	21000072500	Ngahere House Furniture - Desks etc Stage4 Mod2	FF4070	SC771	1-Dec-97	$28,085.00	$280.85	$280.85	$842.55	$19,940.35	$8,144.65	NGAHERE
21-3	51000019100	NEW WORKSTATIONS-NGAHERE HOUSE	FF4070	SC771	1-Oct-99	$15,677.00	$166.77	$166.77	$500.31	$3,171.73	$8,505.27	NGAHERE
21-3	21000072600	Ngahere House Furniture - Mobiles etc Stg6 Mod 4	FF4070	SC771	1-Dec-97	$29,365.00	$293.65	$293.65	$881.55	$20,803.35	$8,521.65	NGAHERE
21-3	21000071900	Ngahere Furniture - Tables/Tops/Mobiles	FF4070	SC771	1-Nov-97	$30,689.00	$306.89	$306.69	$920.67	$22,096.08	$8,592.92	NGAHERE
21-3	21000073400	Ngahere Furniture Screens Module 7 Stage 10	FF4020	SC771	1-Feb-98	$21,505.00	$180.04	$180.04	$540.12	$12,422.87	$9,182.13	NGAHERE
21-3	21000071800	Ngahere Furniture - Screens	FF4020	SC771	1-Nov-97	$25,515.00	$212.63	$212.62	$637.87	$15,309.00	$10,206.00	NGAHERE
21-3	21000072700	Ngahere House Furniture Screens Stage7 Module 5	FF4020	SC771	1-Dec-97	$25,692.00	$214.10	$214.10	$642.30	$15,201.10	$10,490.90	NGAHERE
21-3	21000072200	Ngahere House Furniture Screens Stage 6 Module 4	FF4020	SC771	1-Dec-97	$26,284.00	$219.03	$219.03	$657.09	$15,551.35	$10,732.65	NGAHERE
21-3	21000071700	Ngahere House Furniture - Tops/Mobiles Module 2a&5a	FF4070	SC771	1-Nov-97	$38,449.00	$384.49	$384.49	$1,153.47	$27,683.25	$10,765.72	NGAHERE
21-4	31000017800	OFFICE FURNITURE - MANUF EXCELLENCE (P256)	FF4020	DE705	27-Mar-00	$17,523.33	$0.00	$148.03	$584.12	$6,475.22	$11,008.11	NGAHERE
21-3	21000071500	Ngahere Furniture - Screens (stage #1 $26344+4395	FF4020	SC771	1-Oct-97	$29,739.00	$239.83	$239.93	$719.49	$17,507.65	$12,231.35	NGAHERE

OFFICE EQUIPMENT FIXED ASSETS REGISTER

21-3	210173700	BINDER - IBCO BINDER	DE4010	SC771	30-Apr-98	$3,395.00	$0.00	$0.00	$0.00	$3,395.00	$0.00	NGAHERE
21-3	31000022000	P364 - POLYCOM VIAVIDEO USB DESKTOP VIDEO EQUIP	DE4130	SC771	23-Feb-01	$3,180.00	$0.00	$75.71	$302.86	$2,408.56	$691.44	NGAHERE
21-3	31000017400	SANYO PLC 9000 DATA VIDEO PROJECTOR	DE4090	SC771	31-Oct-99	$19,150.00	$0.00	$319.17	$1,276.68	$15,639.18	$3,510.82	NGAHERE
21-3	31000025100	CANON LV7345 DATA PROJECTOR	DE4050	SC771	11-Oct-02	$8,995.00	$0.00	$149.92	$599.68	$1,948.93	$7,016.07	NGAHERE
21-3	31000025160	CANON LV7345 DATA PROJECTOR	DE4060	SC771	4-Dec-02	$8,995.00	$0.00	$149.92	$599.68	$1,649.10	$7,345.90	NGAHERE

OTHER LAND

PLANT & EQUIPMENT FIXED ASSETS REGISTER

21-3	210258900	Chainsaw - Husq 266 Ed Bright SN#4474573 TFL8503	PE1080	FR841	27-Aug-85	$317.83	$0.00	$0.00	$0.00	$317.87	-$0.04	NGAHERE
21-3	210275100	53-05-04-1/2 Filter	PE1300	FR802	12-Mar-82	$71.00	$0.00	$0.00	$0.00	$71.02	-$0.02	NGAHERE
21-3	210275200	53-05-04-112 Filter	PE1300	FR802	12-Feb-82	$72.00	$0.00	$0.00	$0.00	$72.02	-$0.02	NGAHERE
21-3	210275400	53-05-12/2x Lens	PE1300	FR802	12-Mar-82	$505.00	$0.00	$0.00	$0.00	$505.02	-$0.02	NGAHERE
21-3	210275500	53-05-13/4x Lens	PE1300	FR802	2-Feb-82	$506.00	$0.00	$0.00	$0.00	$506.02	-$0.02	NGAHERE
21-3	210275600	53-05-13/4x Lens	PE1300	FR802	12-Mar-82	$505.00	$0.00	$0.00	$0.00	$505.02	-$0.02	NGAHERE
21-3	210275800	53-05-23 Lens	PE1300	FR802	12-Mar-82	$1,596.00	$0.00	$0.00	$0.00	$1,596.02	-$0.02	NGAHERE
21-3	210277000	53-05-41 Lens	PE1300	FR802	12-Feb-82	$506.00	$0.00	$0.00	$0.00	$506.02	-$0.02	NGAHERE
21-3	210277100	53-05-41 Lens	PE1300	FR802	12-Mar-82	$505.00	$0.00	$0.00	$0.00	$505.02	-$0.02	NGAHERE
21-3	210277200	Aerial Camera 500GLX	PE1300	FR802	6-May-86	$6,931.56	$0.00	$0.00	$0.00	$6,931.59	-$0.02	NGAHERE
21-3	210277300	Aerial Photo Hasselblad	PE1300	FR802	1-Jul-86	$9,800.00	$0.00	$0.00	$0.00	$9,800.02	-$0.02	NGAHERE
21-3	210277400	B & L Stereoscope & Zoom Lens	PE1300	FR802	17-Mar-87	$42,000.00	$0.00	$0.00	$0.00	$42,000.02	-$0.02	NGAHERE
21-3	210277500	BOP Draughting Camera Nikon 401 35mm	PE1300	FR802	1-Jul-88	$706.00	$0.00	$0.00	$0.00	$706.02	-$0.02	NGAHERE
21-3	210277600	Draughting Camera & Accessories	PE1300	FR802	29-Aug-89	$1,007.50	$0.00	$0.00	$0.00	$1,007.52	-$0.02	NGAHERE
21-3	210277700	EQ Aerial Photo Equip	PE1300	FR802	14-Oct-81	$432.00	$0.00	$0.00	$0.00	$432.02	-$0.02	NGAHERE
21-3	210278300	B&L Stereo Zoom Transfer 200m Scope	PE1300	FR802	12-Mar-82	$24,400.00	$0.00	$0.00	$0.00	$24,400.02	-$0.02	NGAHERE
21-3	210278000	2 Planimeters	PE1320	FR802	12-Aug-82	$575.00	$0.00	$0.00	$0.00	$575.02	-$0.02	NGAHERE
21-3	210278300	3 Mem Modules	PE1320	FR802	12-Mar-82	$207.00	$0.00	$0.00	$0.00	$207.02	-$0.02	NGAHERE
21-3	210280000	Brass Survey Drum	PE1320	FR802	12-Oct-73	$23.00	$0.00	$0.00	$0.00	$23.02	-$0.02	NGAHERE
21-3	210281100	Calc Survey	PE1320	FR802	12-Sep-82	$219.00	$0.00	$0.00	$0.00	$219.02	-$0.02	NGAHERE
21-3	210281500	Compass & Clinometer	PE1320	FR831	29-May-90	$516.44	$0.00	$0.00	$0.00	$516.46	-$0.02	NGAHERE
21-3	210282000	Digital Planimeter	PE1320	FR802	12-Mar-82	$436.00	$0.00	$0.00	$0.00	$436.02	-$0.02	NGAHERE
21-3	210282100	Digital Planimeter	PE1320	FR802	1-Apr-83	$398.00	$0.00	$0.00	$0.00	$398.02	-$0.02	NGAHERE
21-3	210283000	H/P Chain & Refills	PE1320	FR802	12-Mar-82	$105.00	$0.00	$0.00	$0.00	$105.02	-$0.02	NGAHERE
21-5	210285700	Scales Rules	PE1320	FR802	12-Mar-82	$121.00	$0.00	$0.00	$0.00	$121.02	-$0.02	NGAHERE
21-3	210286800	Survey & Draughting Equipment	PE1320	FR802	12-Feb-82	$2,362.00	$0.00	$0.00	$0.00	$2,362.02	-$0.02	NGAHERE
21-3	210288700	Tripod/Telescope	PE1320	FR802	12-Sep-80	$288.00	$0.00	$0.00	$0.00	$288.02	-$0.02	NGAHERE

53049/6/01

-3	210277900	Rectangle Leg Tripod 88mb - BOP	PE3300	FR802	20-Sep-93	$207.00	$0.00	$0.00	$0.00	$207.02	$0.02	NGAHERE
-3	210278500	1 Pennix BOP	PE1320	FR631	2-Jun-89	$893.00	$0.00	$0.00	$0.00	$893.00	$0.00	NGAHERE
-3	210278800	2 Map Holders	PE1320	FR631	13-Feb-90	$823.01	$0.00	$0.00	$0.00	$823.01	$0.00	NGAHERE
-3	210179900	AIR CONDITIONING	PE4020	SC771	19-Dec-95	$2,648.56	$0.00	$0.00	$0.00	$2,648.56	$0.00	NGAHERE
-3	210180000	AIRCONDITIONING UNITS	PE4020	SC771	20-Feb-95	$13,255.73	$0.00	$0.00	$0.00	$13,255.73	$0.00	NGAHERE
-3	210000040700	Nganere Upgrade Airconditioning	PE4020	SC771	-Nov-97	$208,854.13	$0.00	$0.00	$0.00	$208,854.13	$0.00	NGAHERE
-3	210259700	Chainsaw - Husq 266 Ron Reid SN#1240386	PE4090	FR841	1-Jan-97	$907.67	$0.00	$0.00	$0.00	$907.67	$0.00	NGAHERE
-3	210259800	Chainsaw - Husq 61 Boyd Cornere SN540007	PE4090	FR841	1-Jan-97	$907.67	$0.00	$0.00	$0.00	$907.67	$0.00	NGAHERE
-3	210260200	Chainsaw - Husq 51 David Gray SN5450561	PE4090	FR841	1-Jan-97	$907.67	$0.00	$0.00	$0.00	$907.67	$0.00	NGAHERE
-3	210260300	Chainsaw - Husq 61 Paul Giblin SN5440361	PE4090	FR841	1-Jan-97	$907.67	$0.00	$0.00	$0.00	$907.67	$0.00	NGAHERE
-3	210260400	Chainsaw - Husq 51 Ross Fisher SN5450054	PE4090	FR841	1-Jan-97	$907.67	$0.00	$0.00	$0.00	$907.67	$0.00	NGAHERE
-3	510000110500	1 x SONY MCVFD90 DIGITAL CAMERA	PE4300	FR841	-May-00	$1,802.76	$42.92	$42.92	$128.79	$1,802.76	$0.00	NGAHERE
-3	210280500	Integrated Electronic Permitting System Nganere House Reception	PE4370	FR841	1-Jan-97	$7,033.00	$0.00	$0.00	$0.00	$7,033.00	$0.00	NGAHERE
-3	210000040500	Ngahere House Upgrade Security	PE4370	SC771	1-Jan-99	$24,854.99	$0.00	$0.00	$0.00	$24,854.99	$0.00	NGAHERE
-3	250072600	TOOLS - RIGID FRAME BACKPACK	PE4400	FR807	1-May-99	$318.79	$0.00	$0.00	$0.00	$318.79	$0.00	NGAHERE
-3	250073100	TOOLS - GEOEXPLORER BASIC UNIT + 1YR SW/FW/EXT WAR	PE4400	FR841	1-May-99	$7,154.39	$0.00	$0.00	$0.00	$7,154.39	$0.00	NGAHERE
-3	250073200	TOOLS - PELTOR EARMUFF X 23	PE4400	FR841	1-May-99	$283.56	$0.00	$0.00	$0.00	$283.56	$0.00	NGAHERE
-3	250073300	TOOLS - VERTEX HYPSOMETER NO TRANSPORTER	PE4400	FR831	1-May-99	$784.03	$0.00	$0.00	$0.00	$784.03	$0.00	NGAHERE
-3	250073400	TOOLS - VERTEX TRANSPONDER ONLY	PE4400	FR831	1-May-99	$200.33	$0.00	$0.00	$0.00	$200.33	$0.00	NGAHERE
-3	250073900	TOOLS - BATTERY ELIMINATOR & CABLE X 3	PE4400	FR841	1-May-99	$209.82	$0.00	$0.00	$0.00	$209.82	$0.00	NGAHERE
-3	250074200	TOOLS - FORESTOR VERTEX HYPSOMETER	PE4400	FR841	1-May-99	$740.09	$0.00	$0.00	$0.00	$740.09	$0.00	NGAHERE
-3	250074300	TOOLS - FORESTOR VERTEX HYPSOMETER	PE4400	FR841	1-May-99	$740.10	$0.00	$0.00	$0.00	$740.10	$0.00	NGAHERE
-3	250074400	TOOLS - FORESTOR VERTEX HYPSOMETER	PE4400	FR841	1-May-99	$740.10	$0.00	$0.00	$0.00	$740.10	$0.00	NGAHERE
-3	250074500	TOOLS - FORESTOR VERTEX HYPSOMETER	PE4400	FR841	1-May-99	$740.10	$0.00	$0.00	$0.00	$740.10	$0.00	NGAHERE
-3	250074700	TOOLS - CARRY POUCH FOR VERTEX X 5	PE4400	FR841	1-May-99	$43.17	$0.00	$0.00	$0.00	$43.17	$0.00	NGAHERE
-3	250074900	TOOLS - FORESTRY 60 DEGREE TRANSPONDER JONATHAN GUY	PE4400	FR841	1-May-99	$171.95	$0.00	$0.00	$0.00	$171.95	$0.00	NGAHERE
I-3	250075000	TOOLS - FORESTRY 60 DEGREE TRANSPONDER	PE4400	FR841	1-May-99	$171.95	$0.00	$0.00	$0.00	$171.95	$0.00	NGAHERE
I-3	250075100	TOOLS - FORESTRY 60 DEGREE TRANSPONDER	PE4400	FR841	1-May-99	$171.95	$0.00	$0.00	$0.00	$171.95	$0.00	NGAHERE
I-3	250075300	TOOLS - TRUKMATE CROSSOVER BOX JONATHAN GUY	PE4400	FR841	1-May-99	$140.36	$0.00	$0.00	$0.00	$140.36	$0.00	NGAHERE
I-3	250075400	TOOLS - MATTSON 400MM COMPLETE BORER	PE4400	FR831	1-May-99	$220.45	$0.00	$0.00	$0.00	$220.45	$0.00	NGAHERE
I-3	250075500	TOOLS - HITACHI DRILL C/L 13MM 12V V.S DS13DVK	PE4400	FR841	1-May-99	$185.99	$0.00	$0.00	$0.00	$185.99	$0.00	NGAHERE
I-3	250237700	PORTABLE GENERATOR HONDA EG2200X: Eng No.GCO2281 E	PE4135	FR841	1-May-99	$394.76	$0.00	$8.29	$33.15	$447.56	$547.10	NGAHERE
I-3	510000110000	NGAHERE SECURITY ALARM IN ANNEXE BLDG	PE4040	SC771	1-Oct-99	$3,364.00	$56.40	$56.40	$109.20	$2,763.60	$620.40	NGAHERE
I-3	510000139600	NGAHERE AIR CONDIT ONER UNIT ANNEX BLDG	PE4010	SC771	27-Aug-00	$4,176.00	$69.63	$69.63	$205.89	$3,551.29	$625.71	NGAHERE
I-3	510000013100	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000013200	HUSQVARNA CHAINSAW	PE4050	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000013300	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000013400	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000013500	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000013600	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000112700	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000112800	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000112900	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	510000113000	HUSQVARNA CHAINSAW	PE4090	NF777	7-Jan-03	$1,127.55	$0.00	$46.98	$187.92	$469.80	$657.75	NGAHERE
I-3	210000022600	Vertex Hypsometer & Transponder	PE4320	FR841	19-Sep-97	$2,535.00	$0.00	$21.12	$84.50	$1,563.25	$971.75	NGAHERE
I-3	210000022500	Vertex Hypsometer & Transponder - G052	PE4320	FR823	5-Nov-97	$2,535.00	$0.00	$21.12	$84.50	$1,521.00	$1,014.00	NGAHERE
I-3	510000111500	Electric Pruning Shear # R674	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.75	$1,294.58	$1,529.95	NGAHERE
I-3	510000111900	Electric Pruning Shear # R693	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.75	$1,294.58	$1,529.95	NGAHERE
I-3	510000112000	Electric Pruning Shear # R694	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.75	$1,294.59	$1,529.95	NGAHERE
I-3	510000112600	Electric Pruning Shear # R719	PE4400	FR841	6-Dec-02	$2,824.53	$0.00	$117.69	$470.75	$1,294.59	$1,529.95	NGAHERE
I-3	210000241200	DAIKIN FTY25 HI-WALL AIR CONDITIONING UNIT	PE4030	SC771	31-Mar-02	$2,717.20	$0.00	$45.29	$181.16	$317.02	$2,400.18	NGAHERE
I-3	310000156400	CARDAX SECURITY SYSTEM	PE4370	SC771	1-Dec-99	$14,729.12	$0.00	$245.49	$981.84	$11,537.80	$3,191.32	NGAHERE

530497V1

21-3	210000058600	Wormald-Inergen Gas Flood System	PE4378	SC771	1-Jun-98	$23,560.00	$0.00	$108.83	$795.37	$13,918.32	$9,041.68 NGAHERE
21-3	210000085400	Emergency Generator - Telecommunications	PE4365	FR841	31-Jul-98	$24,504.00	$0.00	$204.20	$816.80	$12,864.60	$11,539.40 NGAHERE
21-3	310000247500	AIRCONDITIONING UNIT - NGAHERE COMPUTER ROOM	PE4030	SC771	20-Aug-02	$38,046.51	$0.00	$634.14	$2,536.56	$9,512.12	$28,536.39 NGAHERE
21-3	310000160900	JUBILEE J5C70 DIESEL GENERATOR	PE4330	SC771	1-Dec-99	$145,309.00	$0.00	$1,210.91	$4,843.64	$56,912.70	$58,396.30 NGAHERE

TELECOMMUNICATION EQUIPMENT FIXED ASSETS REGISTER

21-1	210000082700	RADIO TELEPHONE - R THOMAS	TE4040	CE795	1-Jun-98	$1,469.50	$0.00	$0.00	$0.00	$1,469.50	$0.00 NGAHERE
21-1	210182500	PABX NGAHERE HOUSE	TE4070	CE795	1-Jul-96	$78,926.12	$0.00	$0.00	$0.00	$78,925.12	$0.00 NGAHERE
21-1	210000040300	NGAHERE HOUSE UPGRADE - PHONE STSTEM	TE4070	CE795	1-Jan-98	$179,651.80	$0.00	$0.00	$0.00	$179,651.80	$0.00 NGAHERE
21-1	210000040301	NGAHERE HOUSE UPGRADE - PHONE SYSTEM	TE4070	CE795	1-Jul-96	$1,062.28	$0.00	$0.00	$0.00	$1,062.28	$0.00 NGAHERE
21-1	250079400	UPGRADE STOCK CONTROL BASE RADIO, ANI ENCODER 8522	TE4040	CE795	1-May-99	$787.53	$0.00	$13.12	$52.49	$708.78	$78.75 NGAHERE
21-1	210000091400	TELEMETRY SYSTEM	TE4040	CE795	1-Dec-98	$40,380.79	$0.00	$606.50	$3,725.98	$47,583.35	$866.49 NGAHERE
21-1	310000218702	NGAHERE PABX EQUIPMENT UPGRADES	TE4070	CE795	30-Sep-00	$2,660.00	$0.00	$48.73	$194.92	$1,851.64	$828.36 NGAHERE
		[illegible]									NGAHERE
21-3	310000111200	SPEED RADAR UNIT	TE4040	FR915	1-May-02	$5,160.81	$0.00	$86.01	$344.04	$1,548.23	$3,612.58 (HELD BY ISCL)
21-1	310000180200	TELEMETRY UPGRADE EXTN - PHASE II	TE4040	CE795	1-Jul-00	$29,801.55	$0.00	$496.69	$1,986.78	$19,867.59	$9,933.86 NGAHERE

TRANSPORT FIXED ASSETS REGISTER

21-1	310000133600	KEA SILVER TRAILER FOR GENERATOR Reg: 7136M	TP4060	CE795	20-Jul-99	$2,417.00	$0.00	$40.28	$161.12	$2,094.72	$322.28 NGAHERE

ast_id	long_descr	bst_cat_id	de_est_acqui	qty	ast_tot_cost	BValue	user_fld_1	user_fld_4	user_fld_6
10000006000	MONITOR VIEWSONIC 21"	CE4010	1-May-98	1	$2,551.00	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000056500	MONITOR VIEWSONIC 21"	CE4010	1-May-98	1	$3,101.00	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000101000	MONITOR VIEWSONIC 21" SVGA	CE4010	22-Sep-98	1	$3,100.00	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000111100	MONITOR DELL 21"	CE4010	12-May-99	1	$1,565.00	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000111200	MONITOR DELL 21"	CE4010	12-May-99	1	$1,565.00	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000168102	MONITOR DELL 21" TRINITRON FLAT SCREEN	CE4010	2-Aug-00	1	$2,785.20	$0.00	Excluded Processing	MT SHIPPING	MONIT
10000217500	DELL OPTIPLEX GX110 DESKTOP	CE4011	29-Mar-01	1	$2,155.28	$126.43	Excluded Processing	MT SHIPPING	DESKT
10000225000	DELL OPTIPLEX GX150 DESKTOP	CE4011	1-Jul-01	1	$2,270.00	$323.82	Excluded Processing	MT SHIPPING	DESKT
10000245401	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.51	Excluded Processing	MT SHIPPING	DESKT
10000250400	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,350.00	$1,318.83	Excluded Processing	MT SHIPPING	DESKT
10000250800	DELL OPTIPLEX GX260 DESKTOP	CE4011	26-Sep-02	1	$1,850.00	$1,023.84	Excluded Processing	MT SHIPPING	DESKT
10000251000	DELL OPTIPLEX GX260 DESKTOP	CE4011	26-Sep-02	1	$1,850.00	$1,035.83	Excluded Processing	MT SHIPPING	DESKT
10000255600	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	MT SHIPPING	DESKT
10000255700	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	2	$4,270.00	$2,762.53	Excluded Processing	MT SHIPPING	DESKT
10000255900	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	MT SHIPPING	DESKT
10000256401	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	MT SHIPPING	DESKT
10000256501	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	MT SHIPPING	DESKT
10000264600	DELL OPTIPLEX GX260 DESKTOP	CE4011	13-Feb-03	1	$2,093.46	$1,481.28	Excluded Processing	MT SHIPPING	DESKT
10000271000	DELL OPTIPLEX GX260 DESKTOP	CE4011	14-Feb-03	1	$1,775.00	$1,217.64	Excluded Processing	MT SHIPPING	DESKT
00000116400	DELL OPTIPLEX GX110 DESKTOP	CE4011	7-Jan-00	1	$2,465.00	$0.00	Excluded Processing	PENROSE	DESKT
10000057600	DELL OPTIPLEX GX1 DESKTOP	CE4011	21-Sep-98	1	$2,308.44	$0.00	Excluded Processing	PENROSE	DESKT
10000116600	DELL OPTIPLEX GX1 DESKTOP	CE4011	23-Apr-99	1	$2,517.00	$0.00	Excluded Processing	PENROSE	DESKT
10000157300	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Apr-00	1	$2,465.00	$0.00	Excluded Processing	PENROSE	DESKT
10000178800	DELL OPTIPLEX GX110 DESKTOP	CE4011	9-May-00	1	$2,465.00	$0.00	Excluded Processing	PENROSE	DESKT
10000239701	DELL OPTIPLEX GX240 DESKTOP	CE4011	14-Feb-02	1	$2,357.00	$831.90	Excluded Processing	PENROSE	DESKT
10000244900	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.61	Excluded Processing	PENROSE	DESKT
10000245200	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.61	Excluded Processing	PENROSE	DESKT
10000249700	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,050.00	$1,152.36	Excluded Processing	PENROSE	DESKT
10000250100	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,050.00	$1,152.32	Excluded Processing	PENROSE	DESKT
10000252100	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Nov-02	1	$2,083.55	$1,274.66	Excluded Processing	PENROSE	DESKT
10000255400	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	PENROSE	DESKT
10000255501	DELL OPTIPLEX GX260 DESKTOP	CE4011	22-Dec-02	1	$2,135.00	$1,381.47	Excluded Processing	PENROSE	DESKT
10000252200	DELL LATITUDE C610 NOTEBOOK	CE4012	30-Nov-02	1	$3,678.00	$2,382.16	Excluded Processing	MT SHIPPING	NOTEB
10000260400	DELL LATITUDE C610 NOTEBOOK	CE4012	25-Jan-03	1	$4,053.00	$2,745.50	Excluded Processing	MT SHIPPING	NOTEB
10000260501	DELL LATITUDE C610 NOTEBOOK	CE4012	13-Mar-03	1	$3,608.00	$2,719.11	Excluded Processing	MT SHIPPING	NOTEB
10000146300	DELL LATITUDE LS NOTEBOOK	CE4012	28-Jan-00	1	$6,150.12	$0.00	Excluded Processing	PENROSE	NOTEB
10000146400	DELL LATITUDE LS NOTEBOOK	CE4012	28-Jan-00	1	$6,150.12	$0.00	Excluded Processing	PENROSE	NOTEB
10000147100	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	9-Feb-00	1	$6,715.00	$0.00	Excluded Processing	PENROSE	NOTEB
10000224400	DELL LATITUDE L400 NOTEBOOK	CE4012	1-Jul-01	1	$4,621.64	$675.67	Excluded Processing	PENROSE	NOTEB
10000247100	DELL LATITUDE C610 NOTEBOOK	CE4012	15-Aug-02	1	$4,029.96	$2,131.50	Excluded Processing	PENROSE	NOTEB
10000267100	DELL LATITUDE C610 NOTEBOOK	CE4012	12-Mar-03	1	$3,656.00	$2,719.11	Excluded Processing	PENROSE	NOTEB
10000272601	DELL LATITUDE C610 NOTEBOOK	CE4012	16-Feb-03	1	$3,723.00	$2,628.00	Excluded Processing	PENROSE	NOTEB
11000094400	MT ROLLOUT MT SHIPPING 2*ARCSERVE F	CE4013	1-Apr-98	1	$3,781.60	$0.00	Excluded Processing	MT SHIPPING	SERVR
11000216900	MIRO SERVER - PROLIANT ML 370	CE4013	31-Mar-01	1	$17,561.27	$1,055.03	Excluded Processing	MT SHIPPING	SERVR
11000027500	HP LASERJET 5N PRINTER	CE4030	1-Dec-97	1	$1,910.00	$0.00	Excluded Processing	MT SHIPPING	PRINT
11000093100	HP 4000N LASERJET PRINTER	CE4030	30-Nov-98	1	$2,610.00	$0.00	Excluded Processing	MT SHIPPING	PRINT
11000246700	HP BUSINESS INKJET 2600DN PRINTER	CE4030	1-Jul-02	1	$2,180.00	$1,679.90	Excluded Processing	MT SHIPPING	PRINT
11000038000	MT MAUNGANUI UPGRADE TEL/COMM CABLI	CE4050	1-Aug-97	1	$9,026.00	$0.00	Excluded Processing	MT SHIPPING	
11000105800	SMARTSTREAM SERVER UPGRADE - CONSI	CE4013	28-Feb-99	1	$42,270.00	$0.00	Excluded Processing	PENROSE	SERVR
11000103900	SMARTSTREAM SERVER UPGRADE - RECR	CE4013	26-Feb-99	1	$30,515.00	$0.00	Excluded Processing	PENROSE	SERVR
11000177200	CAMS DEVELOPMENT - GROWTH & MODEL	CE4020	31-Jan-00	1	$8,303.61	$0.00	Excluded Processing	PENROSE	
11000243700	PROCOM - PROCOC II EMAIL DOCUMENT IN	CE4020	31-Jul-02	1	$1,939.00	$967.51	Excluded Processing	PENROSE	
11000078300	HP LASERJET 4000N PRINTER	CE4030	1-Jul-97	1	$2,213.50	$0.00	Excluded Processing	PENROSE	PRINT
11000079000	HP LASERJET 4000N PRINTER	CE4030	1-Jul-97	1	$3,373.05	$0.00	Excluded Processing	PENROSE	PRINT
11000100300	HP DESKJET 2500CN PRINTER	CE4030	30-Nov-98	1	$1,976.00	$0.00	Excluded Processing	PENROSE	PRINT
51000117200	HP LASERJET 4000N PRINTER	CE4030	30-Apr-99	2	$4,420.00	$0.00	Excluded Processing	PENROSE	PRINT
51000182700	HP LASERJET 4050N PRINTER	CE4030	1-Jul-00	1	$2,618.47	$0.00	Excluded Processing	PENROSE	PRINT
51000184300	HP LASERJET 4050N PRINTER	CE4030	1-Jul-00	1	$2,619.47	$0.00	Excluded Processing	PENROSE	PRINT
31000230000	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.36	$461.52	Excluded Processing	PENROSE	PRINT
31000234900	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,544.01	$664.21	Excluded Processing	PENROSE	PRINT
[illegible]0235000	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,544.01	$664.21	Excluded Processing	PENROSE	PRINT
31000235100	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,544.01	$664.21	Excluded Processing	PENROSE	PRINT
31000267000	BROTHER HL2460 LASER PRINTER	CE4030	27-Jan-03	1	$2,405.73	$1,673.31	Excluded Processing	PENROSE	PRINT
31000267100	BROTHER HL2460 LASER PRINTER	CE4030	27-Jan-03	1	$2,405.73	$1,673.31	Excluded Processing	PENROSE	PRINT
31000267300	BROTHER HL2460 LASER PRINTER	CE4030	27-Jan-03	1	$2,405.72	$1,673.30	Excluded Processing	PENROSE	PRINT
					$278,371.70	$67,833.25			

	[illegible]	[illegible] _desc[illegible]	ast_cat	date_last_acq[illegible]	qty	ast_lot_cost	[illegible] value	user[illegible]	[illegible] user_fd_1	user_fd_6
1	310000112400	MONITOR DELL 21"	CE4010	28-May-99	1	$1,986.00	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000144300	MONITOR DELL 21" TRINITRON FLAT DISP	CE4010	24-Dec-99	1	$1,789.92	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000145900	MONITOR DELL 21" TRINITRON	CE4010	4-Dec-99	1	$1,789.92	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000172000	MONITOR DELL 21"	CE4010	20-Apr-00	1	$1,789.92	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000194700	MONITOR DELL 21"	CE4010	2-Oct-00	1	$2,044.24	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000194800	MONITOR DELL 21"	CE4010	2-Oct-00	1	$2,044.24	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000194900	MONITOR DELL 21"	CE4010	2-Oct-00	1	$2,044.24	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000195000	MONITOR DELL 21"	CE4010	2-Oct-00	1	$2,044.24	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000201700	MONITOR DELL 21" TRINITRON & DOCKING	CE4010	12-Oct-00	1	$2,767.60	$0.00	Excluded Surplus	NGAHERE	MONIT
1	310000112500	DELL OPTIPLEX GX1 DESKTOP	CE4011	28-May-99	1	$3,254.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000138100	DELL OPTIPLEX GX110 DESKTOP	CE4011	22-Oct-99	1	$2,708.52	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000152300	DELL OPTIPLEX GX110 DESKTOP	CE4011	10-Mar-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000154600	DELL OPTIPLEX GX110 DESKTOP	CE4011	21-Mar-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000159700	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Apr-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000163200	DELL OPTIPLEX GX110 DESKTOP	CE4011	5-Mar-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000172100	DELL OPTIPLEX GX110 DESKTOP	CE4011	20-Apr-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000177700	DELL OPTIPLEX GX110 DESKTOP	CE4011	19-Apr-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000179000	DELL OPTIPLEX GX110 DESKTOP	CE4011	8-May-00	1	$2,465.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000179600	DELL OPTIPLEX GX110 DESKTOP	CE4011	23-May-00	1	$2,459.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000179700	DELL OPTIPLEX GX110 DESKTOP	CE4011	23-May-00	1	$2,459.00	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000182100	DELL OPTIPLEX GX110 DESKTOP	CE4011	1-Jul-00	1	$2,441.07	$0.00	Excluded Surplus	NGAHERE	DESKT
1	310000244300	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.02	$1,222.51	Excluded Surplus	NGAHERE	DESKT
1	310000244400	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.02	$1,222.51	Excluded Surplus	NGAHERE	DESKT
1	310000244500	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.51	Excluded Surplus	NGAHERE	DESKT
1	310000244600	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.51	Excluded Surplus	NGAHERE	DESKT
1	210000056500	DELL LATITUDE CPI NOTEBOOK	CE4012	7-May-98	1	$6,179.00	$0.00	Excluded Surplus	NGAHERE	NOTEB
	210000070500	DELL LATITUDE CPI NOTEBOOK	CE4012	1-Jul-97	1	$6,542.00	$0.00	Excluded Surplus	NGAHERE	NOTEB
	210000075700	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	1-Apr-98	1	$5,041.00	$0.00	Excluded Surplus	NGAHERE	NOTEB
	210000079200	DELL LATITUDE CPI NOTEBOOK	CE4012	1-Jul-97	1	$6,923.67	$0.00	Excluded Surplus	NGAHERE	NOTEB
	210000086700	DELL LATITUDE CPI NOTEBOOK	CE4012	15-Oct-98	1	$5,926.80	$0.00	Excluded Surplus	NGAHERE	NOTEB
	210000086800	DELL LATITUDE CPI NOTEBOOK	CE4012	15-Oct-98	1	$5,909.60	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000152200	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	29-Feb-00	1	$7,166.20	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000153000	DELL LATITUDE CPI 300 NOTEBOOK	CE4012	1-Jul-99	1	$5,564.00	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000153100	DELL LATITUDE CPI 300 NOTEBOOK	CE4012	1-Jul-99	1	$5,564.00	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000154200	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	19-Mar-00	1	$7,341.36	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000154500	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	20-Mar-00	1	$7,341.36	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000172200	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	20-Apr-00	1	$5,080.84	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000172600	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	6-Apr-00	1	$7,376.36	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000172700	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	4-Apr-00	1	$7,341.35	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000187700	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	2-Aug-00	1	$6,373.09	$0.00	Excluded Surplus	NGAHERE	NOTEB
	310000267400	DELL LATITUDE C810 NOTEBOOK	CE4012	13-Mar-03	1	$5,698.00	$2,715.11	Excluded Surplus	NGAHERE	NOTEB
	310000200000	HP 1050C DES GNJET PLOTTERS	CE4030	31-Aug-00	1	$14,124.50	$0.00	Excluded Surplus	NGAHERE	PRINT
						$175,635.08	$7,609.14			

asl_id	long_descr	asl_cat	asl_acq	qty	actual_cost	BValue	user_fld_11	user_fld_1	user_fld_6
0000204300	CISCO 2610 ETHERNET MODULAR ROUTER	CE4010	31-Oct-00	2	$17,545.25	$0.00	Excluded S&T	NAPIER/FIELDING/	
0000204400	3COM SSII HUB 40 12 PORT	CE4010	31-Oct-00	3	$2,388.00	$0.00	Excluded S&T	NAPIER/FIELDING/	
0000239000	SIRS CISCO 1601-R ROUTER, IP SOFTWAR	CE4010	31-Dec-01	1	$3,567.00	$755.00	Excluded S&T	WELLINGTON	
0000244701	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.50	Excluded S&T	FIELDING	DESKT
0000224000	DELL OPTIPLEX GX150 DESKTOP	CE4011	1-Jul-01	1	$2,270.00	$333.92	Excluded S&T	NAPIER	DESKT
0000159400	DELL LATITUDE LS NOTEBOOK	CE4012	5-Jan-00	1	$3,601.00	$0.00	Excluded S&T	FIELDING	NOTEB
0000257200	DELL LATITUDE C610 NOTEBOOK	CE4012	12-Mar-03	1	$3,680.00	$2,719.11	Excluded S&T	FIELDING	NOTEB
0000273000	DELL LATITUDE C610 NOTEBOOK	CE4012	16-Feb-03	1	$3,772.00	$2,526.00	Excluded S&T	FIELDING	NOTEB
0000192700	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	6-Sep-00	1	$5,629.60	$0.00	Excluded S&T	NAPIER	NOTEB
0000150200	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	24-Feb-00	1	$5,602.20	$0.00	Excluded S&T	WHANGAREI	NOTEB
0000177600	DELL LATITUDE CPX 500 NOTEBOOK	CE4012	27-Apr-00	1	$7,374.58	$0.00	Excluded S&T	WHANGAREI	NOTEB
0000204600	TRADING OFFICE CONNECTIVITY UPGRADI	CE4020	31-Oct-00	1	$3,974.32	$0.00	Excluded S&T	NAPIER/FIELDING/	
0000258900	BROTHER HL2460 LASER PRINTER	CE4030	4-Feb-03	1	$2,408.67	$1,736.12	Excluded S&T	FIELDING	PRINT
0000204200	HP 4050N PRINTER & SCANJET	CE4030	31-Aug-00	[illegible]	$7,850.00	$0.00	Excluded S&T	NAPIER	PRINT
0000232400	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	[illegible]	$2,371.39	$461.12	Excluded S&T	WHANGAREI	PRINT
					$76,391.63	$9,857.60			

E	asi_id	long_desc	asi_cat_c	e_asi_acqu	qty	asi_tot_cost	BValue	user_fd_1	user_fd_7	user_fd_8
-	310000163600	TEKLOGIX 6140 BASESTATIONS	CE4010	30-Sep-98	5	$49,950.00	$0.00	Shared	MURUPARA/KPY/TAUSCANR	
-	310000222800	LOG OPTIMISATION MODEL	CE4010	29-Mar-01	1	$667,309.52	$15,626.75	Shared	NGAHERE	
-1	310000264300	SONIC HARDWARE REPLACEMENT (P400)	CE4010	30-Sep-02	1	$6,503.79	$3,068.01	Shared	NGAHERE	
-1	210000016300	SMARTSTREAM HARDWARE	CE4010	1-Jun-97	1	$92,626.00	$0.00	Shared	NGAHERE	SMART
-1	310000119900	SMARTSTREAM DATABASE DEFRAGMENTA	CE4010	1-Jun-99	1	$4,546.76	$0.00	Shared	NGAHERE	SMART
-	310000120000	SMARTSTREAM DATABASE DEFRAGMENTA	CE4010	1-Jun-99	1	$15,531.00	$0.00	Shared	NGAHERE	SMART
-	310000112700	DELL OPTIPLEX GX240 DESKTOP	CE4011	9-Jun-99	1	$3,517.75	$0.00	Shared	NGAHERE	DESKT
-	310000223800	DELL OPTIPLEX GX150 DESKTOP	CE4011	31-May-01	1	$3,577.00	$330.92	Shared	NGAHERE	DESKT
-	310000225700	DELL OPTIPLEX GX150 DESKTOP	CE4011	1-Jul-01	1	$2,270.00	$333.82	Shared	NGAHERE	DESKT
-1	310000227700	DELL OPTIPLEX GX150 DESKTOP	CE4011	1-Jul-01	1	$2,270.00	$333.82	Shared	NGAHERE	DESKT
-1	310000228400	DELL OPTIPLEX GX150 DESKTOP	CE4011	23-Jul-01	1	$2,512.16	$475.10	Shared	NGAHERE	DESKT
-1	310000229100	DELL OPTIPLEX GX150 DESKTOP	CE4011	4-Jul-01	1	$2,270.00	$232.62	Shared	NGAHERE	DESKT
-	310000229200	DELL OPTIPLEX GX150 DESKTOP	CE4011	4-Jul-01	1	$2,270.00	$232.62	Shared	NGAHERE	DESKT
-	310000233700	DELL OPTIPLEX GX150 DESKTOP	CE4011	16-Aug-01	1	$2,270.00	$400.59	Shared	NGAHERE	DESKT
-	310000233701	DELL OPTIPLEX GX150 DESKTOP	CE4011	16-Aug-01	1	$2,270.00	$400.59	Shared	NGAHERE	DESKT
-1	310000244700	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.51	Shared	NGAHERE	DESKT
-1	310000246100	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	2	$4,890.00	$2,445.01	Shared	NGAHERE	DESKT
-1	310000245400	DELL OPTIPLEX GX240 DESKTOP	CE4011	1-Jul-02	1	$2,445.00	$1,222.51	Shared	NGAHERE	DESKT
-1	310000248100	DELL OPTIPLEX GX260 DESKTOP	CE4011	15-Sep-02	1	$2,080.00	$1,102.39	Shared	NGAHERE	DESKT
-	310000250000	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	2	$4,160.00	$2,324.71	Shared	NGAHERE	DESKT
	310000250200	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,080.00	$1,162.33	Shared	NGAHERE	DESKT
-	310000250300	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,080.00	$1,162.33	Shared	NGAHERE	DESKT
-1	310000250500	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$2,360.00	$1,318.83	Shared	NGAHERE	DESKT
-1	310000250700	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	2	$3,700.00	$2,067.66	Shared	NGAHERE	DESKT
-1	310000250900	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	2	$3,700.00	$2,067.66	Shared	NGAHERE	DESKT
-1	310000251000	DELL OPTIPLEX GX260 DESKTOP	CE4011	25-Sep-02	1	$1,850.00	$1,033.84	Shared	NGAHERE	DESKT
-	310000208900	DELL LATITUDE C600 NOTEBOOK	CE4012	1-Feb-01	1	$3,968.00	$0.00	Shared	NGAHERE	NOTEB
-	310000210000	DELL LATITUDE C600 NOTEBOOK	CE4012	12-Feb-01	1	$6,351.60	$0.00	Shared	NGAHERE	NOTEB
-	310000212300	DELL LATITUDE C600 NOTEBOOK	CE4012	7-Mar-01	1	$6,287.40	$187.05	Shared	NGAHERE	NOTEB
-1	310000213600	DELL LATITUDE C600 NOTEBOOK	CE4012	13-Mar-01	1	$4,590.00	$135.00	Shared	NGAHERE	NOTEB
-1	310000216600	DELL LATITUDE C600 NOTEBOOK	CE4012	25-Mar-01	1	$4,590.00	$135.00	Shared	NGAHERE	NOTEB
-1	310000216700	DELL LATITUDE C600 NOTEBOOK	CE4012	26-Mar-01	1	$4,590.00	$270.00	Shared	NGAHERE	NOTEB
-1	310000217400	DELL LATITUDE C600 NOTEBOOK	CE4012	13-Feb-01	1	$6,201.00	$0.00	Shared	NGAHERE	NOTEB
-	310000226000	DELL LATITUDE C500 NOTEBOOK	CE4012	25-Jul-01	1	$3,796.96	$558.37	Shared	NGAHERE	NOTEB
-	310000228200	DELL LATITUDE C500 NOTEBOOK	CE4012	25-Jul-01	1	$3,796.96	$550.37	Shared	NGAHERE	NOTEB
-	310000233600	DELL LATITUDE C600 NOTEBOOK	CE4012	10-Aug-01	1	$3,756.96	$670.05	Shared	NGAHERE	NOTEB
-1	310000241500	DELL LATITUDE C610 NOTEBOOK	CE4012	25-May-02	1	$3,730.02	$1,645.58	Shared	NGAHERE	NOTEB
-1	310000243100	DELL LATITUDE C610 NOTEBOOK	CE4012	10-Jun-02	1	$3,031.21	$1,615.61	Shared	NGAHERE	NOTEB
-1	310000245200	DELL LATITUDE C610 NOTEBOOK	CE4012	1-Jul-02	1	$3,740.99	$1,870.45	Shared	NGAHERE	NOTEB
-1	310000246500	DELL LATITUDE C610 NOTEBOOK	CE4012	1-Jul-02	1	$3,730.02	$1,864.99	Shared	NGAHERE	NOTEB
-	310000107600	RHUBARB SERVER - PROLIANT 400 6/550	CE4013	22-Feb-99	1	$4,612.89	$0.00	Shared	NGAHERE	SERVR
-	310000147900	RHODO SERVER - PROLIANT ML370, DRIVE	CE4013	29-Nov-99	1	$2,281.29	$0.00	Shared	NGAHERE	SERVR
-	310000174500	PALM SERVER - PROLIANT 3000/II/550	CE4013	30-Nov-99	1	$31,727.00	$0.00	Shared	NGAHERE	SERVR
-1	310000169000	ROSE SERVER - PROLIANT 5500/II/550, UPC	CE4013	1-Jul-00	1	$5,167.37	$0.00	Shared	NGAHERE	SERVR
-1	310000194400	MSELECT WINDOWS SERVER 2000	CE4013	10-Aug-00	1	$1,379.52	$0.00	Shared	NGAHERE	SERVR
-1	310000194500	RICE SERVER - PROLIANT ML530	CE4013	31-Aug-00	1	$40,100.29	$0.00	Shared	NGAHERE	SERVR
-1	310000202500	RUE/RYE SERVERS - DS20E 6/500	CE4013	1-Jul-00	1	$211,335.49	$0.00	Shared	NGAHERE	SERVR
-	310000202600	RUE/RYE SERVERS - VMS CLUSTER REPLACE	CE4013	1-Jul-00	1	$27,752.71	$0.00	Shared	NGAHERE	SERVR
-	310000225100	REGIS SERVER - WRQ REFLECTION LICEN	CE4013	1-Jul-01	10	$10,052.80	$1,476.36	Shared	NGAHERE	SERVR
-	310000225500	REGIS SERVER - WRQ REFLECTION LICEN	CE4013	1-Jul-01	10	$6,225.50	$1,210.02	Shared	NGAHERE	SERVR
-1	310000235300	RUE/RYE SERVERS - 18.2GB U3 10K DRIVE	CE4013	31-Aug-01	1	$1,307.00	$246.52	Shared	NGAHERE	SERVR
-1	310000235900	RUE/RYE SERVERS - 36GB 10K RPM UWSC	CE4013	30-Sep-01	2	$6,785.44	$1,397.01	Shared	NGAHERE	SERVR
-1	310000238700	RANUNCULA SERVER - PROLIANT ML350X	CE4013	1-Jul-01	1	$16,767.34	$2,759.50	Shared	NGAHERE	SERVR
-1	310000240000	RUE/RYE SERVERS - ADD RAM & DISKS	CE4013	30-Apr-02	2	$14,927.90	$6,146.80	Shared	NGAHERE	SERVR
-	310000242300	RHODO SERVER - SMARTSTREAM STABIL	CE4013	30-Apr-02	1	$5,026.23	$3,036.58	Shared	NGAHERE	SERVR
-	310000279600	NEW RHUBARB SERVER - COMPAQ BL/DL/	CE4013	1-Jun-03	1	$3,386.79	$2,786.31	Shared	NGAHERE	SERVR
	310000279800	REINDEER SERVER - COMPAQ BL/DL/830	CE4013	1-Jun-03	1	$3,091.05	$2,545.57	Shared	NGAHERE	SERVR
-	310000280000	DOTTEREL SERVER - PROLIANT DL380	CE4013	1-Jun-03	1	$7,462.75	$6,150.77	Shared	NGAHERE	SERVR
-1	310000280200	RUE/RYE SERVERS - CABLES & DISKS	CE4013	1-Jun-03	1	$11,445.00	$5,475.28	Shared	NGAHERE	SERVR
-1	310000280700	MS WINDOWS 2000 SERVER LICENCE - BAT	CE4013	23-Apr-03	3	$3,869.32	$3,202.59	Shared	NGAHERE	SERVR
-1	310000281400	RAMPION SERVER - PROLIANT 6400R XEON	CE4013	29-Aug-02	2	$2,676.30	$2,123.02	Shared	NGAHERE	SERVR
-	310000281500	THUS SERVER - PROLIANT DL380R03	CE4013	27-Mar-03	1	$7,796.48	$6,423.08	Shared	NGAHERE	SERVR
-	310000281600	EMPRESS SERVER - PROLIANT DL380R03	CE4013	27-Mar-03	1	$7,796.48	$6,423.08	Shared	NGAHERE	SERVR
-	310000281700	DOTTEREL SERVER - PROLIANT DL380	CE4013	27-Mar-03	1	$7,796.48	$6,423.08	Shared	NGAHERE	SERVR
-	310000281900	ROBINIA SERVER - PROLIANT DL360	CE4013	29-Apr-03	1	$6,767.91	$5,573.66	Shared	NGAHERE	SERVR
-1	210156000	PAYROLL SOFTWARE	CE2020	30-Jun-92	1	$28,175.00	-$0.02	Shared	NGAHERE	
-1	210156100	PAYROLL SYSTEM	CE2020	1-Jun-92	1	$12,237.00	-$0.02	Shared	NGAHERE	
-1	210156200	PAYROLL SYSTEM UPDATE	CE3020	11-Jun-92	1	$14,800.00	-$0.02	Shared	NGAHERE	
	210156300	PERMITS AND TRESPASS	CE3020	11-Apr-95	1	$4,571.60	$0.00	Shared	NGAHERE	
-	210156600	RDBMS MANAGEMENT SYSTEM	CE4020	31-May-96	1	$49,051.14	$0.00	Shared	NGAHERE	
-	210156500	RDBMS MANAGEMENT SYSTEM	CE4020	1-Jul-96	1	$14,270.10	$0.00	Shared	NGAHERE	
-	210000019800	Chris Payroll Software	CE4020	1-Jul-97	1	$5,019.23	$0.00	Shared	NGAHERE	
-1	210000077800	CHRIS PAYROLL - CONSULTANCY	CE4020	1-Jul-97	1	$5,227.15	$0.00	Shared	NGAHERE	
-1	210000065700	Procurement Database Model	CE4020	1-Jul-96	1	$19,158.42	$0.00	Shared	NGAHERE	
-1	210000100200	OMNITREND SOFTWARE (FAULT PAGING S	CE4020	16-Dec-96	1	$1,569.72	$0.00	Shared	NGAHERE	
	210000107700	100 USER LICENCE FOR CODE 39 FONTS	CE4020	28-Jan-99	1	$2,037.09	$0.00	Shared	NGAHERE	
	210000120900	HEAT SOFTWARE - ROTORUA HELPDESK	CE4020	31-Mar-99	1	$35,933.94	$0.00	Shared	NGAHERE	
	310000121600	HSE DATABASE	CE4020	31-Mar-99	1	$7,020.00	$0.00	Shared	NGAHERE	
	310000131700	USGAAP HCV MODEL ADDITIONS	CE4020	1-Jul-98	1	$17,050.00	$0.00	Shared	NGAHERE	
-	310000133500	ADDITION TO VIRUS SCANNING FOR EXCH	CE4020	1-Jul-99	1	$630.00	$0.00	Shared	NGAHERE	
-	310000146100	MSELECT WINDOWS NT SERVER UPGRADE	CE4020	31-Mar-99	1	$27,508.35	$0.00	Shared	NGAHERE	
-1	310000146200	MSELECT PROJECT 98 LICENCES	CE4020	31-Mar-99	1	$63,805.12	$0.00	Shared	NGAHERE	
	310000161000	CISCO 2514 ROUTER UPGRADE TO V11.3.4	CE4020	1-Jul-99	1	$2,000.80	$0.00	Shared	NGAHERE	
	310000163600	P204 HEAT SERVER UPGRADE	CE4020	31-Aug-99	1	$1,537.50	$0.00	Shared	NGAHERE	
	310000159800	UPGRADE TO HEAT VERSION 5.0 & HELPDE	CE4020	1-Apr-00	1	$25,039.59	$0.00	Shared	NGAHERE	
-	310000170100	P214 - INSTALL DISK QUOTA SOFTWARE &	CE4020	30-Sep-99	1	$28,119.00	$0.00	Shared	NGAHERE	
1	310000196500	STANDMAP AML PERFORMANCE ENHANCE	CE4020	1-Jul-00	1	$6,900.00	$0.00	Shared	NGAHERE	
1	310000190600	IMPROVEMENTS TO DIRECTIS LOGS REPOR	CE4020	1-Jul-00	1	$8,316.20	$0.00	Shared	NGAHERE	
-	310000196600	INCORPORATE WEIGHBRIDGE INDEX INTO	CE4020	1-Aug-00	1	$10,552.35	$0.00	Shared	NGAHERE	
	310000202700	STANDMAP MAP ENHANCEMENTS (P310)	CE4020	1-Jul-00	1	$10,350.00	$0.00	Shared	NGAHERE	
	310000206500	HARVEST AREA STATUS (P323)	CE4020	30-Nov-00	1	$19,297.30	$0.00	Shared	NGAHERE	
	310000210500	OPTIMISE BACKPLOT FOR NT TESTING (P3	CE4020	31-Aug-00	1	$4,341.39	$0.00	Shared	NGAHERE	
	310000219100	JMC - HARVEST AREA IMPROVEMENTS (P28	CE4020	1-Jul-00	1	$8,943.70	$0.00	Shared	NGAHERE	

ast_id	long_descr	ast_cat_id	ast_acqui	qty	ast_tot_cost	Value	user_fld_1	user_fld_[illegible]	user_fld_8
10000219600	NT MIGRATION OF PLANNING MODELS (F24	CE4020	28-Feb-01	1	$56,411.62	$0.00	Shared	NGAHERE	
10000200700	PRODUCTION DATABASE UPGRADE (P228	CE4020	1-Jul-00	1	$29,249.86	$0.00	Shared	NGAHERE	
10000222600	LOGS DATA IMPLEMENTATION (P274)	CE4020	16-Aug-00	1	$6,556.73	$0.00	Shared	NGAHERE	
10000229600	FOREST & LAND INTEGRATION IMPROVEM	CE4020	1-Oct-01	1	$47,552.55	$11,195.94	Shared	NGAHERE	
10000237000	FOREST & LAND LEGACY SYSTEM PROJEC	CE4020	1-Jul-01	1	$135,408.95	$19,912.77	Shared	NGAHERE	
10000236000	VMS LEGACY SYSTEMS PROJECT UPGRAD	CE4020	1-Jul-01	1	$121,014.86	$17,798.32	Shared	NGAHERE	
10000236100	BACKPLOT FOR NT INSTALLATION (P363)	CE4020	1-Sep-01	1	$12,750.70	$2,525.78	Shared	NGAHERE	
10000238900	P210 - CHRIS PAYROLL CONSOLIDATION	CE4020	1-Jul-01	1	$45,554.34	$7,140.33	Shared	NGAHERE	
10000251900	JMC/SRMFS MONTH END IMPROVEMENTS (	CE4020	30-Nov-02	1	$25,687.50	$16,555.44	Shared	NGAHERE	
10000016000	SMARTSTREAM CONSULTANCY FEES	CE4020	1-Jun-97	1	$1,195,200.36	$0.00	Shared	NGAHERE	SMART
10000016100	SMARTSTREAM SOFTWARE COSTS	CE4020	1-Jun-97	1	$633,504.30	$0.00	Shared	NGAHERE	SMART
10000026500	SMARTSTREAM PHASE	CE4020	1-Jul-97	1	$63,476.21	$0.00	Shared	NGAHERE	SMART
10000036600	Smart Stream Phase II	CE4020	1-Dec-97	1	$301,906.30	$0.00	Shared	NGAHERE	SMART
10000039200	SMARTSTREAM ROLLOUT CONSULTANCY	CE4020	1-Jul-97	1	$36,390.30	$0.00	Shared	NGAHERE	SMART
10000061400	SMARTSTREAM CONSULTANCY COSTS	CE4020	1-Dec-97	1	$60,150.00	$0.00	Shared	NGAHERE	SMART
10000061700	BANK RECONCILIATION MDB	CE4020	1-Dec-98	1	$14,226.25	$0.00	Shared	NGAHERE	SMART
10000061201	BANK RECONCILIATION MDB	CE4020	21-Dec-98	1	$1,045.00	$0.00	Shared	NGAHERE	SMART
10000069400	SMARTSTREAM	CE4020	1-Sep-98	1	$3,610.00	$0.00	Shared	NGAHERE	SMART
10000120100	SMARTSTREAM MONITORING SOFTWARE	CE4020	1-Jun-99	1	$6,559.50	$0.00	Shared	NGAHERE	SMART
10000154700	SBU REPORTING - P109	CE4020	1-Jul-99	1	$16,596.50	$0.00	Shared	NGAHERE	SMART
10000154900	SMARTSTREAM ARCHIVING - P133	CE4020	1-Jul-99	1	$3,300.00	$0.00	Shared	NGAHERE	SMART
10000174100	P225 - ACCOUNTS RECEIVABLE AUTOMAT	CE4020	31-Mar-00	1	$18,745.70	$0.00	Shared	NGAHERE	SMART
10000174700	P220 - SMARTSTREAM FIXED ASSETS ARC	CE4020	31-Mar-00	1	$38,060.00	$0.00	Shared	NGAHERE	SMART
10000174900	P222 - SMARTSTREAM MONTH END SAVING	CE4020	31-Aug-00	1	$3,600.00	$0.00	Shared	NGAHERE	SMART
10000264700	SMARTSTREAM UPGRADE TO VERSION 6.5	CE4020	31-Jan-03	1	$20,485.50	$20,522.85	Shared	NGAHERE	SMART
10000260700	SMARTSTREAM CREDITORS SBU BALANCE	CE4020	31-Dec-02	1	$5,707.50	$5,605.02	Shared	NGAHERE	SMART
10000282600	SMARTSTREAM 6.5.02 UPGRADE (P409)	CE4020	31-Jul-03	1	$9,042.50	$8,224.49	Shared	NGAHERE	SMART
10000016000	HP LASERJET PRINTER	CE4030	1-Jun-97	1	$444.00	$0.00	Shared	NGAHERE	PRINT
10000063400	WANG 640LPM PRINTER	CE4030	1-Mar-98	1	$12,075.10	$0.00	Shared	NGAHERE	PRINT
10000069000	HP LASERJET 4000N PRINTER	CE4030	24-Dec-98	1	$2,212.76	$0.00	Shared	NGAHERE	PRINT
10000114200	HP LASERJET 4000N PRINTER	CE4030	31-Mar-99	1	$2,616.43	$0.00	Shared	NGAHERE	PRINT
10000126700	HP LASERJET 4050N PRINTER	CE4030	21-Jun-99	1	$2,616.43	$0.00	Shared	NGAHERE	PRINT
10000175000	HP LJ 5000N LASER PRINTER	CE4030	29-Nov-99	1	$3,643.00	$0.00	Shared	NGAHERE	PRINT
10000186400	HP LASERJET 5000N PRINTER	CE4030	1-Jul-00	1	$3,642.00	$0.00	Shared	NGAHERE	PRINT
10000153515	HP 4050N LASERJET PRINTER	CE4030	1-Aug-00	1	$3,876.00	$0.00	Shared	NGAHERE	PRINT
10000202900	HP 4050N LASER JET PRINTER	CE4030	30-Nov-00	1	$2,617.00	$0.00	Shared	NGAHERE	PRINT
10000230200	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.39	$461.12	Shared	NGAHERE	PRINT
10000230300	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.39	$461.12	Shared	NGAHERE	PRINT
10000230700	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.39	$461.12	Shared	NGAHERE	PRINT
10000231400	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.39	$461.12	Shared	NGAHERE	PRINT
10000231600	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.39	$461.12	Shared	NGAHERE	PRINT
10000232600	HP4050N LASERJET PRINTER	CE4030	1-Jul-01	1	$2,371.49	$461.12	Shared	NGAHERE	PRINT
10000234400	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,945.00	$654.43	Shared	NGAHERE	PRINT
10000234600	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,945.00	$654.43	Shared	NGAHERE	PRINT
10000234600	HP4100N LASERJET PRINTER	CE4030	31-Aug-01	1	$2,945.00	$654.43	Shared	NGAHERE	PRINT
10000265300	BROTHER HL2460 LASER PRINTER	CE4030	6-Dec-02	1	$2,405.37	$1,604.26	Shared	NGAHERE	PRINT
10000265500	BROTHER HL2460 LASER PRINTER	CE4030	6-Dec-02	1	$2,405.37	$1,604.26	Shared	NGAHERE	PRINT
10000265700	BROTHER HL2460 LASER PRINTER	CE4030	6-Dec-02	1	$2,405.37	$1,604.26	Shared	NGAHERE	PRINT
10000265800	BROTHER HL2460 LASER PRINTER	CE4030	6-Dec-02	1	$2,405.37	$1,604.26	Shared	NGAHERE	PRINT
10000265900	BROTHER HL2460 LASER PRINTER	CE4030	6-Dec-02	1	$2,405.37	$1,604.26	Shared	NGAHERE	PRINT
					$4,002,245.69	$242,087.21			

Schedule 12: Purchase Price Allocation

Shares in Three Woodlands Companies	339,424,916
Forests Directly from FCF	208,575,084
Fixed Assets	12,000,000
Tarawera Forestry Right	165,000,000
Total	725,000,000

Breakdown of Forest Assets Directly from FCF

OTPP

For #	forest code	forest	Tenure	Price NZ$	
2	ASTN	aston	FR	33,253	
3	ATAT	aratiatia	FR	415,289	
6	BRWN	browne	FR	47,794	
7	CARS	carswell	FR	11,794	
8	COKR	cookr	FR	10,474	
9	CRES	cresswell	FR	11,434	
11	EMER	emery	FR	142,985	
14	GILT	gi bert	FR	53,597	
15	GYDE	gyde	FR	166,888	
16	HAUH	hauhungaroa 1c	FR	397,917	
18	HO2B	horohoro 2b	FR	29,759	
20	KA10	kawerau a10	FR	210,717	
21	KA23	kawerau a2&a3	LH	649,883	
23	KAW4	kawerau a4	FR	345,495	
24	KEPA	keepa	FR	27,877	
26	KITP	king te pohue	FR	31,422	
29	MAMT	st3	CL	1,482,398	Only portion acquired by OTPP
30	MANP	mangapapa	LH	1,167,373	
32	MART	martin	FR	19,931	
35	MNEW	mangorewa/kaharoa fo	LH	3,332,496	
36	MNTO	mangorewa/kaharoa fo	LH	8,889,461	
40	MOUN	mountfort j/v	FR	174,444	
41	MOYE	moyes	FR	30,713	
44	NG5D	ngapeke 5d	LH	8,549	
45	NGAH	ngahuinga	LH	8,300,495	
46	NGAM	ngamotawa 5d2	FR	12,527,157	
49	NPHK	ngatipahiko	FR	106,281	
50	OK1E	okere 1e	LH	212,848	
51	OKHU	okahu	FR	185,495	
52	OMAI	omaio	LH	9,592,920	
55	OPTR	opepe trust	FR	4,675,340	
57	PAE5	paengaroa south 5	FR	583,563	
58	PAEN	paengaroa south 4	LH	577,245	
59	PAHU	pahoutea	LH	4,857,057	
63	PINN	kaharoa pinnacles	CL	728,365	
65	POLL	pollard	FR	18,509	
66	PONA	ponaua	LH	897,733	
69	RG41	rangitaiki 41b10c	FR	202,977	
72	RO3V	rotoiti 3v3	LH	1,070,930	Only portion acquired by OTPP
75	ROMA	rotoma	FR	3,660,315	
76	ROSS	ross	FR	16,270	
77	ROTO	rotoiti	FR	42,517,576	
78	RU1A	ruahine 1a	FR	136,258	
79	RUHH	ruahihi	FR	86,712	
80	RUTK	ruatoki	FR	219,758	

81	SCHL	schuler	FR	88,979	
82	SCTB	scott b	FR	22,575	
83	SCTT	scott t	FR	8,167	
84	SELF	self	FR	16,982	
85	SF18	sf18	CL	567,355	Only portion acquired by OTPP
86	SF28	sf28	CL	3,553,817	Only portion acquired by OTPP
87	SISC	sisams c/r	CR	5,896,493	
88	SISF	sisam f/r	FR	11,892	
91	SUTH	sutherlands	FR	221,690	
93	TA11	tokerau a11	FR	309,054	
94	TA8C	taheke 8c	FR	2,202,784	
95	TAHE	taheke paengaroa	FR	367,715	
97	TAIK	taikato	FR	39,676	
99	TATA	tataraakina	LH	4,899,350	
102	TEKA	te kaoua	FR	41,184	
103	TEKO	te koeti	LH	2,643,337	
105	TETK	te toke	FR	209,254	
106	TEWA	te waka	FR	981,745	
108	THAU	tahau	FR	47,083	
109	THNA	tahuna	FR	28,786	
111	TIKC	tikitere c	LH	34,550	
112	TIKI	tikitere	LH	3,195,566	
113	TILL	tillemans	FR	8,066	
114	TIRA	tiraki	LH	1,734,153	
116	TMTA	taumata	FR	374,122	
117	TRNR	turner	FR	318,128	
118	TUAR	tuararangaia	LH	8,098,300	
119	TUHO	tuhoe	LH	24,661,785	
120	TUKK	tukituki	FR	554,852	
121	UMUH	umuhika	FR	143,004	
122	VELA	vela	FR	674,283	
123	WA2A	waipapa 2a	LH	143,734	
129	WBAY	welcome bay holmberg	LH	149,418	
130	WEDD	wedd	FR	118,329	
134	WKWA	waikawa	LH	4,316,601	
136	WRHA	wharehuia	FR	66,103	
137	WTGI	waitangi	FR	223,360	
138	WTHA	waitahanui	LH	2,820,856	
		Grand Total		176,753,446	

Viking

For #	forest code	forest	Tenure	Price NZ$	
10	DBCR	double crossing	LH	1,372,523	
29	MAMT	sf3	CL	1,598,509	Only portion acquired by Viking
73	RO3V	rotoiti 3v3	LH	131,953	Only portion acquired by Viking
85	SF18	sf18	CL	6,632,491	Only portion acquired by Viking
86	SF28	sf28	CL	168,670	Only portion acquired by Viking
104	TEKR	te karaka	FR	434,050	
		Grand Total		10,337,196	

Kiwi Forests Group

For #	forest code	forest	Tenure	Price NZ$
67	PUTU	putauaki	FR	276,674
68	REWH	rerewhakaaitu	FR	19,878,440
72	RNBW	rainbow	FR	22,237
132	WHHU	waiohau	FR	363,342
19	HUNT	hunt club	JV	403,956
131	WHTT	wharetoto	JV	535,793
		Grand Total		21,484,442

Schedule 13: Knowledge

A. Vendor Representatives

1. John Dell
2. Ian Boyd
3. Paul Gillard
4. Richard Parker
5. Tony Bond
6. Bill McCallum
7. Ian Brown
8. Ian Hinton
9. Ian Piebenga
10. Kevin Cooney
11. Ian Jenkin
12. Brian Johnston
13. Glen Sutton

B. Purchaser Representatives

Kiwi

1. Ross Green
2. Mark Wyborn
3. Trevor Farmer
4. Rob Campbell
5. Adrian Burr
6. Mike Marren
7. Ian Wallace
8. Donn Armstrong
9. Allan Bollard

Viking/OTPP

1. Bob Hagler
2. Jim Shirley
3. Hank Page
4. John Schrider

Schedule 14: Information Warranty Exclusions

The Vendors give no Warranty in respect of:

(a) future expectations or forecasts in respect of:

  (i) costs; or

  (ii) revenue, prices or profits; or

  (iii) volumes or yields; or

(b) the truth and accuracy of any information derived, in accordance with accepted forestry industry practice, from sampling, statistical analysis, photogrammetry, estimation or other similar predictive methods and tools (including the attribution of croptypes, site index, GF classifications or other classifications of the Standing Trees) provided in the Due Diligence Material;

(c) the truth, accuracy or completeness of any information contained in or derived from any cutting production, thinning, sales and operating, strategic or other such plans or strategies provided in the Due Diligence Material except to the extent it is historical data;

(d) the truth, accuracy or completeness of any information contained in any Due Diligence Material prepared by third parties, including:

  (i) the report entitled "Technical Review of Forest Information, Fletcher Challenge Forests Limited" dated 10 June 2003 prepared by Jaakko Poyry and responses from Jaakko Poyry to questions Green 16, Green 33, Green 41 and Green 42;

  (ii) the summaries of the Forestry Rights, Leases and the Cutting Right prepared by Bell Gully;

  (iii) the information provided in relation to UBS in questions Green 102, Green 146 and Green 147; and

  (iv) third party information provided in response to questions Green 172 (being third party forest health reports), Green question 234 (in relation to material prepared by HRML) and Green question 250 (in relation to third party environmental reports),

provided that the Vendors confirm, for the purposes of the Warranty in Part C, 1(a) of Schedule 1, that they are not aware of any material inaccuracies in the age class profile of each crop type in the Jaakko Poyry FOLPI file on the CD provided with the Information Memorandum dated June 2003 which have not been disclosed to the Purchasers, and the Vendors agree that the underlying data provided by the Vendors to Jaakko Poyry from which Jaakko Poyry derived that age class profile shall form part of the Due Diligence Material for the purposes of the Warranty in Part C, 1(a) of Schedule 1; and

(e) information provided in the Due Diligence material in relation to the stocked area of the Land (including the TFL freehold land), except to the extent of the Warranty set out in clause Part D, 4(i) of Schedule 1,

and, further, the Due Diligence Material provided in response to the Green questions set out below was true, accurate and complete (as defined in Part C, 1(b) of Schedule 1) as at the time it was provided and no Warranty is given that such information remains true, complete and accurate after that date (except to the extent such Due Diligence Material is covered by a Warranty other than that set out in Part C, 1(a) of Schedule 1):

Green questions 7, 11, 14, 23, 27, 30, 31, 32, 36, 43, 49, 50, 56, 59, 68, 69, 76, 79, 86, 132, 134, 213, 231 and 232.

Schedule 15: Access Arrangements

Specific Access Granted to Vendor

1. Matahina (via Matata East Rd off McKee Rd)
Access to dump site for the disposal of yard and mill scrapings (wood residue, bark, soil).

2. Taupo Off-highway from Rakanui Rd to Western Boundary Road.
For the cartage of lumber and sawmill residues (including approving the relevant FCF companies as "bulk transport operators").

3. McKee Rd (including the Farm Rd section from McKee Rd to the bridge over Tamarangi Drive)
For the cartage of lumber and sawmill residues.

4. Through any land owned by a Purchaser to any Forestry Block ultimately not transferred to a Purchaser in accordance with the Sale and Purchase Agreement
For the cartage of forest produce and for forest management purposes.

5. To the rail head at Murupara and Kawerau (into the areas leased by the Purchaser).

6. Use of a portion of the yard area of approximately 0.5 hectares at Murupara and Kawerau for the purpose of storing and loading of logs.

7. Access to existing trial sites undertaken under the Pine Radiata Breeding Co-operative Limited programme for the purposes of that programme.

8. Access to weighbridges at Kawerau, Murupara, Tauhera and Rainbow Mountain.

General Conditions of Access

1. Access to be for a period to be agreed in the case of freehold land, not to be less than 25 years;

2. Access to be for the term of the relevant grant (in relation to non-freehold land);

3. Charges for access and usage to be on commercially reasonable terms;

4. Owner to be responsible for maintenance of roading infrastructure and any upgrade it wishes to undertake except where damage is caused by the user (other than fair wear and tear) in which case the user shall repair such roading infrastructure to the same condition as prior to the damage;

5. No obligation on the Owner to retain or construct any particular road – users shall have access over such roads as the Owner has and maintains;

6. User will comply with owner's reasonable road user rules, including reasonable health and safety directions and restrictions.

7. Arrangements will reflect anticipated usage and will be renegotiated if any material increase in usage is required, and will be reasonable but may not materially adversely affect the intended use by the relevant Purchaser.

Mutual Access

In the event that the TFL Forestry Right is not transferred to Kiwi under this Agreement, the Purchasers and the Vendors shall negotiate in good faith mutual access over the Purchasers' forest estate and McKee Road, Tarawera Road and arterial roads leading to McKee Road on commercial terms provided that the basis for charging for such access shall be on a cost recovery basis based on proportionate use and that such access shall be for the relevant party, its agents and its contractors for the purposes of that party's forestry or forestry related business and not for third party invitees or licensees.

Schedule 16: Management

1. Interpretation

In this Schedule:

Deferred Property means a Forestry Block that is not transferred to the relevant Purchaser on the Principal Completion Date as a result of the failure to obtain the Required Consents for such Forestry Block prior to the applicable date specified in clause 3.4(a) of this Agreement;

Management Activities means all forest management activities including planting, establishment, harvesting, transport, sales and tending operations, forest health monitoring, inventory, block checking, height and foliage analysis, mapping, stand record keeping, forest security, fire protection, and includes the conduct of harvest planning, roading construction and maintenance and includes the invoicing and reporting functions described in this Schedule;

Management Period means the period of management for each Deferred Property set out in paragraph 3.1 below; and

Manager means Kiwi in respect of the Deferred Property that forms part of the Kiwi Assets and PruTimber (or one of its wholly owned subsidiaries) in respect of the Deferred Property that forms part of the Viking Assets or the OTPP Assets.

2. Management of the Property to the Principal Completion Date

2.1 In the period from the date of this Agreement to the Principal Completion Date, FCHL will carry out all Management Activities in relation to the Vendors' Property in accordance with its obligations under clause 6.1 of this Agreement.

2.2 The Vendors, Kiwi and PruTimber will work together, in good faith, in the period prior to the Principal Completion Date, to agree in more detail the implementation of the principles described in this Schedule for the relevant periods following the Principal Completion Date.

3. Management of the Property from Principal Completion Date until the Final Forestry Block Completion Date

3.1 Appointment

(a) Kiwi is appointed by the Vendors to manage, on their behalf, any Deferred Property that forms part of the Kiwi Assets from the Principal Completion Date until the earlier of:

(i) the Forestry Block Completion Date for that Deferred Property; and

(ii) the final Forestry Block Completion Date (which, for Kiwi Assets, is the last Business Day falling seven months after the Principal Completion Date),

and will be responsible for performing the Management Activities on that Deferred Property for that period.

(b) PruTimber (or a wholly owned subsidiary of it nominated by it) is appointed by the Vendors to manage, on their behalf, any Deferred Property that forms part of the Viking Assets or the OTPP Assets from the Principal Completion Date until the earlier of:

(i) the Forestry Block Completion Date for that Deferred Property; and

(ii) the final Forestry Block Completion Date (which, for the Viking Assets, is the Business Day falling seven months and one week after the Principal Completion Date and for the OTPP Assets is the Business Day falling seven months after the Principal Completion Date),

and will be responsible for performing the Management Activities on that Deferred Property for that period.

3.2 **Standard of care**

Each Manager will provide the Management Activities employing the same degree of care and skill as a reasonable person with expertise in large scale commercial forestry management in New Zealand would use in carrying out equivalent obligations.

3.3 **Costs**

(a) All direct costs incurred by a Manager on behalf of the Vendors as a result of undertaking the Management Activities with respect of the Deferred Properties during the Management Period, including rates and rental payments payable by a Vendor, are to be paid by the Manager on behalf of the Vendors. Such direct costs will not include a charge or recharge for overhead costs of the Manager for Management Activities which are compensated for solely by the Management Fee referred to in paragraph 4 below.

(b) The Vendors will reimburse the Manager for all such direct costs or will pay such costs directly to the supplier of the relevant goods or services, in accordance with this Schedule. Such direct costs will generally be paid by way of deduction from revenues collected on the Vendors' behalf, but if in any month such revenues are not sufficient to meet such costs, the Vendors shall pay them within 10 Business Days of receipt of an invoice therefor from the relevant Manager.

(c) Any stumpage payable to a joint venture third party partner/owners in respect of any Deferred Property during the Management Period under the terms of Forestry Right, Cutting Right or Lease with that third party partner/owner for wood removed from that Deferred Property during the Management Period is a direct cost to be met by the relevant Manager on

behalf of the Vendors. The Manager will meet such costs for the Vendors from the revenues generated from the relevant wood sales, provided that if the relevant debtor or debtors of the Vendor does or do not pay their invoices by the due date then the Vendors will reimburse the Manager for any excess of costs incurred over revenues collected within 10 Business Days of receipt of an invoice therefor.

3.4 Harvesting

(a) It is expected that there could be harvesting and production thinning carried out on the Deferred Properties during the Management Period in order to:

(i) satisfy the Vendors' requirements for sawlogs and pulp wood as reflected in the Commercial Agreements and the Sawlog Supply Agreements (**Supply Agreements**);

(ii) meet the cash flow expectations of, or obligations to, third party partners/owners in respect of the Deferred Properties; and

(iii) satisfy sales orders to third parties that the Manager has approved, acting reasonably.

(b) The Manager may be guided by the rolling three month Sales and Operation Planning (**SOP**) plan provided by the Vendors under paragraph (d) below as updated by the Manager monthly, but has full discretion over the timing of such production thinning or harvesting, subject to paragraph 3.2 above and the parties' expectations as set out in paragraph (a) above. For the avoidance of doubt, from the Principal Completion Date, any SOP plan will be produced by the Manager.

(c) Other Management Activities will be undertaken within the scope of a rolling three month silviculture plan which is to be agreed at the commencement of each of each month of the Management Period between the Vendors and the Manager of the affected Deferred Properties, each acting reasonably and taking into account the requirements of the Vendors described in paragraph (a) above. For the avoidance of doubt, from the Principal Completion Date, the silviculture plan will be produced by the Manager.

(d) The SOP plan and silviculture plan for the three months following the Principal Completion Date will be provided by the Vendors under the Transitional Operating Plan.

3.5 Revenues

All revenues derived from harvesting or production thinning undertaken in respect of a Deferred Property during the Management Period and received from third parties will be held by the relevant Manager as the Vendors' agent and will be promptly paid to the Vendors after deduction of the Manager's direct costs incurred in connection with the Management Activities and the Manager's fees under clause 4, such payments and reconciliations to be completed monthly.

4. Management Fee

4.1 In addition to the reimbursement of the direct costs incurred on behalf of the Vendors, the Manager will be paid a management fee in respect of its overhead costs for Management Activities in respect of the Management Period at the rate of $3.33 per month (plus GST) per net stocked hectare of the Deferred Properties under management (with net stocked area for a Deferred Property being calculated as at the Principal Completion Date) until the expiry of the Management Period for each Deferred Property.

4.2 The management fee will be paid monthly in arrears.

4.3 The amount of any "direct costs" payable to the Manager will not include any amount paid directly or indirectly by the Manager to third parties in respect of overhead for Management Activities, to ensure that the Vendors are not paying more than once for such overhead.

5. At Expiry of the Management Period

5.1 The overriding principle is that for any Deferred Property that is not sold to the relevant Purchaser by the end of the Management Period in accordance with this Agreement, the Vendors shall be responsible for any direct costs incurred by the Manager (other than with respect to overheads which are compensated for by the management fee), and shall receive any revenues derived, in respect of that Deferred Property during the Management Period.

5.2 The principle of first out accounting will be applied to Deferred Property volumes that pass through the Purchasers' yards each month to achieve the objective of holding no Deferred Property inventory in the Purchaser's yards at any month end.

6. Management Plan

6.1 The Managers shall, one month prior to the expiry of the Management Period, provide FCFIL with a reasonable management plan prepared in consultation with FCFIL in respect of the Management Activities for any Deferred Properties that are identified by the Vendors as unlikely to be transferred to the relevant Purchaser by the expiry of the Management Period.

6.2 That management plan will be for the three month period following the Management Period.

7. Vendors' staff

7.1 In recognition of the fact that the Purchasers have no existing forestry operations in New Zealand and so will likely require assistance in transitioning control of the Vendors' Property to the management of the Purchasers and in providing services under this Schedule, FCFIL agrees that it will, in relation to forestry management staff agreed between FCFIL and the Managers under the Transition Operating Plan (acting reasonably and noting that different Purchasers may have different requirements), for a period of three months following the Principal Completion Date not terminate the employment of those forestry management staff and shall make such staff available by way of secondment but subject to FCFIL's own reasonable

requirements, to assist the Managers to undertake such transition and management activities by providing support of an equivalent nature and scope as they undertake under their current job descriptions, as agreed between FCFIL and the relevant Manager, acting reasonably, and the relevant Manager will take such staff on secondment.

7.2 FCFIL shall not be required to take steps to retain forestry management staff that elect to leave the employment of FCFIL during this three month period and, without limiting the foregoing, shall not be required to incur material additional costs to do so. In the event a Purchaser wishes to continue to have seconded to it any staff member who wishes to leave the employment of FCFIL the parties shall work together in good faith to retain such staff member, provided that any resulting costs incurred by FCFIL in retaining such staff member shall be met by the relevant Manager.

7.3 Such staff will, to the extent permissible under the employment arrangements with FCFIL, act under the reasonable direction and control of the Managers. However, they will remain employees of FCFIL and the Managers will have no liability to such staff as a result of those arrangements (other than normal reimbursement of out of pocket costs incurred by such staff in providing this assistance).

7.4 FCFIL will not be responsible for the actions or omissions of such staff in providing assistance to the Managers under this clause (fraud and gross negligence excepted) and will have no actual or implied responsibility for management of the Deferred Blocks during the Management Period.

7.5 Each Manager will pay to FCFIL the direct costs (plus a margin of 5% to cover indirect costs (such as cellphone, payroll)) for the staff seconded under this clause (including any additional costs incurred with the approval of the relevant Manager to retain forestry management staff who have elected to leave), payable on the 20th of the month following the end of each calendar quarter during which such services are provided.

7.6 If an employee seconded by FCFIL to a Purchaser or a Manager ceases to be required by the Purchaser or Manager at any time during the secondment period, then the Purchaser or Manager, as the case may be, must give the same notice period to terminate the secondment that is equal to the shorter of the period to the end of the Management Period and the notice that FCFIL is required to give to that employee to terminate his or her employment under his or her employment contract with FCFIL. For the avoidance of doubt, FCFIL shall have no obligations to retain a staff member in employment once his or her secondment has finished.

8. FSC

8.1 The Vendors also recognise that it is important to all of FCFIL, FCFM and the Purchasers that the Purchasers continue to have FSC certification immediately following completion of the transactions contemplated by this Agreement. To assist with this FCFIL will use its best endeavours to assist the Purchasers to maintain the systems and procedures in place necessary to gain interim FSC certification including providing resources in the nature of existing plans, processes and system information and related records (subject to such resources being available) for a period of approximately six months following such completion.

9. Reporting

9.1 The Manager shall provide FCFIL with a report, in a form to be agreed by the parties acting reasonably, within 10 Business Days of the end of each month on its Management Activities, revenues received on behalf of the Vendors, direct costs incurred on behalf of the Vendors and deductions made from amounts paid to the Vendors, in each case during the previous month. Such reports shall contain sufficient detail of such revenues and expenditures for tax and GST purposes.

10. Breach

10.1 In performing the Management Activities provided in this Schedule, the Manager shall not do any act or thing that has the effect of causing the Vendors to be in breach of clause 6.1 of this Agreement or in breach of the terms of the Forestry Right, Lease or Cutting Right which governs such Deferred Property or that would cause a breach of a Warranty .

11. Other assistance

11.1 If a Manager or a Purchaser wishes the Vendors to retain staff other than those being seconded under clause 7 above, or to continue to operate systems related to forestry management (including HR and invoicing systems), following the Principal Completion Date to assist the Manager with transition or management, the Manager will advise FCFIL of this by the date specified in the Transitional Operating Plan and the parties will negotiate in good faith the basis upon which the Vendors will retain such staff or systems, it being acknowledged that the relevant Manager or Purchaser will be required to meet the direct costs incurred by the Vendors (or any of their Related Companies) as a consequence of retaining such staff or continuing to operate these systems. The Vendors will not be under any obligation to retain any additional staff after the Principal Completion Date beyond those seconded under clause 7 and retained under this clause nor to continue to operate any system related to forestry management after the Principal Completion Date except to the extent provided for in accordance with this clause or as otherwise agreed.

12. GST

12.1 The relevant Vendor authorises the relevant Manager and the relevant Manager agrees to issue on behalf of the relevant Vendor any Tax Invoice, Debit Note, or GST credit note in respect of all revenue to which clause 3.5 applies in a timely manner to enable the relevant Vendor to comply with its obligations to third parties and under the GST Act.

12.2 The relevant Manager warrants that it will, prior to the Principal Completion Date, become and thereafter remain a registered person for the purposes of the GST Act.

12.3 The relevant Manager acknowledges that the relevant Vendors will be relying on the reports provided by the relevant Manager under clause 9 of this Schedule in determining its GST position in respect of the Deferred Property and the relevant Manager will provide to the relevant Vendor, in a timely manner, all information and documentation reasonably requested by the relevant Vendor to enable it to comply with its obligations under the GST Act in respect of the Deferred Property.

12.4 For the avoidance of doubt the provisions of clause 5 of this Agreement apply to supplies made pursuant to this Schedule.

13. Supply of Sawlogs

13.1 The Purchasers agree to work in good faith to assist the Vendors with transitioning from the level of sawlog supply for its manufacturing facilities from that set out under the Completion SOP Plan (as described in the Transition Operating Plan) to the level of sawlog supply under the Sawlog Supply Agreements during the three month period following the commencement of the term of the Sawlog Supply Agreements and such assistance may include the Purchasers offering to FCFM, where possible, the opportunity to purchase additional sawlogs that the Purchasers offer for sale to any third parties (over and above the volume of sawlogs to be supplied by the relevant Purchasers to FCFM under their respective Sawlog Supply Agreements) on the same terms as sawlogs are supplied to FCFM under the Sawlog Supply Agreements.

14. Tarawera Management

14.1 If Kiwi does not purchase the TFL Forestry Right, Kiwi agrees to manage the TFL Property as contractor to FCFIL for a period of three months after the Principal Completion Date and such management shall thereafter continue on a month to month basis until terminated on not less than one month's notice by Kiwi or FCFIL (such notice to take effect on month's end.

14.2 Kiwi will provide Management Activities in relation to the TFL Property on a basis equivalent to that set out in clauses 3.2, 3.3(a) and (b), 3.5, 4, 6, 9 and 12 (amended to extent required to address the TFL Property) provided that FCFIL will direct Kiwi in relation to harvesting, production thinning and silvicultural activities for the TFL Property during the management period for the TFL Property.

14.3 Kiwi will, as manager of the TFL Property, provide all reasonable assistance to support any sale by Tarawera Forests Limited of all or any part of the TFL Property during the management period for the TFL Property.

14.4 Kiwi will nominate an appropriately senior staff member to report to the TFL board of directors on a monthly basis in relation to Management Activities being undertaken in relation to the TFL Property.

Schedule 17: Inventory

Each inventory item will be accounted for as set out below:

1. **Stems:**

   (a) Cutover and roadside stock has not accumulated cost, as the weight of the stems has not been determined by passing over the weighbridge. These stocks will be sold to and purchased by the relevant Purchaser for no additional cost as part of the Purchase Price for the relevant Vendors' Property or Companies' Property, as applicable, and no payment under clause 2.4 of the Agreement will be required.

   (b) Stock in the Kawerau, Murupara and Onepu yards ("Yards") has been weighed and attributed to the contractors, therefore this stock has a value being the harvesting cost, plus the cartage cost, plus a stumpage value. In order to avoid issues of trying to establish a stumpage value by harvest area, it is proposed that the stem supply chain is halted for 24 hrs to allow all the yard stem stock to be converted to logs. Therefore, there will be no yard stem stock on hand at Completion and no obligation on the Purchasers to acquire any stems.

2. **Logs:**

   (a) Skid stock has not accumulated cost, as the weight of the stock has not been determined by passing over the weighbridge. These stocks will be sold to and purchased by the relevant Purchaser for no additional cost as part of the Purchase Price for the relevant Vendors' Property or Companies' Property, as applicable, and no payment under clause 2.4 of the Agreement will be required.

   (b) Yard log stock has been taken over a weighbridge and therefore both harvesting and cartage contractors are due payment. This stock can be valued as harvesting cost, plus cartage cost, plus stumpage value. However, it is not possible to identify the stock by source therefore the average realised on-truck sales price for the two months prior to Completion for logs of the relevant grade is to be used. The relevant Purchaser will acquire this inventory under clause 2.4 of the Agreement. The Vendor will pay the harvesting and cartage contractors.

   (c) Wharf log stocks will be retained by the Vendors

3. **Chip and residues:** (Wharf and Yard). Ownership is to be retained by the Vendors.

   A mechanism will be agreed prior to the Principal Completion Date between the Vendors and the Purchasers for the stocktake of logs in the Yards.

Schedule 18: Diligence Actions

Part A

1. Orepi - Identifier SA 31B/746 to be corrected at LINZ to include in the appellation reference to "Section 29 Ohauiti Settlement".

2. Waiotahi - Identifier GS 1D/1435 - LINZ to correct area on Identifier from 614 m^2 to 248.5781ha.

3. Tanoatua - Identifier 946/35 cancelled in error, LINZ to issue new title for this area (3.3ha).

4. Waiotahi - Identifier to issue for 2A3B4A, 2A3B4B, 2A3B5, Tahora Blks (255.1469 ha).

Part B

The access issues are:

1. Emery Haumingi (northern part close to SH 30) - formal grant of legal access required;

2. Emery Taumanu - formal grant of legal access required;

3. Schuler - grant of legal access required from proprietor of the blocks between the land that is the subject of the forestry right and the public road;

4. Ngapeke 5D - formal grant of legal access required; and

5. Rangitaiki 41B10C - formal grant of legal access required, or documents evidencing the same to be produced.

6. Ngatapa/Te Kooti – permanent access for Ngatapa Station Limited over the land underlying the Te Kooti Lease.

Part C

1. Profit a Prendre for Matahina Quarry (ref 5A) to be registered at LINZ over Identifier SA65B/911.

2. Deed of Grant (Farm Road) (ref 39.6) Māori Land Court noting or confirmation (if applicable) required.

3. Terms of Taupo Hunt Club Forestry Right to be finalised and the Forestry Right executed.

4. Confirmation to be obtained from the lessor of the Onepu railyard that the lease has been renewed.

Schedule 19: Form of Forestry Block Notice

We refer to the Sale and Purchase Agreement relating to the FCF Estate between Fletcher Challenge Forests Industries Limited, Fletcher Challenge Forests (Manufacturing) Limited, Kiwi Forests Group Limited, Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited, dated [ ] December 2003.

We write to advise, pursuant to clause 4.4 of that Agreement that the Required Consents in respect of Forestry Block [ ] were obtained on [*date*]. Evidence of the receipt of such Required Consents is attached.

Yours faithfully,

Schedule 20: Net Stocked Area

The Net Stocked Area will be determined in accordance with the following principles:

1. All interior and boundary roads less than 10m in width that are currently treated as part of the Net Stocked Area will continue to be treated as part of the Net Stocked Area for the purposes of computing actual Net Stocked Area. It is agreed that the impact of these areas on expected stand yield has been adequately accounted for through forest inventory procedures.

2. All areas currently mapped as unstocked gaps, and any non-mapped unstocked gaps smaller than 0.1 ha, will retain this classification for purposes of computing actual Net Stocked Area.

3. No areas reserved under the Tasman and NZ Forestry Accords have been included in the calculation of Net Stocked Area and all such areas shall be excluded from the computation of actual Net Stocked Area.

4. No area located within the Geothermal Easement (affecting Tauhara, Tahorakuri, Broadlands, and Rotoma Forests) will be excluded from the calculation of Net Stocked Area solely because of its location within the easement area.

5. No area subject to a Land Improvement Agreement will be excluded from the calculation of Net Stocked Area solely because of its involvement in such an agreement.

6. All area outside the legal ownership boundaries as defined by the GIS Parcel layer (other than areas within paper roads) will be excluded from the Net Stocked Area.

7. Net Stocked Area includes unstocked cutover, being forest land that has been harvested and is capable of being replanted.

Any Warranty Claim arising from a deficiency in Net Stocked Area must be supported by a reasonable description of the geographic data on which it is based and the techniques that were employed to calculate actual Net Stocked Area. For the avoidance of doubt, any deficiency must be based on the aggregate forest estate and may not be invoked in respect of individual parcels.

In the event that a valid Warranty Claim is made in respect of the Net Stocked Area warranty in this Agreement the following process will be used to determine the value of the area difference:

1. The Purchasers have allocated the agreed purchase price of the forest estate to each timber stand relative to its expected value and stated area. Stand level values have been combined into 5-year age class interval tranches and an average per hectare value for the area in each tranche has been calculated.

2. Once remapping has been completed, the actual Net Stocked Area by age class aggregations will be calculated and the appropriate per-unit value multipliers (Table 1) will be applied to determine the actual value of each tranche.

6. These values will then be summed to determine the total value deficiency represented by the observed deficiency in Net Stocked Area.

Table 1: Allocated Purchase Values

By 5-Year Age Class

Age	Value/ha
0-4	164
5-9	665
10-14	1,806
15-19	4,356
20-24	13,642
25-29	25,328
30+	25,311

Schedule 21: TEAL roading costs

Tahorakuri

Year Ending	Volume Cut	Roading Cost
Jan-04	0	0
Jun-04	43,348	59,603
Jun-05	148,503	204,192
Jun-06	265,136	364,562
Jun-07	243,613	334,968
Jun-08	344,079	473,109
Jun-09	359,553	494,385
Jun-10	406,365	558,752
Jun-11	448,134	616,184
Jun-12	474,544	652,497
Jun-13	527,187	724,882
Jun-14	0	0
	3,260,461	$4,483,134

Tauhara

Year Ending	Volume Cut	Roading Cost
Jan-04	0	0
Jun-04	52,951	88,693
Jun-05	321,795	539,006
Jun-06	310,008	519,264
Jun-07	289,188	484,389
Jun-08	0	0
	973,942	$1,631,353

Annexure A: Transitional Operating Plan

TRANSITIONAL OPERATING PLAN

1. **Term and General Principles**

1.1 Except to the extent expressly set out herein, this Transitional Operating Plan shall apply from the date of the Agreement until the Principal Completion Date.

1.2 The parties intend that this Transitional Operating Plan shall be conducted on a basis whereby:

(a) the parties shall act in good faith and in a manner consistent with commercially reasonable standards of forestry practice in New Zealand; and

(b) if an event not contemplated or dealt with by this Transitional Operating Plan arises, the parties shall consult in good faith to plan and deal with the event in a manner which achieves agreement between the parties in a cost effective and timely way.

1.3 Where capitalised terms are used in this Transitional Operating Plan such terms shall bear the same meaning given to those terms in the Sale and Purchase Agreement relating to the FCF Estate between Fletcher Challenge Forests Industries Limited, Fletcher Challenge Forests (Manufacturing) Limited, Kiwi Forests Group Limited, Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited (the **Agreement**), to which this Transitional Operating Plan is annexed.

1.4 The parties acknowledge and agree that, where the Vendors are required to use their "reasonable endeavours" under this Transitional Operating Plan, in determining what is reasonable the following factors are to be taken into account:

(a) that the Vendors are not required to hire additional staff or third party contractors in order to meet that obligation or to purchase additional assets in order to meet that obligation;

(b) that the Vendors' ability to meet that obligation may be adversely affected as a result of employees of the Vendors or FCF having terminated their employment with the Vendors or FCF after the date of this Agreement, and neither the Vendors nor FCF shall be under an obligation to replace such staff in order to meet that obligation and shall not be liable for any failure to meet such obligation as a consequence of such terminations; and

(c) that the Purchasers have no existing forestry operations in New Zealand and so may require greater assistance in transitioning control of the forest estate and its related assets and agreements to the Purchasers' new management organisations (which are yet to be created) that might otherwise have been the case if they had existing forestry operations in New Zealand.

1.5 If there is any inconsistency between this Transitional Operating Plan and the Agreement, the terms of the Agreement shall prevail.

2. Harvesting and removal of Standing Trees or cut logs, and re-planting prior to the Principal Completion Date

2.1 The re-planting of harvested stands will be in accordance in all material respects with its Silvicultural Plan emailed on 17 December 2003 by Bell Gully to Harmos Horton Lusk and First NZ Capital (**Completion Silvicultural Plan**) delivered to the Purchasers. The Completion Silvicultural Plan was prepared in accordance with FCF's best management practices however the parties acknowledge that there is necessarily some degree of flexibility required in relation to the precise timing of silviculture operations (as such activities can depend on such things as the weather or the availability of labour after Christmas) and, as a result, an activity scheduled for December, for example, may not take place until January. The Vendors have delivered to the Purchasers the Completion SOP Plan by email on 17 December 2003 by Bell Gully to Harmos Horton Lusk and First NZ Capital.

3. Planning and Scheduling

3.1 The Vendors will provide the Purchasers with the following plans no later than 10 Business Days prior to the Principal Completion Date on the basis that the assets would be managed over such period as one entire estate and not three separate estates (provided that the Vendors will provide the Purchasers with reasonable assistance to disaggregate the plans where the Purchasers consider that appropriate):

(a) A harvesting plan based on the Completion SOP Plan for the 3 month period after the Principal Completion Date.

(b) A silviculture plan based on Completion Silvicultural Plan for the 3 month period after the Principal Completion Date.

(c) A harvesting crew scheduling plan for the 6 week period after the Principal Completion Date that is adequate to crew the activities under the previously described plans for the period covered by the scheduling plan.

(c) The SOP plan for the period to 30 June 2004.

3.2 For the avoidance of doubt, where the Vendors are contractually bound to harvest, thin, replant, tend or carry out silviculture on a particular Forestry Block or harvest a volume of trees pursuant to any Cutting Right, Lease or Forestry Right, prior to the Principal Completion Date, the Purchasers shall consent to the Vendors so harvesting, thinning, tending, replanting or carrying out silviculture in respect of those trees up to the Principal Completion Date and the Vendors shall ensure that they are included in the Completion SOP or Completion Silviculture Plan.

3.3 The Vendors shall not be liable for any loss or damage arising as a consequence of the Purchasers managing the forest estate in accordance with the plans and schedules delivered by the Vendors under this Transitional Operating Plan (except in the case of gross negligence or wilful misconduct), and the Purchasers shall be solely responsible for all such activities following the Principal Completion Date.

4. Sales and Supply Obligations

4.1 The Purchasers acknowledge that the Vendors are entitled to sell, dispose of or otherwise deal with, in the ordinary course of business and consistent with past practices of the Vendors, any logs harvested or thinned during the period from execution of the Agreement until the Principal Completion Date.

4.2 The parties acknowledge that from the date of the Agreement until the Principal Completion Date, the Vendors will enter into forward domestic and export sales for logs that will require delivery of the logs after the Principal Completion Date, and the Vendors shall retain all obligations under such contracts. The Purchasers shall have no obligations in respect of such contracts other than to the extent of selling logs to the Vendors to allow the Vendors to fulfil their obligations under such export contracts as set out in 4.3(c) below.

4.3 The parties set out the responsibilities of each party for performance of those sales contracts below:

(a) The Vendors will be responsible for performing all domestic and export sales contracts entered into by them which require delivery up to and after the Principal Completion Date irrespective of when the sales order was made;

(b) The Purchasers will be responsible for entering into its own domestic and export sales contracts for sales in the period after the Principal Completion Date;

(c) The Purchasers will sell to the Vendors additional logs required by the Vendors at the port to permit the Vendors to fulfil the above export sales contracts in quantities sufficient to enable the Vendors to meet such contracts taking into account inventory retained by the Vendors under the Agreement and otherwise on terms to be agreed, provided that the price is to be determined on an open market basis. The Purchasers agree to work together to allocate the required log production amongst themselves to ensure supply of this additional export volume. This commitment will continue for a period of three months after the Principal Completion Date or, if earlier, until the expiry or performance of all such export contracts entered into prior to the Principal Completion Date.

5. Systems

5.1 Clause 6.9 of the Agreement sets out the principles for the implementation of appropriate access and usage arrangements of the IT systems identified in Part B of Schedule 7 of the Agreement (the IT Systems) and any IT systems to be retained by the Vendors (or any of their Related Companies) following the applicable Completion Date.

5.2 Immediately following the date of this Agreement, the Vendors agree to work with the Purchasers and their relevant third party managers to prepare and agree a transition plan for the transfer of the IT Systems. The plan shall include a process for how the Vendors will transfer the Forest Records contained on the IT Systems to be retained by the Vendors on the Vendors' own IT systems to the Purchasers on or after the Principal Completion Date.

6. **Resource Consents and other Licences**

6.1 From the date of the Agreement to the Principal Completion Date the Vendors shall consult with the Purchasers when applying for any resource consent relevant to the Land or the TFL Property, and obtain the consent of the relevant Purchaser to the obtaining of any new Resource Consent.

6.2 The parties shall work together to identify any material licences, authorities, warrants, consents (including resource consents), approvals and permits from or issued by any governmental department, statutory, municipal or local body or other authority necessary or otherwise required to enable the Purchasers to carry on business in respect of the forest estate, and the Vendors shall, from the date of the Agreement to the Principal Completion Date, provide reasonable assistance to the Purchasers in preparing any applications for such licences.

7. **Maintenance**

7.1 From the date of the Agreement to the Principal Completion Date, the Vendors shall maintain the Equipment and Improvements in as good a state of operating condition and repair as at the date of the Agreement, except for ordinary depreciation and fair wear and tear.

8. **Business Agreements**

8.1 By 23 January 2004, the Purchasers must notify the Vendors which informal agreements and arrangements (whether written or oral) listed in Appendix A to this Transitional Operating Plan the Purchasers wish to take over on the Principal Completion Date.

8.2 The Vendors shall use their reasonable endeavours to renew or formalise such agreements or arrangements prior to the Principal Completion Date and transfer such agreements to the Purchasers in accordance with clause 9 of the Agreement.

8.3 If:

(a) the counter parties to such agreements or arrangements do not agree to such renewal or formalisation within 10 Business Days prior to the Principal Completion Date; or

(b) the Purchasers notify the Vendors that they do not wish to take over any such agreement or arrangement or fail to notify the Vendors within the period mentioned in paragraph 8.1 above,

then the Vendors shall be entitled to terminate such arrangements with effect from the Principal Completion Date.

8.4 The Purchasers acknowledge that they have consented to the Vendors entering into the agreements listed in Appendix B to this Transitional Operating Plan (on terms substantially similar to those disclosed to the Purchasers) prior to the Principal Completion Date, or if such agreements are not entered into by the Principal Completion Date, that the Purchasers will agree to enter into such agreements in their own name after the Principal Completion Date.

8.5 The Vendors also agree to assist the Purchasers in determining which Business Agreements should be transferred to each of the Purchasers and the Purchasers agree to assist the Vendors in this respect.

9. Forest Stewardship Certification

9.1 The Purchasers acknowledge that the Forest Stewardship Certification currently held by the Vendors in respect of the forest estate is not transferable to the Purchasers and the Purchasers (and any managers to be appointed by the Purchasers to manage the forest estate) will be required to obtain such certification on their own merits.

9.2 Subject to having the requisite staff with the requisite skills, the Vendors shall provide the Purchasers with such assistance as the Purchasers may request, acting reasonably, to obtain Forest Stewardship Certification for the forests the Purchasers are acquiring from the date of the Agreement to the Principal Completion Date and subsequently in accordance with the Management Schedule.

10. Assets and Shared Services

10.1 The parties acknowledge that both the Vendors and the Purchasers will have future rights to use weighbridges and radio communications currently held by the Vendors to be acquired by the Purchasers under the Agreement. The parties will work together from the date of the Agreement to the Principal Completion Date to agree, on commercially reasonable terms, appropriate sharing arrangements for such assets to the extent required for the ongoing business of the Vendors and their Related Companies.

10.2 The parties acknowledge that if Kiwi does not acquire the TFL Forestry Right:

(a) The Vendors will require radio and fire fighting equipment that is situated on the TFL Property. If that was to occur, the parties will work together to the Principal Completion Date to agree on appropriate ownership and sharing arrangements for such assets to the extent required for the ongoing business of the Vendors and the Purchasers. The Vendors will also require full access to data generated by Remote Automatic Weather Station network in the event that Kiwi undertakes to continue with the maintenance of the Remote Automatic Weather Station , otherwise, the Vendors will retain ownership of the relevant stations;

(b) the Vendors will retain the Kawerau Processing Yard (including the Kawerau office, compound and superskid) but will work together with the Purchasers to agree, on commercially reasonable terms, appropriate access and storage arrangements to the extent required for the Purchasers' business;

(c) Kiwi will work together in good faith with the Vendors to enable the Vendors to still have a proportionate benefit of the existing Business Agreements with Forest Distributors Limited, Tranz Rail, Kajavala Forestry Limited, CNI Forest Management Limited and relevant harvesting agreements for the TFL Property; and

(d) the Vendors will need to retain access to, and rights to use, the following IT Systems: YTgen, Forest and Lands, Prodoc and GIS in relation to the

TFL Property and the parties will work together in good faith to agree appropriate sharing and access arrangements to the extent required for the Purchasers' and the Vendors' business (such arrangements may provide for the proportionate sharing of any third party licence fee but are to be without further royalty or charge) and other arrangements concerning maintenance and administration of those systems, security protocols and the use of a single administrator of the systems where appropriate to administer such systems.

11. **Offices**

11.1 The Vendors agree to allocate surplus office space at Ngahere House to the Purchasers for a period to be agreed following the Principal Completion Date, such area to be sub-leased on commercially reasonable terms.

12. **People**

12.1 No later than 13 February 2004 the Purchasers will advise the Vendors of the staff they require (and the basis upon which they are required) for secondment under the Management Schedule for the period from the Principal Completion Date to 31 May 2004.

12.2 No later than 13 February 2004, the Purchasers will advise the Vendors if they (or their Manager) require the Vendors to retain staff other than those being seconded under the Management Schedule, or to continue to operate systems related to forestry management (including HR and invoicing systems), following the Principal Completion Date to assist the Manager with transition or management. The parties will negotiate in good faith the basis upon which the Vendors will retain such staff or systems, it being acknowledged that the relevant Manager or Purchaser will be required to meet the direct costs incurred by the Vendors (or any of their Related Companies) as a consequence of retaining such staff or continuing to operate these systems.

13. **Additional Equipment**

13.1 The parties acknowledge that certain equipment more particularly specified in Appendix C (the **Relevant Equipment**) is Excluded Property for the purposes of the Agreement. The parties shall, prior to the Principal Completion Date, work together in good faith to agree which of the Relevant Equipment is reasonably required by the Purchasers for their ongoing management of the Property following the Principal Completion Date (the **Additional Equipment**), such list to be agreed by the parties by no later than 10 February 2004, provided that if the parties cannot reasonably agree on any particular item of Relevant Equipment by that date then such equipment shall not be Additional Equipment. The Additional Equipment shall be included with Equipment to be transferred to the Purchasers on the Principal Completion Date in accordance with the Agreement, and shall be sold and purchased as part of the Purchase Price.

13.2 The parties will work together in good faith following the date of this Agreement to identify any equipment of the Vendors that has been transferred to the Purchasers which is not required to operate the Vendors' Property or the Companies' Property and to identify any equipment that has not been transferred to the Purchasers, is required to the Vendors' Property or the Companies' Property and is not required as part of the Vendors' ongoing business.

14. **UBS Agreements**

The Vendors and Kiwi acknowledge that the separation of the Forestry Right, Infrastructure and Management Agreements with CNI Timber Operating Company Limited and UBS Mangakahia Forest Venture Limited and FCFIL from the Wood Supply Agreements between FCFIL and those companies creates or may create a number of practical and legal issues with the implementation of those agreements. The Vendors and Kiwi agree to work together in good faith with UBS to resolve those issues in a manner which is reflective of the economic interests, responsibilities and the capabilities of each party.

Appendix A

Data room reference	Title of agreement	Date	Parties
7.7	Murupara log farm lease	3 December 1996	• Fletcher Challenge Forests Industries Limited • Tranz Rail Limited
23.1	Contract for Maintenance of Central North Island Private Sealed Roads and Kaingaroa, Murupara and Kawerau Log Yard Pavements	21 October 1999)	• Fletcher Challenge Forests Industries Limited • Fulton Hogan Limited
22.41	Draft agreement For Forestry Services		• Fletcher Challenge Forests Industries Limited • Adstar BOP Limited
22.42	Draft agreement For Forestry Services		• Fletcher Challenge Forests Industries Limited • Task Protection Limited
27.2	Supply Agreement		• Fletcher Challenge Forests Industries Limited • Damar Industries (NZ) Limited [Currently being renegotiated/extended]
27.5	Goods and Services Supply Agreement		• Fletcher Challenge Forests Industries Limited • Koppers Arch
27.13 (b)	Owens Cargo Company – Draft Letter	5 December 2003	• Fletcher Challenge Forests Industries Limited • Owens Cargo Company Limited
27.16	Ngamanawa Lands Road Use Draft Agreement	23 September 2002	• Fletcher Challenge Forests Industries Limited • Trustpower Limited • Ngamanawa Incorporation
	Works Infrastructure Arrangement (Grader at Tarawera Forest)		• Fletcher Challenge Forests Industries Limited • Works Infrastructure Limited

Appendix B

Data room reference	Title of agreement	Date	Parties
2.3	Draft easement		• South Woodlands Limited • Fletcher Building Products Limited
2.4	Agreement taking of land for road		• Northwest Woodlands Limited • The Western Bay of Plenty District Council
2.5	Licence to deposit sediment and carry out works on land at [Rangitaiki] Pokairoa Forest		• East Woodlands Limited • Bay of Plenty Electricity Limited
9.10	Draft Access Licence – Kererutahi Forest		• Fletcher Challenge Forests Industries Limited • GSL Capital Limited
9.11	Draft Access Licence – Herepuru Forest		• Fletcher Challenge Forests Industries Limited • GSL Capital Limited
19.12	Draft Agreement For Forestry Services		• Fletcher Challenge Forests Industries Limited • Pan Pac Forest Products Limited
27.11	Draft Supply Agreement		• Fletcher Challenge Forests Industries Limited • Orion Crop Protection Limited
27.12	Draft Services Agreement		• Fletcher Challenge Forests Industries Limited • Timber Management Company Limited
20.10	Draft Data Provision and Service Level Agreement		• Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Fletcher Challenge Forests Industries Limited
20.11	Draft Radio Communications Usage Agreement		• Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Fletcher Challenge Forests Industries Limited
23.3	Agreement relating to the Hautapu River Culvert construction in the Ngaipa Forest		• Fletcher Challenge Forests Industries Limited • John Ray Limited

Annexure B: TFL Forestry Right

TARAWERA FORESTS - FORESTRY RIGHT TERM SHEET

17 December 2003

Forest Name	Tarawera.
Parties	Tarawera Forests Limited and its subsequent successor being the new MIL company owning the land underlying the Tarawera Forest (the "Grantor"). Kiwi Forests Group Ltd (the "Grantee") Information on the Grantee to be provided.
Land Subject to the Forestry Right	The Tarawera Forest excluding Mt Putauaki (and all rights, leases, licences relating to the same).
Term	Following a termination notice being given to or by the Grantee, the forestry right shall cease by the earlier of: • 30 years from the date each stand was planted in the case of Radiata; • 45 years from the date each stand was planted in the case of Douglas Fir or any other species; and • completion of the harvesting of the trees that are growing on the land at the date the termination notice is given. A termination notice may be given by the Grantor in relation to all of the land at any time after the 30th anniversary of the date on which the forestry right is granted (the "Commencement Date"). **Early termination** The Grantee may hand back all or part of the land by written notice to the Grantor as follows: (i) in the event of a hand back of all of the land, with a minimum of 2 years' prior notice; and (ii) in the event of wishing to hand back a commercially reasonable area of the land (such area determined in accordance with the Five Year Plan (referred to under Grantee's Covenants)), with a minimum of 2 years' prior written notice in respect of the first time this right is exercised and a minimum of one year's prior notice for any subsequent exercise. If the Grantee does not deliver any land identified for return to the Grantor in a timely manner consistent with the notice, then the Grantee will compensate the Grantor for reasonable direct costs incurred by the Grantor of any such delay.
Rental	The total annuity payment for the forestry right shall be NZ$1.2 million plus GST ("Annuity") per annum comprising: • $1,125,000 per annum as to the forestry right (FR annuity) • $75,000 per annum as to the access rights (per Access Term Sheet attached) (Access annuity) The Annuity shall be payable only during the Term of the forestry right, and shall be paid in advance at the beginning of each calendar three-month period, with the FR annuity apportioned for any part periods and apportioned on Return of Land as provided herein. The Access annuity shall not be apportioned. The Annuity shall be paid in New Zealand Dollars, and shall be plus GST.

Rent Review	The Annuity shall be increased for inflation in each December half year in accordance with the movements in the average of the Consumer Price Index and the Producer Price Index (Forestry) over the previous year, with the first review to take effect from 1 January 2005.
Confidentiality as to Annuity	The parties agree to exchange letters confirming that the Annuity is concessionary, based on an overall transaction and is not reflective of current market for a forestry right of this nature.
Grantee's Rights	The Grantor grants an exclusive forestry right to the Grantee, its servants, workmen and agents or licencees with the object of producing a crop of forest product to: (a) plant, establish, manage, cultivate, protect, render productive and harvest a forest on the land; (b) establish procedures for the management of the forest; (c) subject to the obligations set out in the Management Section relating to sacred Wahi Tapu issues, make and install such roadways, tracks and gates on the land necessary or appropriate for the purpose of managing, felling, carrying away and selling or utilising the trees, timber and logs from the forest. Grantee must obtain and comply with all necessary consents as to the same at its cost; (d) enter and pass and repass (by itself or by its agents, licensees and invitees) upon the land, provided such rights shall only be for the purposes of Tarawera Forest activities of the Grantee solely; (e) place and stack upon the land any trees, timber or logs harvested pursuant to the forestry right; (f) to construct buildings, plant and other significant improvements on the land in connection with this forestry right with consent of the Grantor (such consent not to be unreasonably withheld), provided that the Grantor may veto major infrastructure (eg a processing mill) and the Grantee can construct non- significant improvements without consent (subject to the other requirements of this forestry right); (g) generally do whatever may be necessary or convenient managing, protecting and harvesting and carrying away and disposing of the trees, timber and logs obtained from the forest on the land; and (h) use any roadway on the land for the purposes of haulage of trees, timber and logs from the forest on the land.
Rates and Other Outgoings	The Grantee must pay all rates, taxes, levies, assessments and similar outgoings levied in respect of the land subject to this forestry right (apportioned, where necessary, on return of any part of the land based on the amount of the rates that apply to the land so returned to the Grantor).
Risk	Loss, damage or destruction to the forest, however caused, shall be at the risk of the Grantee.
Grantee's Covenants	1. In relation to the use of the forest, the Grantee must: (a) at its own expense, maintain the forest on the land for the production of sawlogs and/or pulpwood in accordance with sound forestry principles and good forestry practice; (b) while strictly complying with resource and regulatory consents (at its cost), take reasonable steps to do certain things in relation to the forest including controlling pests, preventing soil erosion and pollution of streams, clearing fire breaks and clearing away debris carried onto adjoining properties; (c) not remove from the land any minerals (including precious metals, oil and geothermal steam) or artefacts found on the land, ownership of which shall rest with the Grantor; (d) not cause damage, nuisance or injury to the neighbours of the land;

(e) comply with all relevant statutes and by-laws which affect the land, the trees and the Grantee's use of the land;
(f) carry out all proper fire protection on the land;
(g) comply with the Tasman Accord to the extent applicable (subject to the Grantor's covenants relating to any reserve lands to be created in respect of native bush);
(h) obtain and maintain and do all things necessary to comply with, respect and observe all necessary permits, consents and approvals, including all necessary resource consents;
(i) provide an annual report of activities on the land;
(j) take out and maintain public liability insurance with an extension for firefighting;
(k) allow access to the Grantor, its servants, workmen, agents, licensees and invitees to all areas of the forest to the extent reasonably consistent with the Grantee's rights and obligations under this forestry right including continued access to enable the carrying out of forestry operations on any land returned to the Grantor;
(l) allow customary access and public access to certain sensitive areas (eg lakes and falls, Tarawera Hunting Club and other such existing practices and uses) subject to compliance at all times with the Grantee's health and safety, fire and security requirements.

2. Five Year Plan

Provide a rolling Five Year Plan to the Grantor detailing the Grantee's best estimate of:

(i) harvesting activities;

(ii) areas of land to be returned (of a commercially reasonable size to enable the Grantor to utilise the same for commercial forestry purposes) as a result of on completion of harvesting (where the Grantee is not replanting the land);

(iii) areas of land anticipated to be returned as (of a commercially reasonable size as above) a result of exercise of the early Grantee return rights; and

(iv) roading, infrastructure, improvements, quarries, land preparation proposed to be carried out.

The Five Year Plan shall take into account the Grantee's obligations in respect of sensitive and cultural matters set out in the Management Section.

3. The Grantee shall have the right to allow and receive payment for grazing and other usual incidental tenancies on the land during the Term.

4. The Grantee may in accordance with the roading and other infrastructure plans under the Five Year Plan use any sand, clay, rock, trees etc. located on the land for the building and maintenance of roads, bridges, culverts, fences, skids and any buildings on the land for the purpose of the Grantee's activities within the forest and no other activities and may construct a quarry or quarries on the land for such purposes.

5. Carbon Benefits:

The parties agree they will take such steps as necessary to ensure that the party bearing the liability obtains ownership and use of the carbon benefits up to that liability for trees relating to that liability.

Grantor's	In relation to the land the Grantor must:

covenants	• comply with all obligations as to a landowner under the Tasman Accord including as to the creation of all areas of reserve land required under the Accord; • not interfere with the Grantee's operations, or create any other nuisance; • take out and maintain public liability insurance (with an extension for firefighting); • ensure that the Grantee, its servants, workmen and agents or licensees have reasonable access over land, roadways, tracks, fire installations, bridges, fences, gates and other improvements ancillary to forestry operations over land already returned to the Grantor under the terms of the forestry right and over any other land held, occupied or otherwise controlled by the Grantor for the purposes allowed under this forestry right. • The Grantor must indemnify the Grantee against actions, claims, demands, proceedings, damages, costs charges, expenses, losses and liabilities which the Grantee may incur by reason of the activities of the Grantor in breach of the forestry right.
Return of Land	Once a termination notice is given (other than a two or one year Grantee early return notice), the land is to be returned to the Grantor on harvesting of the current crop on each part of the land. The forestry right in respect of that land shall end progressively as land is handed back and the FR annuity payments on land handed back will cease at that point. The FR annuity shall be allocated pro-rata to total plantable hectares on Commencement Date and adjusted downwards accordingly as trees are harvested and land is returned to the Grantor. The Grantee shall return the land in a plantable condition for forests in accordance with sound forestry practice and in accordance with the Five Year Plan. The Grantor may deal with the land at its complete discretion after return, including without limitation creating a forestry right, or licence in favour of any third party.
Indemnities	The Grantee must indemnify the Grantor against actions, claims, demands, proceedings, damages, costs charges, expenses, losses and liabilities which the Grantor may incur by reason of the activities of the Grantee on the land or in exercise of or under the Forestry Right.
Assignment	The forestry right may be sold, assigned, transferred or mortgaged with the Grantor's consent (not to be unreasonably withheld). Such consent will be given where the assignor/assignee/purchaser is capable of performing its obligation under this Forestry Right based on similar criteria as set out in Crown Forestry licences, and any dispute as to such capability to be resolved by the dispute resolution mechanism herein.
Improvements	1. The Grantee is to have unencumbered (non-exclusive where part of the land has been returned) access to and use of the improvements including roadways, tracks, fire installations, bridges, fences, gates and other improvements ancillary to forestry operations on the Land at the Commencement Date. 2. The Grantee shall have the right to use the fire store during the term of this right provided: (a) subject to 2(c) it maintains the same at its cost; (b) at expiry returns the same in good condition (subject to fair wear and tear); (c) on part return of the land it shall share such use with any other forest operators on the land as required (eg the fire store), with the maintenance obligations and costs also shared from that time on the basis of use. 3. The Grantee shall control access over all of the roads on the Land during

		the full term of the forestry right, but will (in the event that the Return of the Land provisions take effect with respect to any land) provide the Grantor, its servants, workmen, agents, licensees and invitees with a license to use such roads (at no cost) both for itself and for any party operating a forestry business on the Tarawera estate. In this case such parties shall be responsible for a reasonable proportion of maintenance and other costs necessary to keep the roads and bridges in a good state of repair and to comply with any reasonable requirements of the Grantee in respect of such usage.
	4.	The Grantee shall be entitled, with the consent of the Grantor (such consent not to be unreasonably withheld) to construct such other improvements on the Land during the term of this Forestry Right as are ancillary to its forestry operations within the Tarawera Forest in relation to the forest (other than a processing or manufacturing mill and/or plant) and, at the end of the term, shall be entitled to remove any such improvements that are movable, provided that the Grantor may veto the construction of any improvement that cannot be removed/rehabilitated.
Management	1.	The Grantee shall generally manage the land that is subject to this forestry right in accordance with the Grantee's covenants.
	2.	The Grantee will be obliged, in undertaking its management and other obligations under this forestry right, to: (a) protect Wahi Tapu (historic and sacred places) of which the Grantee has notice; (b) immediately notify the Grantor of the discovery of any burial sites or remains (which shall belong to the Grantor); (c) comply with the Grantor's reasonable directions in respect of Nga Taonga-o-nga Tipuna (artefacts) (which shall belong to the Grantor); (d) prior to undertaking any forestry operations at or near any such sites consult with the Grantor and comply with its wishes and direction relating to the same; (e) to immediately notify the Grantor of any such sites it discovers and thereafter identify the same in the Five Year Plan.
	3.	The Grantor shall, in good faith give the Grantor an opportunity to participate in any process to select a manager to manage the forest on commercial terms.
Supply Obligations		The Grantee shall be required to enter into a Supply Agreement for a term equal to the term of the forestry right, to back to back the Tarawera Wood Supply Agreement with Norske Skog.
Land Required by Local Authority or Crown		If the land (including the forest produce) is taken by a local authority or the Crown pursuant to a statutory power such that compensation is paid in respect of the growing trees, the compensation must be paid to the Grantee. Any compensation paid for the Grantee's buildings or improvements belongs to the Grantee except to the extent that such improvements were to be returned at not cost to the Grantor on termination, in which case the compensation must be paid to the Grantor. Any compensation for any minerals or for the land, or any other compensation, belongs to the Grantor. Annuity will be reduced if part of the forest is acquired in these circumstances.
Default		If the Grantee defaults in the performance of its obligations, the Grantor may enter the land and carry out that obligation, and recover the costs of carrying out such obligation. The Grantor shall be entitled to cancel the forestry right if the Grantee has (a) not taken reasonable steps to remedy any material default (other than a default as to a payment obligation) by the Grantee under the terms of the forestry right within 6 months of notice from the Grantor

	requiring such default to be remedied or at the earlier date when the Grantee first became aware of the breach or default; or (b) not made payments due and payable under the Forestry Right within thirty (30) days of due date.
Interest	Interest on late payments by the Grantor or the Grantee (as the case may be) will be payable at the rate of 90 day bank bill rate plus 4% per annum.
Force Majeure	If a party is materially prevented from performing its obligations by a force majeure event (which includes, war, flood, storm, earthquake, volcanic activity, fire, the taking of the whole land by any local authority or department of state, disease, epidemic, wind or similar causes), then the party's obligations will be suspended for the duration of the event, and the parties will consult in good faith as to whether this forestry right may be terminated (by agreement between the parties) if it appears that event will subsist to frustrate the forestry right. For the purposes of the force majeure provisions, the solvency of a party shall be deemed to be within that party's reasonable control and is not a force majeure event. Force majeure shall not excuse the non- payment of any money due or which becomes due under the agreement where the obligation to pay arose before the occurrence of the event of force majeure.
Dispute Resolution	A party claiming that a dispute has arisen concerning the agreement must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation in good faith. If the dispute cannot be resolved within twenty (20) business days after the date of the notice referred to above, the dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) business days of written notice, or failing agreement, will be nominated by the President of the New Zealand Law Society (Arbitrator may appoint a forestry adviser to assist the arbitrator). For any urgent matters related to the operation of the forest, such matters may be referred to an expert appointed by agreement between the parties or failing agreement appointed by the Consultants Committee of the NZ Institute of Forestry. Nothing in this clause will prevent any party commencing any legal proceedings for urgent or injunctive relief.
Confidentiality	The parties each acknowledge that they will obtain access to confidential information of the other ("Confidential Information") and shall at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any oral or written Confidential Information relating to the other party, the other party's operations or subject matter of the agreement except to the extent: (a) required by law and then only after advising the other party of that requirement; or (b) necessary to obtain the benefit of, or to carry out obligations under, the forestry right; or (c) that the information is or becomes available in the public domain without breach by the other party of its confidentiality obligations under this clause or at law; or (d) that the information was already known to the third party on a non-confidential basis prior to disclosure to it; or (e) that the other party otherwise agrees in writing.
Governing Law	The law applicable to the agreement, including all submissions to arbitration, shall be the law of New Zealand. The parties irrevocably and unconditionally agree to submit to be and be bound by the non-exclusive jurisdiction of the courts and tribunals of New Zealand.

TARAWERA FOREST – ROAD ACCESS RIGHT TERM SHEET

17 December 2003

Forest Name	Tarawera
Parties	The new company owning the land underlying the Tarawera Forest (the "Grantor") Kiwi Forests Group Ltd (the "Grantee")
Term	Maximum of 60 years or earlier expiry of Tarawera Forestry Right granted to Kiwi and or its successors
Purpose	a) Cartage of wood from forests in the Fletcher Challenge estate other than Tarawera Forest (including their successors in title) ***(FCF)*** b) Cartage by other parties wishing to use Tarawera Forest roads ***(Others)***
Tarawera Forestry Right	The Grantee of the Tarawera Forestry Right has the right to use the roads within the Land for the purpose of managing and harvesting the forest for the duration of the forestry right as part of the terms of that forestry right
Payment to MIL	a) For cartage by ***FCF,*** $75,000 per annum indexed by CPI/PPI (Amount part of the Annuity in Tarawera Forestry Right) b) For cartage by ***Others*** (1) in respect of "CNI Forests" this is charged by the Grantee at a rate that provides the Grantee with an offset for any costs for reciprocal access provided to "CNI Forests"; (2) in respect of Others (other than CNI Forests), $0.035 /tonne-km or otherwise at the best commercial rate that MIL can achieve provided that MIL shall pay a proportion of that receipt to Kiwi based on proportionate usage on account of maintenance.
Roads Covered	McKee road and Tarawera road, and other roads within Tarawera forest that may be used from time to time other than roads on Mt Putauaki.
Maintenance	Kiwi responsible for maintenance of these roads and will be entitled to charge both ***FCF*** and ***Others*** for the cost of maintenance.

Interdependence	The road access rights are interdependent with the holder of the Forestry Rights and not severable.